Form 10KSB40, Exhibit 13
period 1997-06-30
ADVANCE FINANCIAL BANCORP
filed 1997-09-23
CIK 1023398

EXHIBIT 13

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General

      The Company was recently formed, therefore its results from operations consist primarily of interest income from the investing of funds from the proceeds generated by the sale of common stock and expense incurred in the maintaining of the investment portfolio. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Asset/Liability Management

      The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

      To mitigate the impact of changing interest rates on net interest income, the Bank manages interest rate sensitivity and asset/liability products through an asset/liability management committee. The asset/liability management committee meets as necessary to determine the rates of interest for loans and deposits. Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market areas as well as the Bank's cost of funds.

      In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Bank has instituted certain asset and liability management measures, including underwriting long-term fixed rate loans that are saleable in the secondary market, offering longer term deposit products and diversifying the loan portfolio into shorter term consumer and commercial business loans. In addition, since the mid-1980s, the Bank has primarily originated one year, three year and five year adjustable-rate mortgage loans.

      The Committee manages the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth, and capital adequacy. The Bank's principal strategy is to reduce the interest rate sensitivity of interest earning assets and attempt to match the maturities of interest earning assets with interest bearing liabilities, while allowing for a mismatch in an attempt to increase net interest income.

Net Portfolio Value

      The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at June 30, 1997.


           Changes in Rates    NPV Ratio(1)       Change(2)
           ----------------    ------------       ---------

                 +400 bp            10.63%         (357)bp

                 +300 bp            11.72          (249)bp

                 +200 bp            12.72          (148)bp

                 +100 bp            13.59           (62)bp

                    0 bp            14.20             -

                 -100 bp            14.55            35 bp

                 -200 bp            14.78            58 bp

                 -300 bp            15.30           109 bp

                 -400 bp            15.92           172 bp


---------------
(1)   Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

      These calculations indicate that the Bank's net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. In addition, the Bank would be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

      Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balance Sheet

      The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                             Year Ended June 30,                                      At June 30,
                            ------------------------------------------------------------------------------------- ------------------
                                       1997                         1996                        1995                      1997
                            ---------------------------  --------------------------  ---------------------------- ------------------
                            Average            Average   Average           Average    Average           Average             Average
                            Balance  Interest Yield/Cost Balance  Interest Yield/Cost Balance Interest Yield/Cost Balance Yield/Cost
                            -------  -------- ---------- -------  -------- ---------- ------- -------- ---------- ------- ----------
                                                                       (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)........$83,694   $6,769      8.09%  $76,096   $6,153     8.09%   $69,378   $5,449     7.85%   $ 86,436    8.34%
 Investment securities(2)... 11,040      702      6.36%    6,826      388     5.68%     7,257      388     5.35%     14,364    6.50%
 Mortgage-backed securities.    426       39      9.15%      770       69     8.96%       971       90     9.27%        368    8.93%
                            -------   ------    ------   -------   ------   ------    -------   ------   ------    --------  ------
  Total interest-earning
    assets.................. 95,160    7,510      7.89%   83,692    6,610     7.90%    77,606    5,927     7.64%    101,168    8.08%
                             ------    -----    ------    ------    -----   ------     ------    -----   ------     -------  ------

Non-interest-earning assets.  3,545                        3,042                        2,456                         3,395
                            -------                      -------                      -------                       -------
  Total assets..............$98,705                      $86,734                      $80,062                      $104,563
                             ======                       ======                       ======                       =======

Interest-bearing
 liabilities:
  Interest-bearing demand
    deposits................$12,303      390      3.17%  $ 9,975      298     2.99%   $ 9,204      279     3.03%   $ 13,749    3.14%
  Certificates of Deposit... 49,101    2,704      5.51%   50,093    2,787     5.56%    44,695    2,142     4.79%     48,560    5.58%
  Savings deposits.......... 16,308      506      3.10%   16,572      543     3.28%    16,933      558     3.30%     15,944    2.86%
  Short-term borrowings.....  7,329      398      5.43%    3,105      173     5.57%     3,012      165     5.48%      7,747    5.73%
                             ------   ------    ------    ------   ------   ------     ------   ------   ------      ------  ------
  Total interest-bearing
    liabilities............. 85,041    3,998      4.70%   79,745    3,801     4.77%    73,844    3,144     4.26%     86,000    4.70%
                                       -----    ------              -----   ------               -----   ------              ------

 Noninterest-bearings
    liabilities.............  1,786                          833                          648                         2,438
                             ------                       ------                       ------                       -------
 Total liabilities.......... 86,827                       80,578                       74,492                        88,438
Retained earnings........... 11,878                        6,156                        5,570                        16,125
                             ------                       ------                       ------                       -------
 Total liabilities and
   retained earnings........$98,705                      $86,734                      $80,062                      $104,563
                             ======                       ======                       ======                       =======
Net interest income.........          $3,512                       $2,809                       $2,783
                                       =====                        =====                        =====
Interest rate spread(3).....                      3.19%                       3.13%                        3.38%               3.38%
                                                ======                      ======                       ======              ======
Net yield on interest
  earning assets(4).........                      3.69%                       3.36%                        3.59%               3.13%
                                                ======                      ======                       ======              ======
Ratio of average interest-
  earning assets to average
  interest-bearing
  liabilities...............                    111.90%                     104.95%                      105.09%             117.64%
                                                ======                      ======                       ======              ======

-----------------
(1) Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest- earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

      The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                    Year Ended June 30,
                                 ---------------------------------------------------------
                                    1997     vs.     1996         1996     vs.     1995
                                 -----------------------------  --------------------------
                                       Increase (Decrease)           Increase (Decrease)
                                             Due to                        Due to
                                 -----------------------------  --------------------------

                                   Volume     Rate       Net     Volume     Rate       Net
                                   ------     ----       ---     ------     ----       ---
                                                  (Dollars in Thousands)
Interest income:
 Loans receivable..............     $614      $  2      $616      $528     $ 176      $704
 Mortgage-backed securities....      (31)        1       (30)      (19)       (2)      (21)
 Investment securities.........      240        74       314       (23)       23         -
                                     ---       ---       ---       ---      ----      ----
  Total interest-earning
   assets......................      823        77       900       486       197       683
                                     ---       ---       ---       ---      ----       ---

Interest expense:
 Interest-bearing demand
   deposits....................       70        22        92        23        (4)       19
 Certificates of Deposit.......      (55)      (28)      (83)      259       386       645
 Savings deposits..............       (9)      (28)      (37)      (12)       (3)      (15)
 Short-term borrowings.........      235       (10)      225         5         3         8
                                     ---       ---       ---       ---      ----      ----
  Total interest-bearing
    liabilities................      241       (44)      197       275       382       657
                                     ---       ---       ---       ---      ----       ---

Net change in interest income..     $582      $121      $703      $211     $(185)     $(26)
                                     ===       ===       ===       ===      ====       ===

Comparison of Financial Condition

      On September 3, 1996, the Board of Directors of the Bank approved a plan of conversion to convert from a federally chartered mutual bank to a federally chartered stock savings bank and simultaneously reorganized into a holding company form of organization (collectively, the "Conversion"). After approval by the regulatory authorities and the Bank's members, the Conversion was completed on December 31, 1996 and as a result, the holding company was formed (the "Company") and the Bank became a wholly-owned subsidiary of the Company. In connection with the Conversion on December 31, 1996, the Company completed the sale of 1,084,450 shares (the "Offering") at $10 per share and receive net proceeds of approximately $9,449,000. The Company transferred approximately $4,724,000 of the net proceeds to the Bank for the purchase of all of the capital stock of the Bank. In addition, $868,000 was loaned to the ESOP for the purchase of shares in the Offering.

      The Company's total assets was $104,563,000 at June 30, 1997, an increase of $12,711,000 or 13.8% from $91,852,000 at June 30, 1996. The increase in assets was primarily attributable to the Offering. Total cash and cash equivalents increased by $2,776,000 to $6,792,000 at June 30, 1997 from $4,016,000 at June 30, 1996. This increase includes a portion of the inflow of cash associated with the subscription of orders received for the purchase of Common Stock in the Offering. Management maintains a level of cash equivalents which is desirable for meeting normal cash flow requirements of its customers for the funding of loans and repayment of deposits. Investment securities increased $3,031,000, from $4,868,000 at June 30, 1996 to $7,899,000 at June 30,
1997. This increase consists predominately of U.S. Government and Agency securities classified as held to maturity, as all investment purchases made during this period were classified as held to maturity. These securities have staggering maturities which range from one to five years. Net loans receivable increased 9.0% or $7,127,000, from $78,941,000 at June 30, 1996 to $86,068,000 at June 30, 1997. The net increase was primarily attributable to increases in non-residential mortgages of $3,155,000, 1-4 family mortgages of $3,146,000 and $1,595,000 in consumer loans and consumer lines of credit, and offset somewhat by the net sales proceeds of one- to four family mortgages of $1,375,000. Such increases primarily reflected the economic health of the Bank's market area and the competitive pricing of the Bank's loan product. The funding of the loan growth was mainly provided by increases in FHLB borrowings of $3,371,000 and the net sales proceeds of loans of $1,375,000.

      Deposits decreased by $702,000 to $80,069,000 at June 30, 1997 from $80,771,000 at June 30, 1996. This decrease primarily represents funds withdrawn by depositors which were used to purchase stock in the Offering and was partially offset by the Bank offering a new money market product which generated $4,600,000 in deposits. To support business development, the Company obtained additional funding through advances from the FHLB of $3,371,000 which increased their aggregate borrowings to $7,747,000. FHLB borrowings have staggering maturities which range from one to six years.

      Stockholders' equity increased $9,925,000 to $16,125,000 at June 30, 1997 compared to $6,200,000 at June 30, 1996. As discussed previously, the increase was primarily attributed to the Offering and the result of net retained income of $548,000 and recognition of shares in the Employee Stock Ownership Plan amounting to $71,000. Through June 30, 1997, the Company initiated the payment of dividends of $.16 per share, while maintaining capital ratios well in excess of regulatory guidelines. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of the Company, including applicable governmental regulations and policies.

Comparison  of the Results of  Operations  for the Years Ended June 30, 1997 and
1996

      Net Income. As a result of the influx of funds related to the Offering and the corresponding surge in loan demand, net income for the year ended June 30, 1997 increased 31.3% to $548,000 from $417,000 for the same period ended 1996.

      Net Interest Income. The Company's net interest income increased $703,000 or 25.0% to $3,511,000 for the year ended June 30, 1997, due to an increase of $900,000 or 13.6% in interest income, which totaled $7,510,000 for 1997 as compared to $6,610,000 for 1996. The increase in interest income more than offset the $197,000 or 5.2% increase in interest expense.

      Interest Income. The increase in interest income resulted primarily from an increase in earnings on loans of $616,000 or 10.0%, interest-bearing deposits in other institutions of $177,000 or 128.8%, and investment securities of $134,000 or 61.9%. These increases, which were due to an increase in the average principal balances of $7,600,000, $1,586,000 and $2,600,000, respectively, were funded by proceeds from the Offering and advances from FHLB. In addition, the yield on all investments increased from 5.7% for the year ended June 30, 1996 to 6.4% for the same period ended June 30, 1997. This increase was the result of a combination of changing the mix of securities by increasing the investments in U.S. Government securities and a slight upturn in rates.

      Interest Expense. Total interest expense increased $197,000 or 5.2%, from $3,801,000 for the year ended June 30, 1996 to $3,998,000 for the same period ended June 30, 1997. The increase for fiscal year 1997 was primarily due to an increase in the average volume of interest-bearing liabilities of $5,296,000, from $79,745,000 as of June 30, 1996 to $85,041,000 as of June 30, 1997. Of this amount, average FHLB advances increased from $3,105,000 as of June 30, 1996 to $7,329,000 as of June 30,1997 to fund an increasing loan environment.

      Provision  for  loan  losses.  The  provision  for loan  losses  decreased
$212,000  or 80.6%,  from  $263,000  as of June 30,  1996 to  $51,000 as of June
30,1997. In 1996, management increased its provision for loan loss due to the Bank's significant increase in automobile loans, non-residential real estate loans, and commercial loans as well as incurring a $145,000 charge-off relating to one borrower. It was determined that the provision for loan loss for fiscal 1997 was adequate due to management's continual evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the loan portfolio, trends in the Bank's delinquent and nonperforming loans, and the impact of economic conditions on borrowers. While asset quality has slightly declined during this period, management believes that the underlying collateral supporting such loans provides adequate coverage. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

      Noninterest income. Noninterest income increased by $87,000 or 29.6%, from $294,000 for the year ended June 30, 1996 to $381,000 for the same period ended June 30, 1997. Service charges on deposit accounts increased $34,000 or 17.6%, due to the increase in the volume and number of deposit accounts. In addition, during the second half of 1996, the Bank began a new program to sell fixed rate mortgage loans which resulted in gains on the sale of loans of $25,000.

      Noninterest expense. Noninterest expense increased $825,000 or 38.5%, from $2,147,000 for the year ended June 30, 1996 to $2,972,000 for the same period ended June 30, 1997. This increase is largely attributed to a one time special assessment charge of $470,000 in federal insurance premiums. On September 30, 1996, the President signed into law legislation which included the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits.

      Pursuant to this legislation, the Bank will pay, in addition to the normal deposit insurance premium as a member of the SAIF, an annual amount equal to approximately 6.4 basis points of outstanding SAIF deposits toward the retirement of the Financing Corporation Bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

      Compensation and benefits increased $142,000 or 16.0%, due to the hiring of new employees to further diversify the Bank's operations to meet continually changing customer demands, as well as increase in employee stock ownership plan expenses from the distribution of additional shares. Occupancy and equipment expense increased $85,000 or 32.0% primarily due to increases in depreciation on furniture and equipment relating to the new branch which opened in December 1995. Other noninterest expense increased by $112,000 or 27.0% due to general overall increases in all expenses.

      A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies. All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank.

      Income Taxes. Income tax expense increased $45,000 or 16.1%, from $276,000 for the year ended June 30, 1996 to $321,000 for the year ended June 30, 1997, due to the 25.3% increase in income before income taxes. The effective rate on taxes as of the year ended June 30, 1997 was 36.9% compared to 39.8% from the same period ended June 30, 1996.

Liquidity and Capital Resources

      The primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank use its sources of funds to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

      Net cash provided by operating activities for the year ended June 30, 1997 totalled $2,109,000 as compared to net cash used for operating activities of $643,000 for the year ended June 30, 1996. The increase of $2,752,000 was primarily attributable to proceeds from the sale of loans of $4,211,000 offset by loans originated for sale of $2,806,000.

      Net cash used in investing activities for the year ended June 30, 1997 totalled $11,375,000 an increase of $5,274,000 from June 30, 1996. The increase was primarily attributable to net loan originations of $8,578,000 and purchases of investment securities held to maturity of $5,294,000 offset by proceeds from maturities and repayments of these securities of $2,250,000.

      Net cash provided by financing activities for 1997 totalled $12,042,000. This was the result of $9,449,000 million in net proceeds from the stock offering, a net increase of $3,405,000 in FHLB advances offset by a decrease in deposits of $702,000.

      Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Further, the disparity in insurance premiums as described herein could result in the Savings Bank losing deposits to the Bank Insurance Fund ("BIF") members who have lower costs of funds and therefore are able to pay higher rates of interest on deposits. Management monitors projected liquidity needs and determines the level desirable, based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

Impact of Inflation and Changing Prices

      The consolidated financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

      In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements is not expected to have a material impact on the Company's consolidated financial position or results of operations.

      In February, 1997, the FASB issued Statement No. 128, "Earnings Per Share," effective for financial statements issued for periods ending after December 15, 1997. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. The Company does not anticipate adoption to have a material impact on presentation and disclosure for earnings per share.

      In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Reclassification of financial statements for earlier periods provided for comprehensive purpose is required.

SNOGRASS
Certified Public Accountants




                         Report of Independent Auditors

[LOGO]

Board of Directors and Shareholders
Advance Financial Bancorp

We have audited the accompanying consolidated balance sheet of Advance Financial Bancorp and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Bancorp and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, effective July 1, 1995, the Company changed its method of accounting for the impairment of loans and the related allowance for loan losses.



/s/ S.R. Snodgrass, A.C.
Steubenville, Ohio
July 18, 1997



S.R. Snodgrass,  A.C.

626  North  Fourth  Street   Steubenville, OH  43952-1982    Phone  614-282-2771  Facsimile: 614-282-1606

                            ADVANCE FINANCIAL BANCORP
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET


                                                                    June 30,
                                                              1997           1996
                                                         -------------   -----------
ASSETS

Cash and Cash Equivalents:
  Cash and amounts due from banks                        $     903,981   $   948,671
  Interest-bearing deposits with other institutions          5,888,439     3,067,912
                                                         -------------   -----------
       Total cash and cash equivalents                       6,792,420     4,016,583

Investment Securities:
  Securities held to maturity (market value of $7,831,187
   and $4,761,709)                                           7,844,305     4,799,596
  Securities available for sale                                 55,051        68,549
                                                          ------------   -----------
       Total investment securities                           7,899,356     4,868,145

Mortgage-backed securities held to maturity (market value
 of $394,743 and $561,203)                                     367,553       536,808
Loans held for sale                                                  -     1,375,143
Loans receivable (net of allowance for loan losses
 of $367,779 and $324,983)                                  86,067,848    77,565,831
Premises and equipment, net                                  2,055,651     2,099,470
Federal Home Loan Bank stock, at cost                          576,700       559,500
Accrued interest receivable                                    655,667       521,187
Other assets                                                   148,184       309,726
                                                          ------------   -----------

       TOTAL ASSETS                                       $104,563,379   $91,852,393
                                                          ============   ===========

LIABILITIES
Deposit accounts                                          $ 80,069,078   $80,770,646
Advances from Federal Home Loan Bank                         7,747,449     4,376,452
Advance payments by borrowers for taxes and insurance          186,738       182,977
Accrued interest payable and other liabilities                 435,069       322,439
                                                          ------------   -----------
       TOTAL LIABILITIES                                    88,438,334    85,652,514
                                                          ------------   -----------

SHAREHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 500,000
 shares; none issued                                                 -             -
Common stock, $.10 par value, 2,000,000 shares
 authorized; 1,084,450 shares issued and outstanding
 at June 30, 1997                                              108,445             -
Additional paid in capital                                  10,221,528             -
Retained earnings - substantially restricted                 6,597,836     6,209,329
Net unrealized loss on securities                               (6,569)       (9,450)
Unallocated shares - employee stock ownership plan            (796,195)            -
                                                          ------------   -----------
       TOTAL SHAREHOLDERS' EQUITY                           16,125,045     6,199,879
                                                          ------------   -----------

       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $104,563,379   $91,852,393
                                                          ============   ===========


The accompanying notes are an integral part of the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                                 AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

                                                          Year Ended June 30,
                                                            1997        1996
                                                        ----------    ----------
INTEREST AND DIVIDEND INCOME
  Loans                                                 $6,769,293    $6,152,898
  Investment securities                                    350,885       216,783
  Interest-bearing deposits with other
   institutions                                            315,346       137,850
  Mortgage-backed securities                                38,611        68,875
  Federal Home Loan Bank stock                              35,732        33,883
                                                        ----------    ----------
       Total interest and dividend income                7,509,867     6,610,289
                                                        ----------    ----------

INTEREST EXPENSE
  Deposits                                               3,600,068     3,627,782
  Advances from Federal Home Loan Bank                     398,368       173,624
                                                        ----------    ----------
       Total interest expense                            3,998,436     3,801,406
                                                        ----------    ----------

NET INTEREST INCOME                                      3,511,431     2,808,883

Provision for loan losses                                   51,414       262,942
                                                        ----------    ----------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                         3,460,017     2,545,941
                                                        ----------    ----------

NONINTEREST INCOME
  Service charges on deposit accounts                      228,239       194,080
  Gain on sale of loans                                     30,420        20,364
  Gain on sale of real estate                               25,363             -
  Other income                                              96,849        79,490
                                                        ----------    ----------
       Total noninterest income                            380,871       293,934
                                                        ----------    ----------

NONINTEREST EXPENSE
  Compensation and employee benefits                     1,027,355       885,522
  Occupancy and equipment                                  348,597       263,986
  Deposit insurance premiums                               577,226       170,525
  Professional fees                                        126,603        95,177
  Advertising                                               99,404        74,812
  Data processing                                          264,432       240,385
  Other operating expenses                                 528,623       416,126
                                                        ----------    ----------
       Total noninterest expense                         2,972,240     2,146,533
                                                        ----------    ----------

Income before income taxes                                 868,648       693,342
Income taxes                                               320,510       275,976
                                                        ----------    ----------

NET INCOME                                              $  548,138    $  417,366
                                                        ==========    ==========

Per Share Data: (from December 31, 1996, conversion date)

  Net earnings per share                               $      .49              -
                                                       ==========     ==========

  Average shares outstanding                              998,392              -
                                                       ==========     ==========


The accompanying notes are an integral part of the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                                 AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



                                                            Retained         Net
                                              Additional    Earnings      Unrealized     Unallocated       Total
                                    Common     Paid In    Substantially    Loss on        Shares in    Shareholders'
                                     Stock     Capital     Restricted     Securities         ESOP         Equity
                                    -------  -----------  -------------   ----------     -----------   -------------

Balance, June 30, 1995             $      -  $         -   $5,791,963      $ (9,454)      $        -     5,782,509

  Net income                                                  417,366                                       417,366
  Net unrealized gain on
   securities                                                                     4                               4
                                   --------  -----------   ----------      --------       ---------      ----------

Balance, June 30, 1996                    -            -    6,209,329        (9,450)              -       6,199,879

  Net income                                                  548,138                                       548,138
  Sale of common stock              108,445   10,207,689                                   (867,560)      9,448,574
  Accrued compensation expense -
   ESOP                                           13,839                                     71,365          85,204
  Net unrealized gain on
   securities                                                                 2,881                           2,881
  Cash dividends declared
   ($.16 per share)                                          (159,631)                                     (159,631)
                                   --------  -----------   ----------      --------       ---------     -----------

Balance, June 30, 1997             $108,445  $10,221,528   $6,597,836      $ (6,569)      $(796,195)    $16,125,045
                                   ========  ===========   ==========      ========       =========     ===========



The accompanying notes are an integral part of the consolidated financial statements.

                            Advance Financial Bancorp
                                 and Subsidiary
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                          Year Ended June 30,
                                                           1997         1996
                                                       -----------   -----------
OPERATING ACTIVITIES
  Net income                                           $   548,138   $   417,366
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation, amortization and accretion,
     net                                                   151,942       127,177
    Provision for loan losses                               51,414       262,942
    Gain on sale of real estate                            (25,363)            -
    Gain on sale of loans                                  (30,420)      (20,364)
    Amortization of ESOP unearned compensation              85,204             -
    Origination of loans held for sale                  (2,805,769)   (1,485,034)
    Proceeds from the sale of loans                      4,211,323       110,088
    Increase in accrued interest receivable
     and other assets                                     (101,701)     (118,905)
    Increase in accrued interest
     payable and other liabilities                          38,360        65,826
    Decrease in federal income tax payable                 (12,193)       (3,836)
    Increase (decrease) in deferred federal
     income taxes                                           (2,162)        2,183
                                                       -----------   -----------

       Net cash provided by (used for)
        operating activities                             2,108,773      (642,557)
                                                       -----------   -----------

INVESTING ACTIVITIES
  Investment securities held to maturity:
    Purchases                                           (5,294,498)   (3,050,000)
    Maturities and repayments                            2,250,000     1,987,130
  Investment securities available for sale:
    Maturities and repayments                               12,280        14,310
  Mortgage-backed securities held to maturity:
    Maturities and repayments                              169,191       369,643
  Purchases of Federal Home Loan Bank Stock                (17,200)      (57,700)
  Proceeds from the sale of student loans                        -     1,378,046
  Net increase in loans                                 (8,578,129)   (6,259,933)
  Purchases of premises and equipment                     (150,747)     (786,000)
  Proceeds from sale of premises and equipment              72,863             -
  Proceeds from sale of other real estate                  161,355       303,446
                                                       -----------   -----------

       Net cash used for investing
        activities                                     (11,374,885)   (6,101,058)
                                                       -----------   -----------

The accompanying notes are an integral part of the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                                 AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)


                                                           Year Ended June 30,
                                                           1997          1996
                                                       ------------  -----------
FINANCING ACTIVITIES
  Net increase (decrease) in deposits                  $  (701,568)  $ 6,072,502
  Net increase in short term
   advances from Federal Home Loan Bank                    404,813       752,300
  Proceeds from advances from Federal Home
   Loan Bank                                             3,000,000       800,000
  Repayment of advances from Federal Home
   Loan Bank                                               (33,816)      (18,735)
  Net change in advances for taxes and
   insurance                                                 3,761        14,748
  Proceeds from sale of common stock                     9,448,574             -
  Dividends paid                                           (79,815)            -
                                                       -----------   -----------

       Net cash provided by financing
        activities                                      12,041,949     7,620,815
                                                       -----------   -----------

       Increase in cash and cash
        equivalents                                      2,775,837       877,200

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                                    4,016,583     3,139,383
                                                       -----------   -----------

CASH AND CASH EQUIVALENTS
 AT END OF YEAR                                        $ 6,792,420   $ 4,016,583
                                                       ===========   ===========



The accompanying notes are an integral part of the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1997


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Advance Financial Bancorp (the "Company") was organized in September, 1996 as a State of Delaware chartered corporation. The Company acquired 100% of the common stock of Advance Financial Savings Bank, f.s.b. (the "Bank") upon the Bank's conversion from a federally-chartered mutual bank to a federally-chartered stock savings bank in December, 1996. The operating results of the Company depend primarily upon the operating results of the Bank.

    The  Bank  and its  wholly-owned  service  corporation  subsidiary,  Advance
    Financial Service Corporation of West Virginia, are located in Wellsburg, West Virginia, with branch facilities in Follansbee, West Virginia and future expansion into Wintersville, Ohio. The Company's principal sources of revenue emanate from its portfolio of residential real estate, commercial and consumer loans, as well as, interest earnings on investment securities, interest-bearing deposits with other financial institutions, and a variety of deposit services provided to its customers through two locations. The Bank is subject to regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Advance Financial Savings Bank, and its wholly-owned subsidiary, Advance Financial Service Corporation of West Virginia. All material intercompany balances and transactions have been eliminated in consolidation. The Company's fiscal year end for financial reporting is June 30. For regulatory and income tax reporting purposes, the Company reports on a December 31 calendar year basis.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. The major accounting policies and practices are summarized below.

    Investment Securities Including Mortgage-Backed Securities
    ----------------------------------------------------------

    Debt securities, including mortgage-backed securities acquired with the intent and ability to hold to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Certain other equity securities have been classified as available for sale. Unrealized holding gains and losses on available for sale securities are reported as a separate component of retained earnings, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

    Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying balance sheet.

    Loans Held for Sale
    -------------------

    Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At June 30, 1997, there were no loans held for sale. At June 30, 1996, the cost of loans held for sale was equal to market value.

    Loans
    -----

    Loans are stated at unpaid principal balances, less loans in process, net deferred loan fees, and the allowance for loan losses.

    Loan origination and commitment fees, as well as, certain direct origination costs are deferred and amortized as a yield adjustment over the contractual life of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

    Loans are generally placed on nonaccrual status when principal or interest is delinquent for 90 days or more except for those loans which, in management's judgment, are adequately secured and for which collection is probable. Any unpaid interest previously accrued on those loans is reversed from income, and thereafter, interest is recognized only to the extent of payments received.

    Allowance for Loan Losses
    -------------------------

    Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Company estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Company's financial position or results of operations.

    Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

    -------------------------------------

    Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

    The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credit to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to change in the near term.

    Real Estate Acquired in Settlement of Loans
    -------------------------------------------

    Real estate acquired in settlement of loans is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition are included in other expenses.

    Premises and Equipment
    ----------------------

    Land is carried at cost; buildings and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed primarily by the straight-line method based upon the estimated useful lives of the assets which range from five to forty years. Expenditures for maintenance and repairs are charged against income as incurred.
    Costs of major additions and improvements are capitalized.

    Income Taxes
    ------------

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

    Earnings Per Share
    ------------------

    On December 31, 1996, the Company issued 1,084,450 shares of common stock. Earnings per share data has been determined by dividing net income since
    December 31, 1996 of $492,662 by the weighted average number of shares issued and outstanding since the original issue date. As discussed in Note 14, the Company accounts for the 86,756 shares acquired by the ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to employee accounts. The proforma net income per share for 1997 is $.55, assuming the shares had been outstanding for the entire year.

    Reclassification
    ----------------

    Certain amounts in prior years' consolidated  financial statements have been
    reclassified   to  conform  to  the   current   year   presentation.   These
    reclassification had no effect on net income.

    Cash Flow Information
    ---------------------

    The Company has defined cash and cash equivalents as cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank.

    Cash payments for interest for the fiscal years ended June 30, 1997 and 1996 were $3,987,639 and $3,801,247, respectively. Cash payments for income taxes for the fiscal years ended June 30, 1997 and 1996 were $316,279 and $241,884, respectively.

    Non cash investing activity included mortgages originated and office properties created from sales and transfers of real estate owned totaling $172,110 and real estate acquired in settlement of loans of $130,543 for the fiscal year ended June 30, 1996. There were no non cash activities for the fiscal year ended June 30, 1997.

    Pending Accounting Pronouncement
    --------------------------------

    In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements is not expected to have a material impact on the Company's consolidated financial position or results of operations.

    In February, 1997, the FASB issued Statement No. 128, "Earnings Per Share," effective for financial statements issued for periods ending after December 15, 1997. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. The Company does not anticipate adoption to have a material impact on presentation and disclosure for earnings per share.

    In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Reclassification of financial statements for earlier periods provided for comprehensive purpose is required.

2.  INVESTMENT SECURITIES

    The amortized cost and estimated market value of investments are as follows:

    Held-to-maturity

                                                                1997
                                             ---------------------------------------------
                                                           Gross      Gross      Estimated
                                             Amortized  Unrealized  Unrealized    Market
                                               Cost        Gains      Losses      Value
                                               ----        -----      ------      -----
       U.S. Government and Agency
        Obligations                         $7,844,305  $    7,058  $  (20,176) $7,831,187
                                            ==========  ==========  ==========  ==========

                                                                1996
                                             ---------------------------------------------
                                                           Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized    Market
                                               Cost        Gains      Losses      Value
                                               ----        -----      ------      -----
       U.S. Government and Agency
        Obligations                         $4,799,596  $    6,020  $  (43,907) $4,761,709
                                            ==========  ==========  ==========  ==========

    Available-for-sale
                                                                1997
                                             ---------------------------------------------
                                                           Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized    Market
                                               Cost        Gains      Losses      Value

        Money Fund Securities               $   65,004  $        -  $   (9,953) $   55,051
                                            ==========  ==========  ==========  ==========

                                                                1996
                                             ---------------------------------------------
                                                           Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized    Market
                                               Cost        Gains      Losses      Value

        Money Fund Securities               $   77,999  $        -  $   (9,450) $   68,549
                                            ==========  ==========  ==========  ==========

    The amortized cost and estimated market value of investment securities at June 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                  Held-to-Maturity     Available-for-Sale
                                                ---------------------  -------------------
                                                            Estimated            Estimated
                                                Amortized    Market    Amortized  Market
                                                  Cost       Value       Cost     Value
                                                  ----       -----       ----     -----

       One year or less                        $1,750,285  $1,749,187   $ 43,643  $ 36,619
       After one through five years             5,594,020   5,592,688          -         -
       After five through ten years                     -           -     21,361    18,432
       After ten years                            500,000     489,312          -         -
                                               ----------  ----------   --------  --------
            Total                              $7,844,305  $7,831,187   $ 65,004  $ 55,051
                                               ==========  ==========   ========  ========

   There were no securities sold during the two year period ended June 30, 1997.

3.  MORTGAGE-BACKED SECURITIES

    The amortized cost and estimated market value of mortgage-backed and related securities are as follows:

    Held to Maturity

                                                                1997
                                             ---------------------------------------------
                                                           Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized    Market
                                               Cost        Gains      Losses      Value

       GNMA certificates                    $  200,028  $   11,642  $        -  $  211,670
       Federal Home Loan Mortgage
        Corporation certificates               167,525      15,548           -     183,073
                                            ----------  ----------  ----------  ----------
            Total                           $  367,553  $   27,190  $        -  $  394,743
                                            ==========  ==========  ==========  ==========



                                                                1996
                                             ---------------------------------------------
                                                           Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized    Market
                                               Cost        Gains      Losses      Value
                                               ----        -----      ------      -----
       GNMA certificates                    $  258,991  $   11,347  $        -  $  270,338
       Federal Home Loan Mortgage
        Corporation certificates               277,817      13,048           -     290,865
                                            ----------  ----------  ----------  ----------
            Total                           $  536,808  $   24,395  $        -  $  561,203
                                            ==========  ==========  ==========  ==========



    Mortgage-backed securities provide for periodic, generally monthly payments of principal and interest and have contractual maturities ranging from one to twenty-five years. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

    There were no mortgage backed securities sold during the two year period ended June 30, 1997.

4.  LOANS RECEIVABLE

    Loans receivable are comprised of the following:

                                                                      1997         1996
                                                                  -----------  -----------
       Mortgage loans:
          1 - 4 family                                            $57,746,390  $54,599,854
          Multi-family                                              1,594,720    1,697,235
          Non-residential                                          11,482,213    8,327,445
          Construction                                              2,454,581    1,900,718
                                                                  ------------------------
                                                                   73,277,904   66,525,252
                                                                  ------------------------
       Consumer loans:
          Home improvement                                            905,589    1,118,956
          Automobile                                                7,419,412    6,178,615
          Share loans                                               1,269,491    1,124,674
          Education                                                    89,177      128,045
          Other                                                     1,973,221    1,511,864
                                                                  -----------  -----------
                                                                   11,656,890   10,062,154
                                                                  -----------  -----------
       Commercial loans                                             3,478,025    3,099,876
                                                                  -----------  -----------

       Less:
          Loans in process                                          1,760,797    1,548,953
          Net deferred loan fees                                      216,395      247,515
          Allowance for loan losses                                   367,779      324,983
                                                                  -----------  -----------
                                                                    2,344,971    2,121,451
                                                                  -----------  -----------
               Total                                              $86,067,848  $77,565,831
                                                                  ===========  ===========

    In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 1997 is as follows:

                      Balance                   Amount        Balance
                       1996       Addition     Collected       1997
                       ----       --------     ---------       ----

                     $613,545     $484,100      $316,760     $780,885

    The Company's loan portfolio is predominantly made up of one to four family unit first mortgage loans in the Brooke and Hancock counties of West Virginia and Jefferson County, Ohio. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Company's loan underwriting policies. In general, the Company's loan portfolio performance is dependent upon the local economic conditions.

5.  ALLOWANCE FOR LOAN LOSSES

    Activity in the allowance for loan losses for the years ended June 30, 1997 and 1996 is summarized as follows:

                                                                          1997      1996
                                                                          ----      ----

    Balance, beginning of period                                        $324,983  $197,833
    Add:
       Provisions charged to operations                                   51,414   262,942
       Loan recoveries                                                    11,738     8,896
                                                                        --------  --------
          Total                                                          388,135   469,671
    Less loans charged off                                                20,356   144,688
                                                                        --------  --------

    Balance, end of period                                              $367,779  $324,983
                                                                        ========  ========


6.  PREMISES AND EQUIPMENT, NET

    Premises and equipment are summarized by major classification as follows:

                                                                       1997        1996
                                                                       ----        ----

       Land                                                         $  303,857  $  311,877
       Office buildings and improvements                             1,718,664   1,749,040
       Furniture, fixtures, and equipment                            1,134,132   1,117,455
                                                                    ----------  ----------
          Total                                                      3,156,653   3,178,372
       Less: accumulated depreciation                                1,101,002   1,078,902
                                                                    ----------  ----------

          Premises and equipment, net                               $2,055,651  $2,099,470
                                                                    ==========  ==========

    Depreciation charged to operations amounted to $151,365 and $124,805 for the years ended June 30, 1997 and 1996, respectively.

7.  FEDERAL HOME LOAN BANK STOCK

    The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than the greater of 1% of its outstanding home loans or 5% of its outstanding borrowings to the Federal Home Loan Bank of Pittsburgh as calculated at December 31 of each year.

8.  ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable consists of the following:

                                                                        1997        1996
                                                                        ----        ----

       Investment securities                                          $144,419    $ 65,540
       Mortgage-backed and related securities                            6,667       7,769
       Loans receivable                                                504,581     447,878
                                                                      --------    --------
               Total                                                  $655,667    $521,187
                                                                      ========    ========

                                      -26-

9.  DEPOSIT ACCOUNTS

    Deposit accounts are summarized as follows:

                                                   1997                     1996
                                          -----------------------  ------------------------
                                                       Percent of               Percent of
                                             Amount     Portfolio     Amount     Portfolio
                                             ------     ---------     ------     ---------

    Non-interest-bearing                  $ 1,816,038      2.3%    $ 1,607,362      2.0%

    Savings accounts                       15,943,723     19.9      17,378,294     21.4
    NOW accounts                            7,423,520      9.3       8,036,844     10.0
    Money market accounts                   6,325,727      7.9       2,893,026      3.6
                                          -----------    -----     -----------    -----
                                           31,509,008     39.4      29,915,526     37.0
                                          -----------    -----     -----------    -----

    Savings certificates:
       2.00 -  4.00%                        2,265,733      2.8       3,053,637      3.8
       4.01 -  6.00%                       35,780,250     44.7      37,258,267     46.1
       6.01 -  8.00%                       10,514,087     13.1      10,513,216     13.0
       8.01 - 10.00%                                -      -.           30,000       .1
                                          -----------    -----     -----------    -----
                                           48,560,070     60.6      50,855,120     63.0
                                          -----------    -----     -----------    -----

          Total                           $80,069,078    100.0%    $80,770,646    100.0%
                                          ===========    =====     ===========    =====

    The scheduled maturities of savings certificates at June 30, 1997 are as follows:

                                                                                  Amount
                                                                                  ------

    Within one year                                                            $35,011,274
    Beyond one year but within two years                                         7,050,728
    Beyond two years but within three years                                      2,758,467
    Beyond three years                                                           3,739,601
                                                                               -----------

          Total                                                                $48,560,070
                                                                               ===========

    The Company had deposits with a minimum denomination of $100,000 in the amount of approximately $7,724,255 and $7,760,079 at June 30, 1997 and 1996 respectively. Deposits in excess of $100,000 are not Federally insured. The Company does not have any brokered deposits.

    Interest expense by deposit category is as follows:

                                                                     Year Ended June 30,
                                                                       1997        1996
                                                                       ----        ----

    Passbooks                                                       $  506,312  $  543,002
    NOW and Money Market Deposit accounts                              389,745     297,880
    Savings certificates                                             2,704,011   2,786,900
                                                                     ---------   ---------
                                                                    $3,600,068  $3,627,782
                                                                    ==========  ==========

                                      -27-

10. ADVANCES FROM FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank consists of the following:

                                      Principal Interest  Interest
                                         Due       Due      Rate       1997        1996
                                     ---------- --------  --------  ----------  -------

    Flexline Advance                     -       Monthly  Variable  $        -  $1,000,000
    Advance                          10-29-1996  Monthly   4.23%             -     595,187
    Advance                          11-29-1996  Monthly   5.67%             -   1,000,000
    Open-Repo Plus                   10-22-1997  Monthly  Variable   1,000,000           -
    Advance                          12-01-1997  Monthly   5.67%     2,000,000           -
    Advance                           5-21-1998  Monthly   5.43%     1,000,000   1,000,000
    Advance                           3-25-2002  Monthly   5.51%     3,000,000           -
    Advance                          11-13-2002  Monthly   6.51%       747,449     781,265
                                                                    ----------  ----------
                                                                    $7,747,449  $4,376,452
                                                                    ==========  ==========


    These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank.

    The variable interest rate on the Open Repo Plus at June 30, 1997 was 6.26%.

    The advance due November 13, 2002 has a monthly scheduled payment of principal and interest of $6,973 with a balloon payment due at maturity of $524,863 and is subject to prepayment penalties.

    As of June 30, 1997 the Bank had an Open Repo Plus line of credit and a Flexline Line of Credit with the Federal Home Loan Bank as follows:

                                                                Flexline    Open Repo Plus
                                                                --------    --------------

       Total line of credit                                    $4,757,000     $10,000,000
       Outstanding balance                                              -       1,000,000
                                                               ----------     -----------

          Available line of credit                             $4,757,000     $ 9,000,000
                                                               ==========     ===========


    Interest paid on borrowings for the year ending June 30, 1997 and 1996 amounted to $398,368 and $173,624.


11. INCOME TAXES

    The provision for income taxes consists of:

                                                                   1997             1996
                                                                 --------         ------
    Currently payable:
       Federal                                                   $286,711                $238,049
       State                                                       35,961                  35,744
                                                                 --------                --------
                                                                  322,672                273,793
       Deferred                                                    (2,162)                  2,183
                                                                 --------                --------

               Total                                             $320,510                $275,976
                                                                 ========                ========

    The following temporary differences gave rise to deferred tax asset and liabilities at June 30:

                                                                   1997            1996
                                                                 --------        ------
    Deferred tax assets
       Allowance for loan losses                                 $125,045        $110,494
       Loan origination fees, net                                  45,278          57,466
       Other, net                                                  21,409           8,050
                                                                 --------        --------
          Deferred tax assets                                     191,732         176,010
                                                                 --------        --------

    Deferred tax liabilities
       Premise and equipment depreciation                         199,522         181,629
       Tax reserve for loan losses                                110,162         117,879
                                                                 --------        --------
          Deferred tax liabilities                                309,684         299,508
                                                                 --------        --------

          Net deferred tax liabilities                           $117,952        $123,498
                                                                 ========        ========

    On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The recapture tax will be paid in six equal installments beginning with the 1998 tax year. At December 31, 1995, the Bank had $324,005 in bad debt reserves in excess of the base year. Subject to prevailing corporate tax rates, the Bank owes $110,162 in federal income taxes which is reflected as a deferred tax liability.

    The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30 is as follows:

                                                            1997               1996
                                                     -----------------  -----------
                                                      Amount   Percent   Amount   Percent
                                                      ------   -------   ------   -------

    Provision at statutory rate                       $295,340   34.0%   $235,736   34.0%
    State income tax expense, net
     of federal tax benefit                             23,734    2.7      23,591    3.4
    Tax exempt interest                                 (8,007)   (.9)     (9,349)  (1.3)
    Other, net                                           9,443    1.1      25,998    3.7
                                                      --------   ----    --------   ----

          Total                                       $320,510   36.9%   $275,976   39.8%
                                                      ========   ====    ========   ====

12. REGULATORY CAPITAL

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. The Office of Thrift Supervision sets forth the capital standards applicable to all thrifts. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Capital adequacy guidelines involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of tangible and core capital (as defined in the regulations) to adjusted assets (as defined). Management believes as of June 30,1997 that the Bank meets all capital adequacy requirement to which they are subject.

    The most recent notification from the Bank's primary regulator categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Bank's category.

    The following table reconciles capital under generally accepted accounting principles to regulatory capital:

                                                                            June 30,
                                                                      1997         1996
                                                                      ----         ----

       Total equity                                               $11,930,958   $6,199,879
       Unrealized loss on securities                                    9,953        9,450
                                                                  -----------   ----------

       Tier I, core, and tangible capital                          11,940,911    6,209,329

       Allowance for loan losses                                      367,779      324,983
                                                                  -----------   ----------

       Risk-based capital                                         $12,308,690   $6,534,312
                                                                  ===========   ==========


    At June 30, actual capital levels of the Bank and minimum required levels are as follows:

                                                                 June 30,
                                                                 --------
                                                         1997                   1996
                                                 ---------------------  ------------------
                                                   Amount      Ratio      Amount     Ratio
                                                   ------      -----      ------     -----
    Total Capital to Risk-Weighted Assets
    -------------------------------------
       Actual                                    $12,308,690    19.22%  $6,534,312  11.72%
       For Capital Adequacy Purposes               5,122,800     8.00    4,461,440   8.00
       To be "Well Capitalized"                    6,403,500    10.00    5,576,800  10.00

    Tier I Capital to Risk-Weighted Assets
    --------------------------------------

       Actual                                    $11,940,911    18.65%  $6,209,329  11.13%
       For Capital Adequacy Purposes               2,561,400     4.00    2,230,720   4.00
       To be "Well Capitalized"                    3,842,100     6.00    3,346,080   6.00


    Core Capital to Adjusted Assets
    -------------------------------

       Actual                                    $11,940,911    11.40%  $6,209,329   6.76%
       For Capital Adequacy Purposes               3,141,960     3.00    2,755,440   3.00
       To be "Well Capitalized"                    5,236,600     5.00    4,592,400   5.00

    Tangible Capital to Adjusted Assets
    -----------------------------------

       Actual                                    $11,940,911    11.40%  $6,209,329   6.76%
       For Capital Adequacy Purposes               1,570,980     1.50    1,377,720   1.50
       To be "Well Capitalized"                       N/A        N/A        N/A      N/A

    Prior to the enactment of The Small Business Job Protection Act discussed in
    Note 11, the Bank accumulated approximately $1,004,932 of retained earnings at December 31, 1996, which amount represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.


13. RETIREMENT PLAN

    The Bank has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 12% of their annual compensation. The Bank will match 50% of the employees voluntary contributions up to 3% of the employee's compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The
    Bank's contributions for the benefit of covered employees amounted to $20,111 and $56,190 for the years ended June 30, 1997 and 1996, respectively.


14. EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

    During the year ended June 30, 1997, the Bank adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created, and acquired 86,756 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at the Wall Street Journal prime rate, adjusted quarterly. The loan, which is secured by the shares of stock purchased, calls for quarterly interest over a ten year period and annual principle payments of $86,756.

    The Bank makes quarterly contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principle payments made on the loan each year and allocated to qualified employees. As shares are released from collateral, the Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction in retained earnings. Dividends paid on unallocated shares are added to participant accounts and reported as compensation. Compensation expense for the ESOP was $85,204 for the year ended June 30, 1997.

    The following table represents the components of the ESOP shares at June 30, 1997:

                         Allocated shares                   2,226
                         Shares released for allocation     4,910
                         Shares distributed                     -
                         Unallocated shares                79,620
                                                       ----------
                            Total ESOP shares              86,756
                                                       ==========
                         Fair value of ESOP shares     $1,174,395
                                                       ==========

15. COMMITMENTS AND CONTINGENT LIABILITIES

    Loan Commitments
    ----------------

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. No losses are anticipated by management as a result of these commitments.

    The following represents financial instruments whose contract amounts represent credit risk at June 30, 1997 and 1996:

                                                                       1997        1996
                                                                       ----        ----
    Commitments to originate loans
       Fixed rate                                                   $  347,670  $1,176,000
       Variable rate                                                $  517,892  $  855,000
    Loans in process                                                $1,760,797  $1,548,953
    Unused lines of credit                                          $4,788,369  $2,046,746

    The range of interest rates on fixed rate residential mortgage loan commitments was 8.0% to 9.25% at June 30, 1997.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally expire within 30 days or have other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held consists primarily of single-family residences and income-producing commercial properties.

    Lease Commitments

    The future lease commitments as of June 30, 1997 for all noncancellable equipment and land leases follows:

                                Fiscal Year
                              Ending June 30,       Amount
                              ---------------       ------

                                    1998          $   84,015
                                    1999              83,956
                                    2000              66,000
                                    2001              67,800
                                    2002              72,600
                            2003 and thereafter    1,970,900
                                                 ----------
                                                  $2,345,271
                                                  ==========

    -----------------------------

    The Company entered into a forty year land lease for their Follansbee branch, commencing January 1, 1996 and a 10 year land lease for their future Wintersville, Ohio branch, commencing March 1, 1997. The Company has two five year renewal option periods under both of these leases.

    Litigation
    ----------

    The Company is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

16. CONVERSION AND REORGANIZATION

    In September 1996, the Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank proposed to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and concurrently formed a Bank Holding Company.

    As part of the conversion process, the Company was organized in September, 1996 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company became a bank holding company with its only significant assets being all of the outstanding capital stock of the Bank, which was acquired on December 31, 1996 by exchanging $4,724,287 of the proceeds received in the public offering for all of the common stock of the Bank, and a percentage of the conversion proceeds permitted to be retained. From the proceeds of the Conversion, $108,445 was allocated to common stock, and $10,207,689, which is net of $528,366 conversion costs, was allocated to additional paid-in capital.

    In accordance with regulations, at the time that the Bank converted from a mutual savings bank to a stock savings bank, a portion of retained earnings was restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

17. SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

    On September 30, 1996, the President signed into law legislation which included, among other things, recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The gross effect to the Bank amounted to $469,908, which is reflected in the consolidated financial statement of income for the year ended June 30, 1997.

18. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

    The estimated carrying amounts and fair values at June 30 are as follows:

                                                  1997                      1996
                                        ------------------------  ------------------------
                                                      Estimated                 Estimated
                                          Carrying      Fair        Carrying      Fair
                                           Amount       Value        Amount       Value
    Financial assets:
       Cash and cash equivalents        $ 6,792,420  $ 6,792,420  $ 4,016,583  $ 4,016,583
       Securities held to maturity        7,844,305    7,831,187    4,799,596    4,761,709
       Securities available-for-sale         55,051       55,051       68,549       68,549
       Mortgage-backed securities
        held to maturity                    367,553      394,743      536,808      561,203
       Loans receivable                  86,067,848   86,726,000   77,565,831   77,828,000
       Federal Home Loan Bank Stock         576,700      576,700      559,500      559,500
       Accrued interest receivable          655,667      655,667      521,187      521,187
       Loans held for sale                        -            -    1,375,143    1,375,143
                                       ------------ ------------  -----------  -----------
          Total                        $102,359,544 $103,031,768  $89,443,197  $89,691,874
                                       ============ ============  ===========  ===========

    Financial liabilities:
       Deposits                         $80,069,078  $80,091,000  $80,770,646  $80,741,000
       Advances from Federal Home Loan
        Bank                              7,747,449    7,699,000    4,376,452    4,314,000
       Advance payment by borrowers for
        taxes and insurance                 186,738      186,738      182,977      182,977
       Accrued interest payable              36,684       36,684       25,887       25,887
                                       ------------ ------------  -----------  -----------
          Total                        $ 88,039,949 $ 88,013,422  $85,355,962  $85,263,864
                                       ============ ============  ===========  ===========

    Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

    Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

    If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

    As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

    The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

    Cash  and Due from Banks, Interest-bearing Deposits with Other Institutions,
    ----------------------------------------------------------------------------
    Federal  Home  Loan Bank Stock,  Accrued  Interest  Receivable,  and Accrued
    ----------------------------------------------------------------------------
    Interest Payable
    ----------------

    The fair value is equal to the current carrying value.

    Investment Securities, Mortgage-backed Securities, and Loans Held for Sale
    --------------------------------------------------------------------------

    The fair value of securities held to maturity and loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

    The fair value of securities available for sale is equal to the current carrying value.

    Loans, Deposits, and Advances from Federal Home Loan Bank
    ---------------------------------------------------------

    The fair value of loans, certificates of deposit, and advances from Federal Home Loan Bank is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money-market deposit accounts are valued at the amount payable on demand as of the year end.

    Commitments to Extend Credit
    ----------------------------

    The financial instruments are generally not subject to sale and estimated fair values are not readily available. The contractual amounts of unfunded commitments and letters of credit are presented previously in this report.

19. PARENT COMPANY

    Effective December 31, 1996 active operations of Advance Financial Bancorp were initiated with the approval of the stock conversion of the Bank and correspondent purchase of all the stock of the wholly-owned subsidiary savings bank by the Company which coincided with the initial public offering of the Company stock. The condensed financial statements of Advance Financial Bancorp are as follows:


                                  CONDENSED BALANCE SHEET
                                       JUNE 30, 1997

    ASSETS
    Deposits with subsidiary bank                                              $ 4,247,712
    Investment in subsidiary bank                                               11,127,999
    Loan receivable from ESOP                                                      796,195
    Other assets                                                                    35,838
                                                                               -----------
       TOTAL ASSETS                                                            $16,207,744
                                                                               ===========

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Other liabilities                                                          $    82,699
    Shareholders' equity                                                        16,125,045
                                                                               -----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $16,207,744
                                                                                ===========

                               CONDENSED STATEMENT OF INCOME
                     FOR THE PERIOD DECEMBER 31, 1996 TO JUNE 30, 1997


    INCOME
    ------

       Interest income - loans                                                   $ 35,133
                                                                                 --------

    OPERATING EXPENSES                                                             67,686
    ------------------                                                           --------

       Loss before equity in undistributed earnings of subsidiary                 (32,553)
       Equity in undistributed earnings of subsidiary                             511,217
                                                                                --------
       Income before income taxes                                                 478,664
       Income tax benefit                                                          13,998
                                                                                 --------
          NET INCOME                                                             $492,662
                                                                                 ========



                             CONDENSED STATEMENT OF CASH FLOWS
                     FOR THE PERIOD DECEMBER 31, 1996 TO JUNE 30, 1997

    OPERATING ACTIVITIES
    --------------------
       Net income                                                              $  492,662
       Adjustments to reconcile net income to net cash
        provided by operating activities
          Undistributed net income of subsidiary                                  (511,217)
          Increase in other assets                                                 (32,452)
          Increase in other liabilities                                             16,724
                                                                                ----------
               Net cash provided by operating activities                           (34,283)
                                                                                ----------

    INVESTING ACTIVITIES
       ESOP loan repayments                                                        71,365
               Net cash used in investing activities                               71,365

    FINANCING ACTIVITIES
       Net proceeds from sales of common stock                                  4,290,445
       Dividends paid                                                             (79,815)
                                                                                --------
          Net cash provided by financing activities                             4,210,630
                                                                               ----------

          Increase in cash and cash equivalents                                 4,247,712

    CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                     -
                                                                               ----------

    CASH AND CASH EQUIVALENTS - END OF PERIOD                                  $4,247,712
                                                                               ==========