Form 10KSB, Exhibit 13
period 1998-06-30
ADVANCE FINANCIAL BANCORP
filed 1998-09-28
CIK 1023398

EXHIBIT 13

--------------------------------------------------------------------------------

                            Advance Financial Bancorp

Corporate Profile

         Advance Financial Bancorp (the "Company") is a Delaware corporation organized in September 1996 at the direction of Advance Financial Savings Bank (the "Bank") to acquire all of the capital stock that the Bank issued in its conversion from the mutual to stock form of ownership (the "Conversion"). On December 31, 1996, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the conversion.

         The Bank chartered in 1935 under the name Advance Federal Savings and Loan of West Virginia, is a federally chartered stock savings bank headquartered in Wellsburg, West Virginia. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision and its deposits are federally insured by the Savings Association Insurance Fund. The Bank is a member of and owns capital stock in the FHLB of Pittsburgh, which is one of the 12 regional banks in the FHLB System.

         The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate.

Stock Market Information

         The Company's common stock has been traded on the Nasdaq SmallCap Market under the trading symbol of "AFBC" since it commenced trading in January 1997. The following table reflects high and low bid quotations as published by NASDAQ. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                                               Dividends
                     Date                 High ($)   Low ($)   Declared ($)
                     ----                 --------   -------   ------------

January 1, 1997 - March 31, 1997            14.50      12.25       .08
April 1, 1997 to June 30, 1997              15.13      13.50       .08
July 1, 1997 to September 30, 1997          16.75      14.88       .08
October 1, 1997 to December 31, 1997        17.88      16.50       .08
January 1, 1998 to March 31, 1998           20.88      17.38       .08
April 1, 1998 to June 30, 1998              19.50      17.88       .08

         The number of shareholders of record of common stock as of the record date of August 31, 1998, was approximately 469. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 1, 1998, there were 1,084,450 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

Selected Financial Ratios and Other Data

                                                      For the Years Ended
                                                           June 30,
                                                    -----------------------
                                                     1998 (%)     1997 (%)
                                                     --------     --------

Return on average assets
  (net income divided by average total assets)......    0.78        0.56
Return on average equity
  (net income divided by average equity)............    5.34        4.61
Average equity to average assets ratio
  (average equity divided by average total assets)..   14.61       12.03
Equity to assets at period end......................   13.07       15.42
Net interest rate spread............................    3.30        3.19
Dividends payout ratio..............................   37.65       32.65
Net yield on average interest-earnings assets.......    3.98        3.69
Non-performing loans to total assets................    0.47        0.58
Non-performing loans to total loans................     0.46        0.70
Allowance for loan losses to non-performing assets..   88.19       60.53

-------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General

         The Company results from operations consist primarily of interest income from the investing of funds from the proceeds generated by the sale of common stock and expense incurred in the maintaining of the investment portfolio. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Asset/Liability Management

         The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

         To mitigate the impact of changing interest rates on net interest income, the Bank manages interest rate sensitivity and asset/liability products through an asset/liability management committee (the "Committee"). The asset/liability management committee meets as necessary to determine the rates of interest for loans and deposits. Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market areas as well as the Bank's cost of funds.

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

--------------------------------------------------------------------------------

Based upon OTS assumptions, the following table presents the Bank's NPV at June 30, 1997.

           Changes in Rates            NPV Ratio(1)               Change(2)
           ----------------            ------------               ---------

                +400 bp                     9.61%                 (306)bp

                +300 bp                    10.98                  (170)bp

                +200 bp                    11.98                   (69)bp

                +100 bp                    12.57                   (10)bp

                   0 bp                    12.67                     -

                -100 bp                    12.82                    14 bp

                -200 bp                    13.03                    36 bp

                -300 bp                    13.49                    82 bp

                -400 bp                    13.93                   126 bp


-----------------------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

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

--------------------------------------------------------------------------------

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

                                                                 Year Ended June 30,                                At June 30,
                                           -------------------------------------------------------------------  --------------------
                                                         1998                               1997                        1998
                                           --------------------------------  ---------------------------------  --------------------
                                               Average             Average    Average                 Average              Average
                                               Balance  Interest Yield/Cost   Balance      Interest Yield/Cost   Balance  Yield/Cost
                                               -------  -------- ----------   -------      -------- ----------   -------  ----------
                                                                             (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)....................        93,708   $7,737       8.26%   $83,694        $6,769      8.09%   $ 97,523      8.21%
 Investment securities(2)...............         9,376      640       6.83%    11,040           702      6.36%     10,381      5.99%
 Mortgage-backed securities.............           357       33       9.24%       426            39      9.15%        339      9.42%
                                               -------  -------     ------    -------        ------    ------    --------    ------
  Total interest-earning assets.........       103,441    8,410       8.13%    95,160         7,510      7.89%    108,243      8.00%
                                               -------  -------     ------     ------         -----    ------     -------    ------

Non-interest-earning assets.............         5,192                          3,545                               5,942
                                               -------                        -------                             -------
  Total assets..........................      $108,633                        $98,705                            $114,185
                                               =======                         ======                             =======

Interest-bearing liabilities:
  Interest-bearing demand deposits......      $ 15,739      559       3.55%   $12,303           390      3.17%   $ 17,414      3.16%
  Certificates of Deposit...............        48,808    2,814       5.77%    49,101         2,704      5.51%     54,100      5.78%
  Savings deposits......................        14,589      414       2.84%    16,308           506      3.10%     14,878      2.81%
  Short-term borrowings.................         9,716      505       5.20%     7,329           398      5.43%     10,000      5.32%
                                               -------  -------     ------     ------        ------    ------      ------    ------
  Total interest-bearing liabilities...         88,852    4,292       4.83%    85,041         3,998      4.70%     96,392      4.80%
                                               -------  -------     ------     ------         -----    ------      ------    ------

 Noninterest-bearings liabilities.......         3,907                          1,786                               2,865
                                               -------                          -----                             -------
 Total liabilities......................        92,759                         86,827                              99,257
                                               -------                         ------                             -------
Retained earnings.......................        15,874                         11,878                              14,928
                                               -------                         ------                             -------
 Total liabilities and retained earnings      $108,633                        $98,705                            $114,185
                                               =======                         ======                             =======
Net interest income.....................                $ 4,118                              $3,512
                                                         ======                               =====
Interest rate spread(3).................                              3.30%                              3.19%                 3.20%
                                                                    ======                             ======                ======
Net yield on interest-earning assets(4).                              3.98%                              3.69%                 3.73%
                                                                    ======                             ======                ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities                            116.42%                            111.90%               112.29%
                                                                    ======                             ======                ======

-----------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

--------------------------------------------------------------------------------

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate) and (ii) changes in rates (changes in rate multiplied by old average volume). Increases and decreases due to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                Year Ended June 30,
                                          -----------------------------------
                                                1998     vs.     1997
                                          -----------------------------------
                                                  Increase (Decrease)
                                                       Due to
                                          -----------------------------------
                                          Volume         Rate           Net
                                          ------        ------        ------
                                                (Dollars in Thousands)
Interest income:
 Loans receivable........................  $810          $158          $968
 Mortgage-backed securities..............    (6)            -            (6)
 Investment securities...................  (106)           44           (62)
                                            ---           ---            --
  Total interest-earning assets..........   698           202           900
                                            ---           ---           ---

Interest expense:
 Interest-bearing demand deposits........   109            60           169
 Certificates of Deposit.................   (16)          126           110
 Savings deposits........................   (53)          (39)          (92)
 Short-term borrowings...................   130           (23)          107
                                            ---           ---           ---
  Total interest-bearing liabilities.....   170           124           294
                                            ---          ----           ---

Net change in interest income............  $528          $ 78          $606
                                            ===           ===           ===

--------------------------------------------------------------------------------

Comparison of Financial Condition

         The Company had total assets of $114,185,000 at June 30, 1998, an increase of $9,622,000 or 9.2% from $104,563,000 at June 30, 1997. The increase in assets was primarily attributable to a strong growth in loans, as well as the expansion of its market with the addition of the new Wintersville, Ohio branch. Total cash and cash equivalents increased by $2,292,000 to $9,084,000 at June 30, 1998 from $6,792,000 at June 30, 1997 as management is in the process of evaluating investment opportunities. Management maintains a level of cash equivalents which is desirable for meeting normal cash flow requirements of its customers for the funding of loans and repayment of deposits. Investment securities decreased $5,889,000, from $7,899,000 at June 30, 1997 to $2,010,000 at June 30, 1998. This decrease resulted from the maturity of $7,100,000 of U.S. Government and Agency securities classified as the held to maturity, while management opted to replace only $1,000,000 with similar type securities. Net loans receivable increased 10,977,000 or 12.7%, from $86,068,000 at June 30, 1997 to $97,045,000 at June 30, 1998. The net increase was primarily attributable to increases in non-residential mortgages of $4,099,000, commercial loans of $3,198,000, construction mortgages of $2,563,000, and 1-4 family mortgages of $1,613,000. Such increases primarily reflected the economic health of the Bank's market area and the competitive pricing of the Bank's loan product. The funding of the loan growth was mainly provided by the runoff of investment securities, an increase in deposits of $8,482,000, and an increase in FHLB borrowings of $2,253,000. Net office properties and equipment increased $2,027,000 or 98.6% from $2,056,000 at June 30, 1997 to $4,083,000 at June 30,
1998. This increase is directly related to the purchase of equipment and the preparation of facilities for the new Wintersville, Ohio branch which opened in June 1998.

         Deposits  increased by $8,483,000 or 10.6%,  to $88,552,000 at June 30,
1998 from $80,069,000 at June 30, 1997. This increase represents increases in certificates of deposits of $5,540,000 primarily accumulated with the opening of the new Wintersville office. Furthermore, there was an increase of $2,953,000 due to a new money market product for balances greater than $10,000 which is being offered at a preferential rate. To support business development, the Company obtained funding through additional advances from the FHLB of $2,253,000 or 29.1%, to $10,000,000 at June 30, 1998 from $7,747,000 at June 30, 1997. FHLB borrowings have staggering maturities which range from one to ten years.

         Stockholders' equity decreased $1,197,000 or 7.4%, to $14,928,000 at June 30, 1998 compared to $16,125,000 at June 30, 1997. This decrease was the result of purchasing Company stock of $1,001,000 for treasury and $894,000 for funding the Restricted Stock Plan. The treasury stock was acquired with excess funds and the future use of such shares is being evaluated by management. Partially offsetting this decline was an increase of net retained income of $532,000 and recognition of shares in the Restricted Stock Plan and the Employee Stock Ownership Plan amounting to $172,000. Through June 30, 1998, the Company initiated the payment of dividends of $.32 per share, while maintaining capital ratios well in excess of regulatory guidelines. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of the Company, including applicable governmental regulations and policies.

Comparison  of the Results of  Operations  for the Years Ended June 30, 1998 and
1997

Net Income. Net income for the year ended June 30, 1998 increased $300,000 or 54.7%, to $848,000 from $548,000 for the same period ended 1997 primarily due to an increase on net interest income of $607,000 coupled a decrease in FDIC insurance of $525,000 and offset with increases in the compensation and benefits, provision for loan losses and taxes of $330,000, $202,000,and $200,000, respectively.

Net Interest  Income.  The Company's net interest income  increased  $607,000 or
17.3% to $4,118,000 for the year ended June 30, 1998, due to an increase of $900,000 or 12.0% in interest income, which totaled $8,410,000 for 1998 as compared to $7,5 1 0,000 for 1997. The increase in interest income more than offset the $293,000 or 7.3% increase in interest expense. The interest rate spread increased from 3.19% for the year ended June 30, 1997 to 3.30% for the same period ended June 30, 1998.

--------------------------------------------------------------------------------

Interest Income. The increase in interest income resulted primarily from an increase in earnings on loans of $968,000 or 14.3%, due to an increase in the average principal balances of $10,014,000 or 12.0%, from $83,694,000 for the year ended June 30, 1997 to $93,708,000 for the same period ended June 30, 1998. This increase was partially reduced by a decline of $62,000 in interest income on investment securities as the average volume of investments decreased $1,664,000 or 15.1%. As previously discussed, investment maturities were used to support the growing loan volume. Furthermore, the yield on interest-earning assets increased 24 basis points from 7.89% for the year ended June 30, 1997 to 8.13% for the same period ended June 30, 1998 primarily due to maturing of lower yielding investments.

         Total interest expense increased from $3,998,000 for the year ended June 30, 1997 to $4,292,000 for the same period ended June 30, 1998. The increased expense was primarily due to an increase in average volume of interest-bearing demand deposits of $3,436,000 and a corresponding 38 basis point increase on the cost of these deposits. As noted above, this was predicated upon the effects of a full year of a new money market product for balances greater than $10,000 being offered at a preferential rate coupled with a reduction in the average volume of savings deposits of $1,719,000 as customers preferred the higher yielding deposit instrument. Also, the average volume of FHLB advances increased from $7,329,000 as of June 30, 1997 to $9,716,000 for June 30, 1998 in an effort to meet the demand of an increasing loan environment. The average cost on interest-bearing liabilities increased slightly from 4.70% for the year ended June 30, 1997 to 4.83% for the same period ending June 30, 1998.

Provision for loan losses. The provision for loan losses increased from $51,000 as of June 30, 1997 to $253,000 as of June 30,1998 primarily in response to the growth of the loan portfolio over the past year. Specifically, the Bank's market area has generated significant growth in the commercial real estate and commercial loan segments. The level of funding the for provision has increased $202,000, or 393.3%, and is a reflection of the overall loan demand and is not an indication of any decline in the quality of the loan portfolio. Although there is no historical loan loss experience for this segment, management's evaluation of the loan portfolio and the direction of the market's growth in this area provided a foundation for increasing its provision for loan losses. Total loans charged off during the year ended June 30, 1998 totaled $158,000, with approximately $118,000 or 74.7% relating to one commercial relationship. Management continually evaluates the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. While asset quality has slightly declined during this period, management believes that the underlying collateral supporting such loans provides adequate coverage. The Company maintains a desirable level in it loan loss provisions based upon the Company's review of the market, loan portfolio, and overall assessment of the adequacy of the valuation allowance. There can be no assurances, however, that additional provisions will not be required in future periods.

Noninterest income. Noninterest income increased by $177,000 or 46.5%, from $381,000 for the year ended June 30, 1997 to $558,000 for the same period ended June 30, 1998. Service charges on deposit accounts increased $41,000 or 17.8%, due to the increase in the volume and number of deposit accounts. In addition, there was an increase in the gain on sale of loans of $146,000 to $176,000 for the twelve months ended June 30, 1998 from $30,000 for the same period ended 1997. This was derived from the sale of $6,857,000 of fixed rate mortgage loans.

Noninterest expense. Noninterest expense increased $82,000 or 2.7%, from $2,972,000 for the year ended June 30, 1997 to $3,054,000 for the same period ended June 30, 1998. Compensation and benefits increased $330,000 or 32.2%, due to the hiring of new employees to further diversify the Bank's operations to meet continually changing customer demands coupled with an increase of $144,000 and $68,000 attributable to the Employee Stock Ownership Plan and Restricted Stock Plan, respectively. Professional fees increased by $89,000 from $127,000 for the year ended June 30, 1997 to $216,000 for the same period ended 1998 due to an increase in services for compliance with regulatory requirements and employee benefit plans. Data processing expense increased $3 1,000 due to both volume of transactions and an increase in third party costs. Other expense increased $109,000 or 20.6% as $34,000 was recognized with the adoption of the Directors' Restricted Stock Plan, and additional increases of $18,000 to ATM expense for replacement of ATM cards to Debit cards and $17,000 to consumer card expense associated with the implementation of merchant and credit card programs, respectively. There were also numerous smaller dollar expenses

--------------------------------------------------------------------------------

relating to the opening of the new Wintersville, Ohio branch. Offsetting these increases to noninterest expense is the reduction of deposit insurance premiums for a one time charge of $470,000 in federal insurance premiums. On September 30, 1996, the President signed into law legislation which included the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits.

Income Taxes. Income tax expense increased $200,000 or 62.5%, from $321,000 for the year ended June 30, 1997 to $521,000 for the year ended June 30, 1998, due to the 57.6% increase in income before income taxes. The effective rate on taxes as of the year ended June 30, 1998 was 38.0% compared to 36.9% from the same period ended June 30, 1997.

Liquidity and Capital Resources

         The primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions, and competition. The Bank uses its resources primarily to fund existing and future loan commitments, maturing certificates of deposit and demand deposit withdrawals, investments in other interest-earning assets, maintenance of necessary liquidity, and to meet operating expenses.

         Net cash used for operating activities for the year ended June 30, 1998 was $139,000 as compared to $2,109,000 for the same period ended 1997. This decrease was primarily the result of an increase in the net origination of loans held for sale of $2,685,000 and gain on sale of loans of $145,000. These decreases to net cash used for operating activities were partially offset by an increases of $300,000 and $202,000 in net income and the provision for loan losses, respectively.

         Net cash used for investing activities for the year ended June 30, 1998 declined $5,322,000 to $6,053,000 from $11,375,000 for the year ended June 30,
1997. This decrease was primarily attributable to a $4,708,000 increase in proceeds from maturities and repayments of securities coupled with a decrease of $4,063,000 in purchases of securities. A portion of these funds were used for the and purchase of equipment and the preparation of facilities for the new Wintersville branch of $2,061,000, as well as the net funding of loans of $1,125,000.

         Net cash provided from our financing activities for the year ended June 30, 1998 decreased $3,559,000 to $8,483,000 from $12,042,000 for the same period ended 1997. This decrease consisted of a decline of $9,449,000 from proceeds from the prior year stock offering and the net decline of $1,118,000 from advances from the FHLB. Also contributing to this decline was the purchase of stock for treasury and for benefit plans of $1,001,000 and $894,000, respectively. Offsetting these net uses of cash was the net increase in deposits of $9,184,000 due to the new Wintersville branch and the influx of deposits from a higher yielding money market product.

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

--------------------------------------------------------------------------------

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

Year 2000 Evaluation

         Rapid and accurate data processing is essential to the Bank's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data. The Bank has been evaluating both information technology (computer systems) and non-information technology systems (e.g., vault timers, electronic door lock and elevator controls). Based upon such evaluations, management has determined that the Bank has year 2000 risk in three areas: (1) Bank's own computers, (2) Computers of others used by the Bank's borrowers, and (3) Computers of others who provide the Bank with data processing.

         Bank's own computers. The Bank expects to spend approximately $50,000 through June 30, 1999 to upgrade its computer system. This upgrade is expected to eliminate the year 2000 risk. The Bank does not expect to have material costs to address this risk area after June 30, 1999. At June 30, 1998, none of the estimated $50,000 had been expensed. The Bank expects, though there is no assurance, to be year 2000 compliant in this risk area be December 31, 1998.

         Computers of others used by our borrowers. The Bank has evaluated most of their borrowers and does not believe that the year 2000 problem should, on an aggregate basis, impact their ability to make payments to the Bank. The Bank believes that most of their residential borrowers are not dependent on their home computers for income and that none of their commercial borrowers are so large that a year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to make loan payments to the Bank. The Bank does expect any material costs to address this risk area and believes they are year 2000 compliant in this risk area.

         Computers of others who provide us with data processing. This risk is primarily focused on one third party service bureau that provides virtually all of the Bank's data processing. This service bureau is not year 2000 compliant but has advised the Bank that it expects to be compliant before the year 2000. If this problem is not solved before the year 2000, the Bank would likely experience significant delays, mistakes or failures. These delays, mistakes or failures could have a significant impact on our financial condition and results of operations.

         Contingency Plan. The Bank is monitoring their service bureau to evaluate whether its data processing system will fail and is being provided with periodic updates on the status of testing and upgrades being made by the service bureau. If the Bank service bureau fails, the Bank will attempt to locate an alternative service bureau that is year 2000 compliant. If the Bank is unsuccessful, the Bank will enter deposit and loan transactions by hand in their general ledger and compute loan payments and deposit balances and interest with its existing computer system. If this labor intensive approach is necessary, management and employees will become much less efficient. However, the Bank believes that they would be able to operate in this manner indefinitely, until their existing service bureau, or their replacement, is able to again provide data processing services. If very few financial institution service bureaus were operating in the year 2000, the Bank's replacement costs, assuming the Bank could negotiate an agreement, could be material.

SNODGRASS
Certified Public Accountants and Consultants

[LOGO]




                         Report of Independent Auditors


Board of Directors and Stockholders
Advance Financial Bancorp

We have audited the accompanying consolidated balance sheet of Advance Financial Bancorp and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Bancorp and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/S.R. Snodgrass, A.C.

Steubenville, Ohio
July 21, 1998

                           ADVANCE FINANCIAL BANCORP
                           CONSOLIDATED BALANCE SHEET

                                                                                              June 30,
                                                                                          1998             1997
                                                                                   -------------    -------------
ASSETS
Cash and cash equivalents:
         Cash and amounts due from banks                                           $   1,334,831    $     903,981
         Interest-bearing deposits with other institutions                             7,749,362        5,888,439
                                                                                   -------------    -------------
                           Total cash and cash equivalents                             9,084,193        6,792,420
                                                                                   -------------    -------------
Investment securities:
         Securities held to maturity (market value of $1,753,325
          and $7,831,187)                                                              1,745,667        7,844,305
         Securities available for sale                                                   264,020           55,051
                                                                                   -------------    -------------
                           Total investment securities                                 2,009,687        7,899,356
                                                                                   -------------    -------------
Mortgage-backed securities held to maturity (market value of
         $364,031 and $394,743)                                                          339,362          367,553
Loans held for sale                                                                    1,454,700                -
Loans receivable (net of allowance for loan losses of
 $477,654 and $367,779)                                                               95,590,197       86,067,848
Premises and equipment, net                                                            4,082,857        2,055,651
Federal Home Loan Bank stock, at cost                                                    622,200          576,700
Accrued interest receivable                                                              617,980          655,667
Other assets                                                                             384,237          148,184
                                                                                   -------------    -------------
                           TOTAL ASSETS                                            $ 114,185,413    $ 104,563,379
                                                                                   =============    =============

LIABILITIES
Deposits                                                                           $  88,551,543    $  80,069,078
Advances from Federal Home Loan Bank                                                  10,000,000        7,747,449
Advance payments by borrowers for taxes and insurance                                    193,346          186,738
Accrued interest payable and other liabilities                                           512,402          435,069
                                                                                   -------------    -------------
                           TOTAL LIABILITIES                                          99,257,291       88,438,334
                                                                                   -------------    -------------

COMMITMENTS AND CONTINGENCIES (NOTE 17)

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 500,000 shares; none issued                        -                -
Common stock, $.10 par value, 2,000,000 shares authorized;
 1,084,450 shares issued and outstanding at June 30, 1998                                108,445          108,445
Additional paid in capital                                                            10,288,928       10,221,528
Retained earnings - substantially restricted                                           7,130,056        6,597,836
Unallocated shares held by Employee Stock Ownership Plan (ESOP)                         (715,158)        (796,195)
Unallocated shares held by Restricted Stock Plan (RSP)                                  (869,636)               -
Treasury stock (53,802 shares at cost)                                                (1,000,863)               -
Net unrealized loss on securities                                                        (13,650)          (6,569)
                                                                                   -------------    -------------
                           TOTAL STOCKHOLDERS' EQUITY                                 14,928,122       16,125,045
                                                                                   -------------    -------------
                           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 114,185,413    $ 104,563,379
                                                                                   =============    =============

See accompanying notes to the consolidated financial statements.

                           ADVANCE FINANCIAL BANCORP
                        CONSOLIDATED STATEMENT OF INCOME

                                                                 Year Ended June 30,
                                                                   1998         1997
                                                                ----------   ----------
INTEREST AND DIVIDEND INCOME
         Loans                                                  $7,736,893   $6,769,293
         Investment securities                                     303,709      350,885
         Interest-bearing deposits with other institutions         298,513      315,346
         Mortgage-backed securities                                 33,087       38,611
         Federal Home Loan Bank stock                               37,972       35,732
                                                                ----------   ----------
                           Total interest and dividend income    8,410,174    7,509,867
                                                                ----------   ----------

INTEREST EXPENSE
         Deposits                                                3,786,395    3,600,068
         Advances from Federal Home Loan Bank                      505,356      398,368
                                                                ----------   ----------
                           Total interest expense                4,291,751    3,998,436
                                                                ----------   ----------

NET INTEREST INCOME                                              4,118,423    3,511,431

Provision for loan losses                                          253,606       51,414
                                                                ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              3,864,817    3,460,017
                                                                ----------   ----------

NONINTEREST INCOME
         Service charges on deposit accounts                       268,941      228,239
         Gain on sale of loans                                     175,678       30,420
         Gain on sale of real estate                                     -       25,363
         Other income                                              113,398       96,849
                                                                ----------   ----------
                           Total noninterest income                558,017      380,871
                                                                ----------   ----------
NONINTEREST EXPENSE
         Compensation and employee benefits                      1,357,826    1,027,355
         Occupancy and equipment                                   373,455      348,597
         Deposit insurance premiums                                 52,538      577,226
         Professional fees                                         215,805      126,603
         Advertising                                               121,155       99,404
         Data processing                                           295,323      264,432
         Other operating expenses                                  637,725      528,623
                                                                ----------   ----------
                           Total noninterest expense             3,053,827    2,972,240
                                                                ----------   ----------
Income before income taxes                                       1,369,007      868,648
Income taxes                                                       520,797      320,510
                                                                ----------   ----------
NET INCOME                                                      $  848,210   $  548,138
                                                                ==========   ==========

EARNINGS PER SHARE (from December 31, 1996, conversion date):
         Basic                                                  $      .85   $      .49
         Diluted                                                $      .85   $      .49

See accompanying notes to the consolidated financial statements.

                           ADVANCE FINANCIAL BANCORP
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                            Net
                                                      Retained                                           Unrealized
                                         Additional   Earnings      Unallocated Unallocated              Gain/(Loss)    Total
                              Common      Paid In   Substantially   Shares Held Shares Held   Treasury        on     Stockholders'
                               Stock      Capital     Restricted      By ESOP     By RSP       Stock     Securities      Equity
                             --------   -----------   ----------     ---------   ---------  -----------    --------   -----------

Balance, June 30, 1996     $        -   $         -   $6,209,329   $         -   $      -  $         -     $(9,450)   $ 6,199,879

  Net income                                             548,138                                                          548,138
  Sale of common stock        108,445    10,207,689                   (867,560)                                         9,448,574
  Release of earned
    ESOP shares                              13,839                     71,365                                             85,204
  Net unrealized
    gain on securities                                                                                        2,881         2,881
  Cash dividends
    declared
   ($.16 per share)                                     (159,631)                                                        (159,631)
                             --------   -----------   ----------     ---------   ---------  -----------    --------   -----------
Balance, June 30, 1997        108,445    10,221,528    6,597,836      (796,195)         -            -       (6,569)   16,125,045

  Net income                                             848,210                                                          848,210
  Purchase of
    treasury stock                                                                          (1,000,863)                (1,000,863)
  Purchase of
    stock for RSP                                                                (893,587)                               (893,587)
  Accrued compensation
   expense for RSP                                                                 67,583                                  67,583
  RSP forfeited shares                                                            (43,632)                                (43,632)
  Release of earned
    ESOP shares                              67,400                     81,037                                            148,437
  Net unrealized
    loss on securities                                                                                       (7,081)       (7,081)
  Cash dividends declared
   ($.32 per share)                                     (315,990)                                                        (315,990)
                             --------   -----------   ----------     ---------   ---------  -----------    --------   -----------
Balance, June 30, 1998       $108,445   $10,288,928   $7,130,056     $(715,158)  $(869,636) $(1,000,863)   $(13,650)  $14,928,122
                             ========   ===========   ==========     =========   =========  ===========    ========   ===========

See accompanying notes to the consolidated financial statements.

                           ADVANCE FINANCIAL BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           Year Ended June 30,
                                                                                        1998                    1997
                                                                                  ------------            ------------
OPERATING ACTIVITIES
         Net income                                                               $    848,210            $    548,138
         Adjustments to reconcile net income to net cash provided by operating activities:
                  Depreciation, amortization and accretion, net                        111,943                 151,942
                  Provision for loan losses                                            253,606                  51,414
                  Gain on sale of real estate                                                -                 (25,363)
                  Gain on sale of loans                                               (175,678)                (30,420)
                  Origination of loans held for sale                                (8,136,349)             (2,805,769)
                  Proceeds from the sale of loans                                    6,857,327               4,211,323
                  Decrease (increase) in accrued interest receivable                    37,687                (134,480)
                  Increase in accrued interest payable                                  10,029                  10,797
                  Other, net                                                            10,612                 131,191
                                                                                  ------------            ------------
                           Net cash provided by (used for) operating activities       (182,613)              2,108,773
                                                                                  ------------            ------------
INVESTING ACTIVITIES
         Investment securities held to maturity:
                  Purchases                                                         (1,000,000)             (5,294,498)
                  Maturities and repayments                                          7,100,000               2,250,000
         Investment securities available for sale:
                  Purchases                                                           (231,875)                      -
                  Maturities and repayments                                             11,555                  12,280
         Mortgage-backed securities held to maturity:
                  Maturities and repayments                                             28,210                 169,191
         Purchases of Federal Home Loan Bank Stock                                     (45,500)                (17,200)
         Net increase in loans                                                      (9,703,390)             (8,578,129)
         Purchases of premises and equipment                                        (2,211,714)               (150,747)
         Proceeds from sale of premises and equipment                                        -                  72,863
         Proceeds from sale of other real estate                                             -                 161,355
                                                                                  ------------             -----------
                           Net cash used for investing activities                   (6,052,714)            (11,374,885)
                                                                                  ------------             -----------
FINANCING ACTIVITIES
         Net increase (decrease) in deposits                                         8,482,465                (701,568)
         Net increase in short term advances from Federal Home Loan Bank                     -                 404,813
         Proceeds from advances from Federal Home Loan Bank                          7,000,000               3,000,000
         Repayment of advances from Federal Home Loan Bank                          (4,747,449)                (33,816)
         Net change in advances for taxes and insurance                                  6,608                   3,761
         Proceeds from sale of common stock                                                  -               9,448,574
         Purchase of treasury stock                                                 (1,000,863)                      -
         Purchase of RSP stock                                                        (893,587)                      -
         Cash dividends paid                                                          (320,074)                (79,815)
                                                                                  ------------             -----------
                  Net cash provided by financing activities                          8,527,100              12,041,949
                                                                                  ------------             -----------
                  Increase in cash and cash equivalents                              2,291,773               2,775,837

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       6,792,420               4,016,583
                                                                                   -----------             -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 9,084,193             $ 6,792,420
                                                                                    ==========              ==========

See accompanying notes to the consolidated financial statements.

                           ADVANCE FINANCIAL BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

In December 1996, Advance Financial Bancorp (the "Company") was formed as part of a corporate reorganization completed in connection with the mutual - to - stock conversion of Advance Financial Savings Bank, f.s.b. (the "Bank"). As a result of this transaction, the Bank and its wholly-owned service corporation subsidiary, Advance Financial Service Corporation of West Virginia became wholly-owned subsidiaries of the Company. The Company and its subsidiaries derive substantially all their income from banking and bank-related services which include interest earnings on residential real estate, commercial real estate, and consumer loan financing, as well as interest earnings on investment securities, interest-bearing deposits with other financial institutions, and charges for deposit services to its customers. The Bank is a federally chartered stock savings bank located in Wellsburg, WV. The Company and the Bank are subject to regulation and supervision by the Office of Thrift Supervision.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and its wholly-owned subsidiary, Advance Financial Service Corporation of West Virginia. All material intercompany balances and transactions have been eliminated in consolidation. The Company's fiscal year end for financial reporting is June 30. For regulatory and income tax reporting purposes, the Company reports on a December 31 calendar year basis.

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

Investment Securities Including Mortgage-Backed Securities (Continued)
----------------------------------------------------------------------

Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying balance sheet.

Loans Held for Sale
-------------------

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At June 30, 1998, the cost of loans held for sale approximated market value. At June 30, 1997, there were no loans held for sale.

Loans
-----

Loans are stated at unpaid principal balances, less loans in process, net deferred loan fees, and the allowance for loan losses. Interest on loans is credited to income as earned on an accrual basis. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans using the interest method.

The accrual of interest is generally discontinued when the contractual payment of principal and interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance, homogeneous loans that are to be collectively evaluated. Management considers an insignificant delay, which is defined as less than 90 days by the Company, will not cause a loan to classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate during the period of delay. All loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of said collateral. Impaired loans, or portions thereof, are charged-off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable, unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

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

Income Taxes
------------

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period. The Company and its subsidiary file a consolidated income tax return.

Earnings Per Share
------------------

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Statement No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

There were no convertible securities which would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income for 1998 and net income since inception, December 31, 1996, of $492,662 for 1997 will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

                                             1998         1997
                                           ---------   ---------
Denominator:
  Denominator for basic
  earnings per share
  weighted-average shares                  1,001,108     998,392

Effect of dilutive securities:
  Employee stock options                         423           -
                                           ---------   ---------
Dilutive potential common shares                 423           -
                                           ---------   ---------
Denominator for diluted
    earnings per share - adjusted
    weighted-average average
    assumed conversion                     1,001,531     998,392
                                           =========   =========


Reclassification of Comparative Amounts
---------------------------------------

Certain comparative account balances for prior periods have been reclassified to conform to the current period classifications. Such reclassifications did not effect net income.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank.

Cash payments for interest for the fiscal years ended June 30, 1998 and 1997 were $4,281,722 and $3,987,639 respectively. Cash payments for income taxes for the fiscal years ended June 30, 1998 and 1997 were $533,795 and $316,279 respectively.

Recent Accounting Pronouncements
--------------------------------

In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The statement defines an operating segment as a component of an enterprise that generate revenue and incurs expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. This statement is effective for fiscal years beginning after December 15, 1997, however, it does not require disclosure in interim reporting in the year of initial application.

In January 1998, Statement of Financial Accounting Standards No.132, "Employers' Disclosure About Pensions and Other Post-Retirement Benefits," was issued. This standard will require certain footnote disclosure requirements related primarily to defined benefit pension and other retiree benefits. Implementation of this standard is required for fiscal years beginning after December 15, 1997.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133, precludes a held-to-maturity security from being designated as a hedged item, however, at the date of initial application of this statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this statement.

2.       INVESTMENT SECURITIES

         The amortized cost and estimated market value of investments are as follows:

Held-to-maturity
                                                                               1998
                                                  ------------------------------------------------------------
                                                        Gross       Gross Estimated
                                                      Amortized       Unrealized      Unrealized      Market
                                                        Cost             Gains          Losses        Value
                                                  ----------------   --------------   ----------    ----------
         U.S. Government and Agency Obligations   $      1,745,667   $        8,344   $     (686)   $1,753,325
                                                  ----------------   --------------   ----------    ----------

                                                                               1997
                                                  ------------------------------------------------------------
                                                        Gross       Gross Estimated
                                                      Amortized       Unrealized      Unrealized      Market
                                                        Cost             Gains          Losses        Value
                                                  ----------------   --------------   ----------    ----------
         U.S. Government and Agency Obligations   $      7,844,305   $        7,058   $  (20,176)   $7,831,187
                                                  ================   ==============   ==========    ==========

Available-for-sale
                                                                               1998
                                                  ------------------------------------------------------------
                                                        Gross       Gross Estimated
                                                      Amortized       Unrealized      Unrealized      Market
                                                        Cost             Gains          Losses        Value
                                                  ----------------   --------------   ----------    ----------

         Common stocks                            $        231,875   $         --     $  (11,250)   $  220,625
         Money Fund Securities                              52,827             --         (9,432)       43,395
                                                  ----------------   --------------   ----------    ----------
                                                  $        284,702   $         --     $  (20,682)   $  264,020
                                                  ================   ==============   ==========    ==========

                                                                               1997
                                                  ------------------------------------------------------------
                                                        Gross       Gross Estimated
                                                      Amortized       Unrealized      Unrealized      Market
                                                        Cost             Gains          Losses        Value
                                                  ----------------   --------------   ----------    ----------

         Money Fund Securities                    $         65,004   $         --     $   (9,953)   $   55,051
                                                  ================   ==============   ==========    ==========

The amortized cost and estimated market value of debt securities at June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                               Held-to-Maturity
                                       -------------------------------
                                                            Estimated
                                        Amortized             Market
                                           Cost               Value
                                       ----------           ----------
One year or less                       $  249,684           $  250,742
After one through five years              995,983            1,003,269
After five through ten years              500,000              499,314
After ten years                                 -                    -
                                       ----------           ----------
         Total                         $1,745,667           $1,753,325
                                       ==========           ==========


3.       MORTGAGE-BACKED SECURITIES

         The amortized cost and estimated market value of mortgage-backed securities are as follows:

                                                              1998
                                           ----------------------------------------------
                                                       Gross      Gross         Estimated
                                           Amortized Unrealized  Unrealized       Market
                                             Cost      Gains      Losses           Value
                                           --------   --------   -----------     --------
Government National Mortgage Association   $174,659   $ 10,875   $        --     $185,534
Federal Home Loan Mortgage Corporation      164,703     13,794            --      178,497
                                           --------   --------   -----------     --------
         Total                             $339,362   $ 24,669   $        --     $364,031
                                           ========   ========   ===========     ========

                                                              1997
                                          -----------------------------------------------
                                                       Gross        Gross       Estimated
                                          Amortized  Unrealized   Unrealized      Market
                                             Cost      Gains        Losses        Value
                                           --------   --------   -----------     --------
Government National Mortgage Association   $200,028   $ 11,642   $        --     $211,670
Federal Home Loan Mortgage Corporation      167,525     15,548            --      183,073
                                           --------   --------   -----------     --------
         Total                             $367,553   $ 27,190   $        --     $394,743
                                           ========   ========   ===========     ========

Mortgage-backed securities provide for periodic, generally monthly payments of principal and interest and have contractual maturities ranging from eighteen to twenty-two years at June 30, 1998. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

4.       LOANS RECEIVABLE

         Loans receivable are comprised of the following at June 30:

                                         1998          1997
                                      -----------   -----------
Mortgage loans:
         1 - 4 family                 $57,904,667   $57,746,390
         Multi-family                   1,786,427     1,594,720
         Non-residential               15,581,130    11,482,213
         Construction                   5,017,202     2,454,581
                                      -----------   -----------
                                       80,289,426    73,277,904
                                      -----------   -----------
Consumer loans:
         Home improvement               1,000,801       905,589
         Automobile                     7,659,017     7,419,412
         Share loans                    1,296,684     1,269,491
         Other                          2,389,041     2,062,398
                                      -----------   -----------
                                       12,345,543    11,656,890
                                      -----------   -----------
Commercial loans                        6,675,780     3,478,025
                                      -----------   -----------

Less:
         Loans in process               3,061,801     1,760,797
         Net deferred loan fees           181,097       216,395
         Allowance for loan losses        477,654       367,779
                                      -----------   -----------
                                        3,720,552     2,344,971
                                      -----------   -----------
                  Total               $95,590,197   $86,067,848
                                      ===========   ===========

Real estate loans serviced for Freddie Mac, which are not included in the consolidated balance sheet, totaled $10,972,452 and $4,290,803 at June 30, 1998 and 1997, respectively.

In the normal course of business, loans are extended to directors, executive officers and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 1998 is as follows:

          Balance                        Amount         Balance
           1997          Addition       Collected        1998
           ----          --------       ---------     ---------

         $780,885        $546,972       $358,398       $969,459

The Company's primary business activity is with customers located within its local trade area. Residential, consumer, and commercial loans are granted. The Company also selectively funds loans originated outside of its trade area provided such loans meet its credit policy guidelines. Although the Company has a diversified loan portfolio, at June 30, 1998 and 1997, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Nonaccural loans totaled $282,971 and $156,796 at June 30, 1998 and 1997, respectively, which in management's opinion did not meet the definition of impaired. Interest income on loans would have been increased by $15,259 and $6,788 respectively, if these loans had performed in accordance with their original terms.

5.       ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the years ended June 30 is summarized as follows:

                                                   1998            1997
                                                 --------        --------
   Balance, beginning of period                  $367,779        $324,983
   Add:
            Provisions charged to operations      253,606          51,414
            Loan recoveries                        14,280          11,738
                                                 --------        --------
                     Total                        635,665         388,135
   Less loans charged off                         158,011          20,356
                                                 --------        --------

   Balance, end of period                        $477,654        $367,779
                                                 ========        ========

6.       PREMISES AND EQUIPMENT, NET

         Premises and equipment are summarized by major classification as follows:

                                                1998            1997
                                             ----------      ----------

   Land                                      $  303,857      $  303,857
   Buildings and improvements                 3,376,313       1,756,592
   Furniture, fixtures, and equipment         1,622,477       1,096,204
                                             ----------      ----------
            Total                             5,302,647       3,156,653
   Less accumulated depreciation              1,219,790       1,101,002
                                             ----------      ----------

            Premises and equipment, net      $4,082,857      $2,055,651
                                             ==========      ==========

Depreciation charged to operations a mounted to $184,508 and $151,365 for the years ended June 30, 1998 and 1997 resp ectively.

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

8.       ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable consists of the following:

                                                  1998           1997
                                                 --------      --------
    Investment securities                       $ 33,741       $144,419
    Mortgage-backed securities                     6,436          6,667
    Loans receivable                             577,803        504,581
                                                 --------      --------
             Total                               $617,980      $655,667
                                                 ========      ========

9.       DEPOSITS

         Deposit accounts are summarized as follows:

                                           1998                     1997
                                ------------------------  --------------------------
                                              Percent of                  Percent of
                                   Amount      Portfolio     Amount       Portfolio
                                   ------      ---------     ------       ---------

Non-interest-bearing            $ 2,159,434       2.4%    $ 1,816,038           2.3%
                                -----------     -----     -----------         -----

Savings accounts                 14,877,841      16.8      15,943,723          19.9
NOW accounts                      8,135,315       9.2       7,423,520           9.3
Money market accounts             9,278,592      10.5       6,325,727           7.9
                                -----------     -----     -----------         -----
                                 32,291,748      36.5      29,692,970          37.1
                                -----------     -----     -----------         -----

Time certificates of deposit:
         2.00 - 4.00%             1,675,183       1.9       2,265,733           2.8
         4.01 - 6.00%            32,688,606      36.9      35,780,250          44.7
         6.01 - 8.00%            19,736,572      22.3      10,514,087          13.1
                                -----------     -----     -----------         -----
                                 54,100,361      61.1      48,560,070          60.6
                                -----------     -----     -----------         -----

                  Total         $88,551,543     100.0%    $80,069,078         100.0%
                                ===========     =====     ===========         =====

         The scheduled maturities of time certificates of deposit at June 30, 1998 are as follows:

                                                   Amount
                                                   ------

   Within one year                               $34,553,470
   Beyond  one year but within  two years         12,012,931
   Beyond two years but within three years         4,051,823
   Beyond three years but within five years        2,202,207
   Beyond five years                               1,279,930
                                                 -----------
            Total                                $54,100,361
                                                 ===========

The Company had time certificates with a minimum denomination of $100,000 in the amount of approximately $9,762,016 and $7,724,255 at June 30, 1998 and 1997 respectively. Deposits in excess of $100,000 are not Federally insured. The Company does not have any brokered deposits.

         Interest expense by deposit category for the years ended June 30 is as follows:

                                                1998         1997
                                             ----------   ----------
     Passbooks                               $  414,293   $  506,312
     NOW and Money Market Deposit accounts      558,786      389,745
     Savings certificates                     2,813,316    2,704,011
                                             ----------   ----------
                                             $3,786,395   $3,600,068
                                             ==========   ==========

10.      ADVANCES FROM FEDERAL HOME LOAN BANK

         Advances from the Federal Home Loan Bank consists of the following:

                                    Principal       Interest     Interest
                                       Due            Due          Rate           1998             1997
                                    ---------       --------     --------      ----------      -----------

              Open-Repo Plus       10-22-1997       Monthly      Variable      $        -      $ 1,000,000
              Advance              12-01-1997       Monthly      5.67%                  -        2,000,000
              Advance              05-21-1998       Monthly      5.43%                  -        1,000,000
              Advance              03-25-2002       Monthly      5.51%          3,000,000        3,000,000
              Advance              11-13-2002       Monthly      6.51%                  -          747,449
              Advance              11-04-2002       Monthly      5.37%          5,000,000                -
              Advance              01-23-2008       Monthly      4.88%          1,000,000                -
              Advance              01-23-2008       Monthly      4.94%          1,000,000                -
                                                                              -----------       ----------
                                                                              $10,000,000       $7,747,449
                                                                              ===========       ==========

These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank.

In addition, the Bank entered into a "RepoPlus" Advance credit arrangement which is renewable annually and incurs no service charges. During 1998, the Bank had a borrowing limit of approximately $10 million with a variable rate of interest, based upon the FHLB's cost of funds. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances.

11.      INCOME TAXES

         The components of income tax expense for the years ended June 30 are summarized as follows:

                                                        1998      1997
                                                      --------  --------
Currently payable:
         Federal                                      $435,077  $286,711
         State                                          66,422    35,961
                                                      --------  --------
                                                       501,499   322,672
         Deferred                                       19,298    (2,162)
                                                      --------  --------

            Total                                     $520,797  $320,510
                                                      ========  ========

         The following temporary differences gave rise to deferred tax asset and liabilities:

                                                        1998      1997
                                                      --------  --------
Deferred tax assets
         Allowance for loan losses                    $162,402  $125,045
         Loan origination fees, net                     32,820    45,278
         Net unrealized loss on securities               7,032     3,384
         Other, net                                     11,110    18,025
                                                      --------  --------
                  Deferred tax assets                  213,364   191,732
                                                      --------  --------

Deferred tax liabilities
         Premise and equipment depreciation            211,607   199,522
         Tax reserve for loan losses                   110,162   110,162
         Other, net                                     25,197         -
                                                      --------  --------
                  Deferred tax liabilities             346,966   309,684
                                                      --------  --------
                  Net deferred tax liabilities        $133,602  $117,952
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

The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30 is as follows:

                                                                    1998                1997
                                                            -------------------  -------------------
                                                              Amount    Percent   Amount     Percent
                                                            --------    -------  --------    -------
Provision at statutory rate                                 $465,331     34.0%   $295,340     34.0%
State income tax expense, net of federal
 tax benefit                                                  43,839      3.2      23,734      2.7
Tax exempt interest                                           (6,294)     (.5)     (8,007)     (.9)
Other, net                                                    17,921      1.3       9,443      1.1
                                                            --------     ----    --------     ----
         Actual expense and effective rate                  $520,797     38.0%   $320,510     36.9%
                                                            ========     ====    ========     ====

12.      RETIREMENT PLAN

The Company has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 12% of their annual compensation. The Company will match 50% of the employees' voluntary contributions up to 3% of the employee's compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The Company's contributions for the benefit of covered employees amounted to $37,019 and $20,111 for the years ended June 30, 1998 and 1997 respectively.

13.      RESTRICTED STOCK PLAN (RSP)

In 1998, the Board of Directors adopted a RSP for certain officers and employees which was approved by stockholders at a special meeting held on January 20, 1998. The objective of this Plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, which has the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

On February 23, 1998, the Trust purchased with funds contributed by the Bank, 43,378 shares of the common stock of the Company, of which 15,180 shares were issued to directors, 23,844 shares were issued to officers, and 4,354 shares remained unissued as of June 30, 1998. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

The Company granted a total of 26,024 and 13,000 shares of common stock on January 20, 1998 and March 3, 1998, respectively of which 5,205 and 2,600 shares, respectively, became immediately vested under the plan with the remaining shares vesting over a four year period beginning January 20, 1998 and March 3, 1998, respectively. A total of 7,805 shares were vested as of June 30, 1998. The RSP shares purchased initially will be excluded from stockholder's equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Net compensation expense attributable to the RSP's amounted to $67,583 for the year ended June 30, 1998.

14.      EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

During the year ended June 30, 1997, the Bank adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created, and acquired 86,756 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at the Wall Street Journal prime rate, adjusted quarterly. The loan, which is secured by the shares of stock purchased, calls for quarterly interest over a ten year period and annual principal payments of $86,756.

The Bank makes quarterly contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principle payments made on the loan each year and allocated to qualified employees. As shares are released from collateral, the Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction in retained earnings. Dividends paid on unallocated shares are added to participant accounts and reported as compensation. Compensation expense for the ESOP was $148,437 and $85,204 for the years ended June 30, 1998 and 1997, respectively.

         The following table represents the components of the ESOP shares:

                                                         1998        1997
                                                         ----        ----

                  Allocated shares                      11,549       2,226

                  Shares released for allocation         4,338       4,910

                  Shares distributed                    (1,015)          -

                  Unreleased shares                     70,869      79,620
                                                        ------      ------
                  Total ESOP share                      85,741      86,756
                                                        ======      ======

                  Fair value of unreleased shares   $1,293,350  $1,174,395
                                                    ==========  ==========

15.      STOCK OPTION PLAN

In December 1997, the Board of Directors adopted a Stock Option Plan for the directors, officers, and employees which was approved by stockholders at a special meeting held on January 20, 1998. An aggregate of 108,445 shares of authorized but unissued common stock of the Company were reserved for future issuance under the plan. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to additional paid-in capital.

On January 20, 1998, qualified stock options were granted for the purchase of 65,061 shares exercisable at the market price of $18.75 per share at a rate of one fourth per year beginning January 20, 1998. All options expire ten years from the date of grant. At June 30, 1998, the initial stock options granted remain outstanding with none being exercised.

Effective July 1, 1996, the Company adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require the Company to recognize compensation expense for all awards of equity instruments issued. The statement establishes a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement No. 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," but requires disclosure in a note to the financial statements pro forma net income and earnings per share as if the Company had applied the new method of accounting.

Under Accounting Principles Board Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                             1998
                                                          ----------
                  Net Income:
                           As reported                    $  848,210
                                                          ==========

                           Pro forma                      $  601,588
                                                          ==========

                  Basic Earnings Per Share:
                           As reported                    $      .85
                                                          ==========

                           Pro forma                      $      .60
                                                          ==========

                  Diluted Earnings Per Share:
                           As reported                    $      .85
                                                          ==========

                           Pro forma                      $      .60
                                                          ==========

         The following table presents share data related to the stock option plans:

                                                               1998
                                                              ------

                  Outstanding, beginning                           -
                           Granted                            65,061
                           Exercised                               -
                           Forfeited                               -
                                                              ------
                  Outstanding, ending (at $18.75 per share)   65,061
                                                              ======

Dividend Equivalent Rights may be granted concurrently with any option granted. These rights provide that upon the payment of a dividend on the Common Stock, the holder of such Options shall receive payment of compensation in an amount equivalent to the dividend payable as if such Options had been exercised and such Common Stock held as of the dividend date. Dividend Equivalent Rights were granted concurrently with respect to the stock options granted in 1998.

Compensation expense resulting from Dividend Equivalent Rights was $5,205 for the year ended June 30, 1998.

16.       PREFERRED SHARE PURCHASE RIGHTS PLAN

In July 1997, the Board of Directors adopted a Preferred Share Purchase Rights Plan and correspondingly issued one Preferred Share Purchase Right ("a Right") for each share of common stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Junior Participating Preferred Stock, Series A ("Preferred Shares"), at a price of $37.00 per one one-hundredth of a Preferred Share. The Rights will not be exercisable or separable from the common shares until ten business days after a person or group acquire 15% or more or tenders for 50% or more of the Company's outstanding common shares. The Plan also provides that if any person or group becomes an "Acquiring Person," each Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will entitle its holder to receive upon exercise that number of common shares having a market value of two times the exercise price of the Right. In the event the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to receive upon exercise of the Right, at the Right's then current exercise price, that number of the acquiring company's common shares having a market value of two times the exercise price of the Right. The Company is entitled to redeem the Rights at a price of one cent per Right at any time prior to them becoming exercisable, and the Rights expire on July 17, 2007. The Plan is designed to protect the interest of the Company's shareholders against certain coercive tactics sometimes employed in takeover attempts.

17.       COMMITMENTS AND CONTINGENT LIABILITIES

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

The following represents financial instruments whose contract amounts represent credit risk at June 30:

                                                        1998           1997
                                                     -----------    ----------
                  Commitments to originate loans
                           Fixed rate                $1,875,700     $  347,670
                           Variable rate             $1,639,200     $  517,892
                  Loans in process                   $3,061,801     $1,760,797
                  Unused lines of credit             $5,951,178     $4,788,369
                  Letters of credit                  $   48,214     $        -

The range of interest rates on fixed rate loan commitments was 7.125% to 9.625% at June 30, 1998.

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


Lease Commitments
-----------------

         The future lease commitments as of June 30, 1998 for all noncancellable equipment and land leases follows:

                           Fiscal Year
                         Ending June 30,            Amount
                         ---------------          -----------
                                 1999             $    83,956
                                 2000                  66,000
                                 2001                  67,800
                                 2002                  70,600
                                 2003                  72,600
                        2004 and thereafter         1,900,300
                                                   ----------
                                                   $2,261,256
                                                   ==========
Litigation
----------

The Company is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

18.      CONVERSION AND REORGANIZATION

In September 1996, the Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank proposed to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and concurrently formed a Bank Holding Company.

As part of the conversion process, the Company was organized in September 1996 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company became a bank holding company with its only significant assets being all of the outstanding capital stock of the Bank, which was acquired on December 31, 1996 by exchanging $4,724,287 of the proceeds received in the public offering for all of the common stock of the Bank, and a percentage of the conversion proceeds permitted to be retained. From the proceeds of the Conversion, $108,445 was allocated to common stock, and $10,207,689, which is net of $528,366 conversion costs, was allocated to additional paid-in capital.

In accordance with regulations, at the time that the Bank converted from a mutual savings bank to a stock savings bank, a portion of retained earnings was restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

19.      SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

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

20.      FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

         The estimated carrying amounts and fair values are as follows:

                                                    1998                        1997
                                        ----------------------------   ---------------------------
                                                         Estimated                     Estimated
                                           Carrying        Fair          Carrying        Fair
                                            Amount         Value          Amount         Value
                                         ------------   ------------   ------------   ------------
Financial assets:
         Cash and cash equivalents       $  9,084,193   $  9,084,193   $  6,792,420   $  6,792,420
         Securities held to maturity        1,745,667      1,753,325      7,844,305      7,831,187
         Securities available-for-sale        264,020        264,020         55,051         55,051
         Mortgage-backed securities
          held to maturity                    339,362        364,031        367,553        394,743
         Loans receivable                  95,590,197     96,816,000     86,067,848     86,726,000
         Federal Home Loan Bank Stock         622,200        622,200        576,700        576,700
         Accrued interest receivable          617,980        617,980        655,667        655,667
         Loans held for sale                1,454,700      1,454,700              -              -
                                         ------------   ------------   ------------   ------------
                  Total                  $109,718,319   $110,976,449   $102,359,544   $103,031,768
                                         ============   ============   ============   ============

Financial liabilities:
         Deposits                        $ 88,551,543   $ 88,954,000   $ 80,069,078   $ 80,091,000
         Advances from Federal
          Home Loan Bank                   10,000,000      9,992,000      7,747,449      7,699,000
         Advance payment by borrowers
          for taxes and insurance             193,346        193,346        186,738        186,738
         Accrued interest payable              46,713         46,713         36,684         36,684
                                         ------------   ------------   ------------   ------------
                  Total                  $ 98,791,602   $ 99,186,059   $ 88,039,949   $ 88,013,422
                                         ============   ============   ============   ============


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

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash  Equivalents,  Federal  Home Loan  Bank  Stock,  Accrued  Interest
--------------------------------------------------------------------------------
Receivable, Accrued Interest Payable, and Advance Payment by Borrowers for Taxes
--------------------------------------------------------------------------------
and Insurance
-------------

The fair value is equal to the current carrying value.

Investment Securities, Mortgage-backed Securities, and Loans Held for Sale
--------------------------------------------------------------------------

The fair value of investment securities, mortgage-backed securities and loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans, Deposits, and Advances from Federal Home Loan Bank
---------------------------------------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and employs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and advances from Federal Home Loan Bank are estimated using a discounted cash flow calculation and applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 17.

21.      CAPITAL REQUIREMENTS

The Company, on a consolidated basis and the Bank are subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the entity's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weighting, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of tangible and core capital (as defined in the regulations) to adjusted assets (as defined). Management believes as of June 30, 1998 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of June 30, 1998, the most recent notification from the Company's and Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The following table reconciles the Company's and Bank's capital under generally accepted accounting principles to regulatory capital:

                                                 Company                         Bank
                                     -----------------------------   ----------------------------
                                                 June 30,                       June 30,
                                          1998            1997            1998            1997
                                     ------------    ------------    ------------    ------------
Total equity                         $ 14,928,122    $ 16,125,045    $ 12,804,649    $ 11,924,194
Unrealized loss on securities              (7,032)         (3,384)         (3,207)         (3,384)
                                     ------------    ------------    ------------    ------------
Tier I, core, and tangible capital     14,921,090      16,121,661      12,801,442      11,920,810

Allowance for loan losses                 477,654         367,779         477,654         367,779
                                     ------------    ------------    ------------    ------------
Risk-based capital                   $ 15,398,744    $ 16,489,440    $ 13,279,096    $ 12,288,589
                                     ============    ============    ============    ============

The Company's actual capital amounts and ratios were as follows:

                                                                          June 30,
                                                        --------------------------------------------------
                                                                   1998                     1997
                                                        ------------------------ -------------------------
                                                           Amount        Ratio      Amount         Ratio
                                                        -----------     -------   -----------      -------
         Total Capital to Risk-Weighted Assets
         -------------------------------------

                  Actual                                $15,398,744      19.25%   $16,489,440       25.75%
                  For Capital Adequacy Purposes           6,398,080       8.00      5,123,547        8.00
                  To be "Well Capitalized"                7,967,600      10.00      6,404,434       10.00

         Tier I Capital to Risk-Weighted Assets
         --------------------------------------

                  Actual                                $14,921,090      18.66%   $16,121,661       25.17%
                  For Capital Adequacy Purposes           3,199,040       4.00      2,561,774        4.00
                  To be "Well Capitalized"                4,798,560       6.00      3,842,660        6.00

         Core Capital to Adjusted Assets
         -------------------------------

                  Actual                                $14,921,090      12.94%   $16,121,661       15.39%
                  For Capital Adequacy Purposes           4,612,000       4.00      4,189,636        4.00
                  To be "Well Capitalized"                5,765,000       5.00      5,237,045        5.00






         Tangible Capital to Adjusted Assets
         -----------------------------------

                  Actual                                $14,921,090      12.94%   $16,121,661       15.39%
                  For Capital Adequacy Purposes           1,729,500       1.50      1,571,113        1.50
                  To be "Well Capitalized"                    N/A          N/A          N/A           N/A

Prior to the  enactment of The Small  Business Job  Protection  Act discussed in
Note 11, the Bank accumulated approximately $1,004,932 of retained earnings at December 31, 1997, which amount represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

The Bank's actual capital amounts and ratios were as follows:

                                                                          June 30,
                                                        --------------------------------------------------
                                                                   1998                     1997
                                                        ------------------------ -------------------------
                                                           Amount        Ratio      Amount         Ratio
                                                        -----------     -------   -----------      -------
         Total Capital to Risk-Weighted Assets
         -------------------------------------

                  Actual                                $13,279,096       17.30%  $12,288,589       19.19%
                  For Capital Adequacy Purposes           6,139,760        8.00     5,122,800        8.00
                  To be "Well Capitalized"                7,674,700       10.00     6,403,500       10.00

         Tier I Capital to Risk-Weighted Assets
         --------------------------------------

                  Actual                                $12,801,442       16.68%  $11,920,810       18.62%
                  For Capital Adequacy Purposes           3,069,880        4.00     2,561,400        4.00
                  To be "Well Capitalized"                4,604,820        6.00     3,842,100        6.00

         Core Capital to Adjusted Assets
         -------------------------------

                  Actual                                $12,801,442       11.12%  $11,920,810       11.38%
                  For Capital Adequacy Purposes           4,602,840        4.00     4,189,280        4.00
                  To be "Well Capitalized"                5,753,550        5.00     5,236,600        5.00

         Tangible Capital to Adjusted Assets
         -----------------------------------

                  Actual                                $12,801,442       11.12%  $11,920,810       11.38%
                  For Capital Adequacy Purposes           1,726,065        1.50     1,570,980        1.50
                  To be "Well Capitalized"                    N/A           N/A        N/A            N/A


22.       PARENT COMPANY

Effective December 31, 1996 active operations of Advance Financial Bancorp were initiated with the approval of the stock conversion of the Bank and correspondent purchase of all the stock of the wholly-owned subsidiary savings bank by the Company which coincided with the initial public offering of the Company stock. The condensed financial statements of Advance Financial Bancorp are as follows:

                            CONDENSED BALANCE SHEET

                                                              June 30,
                                                        1998             1997
                                                    -----------      -----------
ASSETS
Cash                                                $       300      $         -
Deposits with subsidiary bank                         2,819,809        4,247,712
Investment in subsidiary bank                        12,089,491       11,127,999
Securities available for sale                           220,625                -
Loan receivable from ESOP                               715,158          796,195
Other assets                                             43,136           35,838
                                                    -----------      -----------
    TOTAL ASSETS                                    $15,888,519      $16,207,744
                                                    ===========      ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Restricted stock plan payable                       $   869,634      $         -
Other liabilities                                        90,763           82,699
Stockholders' equity                                 14,928,122       16,125,045
                                                    -----------      -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $15,888,519      $16,207,744
                                                    ===========      ===========


                         CONDENSED STATEMENT OF INCOME

                                                                                     Period Ended
                                                                                    December 31,1996
                                                                   Year Ended             To
                                                                  June 30, 1998     June 30, 1997
                                                                  -------------     -------------
INCOME
------
         Interest income - loans                                      $ 64,468          $ 35,133
         Interest income - investments                                  16,550                 -
                                                                      --------          --------
                           Total interest income                        81,018            35,133
                                                                      --------          --------

OPERATING EXPENSES                                                     131,706            67,686
------------------                                                    --------          --------

         Loss before equity in undistributed earnings of subsidiary    (50,688)          (32,553)
         Equity in undistributed earnings of subsidiary                877,871           511,217
                                                                      --------          --------

         Income before income taxes                                    827,183           478,664
         Income tax benefit                                             21,027            13,998
                                                                      --------          --------
                           NET INCOME                                 $848,210          $492,662
                                                                      ========          ========

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                                                                     Period Ended
                                                                                                                   December 31, 1996
                                                                                                      Year Ended         To
                                                                                                     June 30, 1998  June 30, 1997
                                                                                                     -------------  -------------
OPERATING ACTIVITIES
         Net income                                                                                   $   848,210    $   492,662
         Adjustments to reconcile net income to net cash
          provided by operating activities
                  Undistributed net income of subsidiary                                                 (877,871)      (511,217)
                  Other, net                                                                               73,833        (15,728)
                                                                                                      -----------    -----------
                                    Net cash provided by (used for) operating activities                   44,172        (34,283)
                                                                                                      -----------    -----------

INVESTING ACTIVITIES
         Purchase securities available for sale                                                          (231,875)             -
         ESOP loan repayments                                                                              81,037         71,365
                                                                                                      -----------    -----------
                                    Net cash provided by (used for) investing activities                 (150,838)        71,365
                                                                                                      -----------    -----------

FINANCING ACTIVITIES
         Net proceeds from sales of common stock                                                                -      4,290,445
         Purchase of Treasury Stock                                                                    (1,000,863)             -
         Cash dividends paid                                                                             (320,074)       (79,815)
                                                                                                      -----------    -----------
                                    Net cash provided by (used for) financing activities               (1,320,937)     4,210,630
                                                                                                      -----------    -----------

                                    Increase (decrease) in cash and cash equivalents                   (1,427,603)     4,247,712

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                                         4,247,712              -
                                                                                                      -----------    -----------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                                             $ 2,820,109    $ 4,247,712
                                                                                                      ===========    ===========

34