Form 10KSB, Exhibit 13
period 1999-06-30
ADVANCE FINANCIAL BANCORP
filed 1999-09-23
CIK 1023398

EXHIBIT 13

--------------------------------------------------------------------------------
                            ADVANCE FINANCIAL BANCORP

Corporate Profile

     Advance Financial Bancorp (the "Company") is a Delaware corporation organized in September 1996 at the direction of Advance Financial Savings Bank (the "Bank") to acquire all of the capital stock that the Bank issued in its conversion from a mutual to a stock form of ownership (the "Conversion"). On December 31, 1996, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the Conversion.

The Bank chartered in 1935 under the name Advance Federal Savings and Loan Association of West Virginia, is a federally chartered stock savings bank headquartered in Wellsburg, West Virginia. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision and its deposits are federally insured by the Savings Association Insurance Fund. The Bank is a member of and owns stock in the Federal Home Loan Bank ("FHLB") of Pittsburgh, which is one of the 12 regional banks in the FHLB System.

     The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by one to four family residential real estate, non-residential real estate and commercial loans. To a lesser extent, the Bank also originates multi-family real estate loans and consumer loans.

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
                                                               Dividends
         Date                             High ($)   Low ($)   Declared ($)
         ----                             --------   -------   ------------

July 1, 1997 to September 30, 1997          16.75     14.88        .08
October 1, 1997 to December 31, 1997        17.88     16.50        .08
January 1, 1998 to March 31, 1998           20.88     17.38        .08
April 1, 1998 to June 30, 1998              19.50     17.88        .08
July 1, 1998 to September 30, 1998          18.13     13.88        .08
October 1, 1998 to December 31, 1998        14.38     12.63        .08
January 1, 1999 to March 31, 1999           13.50     11.63        .08
April 1, 1999 to June 30, 1999              12.63     10.44        .08

     The number of stockholders of record of common stock as of the record date of August 31, 1999, was approximately 466. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At August 31, 1999, there were 971,285 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the OTS.

Selected Financial Ratios and Other Data
                                                        For the Years Ended
                                                             June 30
                                                        -------------------
                                                         1999 %     1998 %
                                                        -------------------
Return on average assets
     (net income divided by average total assets)            .64       .78
Return on average equity
     (net income divided by average equity)                 5.22      5.34
Average equity to average assets ratio
     (average equity divided by average assets)            12.34     14.61
Equity to assets at period end                             11.54     13.07
Net interest spread                                         3.30      3.30
Dividend payout ratio                                      37.02     37.65
Net yield on average interest-earning assets                3.80      3.98
Non-performing loans to total assets                         .59       .40
Non-performing loans to total loans                          .70       .46
Allowance for loan losses to non-performing assets         70.67     88.29

--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs and expenses, and general economic conditions. Advance Financial Bancorp (the "Company") undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

     The Company's results from operations are primarily dependent on its net interest income, which is the difference between the interest earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of noninterest expenses, such as compensation and employee benefits, noninterest income, such as service charges on deposit related services, and the Company's provision for loan losses.

Asset and Liability Management

     The Company's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

     To mitigate the impact of changing interest rates on net interest income, the Company manages interest rate sensitivity and asset/liability products through an asset/liability management committee (the "Committee"). The Committee meets as necessary to determine the rates of interest for loans and deposits. Rates on deposits are primarily based on the Company's need for funds and on a review of rates offered by other financial institutions in the Company's market area. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Company's market area, as well as, the Company's cost of funds.

     The Committee manages the imbalance between its interest-earning assets and interest-bearing liabilities through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Company's liquidity needs, growth and capital adequacy. The Committee's principal strategy is to reduce the interest rate sensitivity of interest-earning assets and attempt to match the maturities of interest-earning assets with interest-bearing liabilities, while allowing for a mismatch in an attempt to increase net interest income.

     In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Company has also instituted certain asset and liability management measures, including underwriting long-term fixed rate loans that are saleable in the secondary market, offering longer term deposit products and diversifying the loan portfolio into shorter term consumer and commercial business loans. In addition, the Company originates one year, three year and five year adjustable rate mortgage loans.


Net Portfolio Value

     The Company computes amounts by which the net present value of cash flow assets, liabilities and off balance sheet items ("NPV") would change in the event of a range of assumed changes in market interest rates. The computations estimate the effect on the Company's NPV from instantaneous and permanent 1% to 3% (100 to 300 basis points) increases or decreases in market interest rates.

--------------------------------------------------------------------------------




Based upon the Office of Thrift Supervision assumptions, the following table presents the Company's NPV at June 30, 1999.


                 Changes in rates     NPV Ratio (1)              Change(2)
                 ----------------     -------------              ---------
                     +300 bp              9.51 %                  (241) bp
                     +200 bp             10.75                    (120) bp
                     +100 bp             11.57                    ( 35) bp
                        0 bp             11.92
                     -100 bp             12.05                      13  bp
                     -200 bp             11.87                    (  5) bp
                     -300 bp             11.86                    (  6) bp

(1) Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

       These calculations indicate that the Company's NPV could not only be adversely affected by increases in interest rates but also could be adversely affected by a decrease in interest rates of 200 or 300 basis points. In addition, the Company may be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

       Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

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

                                                                     Year Ended June 30,                            At June 30,
                                                 ------------------------------------------------------------ ----------------------
                                                              1999                           1998                      1999
                                                 ----------------------------- ------------------------------ ---------------------
                                                   Average             Average  Average               Average               Average
                                                                       Yield                          Yield/                Yield/
                                                   Balance  Interest    Cost    Balance    Interest    Cost      Balance     Cost
                                                 ---------- --------  -------- --------- ----------  -------- -----------  --------
Interest-earning assets:
  Loans receivable (1)                            $103,764   $8,517     8.21%   $93,708     $7,737     8.26%    $109,338     8.04%
  Investment securities (2)                          9,696      554     5.71%     9,376        640     6.83%       9,936     5.19%
  Mortgage-backed securities                         2,031      121     5.95%       357         33     9.24%       4,365     6.87%
                                                 ---------- --------  -------- --------- ----------  -------- -----------  --------
     Total interest-earning assets                 115,491    9,192     7.95%   103,441      8,410     8.13%     123,639     7.77%
                                                            --------  --------           ----------  --------              --------
Non-interest-earning assets                          6,286                        5,192                            6,464
                                                 ----------                    ---------                      -----------
     Total assets                                 $121,777                     $108,633                         $130,103
                                                 ==========                    =========                      ===========

Interest-bearing liabilities:
  Interest-bearing demand deposits                 $19,846      650     3.28%   $15,739        559     3.55%     $22,028     3.05%
  Certificates of deposit                           59,066    3,257     5.51%    48,808      2,814     5.77%      63,562     5.15%
  Savings deposits                                  15,103      404     2.67%    14,589        414     2.84%      16,317     2.72%
  Short-term borrowings                              9,042      486     5.37%     9,716        505     5.20%       9,000     5.30%
                                                 ---------- --------  -------- --------- ----------  -------- -----------  --------
     Total interest-bearing liabilities            103,057    4,797     4.65%    88,852      4,292     4.83%     110,907     4.39%
                                                            --------  --------           ----------  --------              --------
Non-interest bearing liabilities                     3,693                        3,907                            4,176
                                                 ----------                    ---------                      -----------
     Total liabilities                             106,750                       92,759                          115,083
Stockholders' equity                                15,027                       15,874                           15,020
                                                 ----------                    ---------                      -----------
     Total liabilities and stockholders'
       equity                                     $121,777                     $108,633                         $130,103
                                                 ==========                    =========                      ===========

Net interest income                                         $ 4,395                        $ 4,118
                                                            ========                     ==========
Interest rate spread (3)                                                3.30%                          3.30%                 3.38%
                                                                      ========                       ========              ========
Net Yield on interest-earning assets (4)                                3.81%                          3.98%                 3.83%
                                                                      ========                       ========              ========
Ratio of average interest-earning assets  to
  average interest-bearing liabilities                                112.07%                        116.42%               111.48%
                                                                      ========                       ========              ========


----------------------------------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

--------------------------------------------------------------------------------

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i ) changes in volume (changes in average volume multiplied by old rate) and (ii ) changes in rate (changes in rate multiplied by old average volume). Changes, which are not solely attributable to rate or volume, are allocated to changes in rate due to rate sensitivity of interest-earning assets and interest-bearing liabilities.

                                                                                Year Ended June 30,
                                                                ----------------------------------------------------
                                                                                   1999 vs 1998
                                                                ----------------------------------------------------
                                                                                Increase (Decrease)
                                                                                      Due to
                                                                ----------------------------------------------------
                                                                     Volume              Rate                Net
                                                                ----------------------------------------------------
                                                                              (Dollars in Thousands)
              Interest Income:
                Loans receivable                                         $830               ($50)               $780
                Investment securities                                      22               (108)                (86)
                Mortgage-backed securities                                155                (67)                 88
                                                                ----------------------------------------------------
                   Total interest-earning assets                       $1,007              ($225)               $782
                                                                ----------------------------------------------------
              Interest Expense:
                Interest-bearing demand
                 deposits                                                $146               ($55)               $91
                Certificates of Deposit                                   592               (149)               443
                Savings Deposits                                           15                (25)               (10)
                Short-term borrowings                                     (35)                16                (19)
                                                                ----------------------------------------------------
                   Total interest-bearing liabilities                     718               (213)               505
                                                                ----------------------------------------------------

              Net change in interest income                              $289               ($12)              $277
                                                                ====================================================


Comparison of Financial Condition

     The Company's total assets increased approximately $15,742,000, or 13.79%, to $129,927,000 at June 30, 1999, from $114,185,000 at June 30, 1998, primarily as a result of the opening in June 1998 of the Wintersville, Ohio branch (the "Wintersville branch"). The Wintersville branch contributed approximately $13,000,000 in loan and deposit growth for the year ended June 30, 1999.

     Total cash and cash equivalents decreased by $4,724,000 to $4,360,000 at June 30, 1999 from $9,084,000 at June 30, 1998. This decrease was used primarily to purchase investment securities and mortgage-backed securities. Management maintains a level of cash and equivalents, which is desirable to meeting normal cash flow requirements of its customers for the funding of loan requests and repayment of deposits.

     Investment securities increased $3,471,000 to $5,481,000 at June 30, 1999 from $2,010,000 at June 30, 1998. This increase is primarily the result of the purchase of available for sale agency bonds with call provisions ranging from four months to 18 months and rates averaging 6.43%. Management has classified these investments as available for sale for liquidity purposes while maximizing interest yields in excess of the federal overnight rates paid on interest-bearing demand deposits.

     Mortgage-backed securities increased $3,967,000 to $4,306,000 at June 30, 1999 from $339,000 at June 30, 1998. This increase is made up of two adjustable rate mortgage-backed instruments and six fixed rate instruments. The adjustable rate instruments were classified as held to maturity due to their ability to absorb interest rate fluctuations. The fixed rate instruments were placed in available for sale for liquidity purposes. The purchase of these eight mortgage-backed securities is a result of management's response to the Company's declining loan portfolio ratio of one to four family mortgages. The ratio of one to four family mortgages has declined as a result of the Company's interest rate management program of selling fixed rate mortgages on the secondary market.

--------------------------------------------------------------------------------
  Net loans receivable increased $14,310,000 to $109,900,000 at June 30, 1999 from $95,590,000 at June 30, 1998. The net increase is primarily attributable to increases in non-residential and multi-family mortgages of $8,538,000, commercial loans of $3,712,000, consumer loans of $1,242,000 and one to four family mortgages of $1,769,000, offset by a net decrease in construction and loans in process of $890,000. Such increases are attributable to the economic health of the Bank's primary lending area and the competitive pricing of the Bank's loan products. The funding for the loan growth was provided primarily by an increase in deposits.

     Deposits  increased by  $16,787,000 or 18.96% to  $105,339,000  at June 30,
1999 from $88,552,000 at June 30, 1998. This increase represents increases in certificate of deposits of $9,616,000, core savings and NOW deposits of $2,427,000, money market demand deposits of $3,169,000,and non-interest-bearing demand deposits of $1,575,000. As noted above, the increase in deposits was primarily from the Wintersville branch.

     Stockholders equity increased $65,000 to $14,993,000 at June 30, 1999 from $14,928,000 at June 30, 1998. Through June 30, 1999, the Company initiated the payment of dividends of $.32 per share, while maintaining capital ratios well in excess of regulatory guidelines. The Board of Directors will determine future dividend policies in light of earnings and financial condition of the Company, including applicable governmental regulations and policies.

Comparison  of the Results of  Operations  for the Years Ended June 30, 1999 and
1998

     Net Income. Net income for the year ended June 30,1999 decreased $64,000 or 7.55% to $784,000 from $848,000 for the same period ended June 30, 1998. The primary reason for the decrease in net income was due to the costs incurred to operate and facilitate the growth of the Wintersville branch.

     Net Interest Income. The Company's net interest income increased $276,000, or 6.70%, to $4,394,000 for the year ended June 30, 1999 from $4,118,000 for the same period ended 1998. The interest rate spread remained at 3.30% for both periods ended June 30, 1999 and 1998.

     Interest Income. Total interest income increased $782,000, or 9.30%, to $9,192,000 for the year ended June 30, 1999 from $8,410,000 for the comparable 1998 period. The increase in interest income resulted primarily from an increase in earnings on average loans of $780,000. Average principal balances of loans increased $10,056,000 to $103,764,000 for the year ended June 30, 1999 from $93,708,000 for the comparable 1998 period. However, the yield on interest-earning assets decreased 18 basis points to 7.95% for the year ended June 30, 1999 from 8.13% for the comparable 1998 period. Such decrease in yields for fiscal 1999 was primarily due to the origination of lower yielding investments and mortgage-backed securities, which reflect current market rates of interest.

     Interest Expense. Total interest expense increased $505,000 or 11.79% to $4,797,000 for the year ended June 30, 1999 compared to $4,292,000 for the comparable 1998 period. The increase in expense is primarily due to an increase in the average volume of interest-bearing demand deposits of $3,436,000 and an increase in the average volume of certificates of deposits of $10,258,000. However, the average cost on interest-bearing liabilities decreased 18 basis points to 4.65% for the year ended June 30, 1999 from 4.83% for the comparable 1998 period. Such decrease reflects an overall decrease in the costs of deposits which was offset slightly by the use of more expensive Federal Home Loan Bank advances.

     Provision for Loan Losses. For the year ended June 30, 1999, the provision for loan losses was $150,000 as compared to $254,000 for the comparable 1998 period. Net charge-offs for the period ended June 30, 1999 were $45,000 compared to $144,000 for the comparable 1998 period. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors.
While the loan mix has changed slightly over the past two years, management believes that the underlying collateral supporting such loans provides adequate coverage. The Company maintains a desirable level in its loan loss provisions based upon the Company's review of the market, loan portfolio, and overall assessment of the adequacy of the valuation allowance. There can be no assurance, however, that additional provisions will not be required in future periods.

     Noninterest Income. Noninterest income increased by $191,000, or 34.23%, to $749,000 for the year ended June 30, 1999 compared to $558,000 for the same period ended 1998. Service charges on deposit accounts increased by $106,000, or 39.41%, due to the increase in volume and number of deposit accounts and a slight increase in fees. In addition, there was an increase of $36,000 from the recognition of servicing rights on fixed-rate mortgage loans sold in the secondary market.

--------------------------------------------------------------------------------

     Noninterest Expense. Noninterest expense increased $674,000, or 22.07%, to $3,728,000 for the year ended June 30, 1999 from $3,054,000 for the same period ended 1998. Compensation and benefits increased $368,000, or 26.72%, due primarily to additional hiring of employees to operate the Wintersville branch coupled with an increase of $87,000 associated with the funding of the Company's Restricted Stock Plan for employees. Occupancy and equipment increased $204,000, or 53.20%, due primarily to the new Wintersville branch that opened in June 1998. Professional fees decreased by $39,000 in fiscal 1999 due to a decrease in services for compliance with regulatory requirements and employee benefit plans. Data processing increased $45,000, or 15.17%, due primarily to the additional transaction volume that was created by the opening of the Wintersville branch. Other operating expense increased by $96,000 in fiscal 1999 due primarily to an increase in Director's Restricted Stock Plan of $47,000 and an increase of $42,000 as a result of increased operational costs of additional transaction volumes relating to the use of ATMs and credit card programs

     Income Taxes. Income tax expense decreased $39,000 or 7.49% to $482,000 for the year ended June 30, 1999 compared to $521,000 for the same period ended 1998 due to a 7.54% decrease in income before income taxes. The effective tax rate for income taxes as of the years ended June 30, 1999 and 1998 was 38%.

     Liquidity and Capital Resources. The Company's primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions, and competition. The Company uses its resources primarily to fund existing and future loan  commitments,  maturing  certificates  of deposit and demand deposit withdraws, investments in other interest-bearing assets, maintenance of necessary liquidity, and to meet operating expenses.

     Net cash provided by operating activities for the year ended June 30, 1999 was $2,821,000 as compared to net cash used by operating activities of $183,000 for the same period ended 1998. This increase in cash was the result of net proceeds from the sale of loans amounting to $1,455,000, amortization, depreciation and loan loss provision of $573,000 and net income of $784,000.

     Net cash used for investing activities for the year ended June 30, 1999 increased $16,367,000 to $22,420,000 from $6,053,000 for the year ended June 30,
1998. This increase was primarily attributable to a $4,756,000 net increase in loans funded and a $13,537,000 increase in the net amount of investment and mortgage-backed securities purchased coupled with a decrease in the amount used for the purchase of premises and equipment of $1,888,000.

     Net cash provided by financing activities for the year ended June 30, 1999 increased $6,348,000 to $14,875,000 from $8,527,000 for the same period ended 1998. The increase was primarily a result of an increase in net deposits of $8,305,000 and a reduction in the amount of company stock repurchased for treasury and benefit plans of $1,267,000 coupled with a decrease in net advances from the FHLB of $3,253,000.

     Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Management monitors projected liquidity needs and determines the level desirable based in part on the Company's commitments to make loans and management's assessment of the Bank's ability to generate funds.


YEAR 2000 EVALUATION

     Rapid and accurate data processing is essential to the Company's operations. Many computer programs can only distinguish the final two digits of the year entered (a common programming practice in prior years) and are expected to read entries for the year 2000 as the year 1900 or as zero and an incorrect attempt to compute payment, interest, delinquency and other data. The Company has been evaluating both information technology (computer systems) and non-information technology systems (e.g. vault timers, electronic door lock and elevator controls). Based upon such evaluations; management has determined that the Company has year 2000 risk in three areas: (1) Company's own computers, (2) Computers of others used by the Company's borrowers, and (3) Computers of others who provide the Company with data processing.

     Company's Own Computers. As of June 30, 1999, the Company has upgraded its computer system to comply with the year 2000 risk. Such costs expended were not material to the financial statements of the Company. The Company does not anticipate any additional costs throughout the remainder of calendar 1999.

--------------------------------------------------------------------------------

     Borrowers. The Company has evaluated most of their borrowers and does not believe the year 2000 problem should, on an aggregate basis, impact their ability to make payments to the Company. The Company believes that most of their residential borrowers are not dependent on their home computers for income and that none of their commercial borrowers are so large that the year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to make loan payments to the Company. The Company does not expect any material costs to address this risk area and believes they are year 2000 compliant in this risk area.

     Data Processing. This risk is primarily focused on one third party service bureau that provides virtually all of the Company's data processing. Effective November of 1998, this service bureau has advised the Company that they are now year 2000 compliant.

     Contingency Plan. The Company is continuing to monitor any changes to the service bureau and any effects that it might have on their status as year 2000 compliant. If the service bureau fails, the Company will attempt to locate an alternative service bureau that is year 2000 compliant. If the Company is unsuccessful, it will use its existing computer system to enter deposit balances and interest on these accounts. If this labor-intensive approach is necessary, management and employees will become much less efficient. However, the Company believes that they would be able to operate in this manner indefinitely, until their existing service bureau, or their replacement, is able to again provide data processing services. If very few institutional service bureaus were operating in the year 2000, the Company's replacement costs, assuming the Company could negotiate an agreement, could be material. The written contingency and business resumption plan has been completed, validated and tested. In July of 1999, the Board of Directors of the Company approved such plan. The plan is updated for any changes in the Company's mission critical applications. Plan updates and changes through the remainder of 1999 are subject to additional validation, testing, and approval upon implementation.

     While the Company's year 2000 plan was designed to significantly address the year 2000 problems, the occurrence of the following could negatively impact the Company:

(a) utility service companies may be unable to provide the necessary service to implement the Company's data systems or provide sufficient sanitary conditions for its offices; or
(b) the Company's service bureau provider could have a major malfunction in their system or their service could be disrupted due to their utility providers, or some combination of the two; or
(c) the Company may have to transact its business manually.

     Successful and timely completion of the year 2000 plan is based upon the Company's best estimates derived from various assumptions of future events which are inherently uncertain, including the progress and results of its external service bureau, testing plans, and all vendors, suppliers and customer readiness.

     Despite the Company's best efforts to address the year 2000 problems, the vast number of external entities that have direct and indirect business relationships with the Company, such as, customers, vendors, payment system providers and other financial institutions, make it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material adverse impact on the Company's business or its consolidated financial statements.

SNODGRASS
Certified Public Accountants and Consultants





[LOGO]




                         Report of Independent Auditors



Board of Directors and Stockholders
Advance Financial Bancorp


We have audited the accompanying consolidated balance sheet of Advance Financial Bancorp and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Bancorp and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/S.R. Snodgrass, A.C.

Steubenville, Ohio
July 30, 1999

                            ADVANCE FINANCIAL BANCORP
                           CONSOLIDATED BALANCE SHEET

                                                                                                       June 30,
                                                                                          ------------------------------------
                                                                                               1999                  1998
                                                                                          --------------        --------------
ASSETS Cash and cash equivalents:
     Cash and amounts due from banks                                                        $  1,395,704          $  1,334,831
     Interest-bearing deposits with other institutions                                         2,964,166             7,749,362
                                                                                             -----------           -----------
              Total cash and cash equivalents                                                  4,359,870             9,084,193
                                                                                             -----------           -----------

Investment securities:
     Securities held to maturity (fair value of $970,914
      and $1,753,325)                                                                            999,896             1,745,667
     Securities available for sale                                                             4,481,475               264,020
                                                                                             -----------           -----------
              Total investment securities                                                      5,481,371             2,009,687
                                                                                             -----------           -----------

Mortgage-backed securities:
     Securities held to maturity (fair value of $2,456,645
      and $364,031)                                                                            2,472,681               339,362
     Securities available for sale                                                             1,832,845                     -
                                                                                             -----------           -----------
              Total mortgage-backed securities                                                 4,305,526               339,362
                                                                                             -----------           -----------

Loans held for sale                                                                                    -             1,454,700
Loans receivable (net of allowance for loan losses of
 $582,280 and $477,654)                                                                      109,899,551            95,590,197
Premises and equipment, net                                                                    4,084,793             4,082,857
Federal Home Loan Bank stock, at cost                                                            629,500               622,200
Accrued interest receivable                                                                      664,058               617,980
Other assets                                                                                     501,967               384,237
                                                                                            ------------          ------------

              TOTAL ASSETS                                                                  $129,926,636          $114,185,413
                                                                                            ============          ============

LIABILITIES
Deposits                                                                                    $105,338,770          $ 88,551,543
Advances from Federal Home Loan Bank                                                           9,000,000            10,000,000
Advance payments by borrowers for taxes and insurance                                            196,993               193,346
Accrued interest payable and other liabilities                                                   397,421               512,402
                                                                                            ------------         -------------
              TOTAL LIABILITIES                                                              114,933,184            99,257,291
                                                                                            ------------         -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 500,000 shares; none issued                                -                     -
Common stock, $.10 par value, 2,000,000 shares authorized;
 1,084,450 shares issued at June 30, 1999 and 1998                                               108,445               108,445
Additional paid in capital                                                                    10,316,719            10,288,928
Retained earnings - substantially restricted                                                   7,623,733             7,130,056
Unallocated shares held by Employee Stock Ownership Plan (ESOP)                                 (597,767)             (715,158)
Unallocated shares held by Restricted Stock Plan (RSP)                                          (682,357)             (869,636)
Treasury stock (103,165 and 53,802 shares at cost)                                            (1,626,890)           (1,000,863)
Accumulated other comprehensive loss                                                            (148,431)              (13,650)
                                                                                            -------------         ------------
              TOTAL STOCKHOLDERS' EQUITY                                                      14,993,452            14,928,122
                                                                                            ------------          ------------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $129,926,636          $114,185,413
                                                                                            ============          ============

See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------

                            ADVANCE FINANCIAL BANCORP
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                                   Year Ended June 30,
                                                                                               ---------------------------------
                                                                                                   1999                1998
                                                                                               -----------          ------------

INTEREST AND DIVIDEND INCOME
     Loans                                                                                     $ 8,516,921          $7,736,893
     Investment securities                                                                         188,158             303,509
     Interest-bearing deposits with other institutions                                             325,233             298,514
     Mortgage-backed securities                                                                    120,688              33,087
     Federal Home Loan Bank stock                                                                   40,560              37,973
                                                                                               -----------          ----------
              Total interest and dividend income                                                 9,191,560           8,409,976
                                                                                               -----------          ----------

INTEREST EXPENSE
     Deposits                                                                                    4,311,105           3,786,395
     Advances from Federal Home Loan Bank                                                          486,141             505,356
                                                                                               -----------          ----------
              Total interest expense                                                             4,797,246           4,291,751
                                                                                               -----------          ----------

NET INTEREST INCOME                                                                              4,394,314           4,118,225

Provision for loan losses                                                                          150,000             253,606
                                                                                               -----------          ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                              4,244,314           3,864,619
                                                                                               -----------          ----------

NONINTEREST INCOME
     Service charges on deposit accounts                                                           374,831             268,941
     Gain on sale of loans                                                                          92,909              97,668
     Gain on sale of investments                                                                    13,745                   -
     Other income                                                                                  267,703             191,606
                                                                                               -----------          ----------
              Total noninterest income                                                             749,188             558,215
                                                                                               -----------          ----------

NONINTEREST EXPENSE
     Compensation and employee benefits                                                          1,743,773           1,376,134
     Occupancy and equipment                                                                       588,702             384,261
     Professional fees                                                                             143,285             182,041
     Advertising                                                                                   120,726             121,155
     Data processing                                                                               340,113             295,323
     Other operating expenses                                                                      791,151             694,913
                                                                                               -----------          ----------
              Total noninterest expense                                                          3,727,750           3,053,827
                                                                                               -----------          ----------

Income before income taxes                                                                       1,265,752           1,369,007
Income taxes                                                                                       481,925             520,797
                                                                                               -----------          ----------

NET INCOME                                                                                     $   783,827         $   848,210
                                                                                               ===========         ===========

EARNINGS PER SHARE:
     Basic                                                                                     $       .83         $       .85
     Diluted                                                                                   $       .83         $       .85



See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         Retained    Unallocated  Unallocated               Accumulated    Total
                                           Additional    Earnings      Shares       Shares                      Other      Stock-
                                 Common     Paid In    Substantially    Held         Held      Treasury    Comprehensive  holders'
                                 Stock      Capital     Restricted     By ESOP      By RSP      Stock          Loss       Equity
                                 -----      -------     ----------     -------      ------      -----          ----       ------
Balance, June 30, 1997           $108,445  $10,221,528  $6,597,836    $(796,195)  $       -            -   $   (6,569)  $16,125,045
Comprehensive income:
   Net income                                              848,210                                                          848,210
   Net unrealized
     loss on securities                                                                                        (7,081)       (7,081)
                                                                                                                        -----------
Comprehensive income                                                                                                        841,129
Purchase of treasury stock                                                                    (1,000,863)                (1,000,863)
Purchase of stock for RSP                                                          (893,587)                               (893,587)
Accrued compensation expense
   for RSP                                                                           67,583                                  67,583
RSP forfeited shares                                                                (43,632)                                (43,632)
Release of earned ESOP shares                   67,400                   81,037                                             148,437
Cash dividends declared
  ($.32 per share)                                        (315,990)                                                        (315,990)
                               ----------  -----------  ----------   ----------  ----------   ----------   ----------   -----------

Balance, June 30, 1998            108,445   10,288,928   7,130,056     (715,158)   (869,636)  (1,000,863)     (13,650)   14,928,122
Comprehensive income:
   Net income                                              783,827                                                          783,827
   Net unrealized
     loss on securities                                                                                      (134,781)     (134,781)
                                                                                                                        -----------
Comprehensive income                                                                                                        649,046
Purchase of treasury stock                                                                      (626,027)                  (626,027)
Accrued compensation expense
  for RSP                                                                           201,881                                 201,881
RSP forfeited shares                                                                (14,602)                                (14,602)
Release of earned ESOP shares                   27,791                  117,391                                             145,182
Cash dividends declared
   ($.32 per share)                                       (290,150)                                                        (290,150)
                               ----------  -----------  ----------   ----------  ----------   -----------------------   -----------

Balance  June 30, 1999         $  108,445  $10,316,719  $7,623,733   $ (597,767) $ (682,357)  $ (1,626,890) $(148,431)  $14,993,452
                               ==========  ===========  ==========   ==========  ==========   ============ ==========   ===========

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                   Year Ended June 30,
                                                                                         --------------------------------------

                                                                                               1999                  1998
                                                                                         ---------------         --------------
OPERATING ACTIVITIES
     Net income                                                                             $    783,827           $   848,210
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, amortization and accretion, net                                           423,127               135,894
         Provision for loan losses                                                               150,000               253,606
         Gain on sale of investments                                                             (13,745)                    -
         Gain on sale of loans                                                                   (92,909)              (97,668)
         Origination of loans held for sale                                                   (8,658,980)           (8,136,349)
         Proceeds from the sale of loans                                                      10,206,589             6,779,317
         (Increase) decrease in accrued interest receivable                                      (46,078)               37,687
         Increase in accrued interest payable                                                      3,644                10,029
         Other, net                                                                               65,687               (13,339)
                                                                                            ------------            --------------

              Net cash provided by (used for) operating activities                             2,821,162              (182,613)
                                                                                            ------------            ------------

INVESTING ACTIVITIES
     Investment securities held to maturity:
         Purchases                                                                            (2,987,051)           (1,000,000)
         Maturities and repayments                                                             3,737,988             7,100,000
     Investment securities available for sale:
         Purchases                                                                            (4,498,871)             (231,875)
         Maturities and repayments                                                                11,440                11,555
         Proceeds from sale                                                                      139,995                     -
     Mortgage-backed securities held to maturity:
         Purchases                                                                            (2,516,658)                    -
         Maturities and repayments                                                               380,968                28,210
     Mortgage-backed securities available for sale:
         Purchases                                                                            (2,046,363)                    -
         Maturities and repayments                                                               149,274                     -
     Purchases of Federal Home Loan Bank Stock                                                    (7,300)              (45,500)
     Net increase in loans                                                                   (14,459,354)           (9,703,390)
     Purchases of premises and equipment                                                        (324,250)           (2,211,714)
                                                                                            -------------           -------------

              Net cash used for investing activities                                         (22,420,182)           (6,052,714)
                                                                                            ------------            ------------

FINANCING ACTIVITIES
     Net increase in deposits                                                                 16,787,227             8,482,465
     Proceeds of advances from Federal Home Loan Bank                                                  -             7,000,000
     Repayments of advances from Federal Home Loan Bank                                       (1,000,000)           (4,747,449)
     Net change in advances for taxes and insurance                                                3,647                 6,608
     Purchase of treasury stock                                                                 (626,027)           (1,000,863)
     Purchase of RSP stock                                                                             -              (893,587)
     Cash dividends paid                                                                        (290,150)             (320,074)
                                                                                            ------------            ----------

         Net cash provided by financing activities                                            14,874,697             8,527,100
                                                                                            ------------            ----------

         (Decrease) increase in cash and cash equivalents                                     (4,724,323)            2,291,773

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                 9,084,193             6,792,420
                                                                                            ------------            ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                    $  4,359,870            $9,084,193
                                                                                            ============            ==========

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

     Nature of Operations and Basis of Presentation
     ----------------------------------------------

     In December 1996, Advance Financial Bancorp (the "Company") was formed as part of a corporate reorganization completed in connection with the mutual
     - to - stock conversion of Advance Financial Savings Bank, (the "Bank"). As a result of this transaction, the Bank and its wholly-owned service corporation subsidiary, Advance Financial Service Corporation of West Virginia became wholly-owned subsidiaries of the Company. The Company and its subsidiaries derive substantially all their income from banking and bank-related services which include interest earnings on residential real estate, commercial real estate, commercial loans, and consumer loan financing, as well as interest earnings on investment securities, interest-bearing deposits with other financial institutions, and charges for deposit services to its customers. The Bank is a federally chartered stock savings bank located in Wellsburg, WV. The Company and the Bank are subject to regulation and supervision by the Office of Thrift Supervision.

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

     Investment Securities Including Mortgage-Backed Securities
     ----------------------------------------------------------

     Debt and Equity securities consist of mortgage-backed securities, U.S. Government and federal agency obligations, money funds and common stock. Securities are classified as available for sale or held to maturity upon their acquisition based upon management's intent and ability. The company does not hold any securities as trading. Securities classified as held to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Securities classified as available for sale are carried at estimated fair value with unrealized holding gains and losses reflected as a separate component of shareholders' equity. Realized gains and losses on the sale of debt and equity securities are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying Consolidated Balance Sheet.

     Loans Held for Sale
     -------------------

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At June 30, 1999, there were no loans held for sale. At June 30, 1998, the cost of loans held for sale approximated market value.

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

     A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance, homogeneous loans that are to be collectively evaluated. Management considers an insignificant delay, which is defined as less than 90 days by the Company, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate during the period of delay. All loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of said collateral. Impaired loans or portions thereof, are charged-off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable, unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

     Loans considered to be nonperforming include nonaccrual loans, accruing loans delinquent more than 90 days and restructured loans. A loan, including an impaired loan, is classified as nonaccrual when collectability is in doubt. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Loans are returned to accrual status when, in management's judgement, the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original terms).

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

     Real Estate Acquired in Settlement of Loans
     -------------------------------------------

     Real estate acquired in settlement of loans is classified at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition are included in other expenses.

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

     Earnings Per Share
     ------------------

     The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders, adjusted for the effects of any dilutive securities, by the weighted-average number of common shares outstanding, adjusted for the effects of any dilutive securities.

     Comprehensive Income
     --------------------

     Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Consolidated Statement of Changes in Shareholders' Equity.

     Cash Flow Information
     ---------------------

     The Company has defined cash and cash equivalents as cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank and the Federal Reserve Bank.

     Cash payments for interest for the fiscal years ended June 30, 1999 and 1998 were $4,793,602 and $4,281,722, respectively. Cash payments for income taxes for the fiscal years ended June 30, 1999 and 1998 were $468,000 and $533,795, respectively.

     Stock Options
     -------------

     The Company maintains a stock option plan for the directors, officers, and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. If applicable, pro forma net income and earnings per share would be presented to reflect the impact of the stock option plan assuming compensation expense had been affected based on the fair value of the stock options granted under this plan.

     Recent Accounting Pronouncements
     --------------------------------

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133, precludes a held-to-maturity security from being designated as a hedged item, however, at the date of initial application of this statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This statement applies prospectively for all fiscal quarters of all years beginning after June 15, 2000.

     --------------------------------------------

     The Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that after the securitization of mortgage loans, an entity classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold these securities in accordance with Statement No. 115. This Statement applies to the first fiscal quarter beginning after December 31, 1998.

     The Company does not believe the effect of the adoption of these accounting statements will be material.

     Reclassification of Comparative Amounts
     ---------------------------------------

     Certain comparative account balances for the prior period have been reclassified to conform to the current period classifications. Such reclassifications did not effect net income.

2.   EARNINGS PER SHARE

     Basic "Earnings Per Share" (EPS) is based on the weighted average number of common shares outstanding during the year. Diluted EPS is based on the weighted average of common shares outstanding and common share equivalents outstanding during the year.

     There were no convertible securities which would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income for 1999 and 1998 will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

                                                                            1999         1998
                                                                       -----------  ------------
         Denominator:
              Denominator for basic earnings per share
               weighted-average shares                                     946,576     1,001,108
         Effect of dilutive securities:
              Employee stock options                                             -           423
                                                                       -----------  ------------
         Dilutive potential common shares                                        -           423
                                                                       -----------  ------------
         Denominator for diluted earnings per share - adjusted
               weighted-average assumed conversion                         946,576     1,001,531
                                                                       ===========  ============

3.   INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investments at June 30 are as follows:

                                                                                  1999
                                                         ---------------------------------------------------------
                                                                          Gross          Gross
                                                          Amortized      Unrealized     Unrealized      Fair
                                                            Cost          Gains         Losses          Value
                                                          ----------- -----------      ----------      -----------
     Held-to-maturity
     ----------------
         U.S. Government and Agency Obligations           $   999,896 $         -      $  (28,982)     $   970,914
                                                          ----------- -----------      ----------      -----------
     Available-for-sale
     ------------------
         U.S. Government and Agency Obligations             4,498,042           -        (136,664)       4,361,378
         Common stocks                                        105,625           -         (16,875)          88,750
         Money Fund Securities                                 40,682           -          (9,335)          31,347
                                                         ------------ -----------      -----------    ------------
              Total available for sale                      4,644,349           -        (162,874)       4,481,475
                                                          ----------- -----------       ----------      ----------
              Total Investment Securities                  $5,644,245 $         -       $(191,856)      $5,452,389
                                                           ========== ===========       ==========      ==========

                                                                                  1998
                                                         ---------------------------------------------------------
                                                                          Gross          Gross
                                                          Amortized      Unrealized   Unrealized        Fair
                                                            Cost          Gains         Losses          Value
                                                           ---------- -----------      ----------       ----------
     Held-to-maturity
     ----------------
         U.S. Government and Agency Obligations            $1,745,667 $     8,344      $     (686)      $1,753,325
                                                           ---------- -----------      ----------       ----------
     Available-for-sale
     ------------------
         Common stocks                                        231,875           -         (11,250)         220,625
         Money Fund Securities                                 52,827           -          (9,432)          43,395
                                                         ------------------------      ----------     ------------
              Total available for sale                        284,702           -         (20,682)         264,020
                                                          -----------------------      ----------      -----------

              Total Investment Securities                  $2,030,369  $    8,344      $  (21,368)      $2,017,345
                                                           ==========  ==========      ==========       ==========

     The weighted average interest rate on investment securities was 6.58% and 6.69% at June 30, 1999 and 1998, respectively.

     The amortized cost and estimated fair value of investment securities at June 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                Amortized        Fair
                                                  Cost           Value
                                                ----------     ----------
         One year or less                      $   105,625    $    88,750
         After one through five years            1,499,730      1,470,238
         After five through ten years            2,040,505      1,985,750
         After ten years                         1,998,385      1,907,651
                                                ----------     ----------
              Total                             $5,644,245     $5,452,389
                                                ==========     ==========

     Gains on sales were $13,745 and $0 for the years ended June 30, 1999 and 1998, respectively. No losses on sales were realized during either year ended June 30, 1999 and 1998. Proceeds on sale of investment securities available for sale were $139,995 and $-0- for the years ended June 30, 1999 and 1998 respectively.

4.   MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated fair value of mortgage-backed securities at June 30 are as follows:

                                                                                   1999
                                                            ----------------------------------------------------
                                                                             Gross       Gross
                                                           Amortized      Unrealized   Unrealized       Fair
                                                               Cost          Gains       Losses         Value
                                                             ----------   ----------     ---------    ----------
     Held-to-maturity
     ----------------
         Government National Mortgage Association           $   837,676     $  7,701   $   (2,465)    $  842,912
         Federal Home Loan Mortgage Corporation                 133,581        9,893            -        143,474
         Federal National Mortgage Association                1,501,424           -       (31,165)     1,470,259
                                                             ----------      -------     ---------    ----------
              Total held to maturity                          2,472,681       17,594      (33,630)     2,456,645
                                                             ----------      -------     ---------    ----------

     Available-for-sale
     ------------------
         Government National Mortgage Association             1,413,784            -      (48,958)     1,364,826
         Federal National Mortgage Association                  481,081            -      (13,062)       468,019
                                                            -----------      -------     ---------   -----------
              Total available for sale                        1,894,865            -      (62,020)     1,832,845
                                                             ----------      -------     ---------    ----------

              Total Mortgage backed securities               $4,367,546      $17,594     $(95,650)    $4,289,490
                                                             ==========      =======     =========    ==========

                                                                                   1998
                                                            ----------------------------------------------------
                                                                             Gross       Gross
                                                             Amortized    Unrealized   Unrealized       Fair
                                                               Cost          Gains       Losses         Value
                                                             ----------      -------    ---------     ----------
     Held-to-maturity
     ----------------
         Government National Mortgage Association            $  174,659      $10,875   $        -     $  185,534
         Federal Home Loan Mortgage Corporation                 164,703       13,794            -        178,497
                                                             ----------      -------    ---------     ----------
              Total mortgage backed securities               $  339,362      $24,669   $        -     $  364,031
                                                             ==========      =======   ==========     ==========

     Mortgage-backed securities provide for periodic, generally monthly payments of principal and interest and have contractual maturities ranging from ten to thirty years at June 30, 1999. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter. Mortgage backed securities with a book value of $705,780 and a fair value of $703,515 are one year adjustable types currently paying 6%. The remaining instruments are all fixed rate types ranging from 6% to 10%. Certain instruments have been recorded as available for sale based upon managements' evaluation of liquidity needs while optimizing return at the time of purchase.

     There were no sales of mortgage backed securities for either period ended June 30, 1999 or 1998.

5.   LOANS RECEIVABLE

     Loans receivable are comprised of the following at June 30:

                                                         1999                 1998
                                                      -------------      -------------
         Mortgage loans:
              1 - 4 family                               59,673,803        $57,904,667
              Multi-family                                2,689,531          1,786,427
              Non-residential                            23,216,018         15,581,130
              Construction                                2,073,165          5,017,202
                                                      -------------       ------------
                   Total mortgage loans                  87,652,517         80,289,426
                                                      -------------       ------------

         Consumer loans:
              Home improvement                         $  1,195,518          1,000,801
              Automobile                                  8,647,953          7,659,017
              Share loans                                 1,360,054          1,296,684
              Other                                       2,384,401          2,389,041
                                                       ------------      -------------
                   Total consumer loans                  13,587,926         12,345,543
                                                       ------------       ------------

         Commercial loans                                10,387,570          6,675,780
                                                       ------------       ------------

         Less:
              Loans in process                            1,006,813          3,061,801
              Net deferred loan fees                        139,369            181,097
              Allowance for loan losses                     582,280            477,654
                                                       ------------      -------------
                                                          1,728,462          3,720,552
                                                       ------------       ------------

                  Total loans                          $109,899,551        $95,590,197
                                                       ============        ===========

     Single family mortgage loans serviced for Freddie Mac, which are not included in the Consolidated Balance Sheet, totaled $19,040,615 and $10,972,452 at June 30, 1999 and 1998, respectively.

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

     The following represents financial instruments whose contract amounts represent credit risk at June 30:

                                                         1999               1998
                                                      -----------       ------------
         Commitments to originate loans
              Fixed rate                              $   637,060         $1,875,700
              Variable rate                           $ 1,467,300         $1,639,200
         Loans in process                             $ 1,006,813         $3,061,801
         Unused lines of credit                       $ 7,456,372         $5,951,178
         Letters of credit                            $    22,500         $   48,214

     The range of interest rates on fixed rate loan commitments was 7.375% to 9.25% at June 30, 1999.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 days or have other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held consists primarily of single-family residences and income-producing commercial properties.

     In the normal course of business, loans are extended to directors, executive officers and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 1999 is as follows:

                                            Amount
           1998           Additions         Collected            1999
         ---------        -------------     ----------        -----------

          $969,459           $1,544,500       $809,935         $1,704,024

     The Company's primary business activity is with customers located within its local trade area. Residential, consumer, and commercial loans are granted. The Company also selectively funds loans originated outside of its trade area provided such loans meet its credit policy guidelines. Although the Company has a diversified loan portfolio, at June 30, 1999 and 1998, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

6.   ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses for the years ended June 30 is summarized as follows:

                                                     1999                1998
                                                   ----------          ---------

         Balance, beginning of period                $477,654           $367,779
         Add:
              Provisions charged to operations        150,000            253,606
              Loan recoveries                           1,529             14,280
                                                   ----------          ---------
                  Total                               629,183            635,665
         Less loans charged off                        46,903            158,011
                                                    ---------           --------

         Balance, end of period                      $582,280           $477,654
                                                     ========           ========

     Nonperforming loans totaled $765,126 and $449,481 at June 30, 1999 and 1998, respectively.

     At June 30, 1999, the total investment in impaired loans was $385,922. The entire $385,922 was subject to a specific allowance for loan losses of $25,468. The average investment in impaired loans during the year ended June 30, 1999 was $377,753, and interest income recognized during the year was $12,315. The interest income potential based upon the original term of the contracts on these impaired loans was $31,313 for the year ended June 30, 1999. At June 30, 1998, the Company had no loans that met the definition of impaired.

7.   PREMISES AND EQUIPMENT, NET

     Premises and equipment are summarized by major classification as follows:

                                                  1999                1998
                                                -----------       ------------

         Land                                   $   303,857         $  303,857
         Buildings and improvements               3,409,515          3,376,313
         Furniture, fixtures, and equipment       1,909,094          1,622,477
                                                -----------         ----------
              Total                               5,622,466          5,302,647
         Less accumulated depreciation            1,537,673          1,219,790
                                                -----------         ----------

              Premises and equipment, net       $ 4,084,793         $4,082,857
                                                ===========         ==========

     Depreciation charged to operations amounted to $322,314 and $184,508 for the years ended June 30, 1999 and 1998, respectively.

8.   FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than the greater of 1% of its outstanding home loans or 5% of its outstanding borrowings to the Federal Home Loan Bank of Pittsburgh as calculated at December 31 of each year.

9.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:

                                                    1999                1998
                                                  ---------          ---------

         Investment securities                     $ 43,509          $  33,741
         Mortgage-backed securities                  28,741              6,436
         Loans receivable                           591,808            577,803
                                                   --------           --------
              Total                                $664,058           $617,980
                                                   ========           ========

10.  DEPOSITS

     Deposit accounts are summarized at June 30 as follows:

                                                                   1999                          1998
                                                     ----------------------------   ----------------------------
                                                                      Percent of                     Percent of
                                                       Amount          Portfolio      Amount          Portfolio
                                                      -------------   -----------    ------------    -----------
         Non-interest-bearing                         $   3,734,867       3.6%       $  2,159,434          2.4%
                                                      -------------    ------        ------------       ------

         Savings accounts                                16,379,596      15.6          14,877,841         16.8
         NOW accounts                                     9,060,464       8.6           8,135,315          9.2
         Money market accounts                           12,447,642      11.8           9,278,592         10.5
                                                      -------------     -----        ------------       ------
                                                         37,887,702      36.0          32,291,748         36.5
                                                      -------------     -----        ------------       ------

         Time certificates of deposit:
              2.00 -  4.00%                               2,260,291       2.1           1,675,183          1.9
              4.01 -  6.00%                              45,841,219      43.5          32,688,606         36.9
              6.01 - 8.00%                               15,614,691      14.8          19,736,572         22.3
                                                      -------------     -----        ------------       ------
                                                         63,716,201      60.4          54,100,361         61.1
                                                      -------------     -----        ------------       ------

                  Total                                $105,338,770     100.0%        $88,551,543        100.0%
                                                       ============     =====         ===========        =====

     The scheduled maturities of time certificates of deposit at June 30, 1999 are as follows:

                                                            Amount
                                                            ------

         Within one year                                   $46,016,799
         Beyond one year but within two years               10,532,169
         Beyond two years but within three years             2,703,099
         Beyond three years but within five years            2,992,677
         Beyond five years                                   1,471,457
                                                          ------------

              Total                                        $63,716,201
                                                           ===========

     The Company had time certificates with a minimum denomination of $100,000 in the amount of approximately $7,258,263 and $9,762,016 at June 30, 1999 and 1998, respectively. Deposits in excess of $100,000 are not Federally insured. The Company does not have any brokered deposits.

     Interest expense by deposit category for the years ended June 30 is as follows:

                                                      1999            1998
                                                    ----------    ------------

         Passbooks                                  $  404,099      $  414,293
         NOW and Money Market Deposit accounts         649,652         558,786
         Time certificates                           3,257,354       2,813,316
                                                    ----------      ----------
              Total                                 $4,311,105      $3,786,395
                                                    ==========      ==========

11.  ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank at June 30 consists of the following:

           Principal        Interest    Interest
               Due             Due        Rate        1999            1998
          -----------       ---------   --------   -----------   -------------

 Advance  03-25-2002        Monthly       5.51%     $3,000,000     $ 3,000,000
 Advance  11-04-2002        Monthly       5.37%      5,000,000       5,000,000
 Advance  01-23-2008        Monthly       4.88%         -            1,000,000
 Advance  01-23-2008        Monthly       4.94%      1,000,000       1,000,000
                                                    ----------    ------------
                                                    $9,000,000     $10,000,000
                                                    ==========     ===========

     These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank. All advances have fixed interest rates with putable options.

     In addition, the Bank entered into a "RepoPlus" Advance credit arrangement which is renewable annually and incurs no service charges. During 1999, the Bank had a borrowing limit of approximately $52 million with a variable rate of interest, based upon the FHLB's cost of funds. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances.

12.  INCOME TAXES

     The components of income tax expense for the years ended June 30 are summarized as follows:

                                                1999                1998
                                             ----------          ---------
         Currently payable:
              Federal                          $410,461           $435,077
              State                              59,453             66,422
                                               --------           --------
                                                469,914            501,499
              Deferred                           12,011             19,298
                                               --------           --------
                  Total                        $481,925           $520,797
                                               ========           ========

     The following temporary differences gave rise to deferred tax asset and liabilities:

                                                            1999                 1998
                                                           ---------          ---------
         Deferred tax assets
              Allowance for loan losses                    $ 197,975           $162,402
              Loan origination fees, net                      21,520             32,820
              Net unrealized loss on securities               76,464              7,032
              Other, net                                      10,241             11,110
                                                           ---------          ---------
                  Deferred tax assets                        306,200            213,364
                                                           ---------           --------
         Deferred tax liabilities
              Premise and equipment depreciation             235,712            211,607
              Bad debt reserves for tax reporting purposes    91,802            110,162
              Other, net                                      54,867             25,197
                                                           ---------          ---------
                  Deferred tax liabilities                   382,381            346,966
                                                           ---------           --------
                  Net deferred tax liabilities             $  76,181           $133,602
                                                           =========           ========

     During 1996 the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. The recapture tax will be paid in six equal installments beginning with the 1998 tax year. At December 31, 1998, the Bank had accumulated $270,005 in post 1987 bad debt reserves.

     The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30 is as follows:

                                                                              1999                    1998
                                                                  ---------------------     --------------------
                                                                   Amount       Percent      Amount      Percent
         Provision at statutory rate                                $430,356     34.0%       $465,331     34.0%
         State income tax expense, net of federal
          tax benefit                                                 40,504      3.2          43,839      3.2
         Tax exempt interest                                          (8,441)     (.7)         (6,294)     (.5)
         Other, net                                                   19,506      1.5          17,921      1.3
                                                                    --------    -----        --------    -----
              Actual expense and effective rate                     $481,925     38.0%       $520,797     38.0%
                                                                    ========     ====        ========     ====

13.  RETIREMENT PLAN

     The Company has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 12% of their annual compensation. The Company will match 50% of the employees' voluntary contributions up to 3% of the employee's compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The Company's contributions for the benefit of covered employees amounted to $25,579 and $37,019 for the years ended June 30, 1999 and 1998, respectively.

14.  RESTRICTED STOCK PLAN (RSP)

     In 1998, the Board of Directors adopted a RSP for certain directors, officers and employees which was approved by stockholders at a special meeting held on January 20, 1998. The objective of this Plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, which has the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

     On February 23, 1998, the Trust purchased with funds contributed by the Bank, 43,378 shares of the common stock of the Company. As of June 30,
     1999, 15,180 shares have been issued to non-employee directors, 23,438 shares have been issued to officers, and 4,760 shares remained unissued. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned. Shares are vested over a four year period from their grant date. A total of 16,856 shares were vested as of June 30, 1999. Total operating expense attributed to the RSP amounted to $201,881 and $67,583 for the years ended June 30, 1999 and 1998 respectively.

15.  EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     In conjunction with the Bank's conversion from mutual to stock, the Bank adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP trust was created, and acquired 86,756 shares of common stock in the Company's initial public offering, using proceeds of a loan obtained from the Company, which bears interest at the Wall Street Journal prime rate, adjusted quarterly. The loan, which is secured by the shares of stock purchased, calls for quarterly interest over a ten year period and annual principal payments of $86,756.

     The Bank makes quarterly contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principle payments made on the loan each year and allocated to qualified employees. As shares are released from collateral, the Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction in retained earnings. Dividends paid on unallocated shares were added to participant accounts and reported as compensation for the year ended June 30, 1999. Compensation expense for the ESOP was $145,182 and $148,437 for the years ended June 30, 1999 and 1998, respectively.

     The following table represents the components of the ESOP shares:

                                                        1999         1998
                                                      ----------   ----------

         Allocated shares                                22,632       11,549

         Shares released for allocation                   4,338        4,338

         Shares distributed                              (1,922)      (1,015)

         Unreleased shares                               59,786       70,869
                                                         ------       ------

              Total ESOP shares                          84,834       85,741
                                                         ======       ======

         Fair value of unreleased ESOP shares           $717,432   $1,293,350
                                                        ========   ==========

16.  STOCK OPTION PLAN

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

     On January 20, 1998, qualified stock options were granted for the purchase of 65,061 shares exercisable at the market price of $18.75 per share at a rate of one fourth per year beginning January 20, 1998. All options expire ten years from the date of grant. At June 30, 1999, the initial stock options granted remain outstanding with none being exercised.

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

     Under Accounting Principles Board Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plans. Had compensation expense been determined on the basis of fair value pursuant to Statement No.
     123, net income and earnings per share would have been reduced as follows:

                                                     1999                1998
                                                 -----------          ----------

         Net Income:
              As reported                          $783,827             $848,210
                                                   ========             ========

              Pro forma                            $767,939             $601,588
                                                   ========             ========

         Basic Earnings Per Share:
              As reported                       $       .83         $        .85
                                                ===========         ============
              Pro forma                         $       .81         $        .60
                                                ===========         ============

         Diluted Earnings Per Share:
              As reported                       $       .83         $        .85
                                                ===========         ============
              Pro forma                         $       .81         $        .60
                                                ===========         ============

     The following table presents share data related to the stock option plans:

                                                     1999                 1998
                                                     -------             -------

         Outstanding, beginning                       65,061                   -

              Granted                                      -              65,061
              Exercised                                    -                   -
              Forfeited                                    -                   -
                                                     -------             -------

         Outstanding, ending (at $18.75 per share)    65,061              65,061
                                                      ======              ======

     The fair value of the option grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 1999 and 1998, respectively: expected dividend yield of 2.67% and 1.71%; expected volatility of 8.9% and 20.94%; risk-free interest rate of 6.02% and 5.55%; and expected lives of 8 and 9 years.

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

     Compensation expense resulting from Dividend Equivalent Rights was $20,820 and $5,205 for the years ended June 30, 1999 and 1998, respectively.

17.  PREFERRED SHARE PURCHASE RIGHTS PLAN

     In July 1997, the Board of Directors adopted a Preferred Share Purchase Rights Plan and correspondingly issued one Preferred Share Purchase Right ("a Right") for each share of common stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's junior Participating Preferred Stock, Series A ("Preferred Shares"), at a price of $37.00 per one-hundredth of a Preferred Share. The Rights will not be exercisable or separable from the common shares until ten business days after a person or group acquire 15% or more or tenders for 50% or more of the Company's outstanding common shares. The Plan also provides that if any person or group becomes an "Acquiring Person," each Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will entitle its holder to receive upon exercise that number of common shares having a market value of two times the exercise price of the Right. In the event the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to receive upon exercise of the Right, at the Right's then current exercise price, that number of the acquiring company's common shares having a market value of two times the exercise price of the Right. The company is entitled to redeem the Rights at a price of one cent per Right at any time prior to them becoming exercisable, and the Rights expire on July 17, 2007. The Plan was designed to protect the interest of the Company's shareholders against certain coercive tactics sometimes employed in takeover attempts.

18.  COMMITMENTS AND CONTINGENT LIABILITIES

     Lease Commitments
     -----------------

     The future lease commitments as of June 30, 1999 for all noncancellable equipment and land leases follows:
                                       Fiscal Year
                                     Ending June 30,         Amount
                                     ---------------         ------

                                           2000              $   71,758
                                           2001                  73,558
                                           2002                  76,338
                                           2003                  78,338
                                           2004                  77,518
                                    2005 and thereafter       1,827,700
                                                             ----------
                                                             $2,205,210
                                                             ==========

     Litigation
     ----------

     The Company is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

19.  OTHER COMPREHENSIVE INCOME

     Other comprehensive income included in the Consolidated Statement of Stockholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change in net unrealized loss on available for sale securities includes reclassification adjustments to reclassify gains, net of tax for sales of the related security of $4,673 and $-0- for the years ended June 30, 1999 and 1998.

20.  CONVERSION AND REORGANIZATION

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

21.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The estimated carrying amounts and fair values at June 30 are as follows:

                                                            1999                               1998
                                                --------------------------------  ------------------------------
                                                                    Estimated         Estimated
                                                   Carrying            Fair            Carrying          Fair
                                                    Amount             Value           Amount            Value
                                                    ------             -----           ------            -----

         Financial assets:
              Cash and cash equivalents           $  4,359,870      $  4,359,870   $  9,084,193     $  9,084,193
              Investment securities
                    Held to maturity                   999,896           970,914      1,745,667        1,753,325
                    Available-for-sale               4,481,475         4,481,475        264,020          264,020
              Mortgage-backed securities:
                   Held to maturity                  2,472,681         2,456,645        339,362          364,031
                   Available for sale                1,832,845         1,832,845              -                -
              Loans receivable                     109,899,551       110,308,000     95,590,197       96,816,000
              Federal Home Loan Bank Stock             629,500           629,500        622,200          622,200
              Accrued interest receivable              664,058           664,058        617,980          617,980
              Loans held for sale                            -                 -      1,454,700        1,454,700
                                                  ------------      ------------   ------------     ------------
                  Total                           $125,339,876      $125,703,307   $109,718,319     $110,976,449
                                                  ============      ============   ============     ============

                                                               1999                               1998
                                                --------------------------------  ------------------------------
                                                                    Estimated         Estimated
                                                   Carrying            Fair           Carrying           Fair
                                                    Amount             Value           Amount            Value
                                                    ------             -----           ------            -----
         Financial liabilities:
              Deposits                            $105,338,770      $105,243,000    $ 88,551,543    $ 88,954,000
              Advances from Federal
               Home Loan Bank                        9,000,000         9,000,000      10,000,000       9,992,000
              Advance payment by borrowers
               for taxes and insurance                 196,993           196,993         193,346         193,346
              Accrued interest payable                  50,357            50,357          46,713          46,713
                                                  ------------      ------------    ------------    ------------
                  Total                           $114,586,120      $114,490,350    $ 98,791,602    $ 99,186,059
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

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

     Cash and Cash Equivalents,  Federal Home Loan Bank Stock, Accrued  Interest
     ---------------------------------------------------------------------------
     Receivable,  Accrued Interest Payable, and Advance Payment by Borrowers for
     ---------------------------------------------------------------------------
     Taxes and Insurance
     -------------------

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

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 4.

22.  CAPITAL REQUIREMENTS

     The Company, on a consolidated basis, and the Bank are subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the entity's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weighting, and other factors.

     Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of tangible and core capital (as defined in the regulations) to adjusted assets (as defined). Management believes as of June 30, 1999 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of June 30, 1999, the most recent notification from the Company's and Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

     The following table reconciles the Company's and Bank's capital under generally accepted accounting principles to regulatory capital:

                                                            Company                           Bank
                                                            June 30,                         June 30,
                                                 -------------------------------  ------------------------------
                                                      1999             1998            1999             1998
                                                 -------------    --------------  -------------    -------------

         Total equity                              $14,993,452       $14,928,122    $13,481,216      $12,804,649
         Unrealized loss on debt securities            137,293             6,225        137,293            6,225
                                                 -------------     -------------  -------------   --------------

         Tier I, core, and tangible capital         15,130,745        14,934,347     13,618,509       12,810,874

         Allowance for loan losses                     582,280           477,654        582,280          477,654
                                                 -------------     -------------   ------------    -------------

         Risk-based capital                        $15,713,025       $15,412,001    $14,200,789      $13,288,528
                                                   ===========       ===========    ===========      ===========

     The actual capital amounts and ratios were as follows:

                                                                             Company at June 30,
                                                              --------------------------------------------------
                                                                          1999                          1998
                                                              ----------------------      ----------------------
                                                               Amount        Ratio         Amount         Ratio
                                                               ------        -----         ------         -----
     Total Capital to Risk-Weighted Assets
     -------------------------------------
         Actual                                               $15,713,025     17.02%      $15,412,001     19.27%
         For Capital Adequacy Purposes                          7,385,779      8.00         6,398,080      8.00
         To be "Well Capitalized"                               9,232,224     10.00         7,997,600     10.00

     Tier I Capital to Risk-Weighted Assets
         Actual                                               $15,130,745     16.39%      $14,934,347     18.67%
         For Capital Adequacy Purposes                          3,692,890      4.00         3,199,040      4.00
         To be "Well Capitalized"                               5,539,334      6.00         4,798,560      6.00

     Core Capital to Adjusted Assets
         Actual                                               $15,130,745     11.58%      $14,934,347     12.95%
         For Capital Adequacy Purposes                          5,227,400      4.00         4,612,000      4.00
         To be "Well Capitalized"                               6,534,250      5.00         5,765,000      5.00

     Tangible Capital to Adjusted Assets
         Actual                                               $15,130,745     11.58%      $14,934,347     12.95%
         For Capital Adequacy Purposes                          1,960,530      1.50         1,729,500      1.50
         To be "Well Capitalized"                                 N/A         N/A             N/A          N/A

                                                                                  Bank at June 30,
                                                              ------------------------------------------------------
                                                                        1999                       1998
                                                              ---------------------      ---------------------------
                                                               Amount        Ratio         Amount         Ratio
                                                               ------        -----         ------         -----
     Total Capital to Risk-Weighted Assets
         Actual                                               $14,200,789      15.79%     $13,288,528     17.31%
         For Capital Adequacy Purposes                          7,193,840       8.00        6,139,760      8.00
         To be "Well Capitalized"                               8,992,300      10.00        7,674,700     10.00

     Tier I Capital to Risk-Weighted Assets
         Actual                                               $13,618,509      15.14%     $12,810,874     16.69%
         For Capital Adequacy Purposes                          3,596,920       4.00        3,069,880      4.00
         To be "Well Capitalized"                               5,395,380       6.00        4,604,820      6.00

     Core Capital to Adjusted Assets
         Actual                                               $13,618,509      10.42%     $12,810,874     11.13%
         For Capital Adequacy Purposes                          5,227,400       4.00        4,602,840      4.00
         To be "Well Capitalized"                               6,534,250       5.00        5,753,550      5.00

     Tangible Capital to Adjusted Assets
         Actual                                               $13,618,509      10.42%     $12,810,874     11.13%
         For Capital Adequacy Purposes                          1,960,275       1.50        1,726,065      1.50
         To be "Well Capitalized"                                 N/A           N/A           N/A          N/A


23.  PARENT COMPANY

     The following are parent only condensed financial statements:


                             CONDENSED BALANCE SHEET

                                                                           June 30,
                                                                      1999           1998
                                                                  -----------   -----------
ASSETS
Cash                                                              $       576   $       300
Deposits with subsidiary bank                                       2,170,019     2,819,809
Investment in subsidiary bank                                      12,883,449    12,089,491
Securities available for sale                                          88,750       220,625
Loan receivable from ESOP                                             597,767       715,158
Other assets                                                            9,204        43,136
                                                                  -----------   -----------

     TOTAL ASSETS $                                               $15,749,765   $15,888,519
                                                                  ===========   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Restricted stock plan payable                                     $   682,357   $   869,634
Other liabilities                                                      73,956        90,763
Stockholders' equity                                               14,993,452    14,928,122
                                                                  -----------   -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $15,749,765   $15,888,519
                                                                  ===========   ===========


                          CONDENSED STATEMENT OF INCOME

                                                                    Year Ended June 30,
                                                                     1999         1998
                                                                  ---------    ---------
INCOME
     Interest income - loans                                      $  52,536    $  64,468
     Interest income - investments                                    2,802       16,550
     Gain On sale of investments                                     13,745         --
                                                                  ---------    ---------
              Total interest income                                  69,083       81,018

OPERATING EXPENSES                                                  114,542      131,706
                                                                  ---------    ---------

     Loss before equity in undistributed earnings of subsidiary     (45,459)     (50,688)
     Equity in undistributed earnings of subsidiary                 807,472      877,871
                                                                  ---------    ---------
                Income before income taxes                          762,013      827,183
     Income tax benefit                                              21,814       21,027
                                                                  ---------    ---------

              NET INCOME                                          $ 783,827    $ 848,210
                                                                  =========    =========

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                            Year Ended June 30,
                                                                              1999           1998
                                                                         -----------    -----------
OPERATING ACTIVITIES
     Net income                                                          $   783,827    $   848,210
     Adjustments to reconcile net income to net cash
      provided by operating activities:
         Undistributed net income of subsidiary                             (807,472)      (877,871)
         Gain on sale of investments                                         (13,745)          --
         Other, net                                                           46,667         73,833
                                                                         -----------    -----------
                  Net cash provided by operating activities                    9,277         44,172
                                                                         -----------    -----------

INVESTING ACTIVITIES
     Purchase of securities available for sale                                  --         (231,875)
     Proceeds from sale of investment securities                             139,995           --
     ESOP loan repayments                                                    117,391         81,037
                                                                         -----------    -----------
                  Net cash provided by (used for) investing activities       257,386       (150,838)
                                                                         -----------    -----------

FINANCING ACTIVITIES
     Purchase of Treasury Stock                                             (626,027)    (1,000,863)
     Cash dividends paid                                                    (290,150)      (320,074)
                                                                         -----------    -----------
                  Net cash used for financing activities                    (916,177)    (1,320,937)
                                                                         -----------    -----------

                  Decrease in cash and cash equivalents                     (649,514)    (1,427,603)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                            2,820,109      4,247,712
                                                                         -----------    -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                $ 2,170,595    $ 2,820,109
                                                                         ===========    ===========

38