Form 10KSB40, Exhibit 13
period 2000-06-30
ADVANCE FINANCIAL BANCORP
filed 2000-09-28
CIK 1023398

EXHIBIT 13

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

                                                                                                 Dividends
                  Date                                        High ($)           Low ($)         Declared ($)
                  ----                                        --------           -------         ------------
         July 1, 1998 to September 30, 1998                     18.13            13.88              .08
         October 1, 1998 to December 31, 1998                   14.38            12.63              .08
         January 1, 1999 to March 31, 1999                      13.50            11.63              .08
         April 1, 1999 to June 30, 1999                         12.63            10.44              .08
         July 1, 1999 to September 30, 1999                     12.50            12.00              .10
         October 1, 1999 to December 31, 1999                   13.75            11.63              .10
         January 1, 2000 to March 31, 2000                      13.50            10.00              .10
         April 1, 2000 to June 30, 2000                         11.00             9.00              .10

     The number of stockholders of record of common stock as of the record date of August 31, 2000, was approximately 452. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At August 31, 2000, there were 932,285 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the OTS.

Selected Financial Ratios and Other Data

                                                            For  the Years Ended
                                                                    June 30
                                                            --------------------
                                                              2000 %     1999 %
                                                            --------------------
         Return on average assets
              (net income divided by average total assets)       .63        .64
         Return on average equity
              (net income divided by average equity)            6.01       5.22
         Average equity to average assets ratio
              (average equity divided by average assets)       10.53      12.34
         Equity to assets at period end                        10.37      11.54
         Net interest spread                                    3.25       3.30
         Dividend payout ratio                                 37.78      37.02
         Net yield on average interest-earning assets           3.71       3.81
         Non-performing loans to total assets                    .34        .59
         Non-performing loans to total loans                     .41        .70
         Allowance for loan losses to non-performing assets    74.06      70.67

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs and expenses, Year 2000 issues and general economic conditions. Advance Financial Bancorp (the "Company") undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

     The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of Advance Financial Savings Bank (the "Bank").

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

     In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Company has also instituted certain asset and liability management measures, including underwriting long-term fixed rate loans that are saleable in the secondary market, offering longer term deposit products and diversifying the loan portfolio into shorter term consumer and commercial business loans. In addition, the Company originates one year, three-year and five year adjustable rate mortgage loans.

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

Based upon the Office of Thrift Supervision assumptions, the following table presents the Company's NPV at June 30, 2000.


                 Changes in rates           NPV Ratio (1)        Change(2)
                 ----------------           -------------        ---------
                     +300 bp                    9.14 %            (279) bp
                     +200 bp                   10.39              (154) bp
                     +100 bp                   11.42              ( 51) bp
                        0 bp                   11.93
                     -100 bp                   12.11                18  bp
                     -200 bp                   11.58              ( 35) bp
                     -300 bp                   11.22              ( 71) bp

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

       Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features, which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

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

                                                  Year Ended June 30,                          Month Ended June 30,
                            ----------------------------------------------------------------   -----------------------
                                        2000                             1999                           2000
                            ------------------------------   -------------------------------   -----------------------
                            Average             Average      Average               Average      Average      Average
                            Balance   Interest  Yield/Cost   Balance   Interest   Yield/Cost    Balance     Yield/Cost
                            --------  --------  ----------   --------  --------   ----------   ---------   -----------
Interest-earning assets:
  Loans receivable (1)      $116,825   $9,564     8.19%     $103,764    $8,517      8.21%      $119,718         8.32%
  Investment securities(2)    13,627      879     6.45%        9,696       554      5.71%        14,516         6.08%
  Mortgage-backed
    securities                 3,936      256     6.49%        2,031       121      5.95%         3,664         6.73%
                            --------  -------   ------       -------   -------    ------       --------    ---------
     Total interest-
       earning assets        134,388   10,699     7.96%      115,491     9,192      7.95%       137,898         8.04%
                                      -------   ------                 -------    ------                   ---------
Non-interest-earning assets    7,151                           6,286                              6,994
                            --------                         -------                           --------
     Total assets           $141,539                         121,777                           $144,892
                            ========                         =======                           ========
Interest-bearing
liabilities:
  Interest-bearing
    demand deposits          $20,630      691     3.35%      $19,846       650      3.28%       $20,396         3.19%
  Certificates of deposits    71,005    3,849     5.42%       59,066     3,257      5.51%        75,506         5.53%
  Savings deposits            16,958      459     2.71%       15,103       404      2.67%        17,640         2.76%
  FHLB borrowings             12,812      717     5.60%        9,042       486      5.37%        10,250         5.00%
                            --------  -------   ------       -------   -------    ------       --------    ---------
     Total interest-
       bearing liabilities   121,405    5,716     4.71%      103,057     4,797      4.65%       123,792         4.70%
                                      -------   ------                 -------    ------                   ---------
Non-interest bearing
  liabilities                  5,237                           3,693                              6,059
                            --------                         -------                           --------
     Total liabilities       126,642                         106,750                            129,851
Stockholders' equity          14,897                          15,027                             15,041
                            --------                         -------                           --------
     Total liabilities
       and stockholders'
       equity               $141,539                        $121,777                           $144,892
                            ========                         =======                           ========
Net interest income                    $4,983                           $4,395
                                       ======                           ======
Interest rate spread (3)                          3.25%                             3.30%                       3.34%
                                                ======                            =======                     ======
Net Yield on interest-
  earning assets (4)                              3.71%                             3.81%                       3.81%
                                                ======                            ======                      ======
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities                                   110.69%                           112.07%                     111.39%
                                                ======                            ======                      ======

--------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                                   Year Ended June 30,
                                                                ----------------------------
                                                                       2000 vs 1999
                                                                ----------------------------
                                                                   Increase (Decrease)
                                                                          Due to
                                                                ----------------------------
                                                                Volume     Rate        Net
                                                                ----------------------------
                                                                   (Dollars in Thousands)
              Interest Income:
                Loans receivable                                $1,062      $(15)    $1,047
                Investment securities                              311        15        326
                Mortgage-backed securities                         134         1        135
                                                                ----------------------------
                   Total interest-earning assets                 1,507         1      1,508
                                                                ----------------------------

              Interest Expense:
                Interest-bearing demand
                 deposits                                           26        16         42
                Certificates of Deposit                            621       (30)       591
                Savings Deposits                                    50         5         55
                FHLB borrowings                                    211        20        231
                                                                ----------------------------
                   Total interest-bearing liabilities              908        11        919
                                                                ----------------------------
              Net change in interest income                       $599      $(10)      $589
                                                                ============================

Comparison of Financial Condition

     The Company's total assets increased approximately $15,338,000, or 11.81%, to $145,264,000 at June 30, 2000, from $129,927,000 at June 30, 1999. At June
30, 2000, deposits and Federal Home Loan Bank ("FHLB") advances increased $13,592,000 and $1,500,000, respectively. These increases were used to fund loan demand and to purchase investment securities.

     Total cash and cash equivalents increased by $1,392,000 to $5,752,000 at June 30, 2000 from $4,360,000 at June 30, 1999. This additional liquidity enables the Company's management to help manage interest rate risk in the current interest rate environment by being less dependent on outside funding to meet loan demand.

     Investment securities available for sale increased by $3,753,000 to $8,235,000 at June 30, 2000 from $4,481,000 at June 30, 1999. This increase includes approximately $1,470,000 in three FHLB bonds with callable options ranging from 3 months to 6 months and an effective weighted average interest rate of 7.11%. The funding for these bonds came from the strong deposit growth. The increase also includes the purchase of a $2,500,000 15-year FHLB bond in August 1999 with a callable option of one year and effective interest yield of 8.1%. The funding for this bond came from a FHLB advance that matured in August 2000 and had an effective cost of funds of 5.94%. Currently, management has elected to replace the short term funding for this bond by using $1,000,000 of current liquidity and using $1,500,000 from the Company's Line of Credit at the FHLB. The cost of funding with the Line of Credit ranges from 6.5% to 6.8%, currently. Management has classified these investments as available for sale for liquidity purposes while maximizing interest yields in excess of the federal overnight rates paid on interest-bearing demand deposits.

     Net loans receivable increased $9,822,000 to $119,721,000 at June 30, 2000 from $109,900,000 at June 30, 1999. The net increase was spread over the entire portfolio. Loans secured by 1-4 family residences increased $2,490,000 due to demand of ARMs and the bank's "no fee" Equity Line of Credit program. The Bank's "no fee" program ended during November 1999. Multi-family residential loans and non-residential real estate loans increased by $2,780,000 and $1,328,000, respectively, due to the strong demand for the Company's competitively priced ARM products. Construction loans increased $1,169,000 due to the Company's competitive loan product. Automobile loans increased $2,255,000 of which $1,944,000 were "dealer loans" written by automobile dealership customers of the Company. The funding for the loan growth was provided primarily by an increase in deposits.

     Deposits  increased by  $13,592,000 or 12.90% to  $118,931,000  at June 30,
2000 from $105,339,000 at June 30, 1999. Within the deposit line item, certificates of deposit increased by $12,295,000 to $76,012,000 at June 30, 2000 from $63,716,000 at June 30, 1999. This increase is primarily the result of four certificate of deposit specials. The first was called "Advantage 2000", this certificate of deposit offered above market rates on certificates of deposit at 5.25% for 12 months and 5.50% for 18 months. The "advantage" of this product was that the customers had a 10-day option at the end of 1999 to redeem the certificate with no penalty. This successful special was offered from June 1999 to September 20, 1999. During the ten day option period of 1999, the Company had approximately $2,350,000 of the "Advantage 2000" certificates redeemed without penalty which was approximately 35% of the total amount deposited in the certificate product. The Company was able to retain all but approximately $330,000 of the redeemed certificates with customers generally transferring the funds into another of the certificate products called "Fives are Wild", this certificate special offered above market interest rates on certificates of deposit of 5.55% for five months, 5.75% for ten months, 6.0% for 15 or 18 months, and 6.07% for 21 months. The "Fives are Wild" special began in mid October and ended on March 29, 2000. In mid January of 2000, the Company offered a third certificate of deposit special that paid above market interest rates of 6% for 6 months, 6.25% for 12 months, 6.35% for 24 months and 6.89% for 36 months. As with previous specials, this special was well received by the area consumers. This special ended on March 29, 2000, as well. The fourth and final special offered by the Company offered above market interest rates on certificates of deposit of 6.1% for seven months, 6.5% for eleven months, 6.85% for 13 months and 7% for 19 months. This special was well received by area consumers and more specifically to current customers, as it has helped the Company in retaining matured deposits from previous specials. This special began in early April 2000 and is currently still being offered. We believe, though there is no assurance, that we can retain the growth in our certificate of deposit accounts.

     Savings deposits increased $1,271,000 while demand deposits increased $25,000 for the one-year period. The demand deposit increase was primarily the net result of an increase in non-interest bearing deposits of $1,320,000, and a decrease in NOW and money market deposits of $1,253,000 and $41,000, respectively.

     Advances from the FHLB increased by $1,500,000 to $10,500,000 at June 30, 2000 from $9,000,000 at June 30, 1999. This is a net increase involving multiple transactions. The first transaction was to add a $2,500,000 advance with a weighted average rate of 5.94% that has a one-year maturity of August of 2000. The proceeds of this advance were used to purchase a FHLB bond described above under investment securities. The second transaction was to increase an existing $1,000,000 callable advance to $3,000,000 with a weighted average rate of 5.52% that has an initial call date in October 2001. The additional $2,000,000 in proceeds from this advance were used to fund a three year adjustable rate mortgage loan originated in October 1999. The third transaction was to not renew a $3,000,000 advance that was called in June 2000 due to the Company's liquidity position.

     In addition to the increases and changes to advances from the FHLB discussed above, during the quarter ended December 31, 1999, the FHLB called all three outstanding advances at June 30, 1999, amounting to $9,000,000. The Company elected to renew these advances at the proposed higher rates offered by the FHLB. The new weighted average rate of the renewed $9,000,000 in advances increased to 5.63% from 5.37% prior to the calls. In June 2000, one of these advances for $3,000,000 was called again, and the company elected not to renew the funds as discussed above.

     Stockholders equity increased $75,000 to $15,068,000 at June 30, 2000 from $14,993,000 at June 30, 1999. Through June 30, 2000, the Company initiated the payment of dividends of $.40 per share, while maintaining capital ratios well in excess of regulatory guidelines. The Board of Directors will determine future dividend policies in light of earnings and financial condition of the Company, including applicable governmental regulations and policies.

Comparison  of the Results of  Operations  for the Years Ended June 30, 2000 and
1999

     Net Interest Income. The Company's net interest income increased $588,000, or 13.39%, to $4,983,000 for the year ended June 30, 2000 from $4,394,000 for the same period ended 1999. The increase in net interest income resulted primarily from an increase in the average volume of the underlying principle balances in interest earning assets and liabilities. The net interest spread decreased to 3.25% for the period ended June 30, 2000 from 3.30% for the same period ended 1999. The average yield on interest earning assets increased 1 basis point to 7.96% at June 30, 2000 from 7.95% for the comparable period ended 1999. The average cost of funds increased 6 basis points to 4.71% for the year ended June 30, 2000 from 4.65% for the comparable period ended 1999.

     Interest and Dividend Income. Total interest and dividend income increased $1,507,000, or 16.40%, to $10,699,000 for the year ended June 30, 2000 from
$9,192,000 for the comparable 1999 period. The increase was primarily due to an increase in earnings on loans of $1,047,000 as the average principle balance increased $13,061,000 to $116,825,000 at June 30, 2000 from $103,764,000 for the comparable 1999 period. Interest and dividend income on investments and interest bearing deposits with other financial institutions increased approximately $460,000 as average principle balances increased $5,836,000 to $17,563,000 at June 30, 2000 from $11,727,000 for the comparable 1999 period. See Average Balance Sheet Table included herein for additional detail.

     Interest Expense. Total interest expense increased $919,000 or 19.15% to $5,716,000 for the year ended June 30, 2000 compared to $4,797,000 for the same period ended 1999. The increase was primarily due to an increase in interest on deposits of $688,000 as the average balance increased $14,577,000 to
$108,593,000  for  the  year  ended  June  30,  2000  from  $94,015,000  for the comparable 1999 period. Interest expense on advances increased $231,000 as the average balance increased $3,770,000 to $12,812,000 for the year ended June 30, 2000 from $9,042,000 for the comparable 1999 period. See Average Balance Sheet included herein for additional detail.

     Provision for Loan Losses. For the year ended June 30, 2000, the provision for loan losses was $175,000 as compared to $150,000 for the comparable 1999 period. Net charge-offs for the period ended June 30, 2000 were $75,000 compared to $45,000 for the comparable 1999 period. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors.
While the loan mix has changed slightly over the past two years, management believes that the underlying collateral supporting such loans provides adequate coverage. The Company maintains a desirable level in its loan loss provisions based upon the Company's review of the market, loan portfolio, and overall assessment of the adequacy of the valuation allowance. There can be no assurance, however, that additional provisions will not be required in future periods.

     Noninterest  Income.  Noninterest  income decreased  $44,000,  or 5.88%, to
$705,000 for the year ended June 30, 2000 compared to $749,000 for the same period ended 1999. For the year ended June 30, 2000, gains on sales of fixed rate mortgages and related servicing rights decreased by $164,000. These decreases are due to the lack of demand of fixed rate mortgages as a result of the changing interest rate environment during the year ended June 30, 2000 in comparison to the rate environment during the same period ended 1999. Offsetting these decreases for the year ended June 30, 2000 are increases in service charges on deposit accounts of $64,000 and ATM and Consumer Card income of $35,000 and $19,000, respectively. These increases are due primarily to increased customer activity.

     Noninterest Expense. Noninterest expense increased $312,000, or 8.36%, to $4,040,000 for the year ended June 30, 2000 from $3,728,000 for the same period ended 1999. Compensation and benefits increased $192,000, or 11.03%, due to the hiring of additional employees for loan collection, accounting and data processing, as well as, additional costs of living increases for all full time employees. Occupancy and equipment increased $89,000, or 15.11%, due primarily to the incurrence of real estate taxes for the Wintersville branch of $18,000 and an increase in combined equipment depreciation and maintenance of $61,000. Professional fees decreased by $34,000 primarily due to the preparation of regulatory reports internally that were previously outsourced. Data processing charges decreased $41,000 due to the conversion to in-house item processing in January 2000. The decrease in data processing is offset by similar increases in "occupancy and equipment" for depreciation and maintenance and in "other expenses" for supplies and postage, which increased $32,000. Anticipated future decreases in data processing will be offset by similar increases in similar expense line items. Other expenses increased $118,000 due primarily to, supplies and postage as discussed above, additional Ohio franchise tax due to the Wintersville branch of $41,000, and increases for ATM and Consumer Card expense of $20,000 and $22,000, respectively.

     Income Taxes. Income tax expense increased $96,000 to $578,000 for the year ended June 30, 2000 compared to $482,000 for the same period ended 1999. The effective tax rate for income taxes as of the years ended June 30, 2000 and 1999 was 39% and 38%, respectively.

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

     Net cash provided by operating activities decreased $1,132,000 to $1,689,000 for the year ended June 30, 2000 compared to $2,821,000 for the same period ended 1999. This decrease was mainly the result of a decline in the net fixed rate mortgage loans made and sold as a result of the current interest rate environment for the period ended June 30, 2000 in comparison to the interest rate environment for the comparable 1999 period. Net proceeds from the sale of loans for the period ended June 30, 2000 were $9,000 in comparison to $1,548,000 for the comparable period ended 1999.

     Net cash used for investing activities for the year ended June 30, 2000 decreased $7,969,000 to $14,451,000 from $22,420,000 for the year ended June 30,
1999. This decrease was attributable to a decrease in lending and investing activity of $4,105,000 and $3,890,000, respectively. The decrease in lending activity is a direct result of the current interest rate environment in comparison to the interest rate environment for the prior period. The decrease in investing activity is a result of the Company reducing excess liquidity in the prior period.

     Net cash provided by financing activities for the year ended June 30, 2000 decreased $721,000 to $14,154,000 from $14,875,000 for the same period ended 1999. The decease was primarily a result of a decrease in net deposits of $3,195,000 offset by an increase in net FHLB advances of $2,500,000.

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

SNODGRASS
Certified Public Accountants and Consultants

[LOGO]



                         Report of Independent Auditors


Board of Directors and Stockholders
Advance Financial Bancorp

We have audited the accompanying consolidated balance sheet of Advance Financial Bancorp and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Bancorp and subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/S.R. Snodgrass, A.C.

Steubenville, Ohio
August 3, 2000


S.R. Snodgrass, A.C.
626 North Fourth Street  Steubenville, OH 43952-1982  Phone: 740-282-2771  Facsimile: 740-282-1606


                            ADVANCE FINANCIAL BANCORP
                           CONSOLIDATED BALANCE SHEET

                                                                                                       June 30,
                                                                                               2000                   1999
                                                                                         ---------------       ---------------
ASSETS Cash and cash equivalents:
     Cash and amounts due from banks                                                      $    1,109,746       $     1,395,704
     Interest-bearing deposits with other institutions                                         4,641,878             2,964,166
                                                                                            ------------          ------------
              Total cash and cash equivalents                                                  5,751,624             4,359,870
                                                                                            ------------          ------------
Investment securities:
     Securities held to maturity (fair value of $1,187,625
      and $ 970,914)                                                                           1,249,672               999,896
     Securities available for sale                                                             8,234,637             4,481,475
                                                                                            ------------          ------------
              Total investment securities                                                      9,484,309             5,481,371
                                                                                            ------------          ------------
Mortgage-backed securities:
     Securities held to maturity (fair value of $2,027,016
      and $2,456,645)                                                                          2,089,010             2,472,681
     Securities available for sale                                                             1,556,172             1,832,845
                                                                                            ------------          ------------
              Total mortgage-backed securities                                                 3,645,182             4,305,526
                                                                                            ------------          ------------
Loans receivable (net of allowance for loan losses of
 $682,103 and $582,280)                                                                      119,721,308           109,899,551
Premises and equipment, net                                                                    4,070,295             4,084,793
Federal Home Loan Bank stock, at cost                                                            800,000               629,500
Accrued interest receivable                                                                      870,955               664,058
Other assets                                                                                     920,767               501,967
                                                                                            ------------          ------------
              TOTAL ASSETS                                                                  $145,264,440          $129,926,636
                                                                                            ============          ============
LIABILITIES
Deposits                                                                                    $118,930,939          $105,338,770
Advances from Federal Home Loan Bank                                                          10,500,000             9,000,000
Advance payments by borrowers for taxes and insurance                                            203,320               196,993
Accrued interest payable and other liabilities                                                   561,907               397,421
                                                                                            ------------          ------------
              TOTAL LIABILITIES                                                              130,196,166           114,933,184
                                                                                            ------------          ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 500,000 shares; none issued                                -                     -
Common stock, $.10 par value, 2,000,000 shares authorized;
 1,084,450 shares issued at June 30, 2000 and 1999                                               108,445               108,445
Additional paid in capital                                                                    10,329,885            10,316,719
Retained earnings - substantially restricted                                                   8,181,053             7,623,733
Unallocated shares held by Employee Stock Ownership Plan (ESOP)                                 (510,915)             (597,767)
Unallocated shares held by Restricted Stock Plan (RSP)                                          (505,849)             (682,357)
Treasury stock (152,165 and 103,165 shares at cost)                                           (2,233,265)           (1,626,890)
Accumulated other comprehensive loss                                                            (301,080)             (148,431)
                                                                                            ------------          ------------
              TOTAL STOCKHOLDERS' EQUITY                                                      15,068,274            14,993,452
                                                                                            ------------          ------------
              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $145,264,440          $129,926,636
                                                                                            ============          ============

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                                    Year Ended June 30,
                                                                                                   2000                1999
                                                                                              ------------         -----------
INTEREST AND DIVIDEND INCOME
     Loans                                                                                     $ 9,563,641          $8,516,921
     Investment securities                                                                         652,439             188,158
     Interest-bearing deposits with other institutions                                             175,184             325,233
     Mortgage-backed securities                                                                    255,555             120,688
     Federal Home Loan Bank stock                                                                   51,781              40,560
                                                                                               -----------          ----------
              Total interest and dividend income                                                10,698,600           9,191,560
                                                                                               -----------          ----------
INTEREST EXPENSE
     Deposits                                                                                    4,998,754           4,311,105
     Advances from Federal Home Loan Bank                                                          717,212             486,141
                                                                                               -----------          ----------
              Total interest expense                                                             5,715,966           4,797,246
                                                                                               -----------          ----------
NET INTEREST INCOME                                                                              4,982,634           4,394,314

Provision for loan losses                                                                          174,600             150,000
                                                                                               -----------          ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                              4,808,034           4,244,314
                                                                                               -----------          ----------
NONINTEREST INCOME
     Service charges on deposit accounts                                                           438,984             374,831
     Gain on sale of loans                                                                           8,957              92,909
     Gain on sale of investments                                                                         -              13,745
     Other income                                                                                  257,162             267,703
                                                                                               -----------          ----------
              Total noninterest income                                                             705,103             749,188
                                                                                               -----------          ----------
NONINTEREST EXPENSE
     Compensation and employee benefits                                                          1,936,149           1,743,773
     Occupancy and equipment                                                                       677,675             588,702
     Professional fees                                                                             108,979             143,285
     Advertising                                                                                   107,770             120,726
     Data processing                                                                               299,306             340,113
     Other operating expenses                                                                      909,622             791,151
                                                                                               -----------          ----------
              Total noninterest expense                                                          4,039,501           3,727,750
                                                                                               -----------          ----------
Income before income taxes                                                                       1,473,636           1,265,752
Income taxes                                                                                       577,876             481,925
                                                                                               -----------          ----------
NET INCOME                                                                                     $   895,760          $  783,827
                                                                                               ===========          ==========
EARNINGS PER SHARE:
     Basic                                                                                     $      1.01          $      .83
     Diluted                                                                                   $      1.01          $      .83


See accompanying notes to the consolidated financial statements.

                                         ADVANCE FINANCIAL BANCORP
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                             Retained                                          Accumulated
                                Additional   Earnings    Unallocated  Unallocated                 Other        Total
                        Common   Paid In   Substantially Shares Held  Shares Held   Treasury  Comprehensive  Stockholders'
                         Stock   Capital    Restricted     By ESOP       By RSP      Stock        Loss         Equity
                      --------  ---------- ------------- -----------  ----------- ----------- -------------  -------------
Balance,
  June 30, 1998       $108,445  $10,288,928  $7,130,056   $(715,158)   $(869,636) $(1,000,863)  $(13,650)     $14,928,122
Comprehensive
income:
   Net income                                   783,827                                                           783,827
   Net unrealized
    loss on
    securities,
    net of
    reclassification
    adjustment,
    net of tax
    benefit of
    $64,759                                                                                     (134,781)        (134,781)
                                                                                                              -----------
Comprehensive income                                                                                              649,046
Purchase of treasury
  stock                                                                              (626,027)                   (626,027)
Accrued compensation
  expense for RSP                                                        201,881                                  201,881
RSP forfeited shares                                                     (14,602)                                 (14,602)
Release of earned
  ESOP shares                        27,791                 117,391                                               145,182
Cash dividends
   declared
   ($.32 per share)                            (290,150)                                                         (290,150)
                      --------  -----------  ----------   ---------    ---------  -----------  ---------      -----------

Balance,
June 30, 1999          108,445   10,316,719   7,623,733    (597,767)    (682,357)  (1,626,890)  (148,431)      14,993,452
Comprehensive income:
   Net income                                   895,760                                                           895,760
   Net unrealized
     loss on
     securities,
     net of tax
     benefit of
     $78,637                                                                                    (152,649)        (152,649)
                                                                                                              -----------
Comprehensive income                                                                                              743,111
Purchase of treasury
  stock                                                                              (606,375)                   (606,375)
Accrued compensation
  expense for RSP                                                        197,591                                  197,591
RSP forfeited shares                                                     (21,083)                                 (21,083)
Release of earned
  ESOP shares                        13,166                  86,852                                               100,018
Cash dividends
   declared
   ($.40 per share)                            (338,440)                                                         (338,440)
                      --------  -----------  ----------   ---------    ---------  -----------  ---------      -----------
Balance,
  June 30, 2000       $108,445  $10,329,885  $8,181,053   $(510,915)   $(505,849) $(2,233,265) $(301,080)     $15,068,274
                      ========  ===========  ==========   =========    =========  ===========  =========      ===========

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                   Year Ended June 30,
                                                                                                2000                  1999
                                                                                          ---------------       ---------------
OPERATING ACTIVITIES
     Net income                                                                           $      895,760         $     783,827
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, amortization and accretion, net                                           560,757               423,127
         Provision for loan losses                                                               174,600               150,000
         Gain on sale of investments                                                                   -               (13,745)
         Gain on sale of loans                                                                    (8,957)              (92,909)
         Origination of loans held for sale                                                   (2,297,188)           (8,658,980)
         Proceeds from the sale of loans                                                       2,306,145            10,206,589
         Increase in accrued interest receivable                                                (206,897)              (46,078)
         Increase in accrued interest payable                                                    138,151                 3,644
         Other, net                                                                              126,392                65,687
                                                                                          --------------         -------------
              Net cash provided by operating activities                                        1,688,763             2,821,162
                                                                                          --------------         -------------
INVESTING ACTIVITIES
     Investment securities held to maturity:
         Purchases                                                                              (249,453)           (2,987,051)
         Maturities and repayments                                                                     -             3,737,988
     Investment securities available for sale:
         Purchases                                                                            (4,467,656)           (4,498,871)
         Maturities and repayments                                                               506,330                11,440
         Proceeds from sale                                                                            -               139,995
     Mortgage-backed securities held to maturity:
         Purchases                                                                                     -            (2,516,658)
         Maturities and repayments                                                               381,374               380,968
     Mortgage-backed securities available for sale:
         Purchases                                                                                     -            (2,046,363)
         Maturities and repayments                                                               253,257               149,274
     Purchases of Federal Home Loan Bank Stock                                                  (170,500)               (7,300)
     Net increase in loans                                                                   (10,353,855)          (14,459,354)
     Purchases of premises and equipment                                                        (350,187)             (324,250)
                                                                                          --------------         -------------
              Net cash used for investing activities                                         (14,450,690)          (22,420,182)
                                                                                          --------------         -------------
FINANCING ACTIVITIES
     Net increase in deposits                                                                 13,592,169            16,787,227
     Proceeds of advances from Federal Home Loan Bank                                         16,000,000                     -
     Repayment of advances from Federal Home Loan Bank                                       (17,000,000)           (1,000,000)
     Net increase in short term advances from Federal Home Loan Bank                           2,500,000                     -
     Net change in advances for taxes and insurance                                                6,327                 3,647
     Purchase of treasury stock                                                                 (606,375)             (626,027)
     Cash dividends paid                                                                        (338,440)             (290,150)
                                                                                          --------------         -------------
         Net cash provided by financing activities                                            14,153,681            14,874,697
                                                                                          --------------         -------------
         Increase (decrease) in cash and cash equivalents                                      1,391,754            (4,724,323)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                 4,359,870             9,084,193
                                                                                          --------------         -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                  $    5,751,624         $   4,359,870
                                                                                          ==============         =============

See accompanying notes to the consolidated financial statements

                            ADVANCE FINANCIAL BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

     Nature of Operations and Basis of Presentation
     ----------------------------------------------

     Advance Financial Bancorp (the "Company") is the holding company of Advance Financial Savings Bank, (the "Bank"). The Bank and its wholly-owned service corporation subsidiary, Advance Financial Service Corporation of West Virginia are wholly-owned subsidiaries of the Company. The Company and its subsidiaries derive substantially all their income from banking and bank-related services which include interest earnings on residential real estate, commercial real estate, and consumer loan financing, as well as interest earnings on investment securities, interest-bearing deposits with other financial institutions, and charges for deposit services to its customers. The Bank is a federally chartered stock savings bank located in Wellsburg, WV. The Company and the Bank are subject to regulation and supervision by the Office of Thrift Supervision.

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

     Investment Securities Including Mortgage-Backed Securities
     ----------------------------------------------------------

     Debt and Equity securities consist of mortgage-backed securities, U.S. Government and federal agency obligations, money funds and common stock. Securities are classified , at the time of purchase based upon management's intention and ability, as available for sale or held to maturity. The company does not hold any securities as trading. Securities classified as held to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Securities classified as available for sale are carried at estimated fair value with unrealized holding gains and losses reflected as a separate component of shareholders' equity. Realized gains and losses on the sale of debt and equity securities are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution, which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying balance sheet.

     Loans Held for Sale
     -------------------

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At June 30, 2000 and 1999, there were no loans held for sale.

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

     Real Estate Acquired in Settlement of Loans
     -------------------------------------------

     Real estate acquired in settlement of loans are reported at the lower of cost or fair value at the acquisition date, and subsequently at the lower of its new cost or fair value minus estimated selling costs. Costs represents the unpaid loan balance at the acquisition date plus expenses, when appropriate, incurred to bring the property to a salable condition. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition are included in other expenses.

     Premises and Equipment
     ----------------------

     Land is carried at cost; buildings and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed primarily by the straight-line method based upon the estimated useful lives of the assets, which range from five to forty years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

     Comprehensive Income
     --------------------

     The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income (loss) is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income (loss) as part of the Statement of Changes in Stockholders' Equity.

     Cash Flow Information
     ---------------------

     The Company has defined cash and cash equivalents as cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank and the Federal Reserve Bank.

     Cash payments for interest for the fiscal years ended June 30, 2000 and 1999 were $5,577,815 and $4,793,602, respectively. Cash payments for income taxes for the fiscal years ended June 30, 2000 and 1999 were $501,622 and $468,000, respectively.

     Stock Options
     -------------

     The Company maintains a stock option plan for the directors, officers, and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. If applicable, pro forma net income and earnings per share would be presented to reflect the impact of the stock option plan assuming compensation expense had been effected based on the fair value of the stock options granted under this plan.

     Recent Accounting Pronouncements
     --------------------------------

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral Date of FASB No. 133--and amendment of FASB No. 133." The statement delays the effective date for one year of SFAS No. 133, to fiscal years beginning after June 15, 2000. SFAS No.'s 133 and 137 apply to quarterly and annual financial statements. The Company does not believe that there will be a material impact on its financial condition or results of operation upon adoption of SFAS No. 133. Statement No. 133, precludes a held-to-maturity security from being designated as a hedged item, however, at the date of initial application of this statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future.

     Reclassification of Comparative Amounts
     ---------------------------------------

     Certain comparative account balances for the prior period have been reclassified to conform to the current period classifications. Such reclassifications did not affect net income.


2.   Earnings Per Share
     ------------------

     There were no convertible securities, which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.



                                                       2000            1999
                                                     -----------     -----------

     Weighted-average common shares outstanding       1,084,450       1,084,450
     Average treasury stock shares                     (132,011)        (65,310)
     Average unearned ESOP and RSP shares               (62,054)        (72,564)
                                                      ---------       ---------
     Weighted -average common shares and
       common stock equivalents used to
       calculate basic earnings per share               890,385         946,576

     Additional common stock equivalents
       (stock options) used to calculate
       diluted earnings per share                             -               -
                                                      ---------       ---------

     Weighted-average common shares and
       common stock equivalents used
       to calculate diluted earnings per share          890,385         946,576
                                                      =========       =========

3.   INVESTMENT SECURITIES

     The amortized cost and estimated market value of investments are as follows:

                                                                                     2000
                                                          ------------------------------------------------------
                                                                              Gross      Gross
                                                            Amortized      Unrealized  Unrealized       Fair
                                                              Cost            Gains      Losses         Value
                                                            ----------     ----------- -----------   -----------
     Held-to-maturity
     ----------------
         U.S. Government and Agency Obligations             $1,249,672     $         - $  (62,047)    $1,187,625
                                                            ----------     ----------- ----------     ----------
     Available-for-sale
     ------------------
         U.S. Government and Agency Obligations              8,469,628               -   (341,201)     8,128,427
         Common stocks                                         105,625               -    (25,625)        80,000
         Money Fund Securities                                  34,026               -     (7,816)        26,210
                                                            ----------     -----------------------    ----------
              Total available for sale                       8,609,279               -   (374,642)     8,234,637
                                                            ----------     ----------- -----------    ----------
              Total Investment Securities                   $9,858,951     $         -  $(436,689)    $9,422,262
                                                            ==========     ===========  ==========    ==========

                                                                                     1999
                                                          ------------------------------------------------------
                                                                              Gross      Gross
                                                            Amortized      Unrealized  Unrealized       Fair
                                                              Cost            Gains      Losses         Value
                                                            ----------     ----------- -----------   -----------
     Held-to-maturity
     ----------------
         U.S. Government and Agency Obligations             $  999,896     $         -   $(28,982)   $   970,914
                                                            ----------     -----------   --------    -----------
     Available-for-sale
     ------------------
         U.S. Government and Agency Obligations              4,498,042               -   (136,664)     4,361,378
         Common stocks                                         105,625               -    (16,875)        88,750
         Money Fund Securities                                  40,682               -     (9,335)        31,347
                                                            ----------     -----------  ----------    ----------
              Total available for sale                       4,644,349               -   (162,874)     4,481,475
                                                            ----------     -----------  ----------    ----------
              Total Investment Securities                   $5,644,245     $         -  $(191,856)    $5,452,389
                                                            ==========     ===========  ==========    ==========

     The weighted average interest rate on investment securities was 6.95% and 6.58% at June 30, 2000 and 1999, respectively.

     The amortized cost and estimated fair value of debt securities at June 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                    Amortized          Fair
                                                        Cost          Value
                                                    -----------    -----------
         One year or less                            $        -     $        -
         After one through five years                 3,719,540      3,628,450
         After five through ten years                 1,500,000      1,415,999
         After ten years                              4,499,760      4,271,603
                                                     ----------     ----------
              Total                                  $9,719,300     $9,316,052
                                                     ==========     ==========

     Proceeds received on securities as a result of sales and calls prior to maturity were $500,000 and $139,995 for the years ended June 30, 2000 and 1999, respectively. Gains on sales were $0 and $13,745 for the years ended June 30, 2000 and 1999, respectively. No losses on sales were realized during either year ended June 30, 2000 and 1999.

4.   MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market value of mortgage-backed securities are as follows:

                                                                                     2000
                                                          ------------------------------------------------------
                                                                              Gross      Gross
                                                            Amortized      Unrealized  Unrealized       Fair
                                                              Cost            Gains      Losses         Value
                                                            ----------     ----------- -----------   ------------
     Held-to-maturity
     ----------------
         Government National Mortgage Association          $  579,864      $    3,017   $  (5,320)    $   577,561
         Federal Home Loan Mortgage Corporation               131,343           7,922           -         139,265
         Federal National Mortgage Association              1,377,803               -     (67,613)      1,310,190
                                                           ----------      ----------   ---------     -----------
              Total held to maturity                        2,089,010          10,939     (72,933)      2,027,016
                                                           ----------      ----------   ---------     -----------
     Available-for-sale
     ------------------
         Government National Mortgage Association           1,223,787               -     (61,487)      1,162,300
         Federal National Mortgage Association                413,923               -     (20,051)        393,872
                                                          -----------      ----------   ---------     -----------
              Total available for sale                      1,637,710               -     (81,538)      1,556,172
                                                           ----------      ----------   ---------     -----------
              Total Mortgage backed securities             $3,726,720      $   10,939   $(154,471)     $3,583,188
                                                           ==========      ==========   =========     ===========

                                                                                     1999
                                                          ------------------------------------------------------
                                                                              Gross      Gross
                                                            Amortized      Unrealized  Unrealized       Fair
                                                              Cost            Gains      Losses         Value
                                                            ----------     ----------- -----------   ------------
     Held-to-maturity
     ----------------
         Government National Mortgage Association          $  837,676      $   7,701   $   (2,465)    $   842,912
         Federal Home Loan Mortgage Corporation               133,581          9,893            -         143,474
         Federal National Mortgage Association              1,501,424              -      (31,165)      1,470,259
                                                           ----------      ---------   -----------     ----------
              Total held to maturity                        2,472,681         17,594      (33,630)      2,456,645
                                                           ----------      ---------   -----------     ----------
     Available-for-sale
     ------------------
         Government National Mortgage Association           1,413,784              -      (48,958)      1,364,826
         Federal National Mortgage Association                481,081              -      (13,062)        468,019
                                                           ----------      ---------   -----------     ----------
              Total available for sale                      1,894,865              -      (62,020)      1,832,845
                                                           ----------      ---------   -----------     ----------
              Total Mortgage backed securities             $4,367,546      $  17,594   $  (95,650)     $4,289,490
                                                           ==========      =========   ==========      ==========

     Mortgage-backed securities provide for periodic, generally monthly payments of principal and interest and have contractual maturities ranging from ten to thirty years at June 30, 2000. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter. As of June 30, 2000, mortgage-backed securities with a book value of $476,741 and a fair value of $471,421 are one year adjustable types currently paying 7.125%. The remaining instruments are all fixed rate types ranging from 6.25% to 10%. Certain instruments have been classified as available for sale based upon management's' evaluation of liquidity needs while optimizing return at the time of purchase.

     There were no sales of mortgage-backed securities for either period ended June 30, 2000 or 1999.

5.   LOANS RECEIVABLE


     Loans receivable are comprised of the following at June 30:

                                                  2000                1999
                                              ------------       -------------
         Mortgage loans:
              1 - 4 family                     $ 62,163,992       $ 59,673,803
              Multi-family                        5,469,906          2,689,531
              Non-residential                    24,543,795         23,216,018
              Construction                        3,241,801          2,073,165
                                               ------------       ------------
                   Total mortgage loans          95,419,494         87,652,517
                                               ------------       ------------
         Consumer loans:
              Home improvement                    1,439,387          1,195,518
              Automobile                         10,903,416          8,647,953
              Share loans                         1,406,328          1,360,054
              Other                               2,675,498          2,384,401
                                               ------------       ------------
                   Total consumer loans          16,424,629         13,587,926
                                               ------------       ------------
         Commercial loans                        10,500,256         10,387,570
                                               ------------       ------------
         Less:
              Loans in process                    1,812,877          1,006,813
              Net deferred loan fees                128,091            139,369
              Allowance for loan losses             682,103            582,280
                                               ------------       ------------
                                                  2,623,071          1,728,462
                                               ------------       ------------

                  Total loans                  $119,721,308       $109,899,551
                                               ============       ============


     Single family mortgage loans serviced for Freddie Mac, which are not included in the Consolidated Balance Sheet, totaled $19,682,946 and $19,040,615 at June 30, 2000 and 1999, respectively.

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

     The following represents financial instruments whose contract amounts represent credit risk at June 30:

                                                  2000                1999
                                              ------------       ------------

         Commitments to originate loans
              Fixed rate                      $    119,000       $    637,060
              Variable rate                   $    163,962       $  1,467,300
         Loans in process                     $  1,812,877       $  1,006,813
         Unused lines of credit               $  6,734,552       $  7,456,372
         Letters of credit                    $     55,000       $     22,500

     The range of interest rates on fixed rate loan commitments was 8.375% to 8.50% at June 30, 2000.

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

     In the normal course of business, loans are extended to directors, executive officers and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 2000 is as follows:

           Balance                       Amount          Balance
            1999          Additions     Collected         2000
         ----------     -----------     ---------      ----------

         $1,704,024        $14,500       $223,236      $1,495,288

     The Company's primary business activity is with customers located within its local trade area. Residential, consumer, and commercial loans are granted. The Company also selectively funds loans originated outside of its trade area provided such loans meet its credit policy guidelines. Although the Company has a diversified loan portfolio, at June 30, 2000 and 1999, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

6.   ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses for the years ended June 30 is summarized as follows:

                                                          2000           1999
                                                        --------       --------

         Balance, beginning of period                   $582,280       $477,654
         Add:
              Provisions charged to operations           174,600        150,000
              Loan recoveries                              4,273          1,529
                                                        --------       --------
                  Total                                  761,153        629,183
         Less: loans charged off                          79,050         46,903
                                                        --------       --------

         Balance, end of period                         $682,103       $582,280
                                                        ========       ========

     Nonperforming loans totaled $484,195 and $765,126 at June 30, 2000 and 1999 respectively.

     At June 30, 2000, the company had no loans that met the definition of impaired. At June 30, 1999, the total investment in impaired loans was $385,922. The entire $385,922 was subject to a specific allowance for loan losses of $25,468. The average investment in impaired loans during the year ended June 30, 1999 was $377,753, and interest income recognized during the year was $12,315. The interest income potential based upon the original term of the contracts on these impaired loans was $31,313 for the year ended June 30, 1999.

7.   PREMISES AND EQUIPMENT, NET

     Premises and equipment are summarized by major classification as follows:

                                                      2000            1999
                                                   ----------      ----------

         Land                                      $  303,857      $  303,857
         Buildings and improvements                 3,421,642       3,409,515
         Furniture, fixtures, and equipment         2,210,790       1,909,094
                                                   ----------      ----------
              Total                                 5,936,289       5,622,466
         Less accumulated depreciation              1,865,994       1,537,673
                                                   ----------      ----------

              Premises and equipment, net          $4,070,295      $4,084,793
                                                   ==========      ==========

     Depreciation charged to operations amounted to $364,686 and $322,314 for the years ended June 30, 2000 and 1999, respectively.

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

9.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:

                                                      2000            1999
                                                   ----------      ----------

         Investment securities                      $160,874        $ 43,509
         Mortgage-backed securities                   18,991          28,741
         Loans receivable                            691,090         591,808
                                                    --------        --------
         Total                                      $870,955        $664,058
                                                    ========        ========

10.  DEPOSITS

     Deposit accounts are summarized as follows:

                                                                 2000                             1999
                                                   -----------------------------     ---------------------------
                                                                      Percent of                      Percent of
                                                         Amount       Portfolio           Amount      Portfolio
                                                      ------------    ----------       ------------   ----------
         Non-interest-bearing                         $  5,054,410         4.3%        $  3,734,867        3.6%
                                                      ------------       -----         ------------      -----

         Savings accounts                               17,651,027        14.8           16,379,596       15.6
         NOW accounts                                    7,807,308         6.6            9,060,464        8.6
         Money market accounts                          12,406,664        10.4           12,447,642       11.8
                                                      ------------       -----         ------------      -----
                                                        37,864,999        31.8           37,887,702       36.0
                                                      ------------       -----         ------------      -----
         Time certificates of deposit:
              2.00 -  4.00%                              2,101,639         1.8            2,260,291        2.1
              4.01 -  6.00%                             42,621,436        35.8           45,841,219       43.5
              6.01 -  8.00%                             31,288,455        26.3           15,614,691       14.8
                                                      ------------       -----         ------------      -----
                                                        76,011,530        63.9           63,716,201       60.4
                                                      ------------       -----         ------------      -----

                  Total                               $118,930,939       100.0%        $105,338,770      100.0%
                                                      ============       =====         ============      =====

     The scheduled maturities of time certificates of deposit at June 30, 2000 are as follows:

                                                                   Amount
                                                               -------------

         Within one year                                         $49,095,230
         Beyond one year but within two years                     15,681,607
         Beyond two years but within three years                   8,277,541
         Beyond three years but within five years                  2,382,553
         Beyond five years                                           574,599
                                                                 -----------

              Total                                              $76,011,530
                                                                 ===========

     The Company had time certificates with a minimum denomination of $100,000 in the amount of approximately $6,685,503 and $7,258,263 at June 30, 2000 and 1999, respectively. Deposits in excess of $100,000 are not federally insured. The Company does not have any brokered deposits.

     Interest expense by deposit category for the years ended June 30 is as follows:

                                                         2000           1999
                                                     ------------    -----------

         Passbooks                                     $  458,723     $  404,099
         NOW and Money Market Deposit accounts            690,941        649,652
         Time certificates                              3,849,090      3,257,354
                                                       ----------      ---------
                                                       $4,998,754     $4,311,105
                                                       ==========     ==========

11.  ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consists of the following:

                   Principal   Interest  Interest
                       Due       Due        Rate         2000       1999
                  -----------  --------   --------  ------------   ----------

         Advance  08-03-2000   Annually     5.94%   $  2,500,000   $        -
         Advance  06-30-2005   Monthly      6.36%      5,000,000            -
         Advance  10-22-2009   Monthly      5.52%      3,000,000            -
         Advance  03-25-2002   Monthly      5.51%              -    3,000,000
         Advance  11-04-2002   Monthly      5.37%              -    5,000,000
         Advance  01-23-2008   Monthly      4.94%              -    1,000,000
                                                    ------------   ----------
                                                    $10,500,000    $9,000,000
                                                    ===========    ==========

     These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank. All advances have fixed rates with putable options with the exception of the advance due August 3, 2000, that has no putable option.

     In addition, the Bank entered into a "RepoPlus" Advance credit arrangement, which is renewable annually and incurs no service charges. During 2000, the Bank had a borrowing limit of approximately $62 million with a variable rate of interest, based upon the FHLB's cost of funds. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances.

12.  INCOME TAXES

     The components of income tax expense for the years ended June 30 are summarized as follows:

                                                          2000          1999
                                                       ----------    ---------

         Currently payable:
              Federal                                    $531,869     $410,461
              State                                        85,531       59,453
                                                         --------     --------
                                                          617,400      469,914
              Deferred                                    (39,524)      12,011
                                                        ----------   ---------
                  Total                                  $577,876     $481,925
                                                         ========     ========

     The following temporary differences gave rise to deferred tax asset and liabilities:

                                                          2000         1999
                                                       ----------   ----------
         Deferred tax assets
              Allowance for loan losses                $  231,915   $  197,975
              Loan origination fees, net                   16,773       21,520
              Net unrealized loss on securities           155,101       76,464
              Other, net                                   10,241       10,241
                                                       ----------   ----------
                  Deferred tax assets                     414,030      306,200
                                                       ----------   ----------
         Deferred tax liabilities
              Premise and equipment depreciation          253,176      235,712
              Tax reserve for loan losses                  64,261       91,802
              Other, net                                   54,613       54,867
                                                       ----------   ----------
                  Deferred tax liabilities                372,050      382,381
                                                       ----------   ----------
                  Net deferred tax asset (liability)   $   41,980   $  (76,181)
                                                       ----------   -----------

     On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The recapture tax will be paid in six equal installments beginning with the 1998 tax year. At December 31, 1995, the Bank had $324,005 in bad debt reserves in excess of the base year. Subject to prevailing corporate tax rates, the Bank owes $64,261 in federal income taxes, which is reflected as a deferred tax liability.

     The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30 is as follows:

                                                               2000                1999
                                                    --------------------   ----------------------
                                                      Amount    Percent       Amount       Percent
                                                      ------    -------       ------       -------

         Provision at statutory rate                 $501,036     34.0%      $430,356       34.0%
         State income tax expense, net of federal
          tax benefit                                  56,450      3.8         40,504        3.2
         Tax exempt interest                          (12,693)     (.9)        (8,441)       (.7)
         Other, net                                    33,083      2.3         19,506        1.5
                                                     --------     ----       --------       ----
              Actual expense and effective rate      $577,876     39.2%      $481,925       38.0%
                                                     ========     ====       ========       ====

13.  RETIREMENT PLAN

     The Company has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 10% of their annual compensation. The Company will match 50% of the employees' voluntary contributions up to 3% of the employee's compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The Company's contributions for the benefit of covered employees amounted to $32,988 and $25,579 for the years ended June 30, 2000 and 1999, respectively.

14.  RESTRICTED STOCK PLAN (RSP)

     In 1998, the Board of Directors adopted a RSP for directors, certain officers and employees, which was approved by stockholders at a special meeting held on January 20, 1998. The objective of this Plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, which has the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

     On February 23, 1998, the Trust purchased with funds contributed by the Bank, 43,378 shares of the common stock of the Company. At June 30, 2000, 15,180 shares have been issued to non-employee directors, 26,844 shares have been issued to officers, and 1,354 shares remained unissued. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned. Shares are vested over a four-year period from their grant date. A total of 24,614 shares were vested as of June 30, 2000. Total operating expense attributed to the RSP amounted to $197,591 and $201,881 for the years ended June 30, 2000 and 1999.


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

     The Bank makes quarterly contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principle payments made on the loan each year and allocated to qualified employees. As shares are released from collateral, the Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction in retained earnings. Dividends paid on unallocated shares were added to participant accounts and reported as compensation for the year ended June 30, 1999, however, for the year ended June 30, 2000, dividends paid on unallocated shares were used to reduce the company's contribution to the ESOP plan. Compensation expense for the ESOP was $100,018 and $145,182 for the years ended June 30, 2000 and 1999, respectively.

     The following table represents the components of the ESOP shares:

                                                      2000           1999
                                                    --------       --------

         Allocated shares                             30,252         22,632

         Shares released for allocation                4,338          4,338

         Shares distributed                           (1,056)       (1,056)

         Unreleased shares                            52,166         59,786
                                                    --------       --------

         Total ESOP share                             85,700         85,700
                                                    ========       ========

         Fair value of unreleased shares            $554,264       $717,432
                                                    ========       ========

16.  STOCK OPTION PLAN

     In December 1997, the Board of Directors adopted a Stock Option Plan for the directors, officers, and employees, which was approved by stockholders at a special meeting held on January 20, 1998. An aggregate of 108,445 shares of authorized but unissued common stock of the Company were reserved for future issuance under the plan. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to additional paid-in capital.

     On January 20, 1998, qualified stock options were granted for the purchase of 65,061 shares exercisable at the market price of $18.75 per share at a rate of one fourth per year beginning January 20, 1998. All options expire ten years from the date of grant. At June 30, 2000, the initial stock options granted remain outstanding with none being exercised.

     The Company accounts for its stock option plan under provisions of APB Opinion No. 25, " Accounting for Stock Issued to Employees," and related interpretations. Under this opinion, no compensation expense has been recognized with respect to the plan because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

     Had compensation expense for the stock option plan been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, " Accounting for Stock-based Compensation," net income applicable to common stock, basic and dilutive net income per common share, for the years ended June 30 would have been as follows:

                                                    2000           1999
                                               ------------   --------------

         Net Income:
              As reported                      $    895,760   $      783,827
                                               ============   ==============

              Pro forma                        $    895,357   $      767,939
                                               ============   ==============

         Basic Earnings Per Share:
              As reported                      $       1.01   $          .83
                                               ============   ==============
              Pro forma                        $       1.01   $          .81
                                               ============   ==============

         Diluted Earnings Per Share:
              As reported                      $       1.01   $          .83
                                               ============   ==============
              Pro forma                        $       1.01   $          .81
                                               ============   ==============


     The following table presents share data related to the stock option plans:

                                                      2000             1999
                                                    --------         --------

         Outstanding, beginning                       65,061           65,061

              Granted                                      -                -
              Exercised                                    -                -
              Forfeited                                    -                -
                                                    --------         --------

         Outstanding, ending (at $18.75 per share)    65,061           65,061
                                                    ========         ========

     The fair value of the option grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 2000 and 1999, respectively: expected dividend yield of 4.0% and 2.67%; expected volatility of 6.7% and 8.9%; risk-free interest rate of 6.13% and 6.02%; and expected lives of 7 and 8 years.

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

     Compensation expense resulting from Dividend Equivalent Rights was $26,024 and $20,820 for the year ended June 30, 2000 and 1999, respectively.

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

18.  COMMITMENTS AND CONTINGENT LIABILITIES

     Lease Commitments
     -----------------
     The future lease commitments as of June 30, 2000 for all noncancellable equipment and land leases follows:

                             Fiscal Year
                           Ending June 30,                  Amount
                           ---------------                  ------

                                 2001                      $    73,617
                                 2002                           76,417
                                 2003                           78,417
                                 2004                           77,669
                                 2005                           75,420
                          2006 and thereafter                2,140,900
                                                           -----------

                                                           $ 2,522,440
                                                           ===========

     Litigation
     ----------

     The Company is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

19.  OTHER COMPREHENSIVE INCOME

     Other Comprehensive income in the Consolidated Statement of Stockholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change in net unrealized loss on securities available for sale securities includes reclassification adjustments to reclassify gains, net of tax for sales of the related security of $0 and $4,673 for the years ended June 30, 2000 and 1999.

20.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The estimated carrying amounts and fair values are as follows:

                                                              2000                             1999
                                                --------------------------------     ----------------------------
                                                                     Estimated                        Estimated
                                                    Carrying           Fair            Carrying         Fair
                                                    Amount             Value            Amount          Value
                                                --------------   ---------------     ------------  -------------
         Financial assets:
              Cash and cash equivalents          $   5,751,624     $   5,751,624     $  4,359,870   $  4,359,870
              Investment securities
                    Held to maturity                 1,249,672         1,187,625          999,896        970,914
                    Available-for-sale               8,234,637         8,234,637        4,481,475      4,481,475
              Mortgage-backed securities:
                   Held to maturity                  2,089,010         2,027,016        2,472,681      2,456,645
                   Available for sale                1,556,172         1,556,172        1,832,845      1,832,845
              Loans receivable                     119,721,308       119,150,000      109,899,551    110,308,000
              Federal Home Loan Bank Stock             800,000           800,000          629,500        629,500
              Accrued interest receivable              870,955           870,955          664,058        664,058
                                                 -------------     -------------     ------------   ------------
                  Total                          $ 140,273,378     $ 139,578,029     $125,339,876   $125,703,307
                                                 =============     =============     ============   ============

                                                              2000                                1999
                                                --------------------------------     ---------------------------
                                                                    Estimated                         Estimated
                                                    Carrying          Fair             Carrying         Fair
                                                    Amount            Value             Amount          Value
                                                --------------     -------------     -------------   -----------
         Financial liabilities:
              Deposits                           $ 118,930,939     $ 118,299,000     $105,338,770   $105,243,000
              Advances from Federal
               Home Loan Bank                       10,500,000        10,418,000        9,000,000      9,000,000
              Advance payment by borrowers
               for taxes and insurance                 203,320           203,320          196,993        196,993
              Accrued interest payable                 189,508           189,508           50,357         50,357
                                                 -------------     -------------     ------------   ------------
                  Total                          $ 129,823,767     $ 129,109,828     $114,586,120   $114,490,350
                                                 =============     =============     ============   ============

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

     Loans, Deposits, and Advances from Federal Home Loan Bank
     ---------------------------------------------------------

     The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and employs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and advances from Federal Home Loan Bank are estimated using a discounted cash flow calculation and applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 5.

21.  CAPITAL REQUIREMENTS

     The Company, on a consolidated basis and the Bank are subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the entity's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of tangible and core capital (as defined in the regulations) to adjusted assets (as defined). Management believes that as of June 30, 2000 the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of June 30, 2000, the most recent notification from the Company's and Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

     The following table reconciles the Company's and Bank's capital under generally accepted accounting principles to regulatory capital:

                                                          Company                              Bank
                                            -------------------------------      -------------------------------
                                                         June 30,                             June 30,
                                                 2000              1999               2000              1999
                                             -------------      -----------       -------------    -------------
         Total equity                        $  15,068,274      $14,993,452       $  14,241,112      $13,481,216
         Unrealized loss on securities            (301,080)        (148,431)           (284,163)        (137,293)
                                             --------------     ------------      --------------     -----------

         Tier I, core, and tangible capital     15,369,354       15,141,883          14,525,275       13,618,509

         Allowance for loan losses                 682,103          582,280             682,103          582,280
                                             --------------     ------------      --------------     -----------

         Risk-based capital                  $  16,051,457      $15,724,163       $  15,207,378      $14,200,789
                                             =============      ===========       =============      ===========

     The actual capital amounts and ratios were as follows:

                                                                              Company at June 30,
                                                          --------------------------------------------------------
                                                                        2000                         1999
                                                          ----------------------------   -------------------------
                                                              Amount           Ratio         Amount         Ratio
                                                          --------------     ---------   -------------    --------
     Total Capital to Risk-Weighted Assets
     -------------------------------------

         Actual                                           $  16,051,457       16.06%      $15,724,163     17.03%
         For Capital Adequacy Purposes                        7,994,160        8.00         7,385,779      8.00
         To be "Well Capitalized"                             9,992,700       10.00         9,232,224     10.00

     Tier I Capital to Risk-Weighted Assets
     --------------------------------------

         Actual                                           $  15,369,354       15.38%      $15,141,883     16.40%
         For Capital Adequacy Purposes                        3,997,080        4.00         3,692,890      4.00
         To be "Well Capitalized"                             5,995,620        6.00         5,539,334      6.00

     Core Capital to Adjusted Assets
     -------------------------------

         Actual                                           $  15,369,354       10.56%      $15,141,883     11.59%
         For Capital Adequacy Purposes                        5,822,620        4.00         5,227,400      4.00
         To be "Well Capitalized"                             7,278,280        5.00         6,534,250      5.00

     Tangible Capital to Adjusted Assets
     -----------------------------------

         Actual                                           $  15,369,354       10.56%      $15,141,883     11.59%
         For Capital Adequacy Purposes                        2,183,480        1.50         1,960,530      1.50
         To be "Well Capitalized"                             N/A               N/A           N/A           N/A


                                                                                Bank at June 30,
                                                        -----------------------------------------------------------
                                                                        2000                         1999
                                                        -----------------------------     -------------------------
                                                             Amount           Ratio            Amount        Ratio
                                                        ---------------     ---------     -------------    -------
     Total Capital to Risk-Weighted Assets
     -------------------------------------

         Actual                                           $  15,207,378        15.23%     $  14,200,789      15.79%
         For Capital Adequacy Purposes                        7,987,760         8.00          7,193,840       8.00
         To be "Well Capitalized"                             9,984,700        10.00          8,992,300      10.00

     Tier I Capital to Risk-Weighted Assets
     --------------------------------------

         Actual                                           $  14,525,275        14.55%     $  13,618,509      15.14%
         For Capital Adequacy Purposes                        3,993,880         4.00          3,596,920       4.00
         To be "Well Capitalized"                             5,990,820         6.00          5,395,380       6.00

     Core Capital to Adjusted Assets
     -------------------------------

         Actual                                           $  14,525,275         9.94%     $  13,618,509      10.42%
         For Capital Adequacy Purposes                        5,846,400         4.00          5,227,400       4.00
         To be "Well Capitalized"                             7,308,000         5.00          6,534,250       5.00

     Tangible Capital to Adjusted Assets
     -----------------------------------

         Actual                                           $  14,525,275         9.94%     $  13,618,509      10.42%
         For Capital Adequacy Purposes                        2,192,400         1.50          1,960,275       1.50
         To be "Well Capitalized"                                   N/A          N/A            N/A            N/A

                                       36