Form 10KSB, Exhibit 13
period 2001-06-30
ADVANCE FINANCIAL BANCORP
filed 2001-09-14
CIK 1023398

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

     The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by one to four family residential real estate, non-residential real estate, commercial loans and consumer automobile loans. To a lesser extent, the Bank also originates multi-family real estate loans and other consumer loans.

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
                                                                   Dividends
               Date                           High ($)    Low ($)  Declared ($)
               ----                           --------    -------  ------------

      July 1, 1999 to September 30, 1999        12.50     12.00       .10
      October 1, 1999 to December 31, 1999      13.75     11.63       .10
      January 1, 2000 to March 31, 2000         13.50     10.00       .10
      April 1, 2000 to June 30, 2000            11.00      9.00       .10
      July 1, 2000 to September 30, 2000        11.44      9.75       .10
      October 1, 2000 to December 31, 2000      12.13      9.13       .10
      January 1, 2001 to March 31, 2001         11.25     10.25       .10
      April 1, 2001 to June 30, 2001            13.25     10.71       .10


     The number of stockholders of record of common stock as of the record date of August 31, 2001, was approximately 455. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At August 31, 2001, there were 932,285 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the OTS.

Selected Financial Ratios and Other Data

                                                                 For  the Years Ended
                                                                       June 30
                                                                 -------------------
                                                                  2001 %     2000 %
                                                                 ------------------
         Return on average assets
              (net income divided by average total assets)            .62       .63
         Return on average equity
              (net income divided by average equity)                 6.16      6.01
         Average equity to average assets ratio
              (average equity divided by average assets)            10.06     10.53
         Equity to assets at period end                              9.76     10.37
         Net interest spread                                         2.95      3.25
         Dividend payout ratio                                      35.50     37.78
         Net yield on average interest-earning assets                3.46      3.71
         Non-performing loans to total assets                         .72       .34
         Non-performing loans to total loans                          .92       .41
         Allowance for loan losses to non-performing assets         49.60     74.06

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

     The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Advance Financial Savings Bank (the "Bank"). As a result, references to the Company generally refer to the Bank unless the context indicates otherwise.

Overview

     On April 18, 2001, the Company entered into a definitive merger agreement to acquire Ohio State Financial Services, Inc. of Bridgeport, Ohio ("OSFS"). The merger is subject to regulatory approvals, OSFS's shareholder approval and other conditions. The Company will acquire all of the outstanding common stock of OSFS for $16.00 per share in cash, or approximately $8.0 million. It is anticipated that the merger will close by the end of the Company's first quarter of fiscal 2002.

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

Based upon the Office of Thrift Supervision assumptions, the following table presents the Company's NPV at June 30, 2001.


    Changes in rates              NPV Ratio (1)              Change(2)
    ----------------              -------------              ---------
        +300 bp                       9.22 %                  (316) bp
        +200 bp                      10.59                    (179) bp
        +100 bp                      11.65                    ( 72) bp
           0 bp                      12.38
        -100 bp                      12.49                      11  bp
        -200 bp                      12.13                    ( 24) bp
        -300 bp                      11.54                    ( 84) bp

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

                                                                      Year Ended June 30,                     Month Ended June 30,
                                              --------------------------------------------------------------- ----------------------
                                                          2001                            2000                        2001
                                              ------------------------------ -------------------------------- ----------------------
                                               Average             Average    Average               Average     Average   Average
                                               Balance  Interest  Yield/Cost  Balance   Interest   Yield/Cost   Balance  Yield/Cost
                                              --------- --------  ---------- --------   --------   ---------- ---------  -----------
Interest-earning assets:
  Loans receivable (1)                        $124,726  $10,611     8.51%    $116,825     $9,564      8.19%    $129,082      8.40%
  Investment securities (2)                     18,060    1,114     6.17%      13,627        879      6.45%      21,154      5.06%
  Mortgage-backed securities                     6,595      439     6.66%       3,936        256      6.49%       9,406      5.89%
                                              --------- --------  --------   ---------   --------   --------   ---------   --------
     Total interest-earning assets             149,381   12,164     8.15%     134,388     10,699      7.96%     159,642      7.81%
                                                        --------  --------               --------   --------               --------
Non-interest-earning assets                      7,094                          7,151                             7,181
                                              ---------                      ---------                         ---------
     Total assets                             $156,475                       $141,539                          $166,823
                                              =========                      =========                         =========
Interest-bearing liabilities:
  Interest-bearing demand deposits             $19,534      637     3.26%     $20,630       $691      3.35%     $20,195      2.56%
  Certificates of deposit                       81,172    4,874     6.00%      71,005      3,849      5.42%      85,072      5.74%
  Savings deposits                              17,499      488     2.79%      16,958        459      2.71%      18,316      2.68%
  FHLB borrowings                               16,563    1,003     6.06%      12,812        717      5.60%      20,000      5.73%
                                              --------- --------  --------   ---------   --------   --------   ---------   --------
     Total interest-bearing liabilities        134,768    7,002     5.20%     121,405      5,716      4.71%     143,583      4.90%
                                                        --------  --------               --------   --------               --------
Non-interest bearing liabilities                 5,960                          5,237                             6,888
                                              ---------                      ---------                         ---------
     Total liabilities                         140,728                        126,642                           150,471
Stockholders' equity                            15,747                         14,897                            16,352
                                              ---------                      ---------                         ---------
     Total liabilities and stockholders'
       equity                                 $156,475                       $141,539                          $166,823
                                              =========                      =========                         =========
Net interest income                                     $ 5,162                          $ 4,983
                                                        ========                         ========
Interest rate spread (3)                                            2.95%                             3.25%                  2.91%
                                                                  ========                          ========               ========
Net Yield on interest-earning assets (4)                            3.46%                             3.71%                  3.40%
                                                                  ========                          ========               ========
Ratio of average interest-earning assets to
  average interest-bearing liabilities                            110.84%                           110.69%                111.18%
                                                                  ========                          ========               ========

-----------------------------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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


                                                                        Year Ended June 30,
                                                                ----------------------------------
                                                                           2001 vs 2000
                                                                ----------------------------------
                                                                        Increase (Decrease)
                                                                             Due to
                                                                ----------------------------------
                                                                 Volume         Rate         Net
                                                                ----------------------------------
                                                                      (Dollars in Thousands)
              Interest Income:
                Loans receivable                                   $683         $365       $1,048
                Investment securities                               274          (39)         235
                Mortgage-backed securities                          178            5          183
                                                                ----------------------------------
                   Total interest-earning assets                  1,135          331        1,466
                                                                ----------------------------------

              Interest Expense:
                Interest-bearing demand
                 deposits                                           (14)         (40)         (54)
                Certificates of Deposit                             612          413        1,025
                Savings Deposits                                     14           15           29
                FHLB borrowings                                     227           59          286
                                                                ----------------------------------
                   Total interest-bearing liabilities               839          447        1,286
                                                                ----------------------------------
              Net change in interest income                        $296       $ (116)      $  180
                                                                ==================================

Comparison of Financial Condition

     The Company's total assets increased approximately $22,223,000, or 15.30%, to $167,487,000 at June 30, 2001, from $145,264,000 at June 30, 2000. The
Company's total Liabilities increased $20,948,000 or 16.09% to $151,144,000 at June 30, 2001, from $130,196,000 at June 30, 2000. The increase in liabilities is primarily comprised of an increase in deposits and Federal Home Loan Bank ("FHLB") advances of $11,568,000 and $9,500,000, respectively. These increases were used to fund loan demand and to purchase investment securities.

     Total cash and cash equivalents increased by $2,801,000 to $8,553,000 at June 30, 2001 from $5,752,000 at June 30, 2000. This additional liquidity enables the Company's management to help manage interest rate risk in the current interest rate environment by being less dependent on outside funding to meet loan demand.

     Investment securities available for sale increased by $2,913,000 to $11,148,000 at June 30, 2001 from $8,235,000 at June 30, 2000. This increase is the net result of the purchase of five long term Municipal Bond obligations totaling $5,755,000 which have a tax equivalent yield of approximately 7.66% and three short term investment grade Corporate Bonds totaling $2,000,000 which have a weighted average yield of approximately 6.00%. In offsetting these investment purchases, the Company chose not to replace $5,500,000 in FHLB callable agency securities redeemed during the year. The weighted average rate of the called FHLB bonds was 7.15%. The funding for this net increase in investments came from FHLB advances originated during the fiscal year.

     Mortgage-backed securities available for sale increased by $6,827,000 to $8,383,000 at June 30, 2001 from $1,556,000 at June 30, 2000. This increase is the result of the purchase of two GNMA securities with an original par value of $5,500,000 and a current book value of $4,664,000, as well as, the purchase of three FNMA securities with an original par value of $2,244,000 and a current book value of $2,242,000. The weighted average yield on the five securities is approximately 6.86%. The funding for the purchases of the investments came from FHLB advances originated during the fiscal year.

     Net loans receivable increased $9,875,000 to $129,596,000 at June 30, 2001 from $119,721,000 at June 30, 2000. The net increase was spread over the entire portfolio. Loans secured by 1-4 family residences increased $2,532,000 due primarily to the Company's decision in April 2001 to retain 15 year fixed rate mortgages that in prior periods were sold upon closing. This policy change to retain 15 year fixed rate mortgages was temporary in nature and can be changed by the Company's management upon evaluation of the interest rate environment and the effects of holding these loans on the Company's interest rate risk measures. Non-residential real estate loans and commercial loans increased by $3,413,000 and $2,151,000, respectively, due to the strong demand for the Company's competitively priced ARM products and demand from existing customers. Automobile loans increased $2,097,000 of which $1,905,000 were "dealer loans" written by automobile dealership customers of the Company. The funding for the loan growth was provided primarily by an increase in deposits.

     Deposits increased by $11,568,000 to $130,499,000 at June 30, 2001 from $118,931,000 at June 30, 2000. Within the deposit line item, certificates of deposit increased by $9,330,000 to $85,342,000 at June 30, 2001 from $76,012,000 at June 30, 2000. This increase is primarily the result of certificate of deposit specials offered over the past fiscal year. Although the same specials are being offered currently, the annual percentage rates have been reduced on average approximately 250 basis points from the beginning of the fiscal period. For the year ended June 30, 2001, the weighted average cost of funds for certificates of deposit was 6.00%, while the weighted average cost of funds for certificates of deposits for the month of June 2001 was 5.74%. This decrease is a result of the current interest rate environment we have been experiencing since January 2001.

     Demand deposits and savings deposits increased $1,590,000 and $648,000, respectively. The increase in core deposits is a reversal of a trend noticed during the last half of fiscal 2000 and the first half of fiscal 2001. The increase in core and the significant growth in certificates can be attributed to customers altering their investment options.

     Advances from the FHLB increased $9,500,000 to $20,000,000 at June 30, 2001 from $10,500,000 at June 30, 2000. This increase is the net result of activity over the current period. During the fiscal year ended June 30, 2001, the Company has taken out three $5 million convertible select advances. The first was obtained in November 2000 and has a maturity of November 2010 with a conversion date of November 2003, it is priced at 6.05%. The second was obtained in December 2000 and has a maturity of December 2010 with a conversion date of December 2004, it is priced at 5.54%. The third advance was obtained in March 2001 and has a maturity of March 2011 with a conversion date of March 2002 if the three-month Libor rate exceeds 6.99%, this advance is priced at 4.96%. The increase in advances is offset by the maturity of a $2,500,000 short term advance and the payoff of a $3 million dollar advance that was priced at 5.52% and was to be converted in October 2001. The additional $9,500,000 in funds were used primarily to purchase investment and mortgage-backed securities.

     Stockholders equity increased $1,275,000 to $16,343,000 at June 30, 2001 from $15,068,000 at June 30, 2000. Net income of $970,000, the recognition of shares in the Employee Stock Ownership Plan and the Restricted Stock Plan of $286,000, and an increase in the net unrealized gain on securities available for sale of $363,000 were offset by the payment of cash dividends of $344,000.

Comparison  of the Results of  Operations  for the Years Ended June 30, 2001 and
2000

     Net Interest Income. The Company's net interest income increased $179,000, or 3.61%, to $5,162,000 for the year ended June 30, 2001 from $4,983,000 for the same period ended 2000. The increase in net interest income resulted primarily from an increase in the average volume of the underlying principle balances in interest earning assets and liabilities. The net interest spread decreased to 2.95% for the period ended June 30, 2001 from 3.25% for the same period ended 2000. The average yield on interest earning assets increased 18 basis points to 8.14% at June 30, 2001 from 7.96% for the comparable period ended 2000. The average cost of funds increased 49 basis points to 5.20% for the year ended June 30, 2001 from 4.71% for the comparable period ended 2000.

     Interest and Dividend Income. Total interest and dividend income increased $1,465,000, or 13.70%, to $12,164,000 for the year ended June 30, 2001 from
$10,699,000 for the comparable 2000 period. The increase was primarily due to an increase in earnings on loans of $1,048,000 as the average principle balance increased $7,901,000 to $124,726,000 at June 30, 2001 from $116,825,000 for the comparable 2000 period. Interest and dividend income on investments and interest bearing deposits with other financial institutions increased approximately $417,000 as average principle balances increased $7,092,000 to $24,655,000 at June 30, 2001 from $17,563,000 for the comparable 2000 period. See Average Balance Sheet Table included herein for additional detail.

     Interest Expense. Total interest expense increased $1,286,000 or 22.50% to $7,002,000 for the year ended June 30, 2001 compared to $5,716,000 for the same period ended 2000. The increase was primarily due to an increase in interest on certificates of deposit of $1,025,000 as the average balance increased $10,167,000 to $81,172,000 for the year ended June 30, 2001 from $71,005,000 for the comparable 2000 period. Interest expense on advances increased $286,000 as the average balance increased $3,751,000 to $16,563,000 for the year ended June 30, 2001 from $12,812,000 for the comparable 2000 period. See Average Balance Sheet included herein for additional detail.

     Provision for Loan Losses. For the year ended June 30, 2001, the provision for loan losses was $191,000 as compared to $175,000 for the comparable 2000 period. Net charge-offs for the period ended June 30, 2001 were $94,000 compared to $75,000 for the comparable 2000 period. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors.
While the loan mix has changed slightly over the past two years, management believes that the underlying collateral supporting such loans provides adequate coverage. The Company maintains a desirable level in its loan loss provisions based upon the Company's review of the market, loan portfolio, and overall assessment of the adequacy of the valuation allowance. There can be no assurance, however, that additional provisions will not be required in future periods.

     Noninterest Income. Noninterest income increased $130,000, or 18.40%, to $835,000 for the year ended June 30, 2001 compared to $705,000 for the same period ended 2000. For the year ended June 30, 2001, gains on sales of fixed rate mortgages increased by $59,000. In addition, miscellaneous fees and fees on deposit accounts increased $50,000 and Consumer Card income increased by $19,000. The increases in these service fees are due primarily to increases in customer activity. Also, during the fiscal year ended June 30, 2001, the Company sold two investments with a net realized gain of $19,000. Theses net increases were offset by a write-down of Other Real Estate Owned of $20,000 and a realized loss on the sale of another piece of Other Real Estate Owned of $11,000.

     Noninterest Expense. Noninterest expense increased $223,000, or 5.52%, to $4,263,000 for the year ended June 30, 2001 from $4,040,000 for the same period ended 2000. Compensation and benefits increased $108,000, or 5.56%, due to the hiring of additional employees for loan collection and data processing, as well as, additional costs of living increases for all full time employees. Occupancy and equipment increased $89,000, or 13.10%. The increase is primarily due to an increase in combined equipment depreciation and maintenance of $69,000. The increase is directly related to the in-house item processing department that began during the latter part of 1999. Data processing charges decreased $56,000 for the year ended June 30, 2001. The decrease is due to the completion of the conversion to in-house item processing in January 2000. The decrease in data processing is offset by similar increases in "occupancy and equipment" for depreciation and maintenance and in "other expenses" for supplies, communications and postage, which increased $30,000 for the year ended June 30, 2001. Other expenses have increased $77,000 for the year ended June 30, 2001. In addition to the increase in supplies, communications and postage discussed above, state franchise taxes have increased $15,000 and expenses related to the company's merchant card program have increased $11,000.

     Income Taxes. Income tax expense decreased $5,000 to $573,000 for the year ended June 30, 2001 compared to $578,000 for the same period ended 2000. The effective tax rate for income taxes as of the years ended June 30, 2001 and 2000 was 37% and 39%, respectively. The decrease in the effective tax rate is related to the municipal bonds purchased during the fiscal period ended June 30, 2001.

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

     Net cash provided by operating activities decreased $864,000 to $825,000 for the year ended June 30, 2001 compared to $1,689,000 for the same period ended 2000. This decrease was primarily the result of an increase in fixed rate mortgage loans originated but not yet sold of $440,000 and a change in deferred income taxes on available for sale investments of $187,000.

     Net cash used for investing activities for the year ended June 30, 2001 increased $4,239,000 to $18,690,000 from $14,451,000 for the year ended June 30,
2000. This increase is primarily the result of a net increase in investing activity of $4,713,000 The net increase in investing activity was funded by a net increase in FHLB advances discussed below in financing activity.

     Net cash provided by financing activities for the year ended June 30, 2001 increased $6,513,000 to $20,667,000 from $14,154,000 for the same period ended 2000. The increase was primarily a result of a net increase in FHLB advance activity of $8,000,000. The increase in net FHLB advance activity was offset by a decrease in net deposit activity of $2,024,000.

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

SNODGRASS
Certified Public Accountants and Consultants




[LOGO]

                         Report of Independent Auditors


Board of Directors and Stockholders
Advance Financial Bancorp

We have audited the accompanying consolidated balance sheet of Advance Financial Bancorp and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Bancorp and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ S.R. Snodgrass, A.C.

Steubenville, Ohio
July 20, 2001

                            ADVANCE FINANCIAL BANCORP
                           CONSOLIDATED BALANCE SHEET

                                                                                     June 30,
                                                                               2001             2000
                                                                          -------------    -------------
ASSETS Cash and cash equivalents:
     Cash and amounts due from banks                                      $   1,177,728    $   1,109,746
     Interest-bearing deposits with other institutions                        7,375,450        4,641,878
                                                                          -------------    -------------
              Total cash and cash equivalents                                 8,553,178        5,751,624
                                                                          -------------    -------------
Investment securities:
     Securities held to maturity (fair value of $742,057
      and $1,187,625)                                                           749,934        1,249,672
     Securities available for sale                                           11,147,919        8,234,637
                                                                          -------------    -------------
              Total investment securities                                    11,897,853        9,484,309
                                                                          -------------    -------------
Mortgage-backed securities:
     Securities held to maturity (fair value of $1,601,960
      and $2,027,016)                                                         1,595,349        2,089,010
     Securities available for sale                                            8,383,075        1,556,172
                                                                          -------------    -------------
              Total mortgage-backed securities                                9,978,424        3,645,182
                                                                          -------------    -------------

Loans held for sale                                                             439,949                -
Loans receivable (net of allowance for loan losses of
 $779,170 and $682,103)                                                     129,595,542      119,721,308
Premises and equipment, net                                                   3,828,367        4,070,295
Federal Home Loan Bank stock, at cost                                         1,075,000          800,000
Accrued interest receivable                                                   1,017,024          870,955
Other assets                                                                  1,101,725          920,767
                                                                          -------------    -------------

              TOTAL ASSETS                                                $ 167,487,062    $ 145,264,440
                                                                          =============    =============

LIABILITIES
Deposits                                                                  $ 130,499,131    $ 118,930,939
Advances from Federal Home Loan Bank                                         20,000,000       10,500,000
Advance payments by borrowers for taxes and insurance                           146,095          203,320
Accrued interest payable and other liabilities                                  499,119          561,907
                                                                          -------------    -------------
              TOTAL LIABILITIES                                             151,144,345      130,196,166
                                                                          -------------    -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 500,000 shares; none issued               -                -
Common stock, $.10 par value, 2,000,000 shares authorized;
 1,084,450 shares issued at June 30, 2001 and 2000                              108,445          108,445
Additional paid in capital                                                   10,339,790       10,329,885
Retained earnings - substantially restricted                                  8,806,639        8,181,053
Unallocated shares held by Employee Stock Ownership Plan (ESOP)                (424,154)        (510,915)
Unallocated shares held by Restricted Stock Plan (RSP)                         (316,480)        (505,849)
Treasury stock (152,165 shares at cost)                                      (2,233,265)      (2,233,265)
Accumulated other comprehensive income (loss)                                    61,742         (301,080)
                                                                          -------------    -------------
              TOTAL STOCKHOLDERS' EQUITY                                     16,342,717       15,068,274
                                                                          -------------    -------------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 167,487,062    $ 145,264,440
                                                                          =============    =============

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                        CONSOLIDATED STATEMENT OF INCOME


                                                             Year Ended June 30,
                                                             2001            2000
                                                         ------------    ------------
INTEREST AND DIVIDEND INCOME
     Loans                                               $ 10,611,680    $  9,563,641
     Investment securities                                    743,324         652,439
     Interest-bearing deposits with other institutions        304,312         175,184
     Mortgage-backed securities                               438,865         255,555
     Federal Home Loan Bank stock                              66,073          51,781
                                                         ------------    ------------
              Total interest and dividend income           12,164,254      10,698,600
                                                         ------------    ------------

INTEREST EXPENSE
     Deposits                                               5,998,943       4,998,754
     Advances from Federal Home Loan Bank                   1,002,988         717,212
                                                         ------------    ------------
              Total interest expense                        7,001,931       5,715,966
                                                         ------------    ------------

NET INTEREST INCOME                                         5,162,323       4,982,634

Provision for loan losses                                     191,400         174,600
                                                         ------------    ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         4,970,923       4,808,034
                                                         ------------    ------------
NONINTEREST INCOME
     Service charges on deposit accounts                      479,912         438,984
     Gain on sale of loans                                     67,497           8,957
     Gain on sale of investments                               18,670            --
     Loss on sale of other real estate owned                  (31,251)           --
     Other income                                             300,032         257,162
                                                         ------------    ------------
              Total noninterest income                        834,860         705,103
                                                         ------------    ------------

NONINTEREST EXPENSE
     Compensation and employee benefits                     2,043,805       1,936,149
     Occupancy and equipment                                  766,472         677,675
     Professional fees                                        111,834         108,979
     Advertising                                              110,320         107,770
     Data processing                                          243,387         299,306
     Other operating expenses                                 986,741         909,622
                                                         ------------    ------------
              Total noninterest expense                     4,262,559       4,039,501
                                                         ------------    ------------

Income before income taxes                                  1,543,224       1,473,636
Income taxes                                                  573,359         577,876
                                                         ------------    ------------

NET INCOME                                               $    969,865    $    895,760
                                                         ============    ============
EARNINGS PER SHARE:
     Basic                                               $       1.11    $       1.01
     Diluted                                             $       1.11    $       1.01


See accompanying notes to the consolidated financial statements.

                                     ADVANCE FINANCIAL BANCORP
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 Retained                                               Accumulated
                                   Additional    Earnings   Unallocated   Unallocated                      Other         Total
                         Common     Paid In   Substantially Shares Held   Shares Held     Treasury     Comprehensive  Stockholders'
                          Stock     Capital     Restricted   By ESOP        By RSP          Stock      (Loss) Income     Equity
                          -----     -------     ----------   ----------   -----------     --------     -------------     ------
Balance, June 30, 1999  $108,445  $10,316,719   $7,623,733    $(597,767)   $(682,357)   $(1,626,890)     $(148,431)    $14,993,452
Comprehensive income:
   Net income                                      895,760                                                                 895,760
   Net unrealized
    loss on securities,
    net of tax benefit
    of $78,637                                                                                            (152,649)       (152,649)
                                                                                                                          ---------
Comprehensive income                                                                                                       743,111
Purchase of treasury
  stock                                                                                    (606,375)                      (606,375)
Accrued compensation
  expense for RSP                                                            197,591                                       197,591
RSP forfeited shares                                                         (21,083)                                      (21,083)
Release of earned
  ESOP shares                          13,166                    86,852                                                    100,018
Cash dividends declared
   ($.40 per share)                               (338,440)                                                               (338,440)
                        ---------------------  ------------ -----------  -----------  ------------- --------------    -------------

Balance, June 30, 2000   108,445   10,329,885    8,181,053     (510,915)    (505,849)    (2,233,265)      (301,080)     15,068,274

Comprehensive income:
   Net income                                      969,865                                                                 969,865
   Net unrealized gain
    on securities,
    net of tax of
    $186,908                                                                                               362,822         362,822
                                                                                                                         ---------
Comprehensive income                                                                                                     1,332,687
Accrued compensation
  expense for RSP                                                            207,079                                       207,079
RSP forfeited shares                                                         (17,710)                                      (17,710)
Release of earned
  ESOP shares                           9,905                    86,761                                                     96,666
Cash dividends declared
   ($.40 per share)                               (344,279)                                                               (344,279)
                        ---------------------  ------------ -----------  -----------  ------------- --------------    -------------

Balance, June 30, 2001  $108,445  $10,339,790  $ 8,806,639   $ (424,154)   $(316,480)   $(2,233,265)   $    61,742     $16,342,717
                        ========  ===========  ===========   ===========   ==========   ============   ===========     ===========

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       Year Ended June 30,
                                                                                       2001            2000
                                                                                  ------------    ------------
OPERATING ACTIVITIES
     Net income                                                                   $    969,865    $    895,760
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, amortization and accretion, net                                 616,801         560,757
         Provision for loan losses                                                     191,400         174,600
         Gain on sale of investments                                                   (18,670)              -
         Loss on sale of other real estate owned                                        31,251               -
         Gain on sale of loans                                                         (67,497)         (8,957)
         Origination of loans held for sale                                         (5,568,905)     (2,297,188)
         Proceeds from the sale of loans                                             5,196,453       2,306,145
         Increase in accrued interest receivable                                      (146,069)       (206,897)
         (Decrease) increase in accrued interest payable                              (113,019)        138,151
         Other, net                                                                   (266,683)        126,392
                                                                                  ------------    ------------

              Net cash provided by operating activities                                824,927       1,688,763
                                                                                  ------------    ------------
INVESTING ACTIVITIES
     Investment securities held to maturity:
         Purchases                                                                           -        (249,453)
         Maturities and repayments                                                     500,000               -
     Investment securities available for sale:
         Purchases                                                                  (8,609,371)     (4,467,656)
         Maturities and repayments                                                   6,000,322         506,330
         Proceeds from sale                                                            135,905               -
     Mortgage-backed securities held to maturity:
         Purchases                                                                           -               -
         Maturities and repayments                                                     491,414         381,374
     Mortgage-backed securities available for sale:
         Purchases                                                                  (7,745,213)              -
         Maturities and repayments                                                   1,042,705         253,257
     Purchases of Federal Home Loan Bank Stock                                        (275,000)       (170,500)
     Net increase in loans                                                         (10,065,634)    (10,353,855)
     Purchases of premises and equipment                                              (165,189)       (350,187)
                                                                                  ------------    ------------
              Net cash used for investing activities                               (18,690,061)    (14,450,690)
                                                                                  ------------    ------------
FINANCING ACTIVITIES
     Net increase in deposits                                                       11,568,192      13,592,169
     Proceeds of advances from Federal Home Loan Bank                               15,000,000      16,000,000
     Repayment of advances from Federal Home Loan Bank                              (3,000,000)    (17,000,000)
     Net (decrease) increase in short term advances from Federal Home Loan Bank     (2,500,000)      2,500,000
     Net change in advances for taxes and insurance                                    (57,225)          6,327
     Purchase of treasury stock                                                              -        (606,375)
     Cash dividends paid                                                              (344,279)       (338,440)
                                                                                  ------------    ------------
         Net cash provided by financing activities                                  20,666,688      14,153,681
                                                                                  ------------    ------------
         Increase in cash and cash equivalents                                       2,801,554       1,391,754

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       5,751,624       4,359,870
                                                                                  ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $  8,553,178    $  5,751,624
                                                                                  ============    ============

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

     The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. The major accounting policies and practices are summarized below.

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


     Loans Held for Sale
     -------------------

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. The company had $439,949 and $0 in loans held for sale at June 30, 2001 and 2000, respectively.

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

     Cash payments for interest for the fiscal years ended June 30, 2001 and 2000 were $7,114,950 and $5,577,815, respectively. Cash payments for income taxes for the fiscal years ended June 30, 2001 and 2000 were $748,332 and $501,622, respectively.

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

     Recent Accounting Pronouncements
     --------------------------------

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", was issued by the Financial Accounting Standards Board (FASB) in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial condition at fair value. However, SFAS No. 137 extended the adoption of SFAS No. 133 to periods beginning after June 15, 2000. In June 2000, the FASB issued SFAS No 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", an Amendment of FASB Statements No. 133 and 137, which amends the accounting and reporting standards of SFAS No. 133 for derivative instruments. Upon adoption, the provisions of SFAS No. 133 must be applied prospectively. The adoption of SFAS No. 133 and SFAS 138 as of July 1, 2000 did not have a material impact on the consolidated financial statements of the Company.

     -------------------------------------------

     In September 2000, the FASB issued SFAS No. 140 "Accounting for transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of FASB Statement 125)." SFAS No. 140 supercedes and replaces the guidance in SFAS 125 and, accordingly, provides guidance on the following topics: securitization transactions involving financial assets; sales of financial assets and liabilities; collateralized borrowing arrangements; securities lending transactions; repurchase agreements; loan participations and extinguishments of liabilities. SFAS No. 140 is effective for transactions entered into after March 31, 2001. The adoption of SFAS 140 did not have a material impact on the consolidated financial statements of the Company.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interest method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective for the fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. The adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

     Reclassification of Comparative Amounts
     ---------------------------------------

     Certain comparative account balances for the prior period have been reclassified to conform to the current period classifications. Such reclassifications did not affect net income.

2.   Business Combination
     --------------------

     On April 18, 2001, the Company entered into a definitive merger agreement to acquire Ohio State Financial Services, Inc. of Bridgeport, Ohio ("OSFS"). The merger is subject to regulatory approvals, OSFS shareholder approval, and other conditions. The company will acquire all of the outstanding common stock of OSFS for $16.00 per share in cash, or approximately $8.0 million. It is anticipated that the merger will close by the end of the Company's first quarter of fiscal 2002.

3.   Earnings Per Share
     ------------------

     There were no convertible securities, which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                                               2001          2000
                                                           ----------    ----------

Weighted-average common shares outstanding                  1,084,450     1,084,450
Average treasury stock shares                                (152,165)     (132,011)
Average unearned ESOP and RSP shares                          (55,118)      (62,054)
                                                           ----------    ----------
Weighted -average common shares and
    common stock equivalents used to calculate basic EPS      877,167       890,385

Additional common stock equivalents (stock options)
    used to calculate diluted EPS                                   -             -
                                                           ----------    ----------
Weighted-average common shares and
    Common stock equivalents used to calculate
    Diluted EPS                                               877,167       890,385
                                                           ==========    ==========

22

4.   INVESTMENT SECURITIES

     The amortized cost and estimated market value of investments are as follows:

                                                                                   2001
                                                        --------------------------------------------------------
                                                                             Gross       Gross
                                                          Amortized       Unrealized   Unrealized      Fair
                                                            Cost             Gains       Losses        Value
                                                        --------------    -----------  -----------  ------------
     Held-to-maturity
     ----------------
         U.S. Government and Agency Obligations           $    749,934     $   1,287   $   (9,164)   $   742,057
                                                          ------------     ---------   ----------    -----------
     Available-for-sale
     ------------------
         U.S. Government and Agency Obligations              2,970,000         2,397      (39,685)     2,932,712
         Municipal Bond Obligations                          5,755,422        72,751       (8,882)     5,819,291
         Corporate Bond Obligations                          1,983,634        19,254            -      2,002,888
         Common stocks                                         373,200            -             -        373,200
         Money Fund Securities                                  20,141            -          (313)        19,828
                                                           -----------     ---------    ----------   -----------
              Total available for sale                      11,102,397        94,402      (48,880)    11,147,919
                                                           -----------     ---------    ----------   -----------

              Total Investment Securities                  $11,852,331     $ 95,689     $ (58,044)   $11,889,976
                                                           ===========     ========     ==========   ===========

                                                                                    2000
                                                          ------------------------------------------------------
                                                                            Gross       Gross
                                                           Amortized      Unrealized   Unrealized      Fair
                                                              Cost          Gains       Losses         Value
                                                          ------------    -----------  -----------  ------------
     Held-to-maturity
     ----------------
         U.S. Government and Agency Obligations            $ 1,249,672  $         -      $(62,047)   $ 1,187,625
                                                           -----------  -----------      --------    -----------
     Available-for-sale
     ------------------
         U.S. Government and Agency Obligations              8,469,628            -      (341,201)     8,128,427
         Common stocks                                         105,625            -       (25,625)        80,000
         Money Fund Securities                                  34,026            -        (7,816)        26,210
                                                          ------------  -----------    -----------    ----------
              Total available for sale                       8,609,279            -      (374,642)     8,234,637
                                                           -----------  -----------     ----------    ----------

              Total Investment Securities                   $9,858,951  $         -     $(436,689)    $9,422,262
                                                            ==========  ===========     ==========    ==========

     The weighted average interest rate on investment securities was 5.82% and 6.95% at June 30, 2001 and 2000, respectively.

     The amortized cost and estimated fair value of debt securities at June 30, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                    Amortized        Fair
                                                      Cost           Value
                                                   -----------    -----------

         One year or less                          $         -    $         -
         After one through five years                2,703,568      2,726,506
         After five through ten years                1,500,000      1,493,298
         After ten years                             7,255,422      7,277,144
                                                    ----------     ----------
              Total                                $11,458,990    $11,496,948
                                                   ===========    ===========

     Proceeds received on securities as a result of sales and calls prior to maturity were $6,136,227 and $500,000 for the years ended June 30, 2001 and 2000, respectively. Gains on sales were $20,375 and $0 for the years ended June 30, 2001 and 2000, respectively. Losses on sales were $1,705 and $0 for the years ended June 30, 2001 and 2000, respectively.

As of June 30, 2001, the Company has pledged $750,000 of U.S. Government and Agency Obligations to secure public deposits.

5.   MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market value of mortgage-backed securities are as follows:

                                                                                  2001
                                                          ------------------------------------------------------
                                                                           Gross         Gross
                                                           Amortized      Unrealized   Unrealized       Fair
                                                              Cost         Gains         Losses         Value
                                                          -----------    ----------    ----------    -----------
     Held-to-maturity
     ----------------
         Government National Mortgage Association         $   326,273    $    9,628  $         -     $   335,901
         Federal Home Loan Mortgage Corporation                59,192         4,735            -          63,927
         Federal National Mortgage Association              1,209,884         1,554       (9,306)      1,202,132
                                                           ----------    ----------    ----------     ----------
              Total held to maturity                        1,595,349        15,917       (9,306)      1,601,960
                                                           ----------    ----------    ----------     ----------

     Available-for-sale

         Government National Mortgage Association           5,738,895        82,969      (13,131)      5,808,733
         Federal Home Loan Mortgage Corporation               748,125           938            -         749,063
         Federal National Mortgage Association              1,848,028             -      (22,749)      1,825,279
                                                           ----------    ----------    ----------     ----------
              Total available for sale                      8,335,048        83,907      (35,880)      8,383,075
                                                           ----------    ----------    ----------     ----------

              Total Mortgage backed securities             $9,930,397      $ 99,824    $ (45,186)     $9,985,035
                                                           ==========      ========    ==========     ==========

                                                                                    2000
                                                          ------------------------------------------------------
                                                                           Gross         Gross
                                                          Amortized      Unrealized    Unrealized         Fair
                                                              Cost          Gains        Losses           Value
                                                          -----------    ----------    ----------    -----------
     Held-to-maturity
     ----------------
         Government National Mortgage Association         $   579,864     $   3,017   $   (5,320)    $   577,561
         Federal Home Loan Mortgage Corporation               131,343         7,922            -         139,265
         Federal National Mortgage Association              1,377,803             -      (67,613)      1,310,190
                                                           ----------    ----------    ----------     ----------
              Total held to maturity                        2,089,010        10,939      (72,933)      2,027,016
                                                           ----------    ----------    ----------     ----------
     Available-for-sale

         Government National Mortgage Association           1,223,787             -      (61,487)      1,162,300
         Federal National Mortgage Association                413,923             -      (20,051)        393,872
                                                           ----------    ----------    ----------     ----------
              Total available for sale                      1,637,710             -      (81,538)      1,556,172
                                                           ----------    ----------    ----------     ----------

              Total Mortgage backed securities             $3,726,720       $10,939    $(154,471)     $3,583,188
                                                           ==========       =======    ==========     ==========

     Mortgage-backed securities provide for periodic, generally monthly payments of principal and interest and have contractual maturities ranging from ten to thirty years at June 30, 2001. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter. As of June 30, 2001, mortgage-backed securities with a book value of $762,998 and a fair value of $768,206 are one year adjustable types currently paying a weighted average 5.91%. The remaining instruments are all fixed rate types ranging from 5.5% to 10%. Certain instruments have been classified as available for sale based upon management's' evaluation of liquidity needs while optimizing return at the time of purchase.

     There were no sales of mortgage-backed securities for either period ended June 30, 2001 or 2000.

6.   LOANS RECEIVABLE


     Loans receivable are comprised of the following at June 30:

                                                       2001            2000
                                                  ------------    ------------
         Mortgage loans:
              1 - 4 family                        $ 64,696,315    $ 62,163,992
              Multi-family                           6,002,553       5,469,906
              Non-residential                       27,956,885      24,543,795
              Construction                           2,455,751       3,241,801
                                                  ------------    ------------
                   Total mortgage loans            101,111,504      95,419,494
                                                  ------------    ------------
         Consumer loans:
              Home improvement                       1,208,279       1,439,387
              Automobile                            13,000,468      10,903,416
              Share loans                            1,594,755       1,406,328
              Other                                  2,778,630       2,675,498
                                                  ------------    ------------
                   Total consumer loans             18,582,132      16,424,629
                                                  ------------    ------------

         Commercial loans                           12,651,451      10,500,256
                                                  ------------    ------------
         Less:
              Loans in process                       1,861,360       1,812,877
              Net deferred loan fees                   109,015         128,091
              Allowance for loan losses                779,170         682,103
                                                  ------------    ------------
                                                     2,749,545       2,623,071
                                                  ------------    ------------

                  Total loans                     $129,595,542    $119,721,308
                                                  ============    ============

     Single family mortgage loans serviced for Freddie Mac, which are not included in the Consolidated Balance Sheet, totaled $20,594,042 and $19,682,946 at June 30, 2001 and 2000, respectively.

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

     The following represents financial instruments whose contract amounts represent credit risk at June 30:

                                                    2001                2000
                                                 ------------      -------------

         Commitments to originate loans
              Fixed rate                          $ 1,606,710        $   119,000
              Variable rate                       $ 1,180,076        $   163,962
         Loans in process                         $ 1,861,360        $ 1,812,877
         Unused lines of credit                   $ 6,970,392        $ 6,734,552
         Letters of credit                        $    95,802        $    55,000

     The range of interest rates on fixed rate loan commitments was 6.625% to 9.125% at June 30, 2001.

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

     In the normal course of business, loans are extended to directors, executive officers and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 2001 is as follows:

         Balance                              Amount          Balance
          2000               Additions       Collected         2001
        -----------          -----------     ---------      -----------

         $1,495,288           $156,255         $168,769      $1,482,774

     The Company's primary business activity is with customers located within its local trade area. Residential, consumer, and commercial loans are granted. The Company also selectively funds loans originated outside of its trade area provided such loans meet its credit policy guidelines. Although the Company has a diversified loan portfolio, at June 30, 2001 and 2000, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.


7.   ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses for the years ended June 30 is summarized as follows:

                                                        2001           2000
                                                    ------------   ------------

         Balance, beginning of period               $    682,103   $    582,280
         Add:
              Provisions charged to operations           191,400        174,600
              Loan recoveries                              3,339          4,273
                                                    ------------     ----------
                  Total                                  876,842        761,153
         Less: loans charged off                          97,672         79,050
                                                    ------------     ----------

         Balance, end of period                     $    779,170   $    682,103
                                                    ============   ============

     Nonperforming loans totaled $1,203,011 and $493,195 at June 30, 2001 and 2000 respectively. At June 30, 2001 and 2000, the company had no loans that met the definition of impaired.

8.   PREMISES AND EQUIPMENT, NET

     Premises and equipment are summarized by major classification as follows:

                                                                                     2001               2000
                                                                                 ------------       ------------
         Land                                                                    $    303,857       $    303,857
         Buildings and improvements                                                 3,421,642          3,421,642
         Furniture, fixtures, and equipment                                         2,349,384          2,210,790
                                                                                 ------------       ------------
              Total                                                                 6,074,883          5,936,289
         Less accumulated depreciation                                              2,246,516          1,865,994
                                                                                 ------------       ------------

              Premises and equipment, net                                        $  3,828,367       $  4,070,295
                                                                                 ============       ============

     Depreciation charged to operations amounted to $407,117 and $364,686 for the years ended June 30, 2001 and 2000, respectively.

9.   FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than the greater of 1% of its outstanding home loans or 5% of its outstanding borrowings to the Federal Home Loan Bank of Pittsburgh as calculated at December 31 of each year.

10.  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:

                                                                                       2001              2000
                                                                                 ------------       ------------
         Investment securities                                                   $    167,585       $    160,874
         Mortgage-backed securities                                                    53,736             18,991
         Loans receivable                                                             795,703            691,090
                                                                                 ------------        -----------
              Total                                                                 1,017,024       $    870,955
                                                                                  ===========       ============

11.  DEPOSITS

     Deposit accounts are summarized as follows:

                                                                 2001                             2000
                                                   ------------------------------     ---------------------------
                                                                       Percent of                      Percent of
                                                        Amount         Portfolio            Amount     Portfolio
                                                   ---------------    -----------     --------------   ----------
         Non-interest-bearing                      $     6,591,651         5.1%       $    5,054,410       4.3%
                                                   ---------------    --------        --------------   -------

         Savings accounts                               18,299,257        14.0           17,651,027       14.8
         NOW accounts                                    8,361,345         6.4            7,807,308        6.6
         Money market accounts                          11,904,733         9.1           12,406,664       10.4
                                                    --------------     -------        -------------     ------
                                                        38,565,335        29.5           37,864,999       31.8
                                                    --------------     -------        -------------     ------
         Time certificates of deposit:
              2.00 -  4.00%                              3,175,532         2.4            2,101,639        1.8
              4.01 -  6.00%                             39,263,156        30.1           42,621,436       35.8
              6.01 -  8.00%                             42,903,457        32.9           31,288,455       26.3
                                                    --------------     -------        -------------     ------
                                                        85,342,145        65.4           76,011,530       63.9
                                                    --------------     --------       -------------     ------

                  Total                               $130,499,131      100.0%         $118,930,939      100.0%
                                                      ============      =====          ============      =====


     The scheduled maturities of time certificates of deposit at June 30, 2001 are as follows:

                                                                        Amount
                                                                     -----------

         Within one year                                             $63,479,946
         Beyond one year but within two years                         16,797,453
         Beyond two years but within three years                       2,220,333
         Beyond three years but within five years                      1,776,001
         Beyond five years                                             1,068,412
                                                                     -----------

              Total                                                  $85,342,145
                                                                     ===========

     The Company had time certificates with a minimum denomination of $100,000 in the amount of approximately $12,711,277 and $6,685,503 at June 30, 2001 and 2000, respectively. Deposits in excess of $100,000 are not federally insured. The Company does not have any brokered deposits.

     Interest expense by deposit category for the years ended June 30 is as follows:

                                                        2001         2000
                                                      ----------   ----------

         Passbooks                                    $  467,965   $  458,723
         NOW and Money Market Deposit accounts           636,793      690,941
         Time certificates                             4,894,185    3,849,090
                                                      ----------    ---------
                                                      $5,998,943   $4,998,754
                                                      ==========   ==========

12.  ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consists of the following:

                Principal       Interest       Interest
                    Due           Due            Rate        2001        2000
               -----------      --------       -------- -----------  -----------
     Advance   08-03-2000       Annually         5.94%  %         -  $ 2,500,000
     Advance   06-30-2005       Monthly          6.36%    5,000,000    5,000,000
     Advance   10-22-2009       Monthly          5.52%            -    3,000,000
     Advance   11-03-2010       Monthly          6.05%    5,000,000            -
     Advance   12-20-2010       Monthly          5.54%    5,000,000            -
     Advance   02-28-2011       Monthly          4.96%    5,000,000            -
                                                        -----------  -----------
                                                        $20,000,000  $10,500,000
                                                        ===========  ===========

     These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank. All advances, at June 30, 2001, have fixed rates with putable options. The putable options are as follows:

                Principal       Putable        Interest
                   Due            Date          Rate       Renewable Terms
                 ------        ----------      -------  ---------------------
     Advance   06-30-2005       9-30-2001       6.36%    3 month Libor +.15
     Advance   11-03-2010      11-03-2003       6.05%    3 month Libor +.20
     Advance   12-20-2010      12-20-2004       5.54%    3 month Libor +.20
     Advance   02-28-2011       2-20-2002       4.96%    3 month Libor +.20

     In addition, the Bank entered into a "RepoPlus" Advance credit arrangement, which is renewable annually and incurs no service charges. As of June 30, 2001, the Bank has a borrowing limit of approximately $76 million with a variable rate of interest, based upon the FHLB's cost of funds. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances.

13.  INCOME TAXES

     The components of income tax expense for the years ended June 30 are summarized as follows:
                                             2001                2000
                                          ----------          ---------
         Currently payable:
              Federal                       $508,338           $531,869
              State                          113,760             85,531
                                            --------           --------
                                             622,098            617,400
              Deferred                       (48,739)           (39,524)
                                           ----------          ---------

                  Total                     $573,359           $577,876
                                            ========           ========

     The following temporary differences gave rise to deferred tax asset and liabilities:

                                                         2001           2000
                                                      ---------     ----------
         Deferred tax assets
              Allowance for loan losses               $ 264,918     $  231,915
              Loan origination fees, net                 11,237         16,773
              Net unrealized loss on securities               -        155,101
              Other, net                                  9,701         10,241
                                                      ---------     ----------
                  Deferred tax assets                   285,856        414,030
                                                      ---------     ----------

         Deferred tax liabilities
              Premise and equipment depreciation        248,622        253,176
              Tax reserve for loan losses                45,901         64,261
              Net unrealized gain on securities          31,806              -
              Other, net                                 55,716         54,613
                                                      ---------     ----------
                  Deferred tax liabilities              382,045        372,050
                                                      ---------     ----------
                  Net deferred tax asset (liability)  $ (96,189)    $   41,980
                                                      ----------    ----------

     On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The recapture tax will be paid in six equal installments beginning with the 1998 tax year. At December 31, 1995, the Bank had $324,005 in bad debt reserves in excess of the base year. Subject to prevailing corporate tax rates, the Bank owes $45,901 in federal income taxes, which is reflected as a deferred tax liability.

     The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30 is as follows:

                                                              2001                   2000
                                                      --------------------   ----------------------
                                                        Amount    Percent     Amount        Percent
                                                        ------    -------     ------        -------

         Provision at statutory rate                   $524,696     34.0%      $501,036       34.0%
         State income tax expense, net of federal
          tax benefit                                    76,784      5.0         56,450        3.8
         Tax exempt interest                            (66,234)    (4.3)       (12,693)       (.9)
         Other, net                                      38,113      2.5         33,083        2.3
                                                       --------    -----       --------       ----
              Actual expense and effective rate        $573,359     39.2%      $577,876       39.2%
                                                       ========    =====       ========       ====

14.  RETIREMENT PLAN

     The Company has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 10% of their annual compensation. The Company will match 50% of the employees' voluntary contributions up to 3% of the employee's compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The Company's contributions for the benefit of covered employees amounted to $38,243 and $32,988 for the years ended June 30, 2001 and 2000, respectively.

15.  RESTRICTED STOCK PLAN (RSP)

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

     On February 23, 1998, the Trust purchased with funds contributed by the Bank, 43,378 shares of the common stock of the Company. At June 30, 2001, 15,180 shares have been issued to non-employee directors, 26,244 shares have been issued to officers, and 1,954 shares remained unissued. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned. Shares are vested over a four-year period from their grant date. A total of 32,144 shares were vested as of June 30, 2001. Total operating expense attributed to the RSP amounted to $207,079 and $197,591 for the years ended June 30, 2001 and 2000.


16.  EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

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

     The Bank makes quarterly contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principle payments made on the loan each year and allocated to qualified employees. As shares are released from collateral, the Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction in retained earnings. Dividends paid on unallocated shares were used to reduce the company's contribution to the ESOP plan for the years ended June 30, 2001 and 2000. Compensation expense for the ESOP was $96,665 and $100,018 for the years ended June 30, 2001 and 2000, respectively.

     The following table represents the components of the ESOP shares:

                                                          2001           2000
                                                         -------        -------

         Allocated shares                                 38,928         30,252

         Shares released for allocation                    4,338         4,338

         Shares distributed                               (1,056)       (1,056)

         Unreleased shares                                43,490         52,166
                                                        --------       --------

         Total ESOP share                                 85,700         85,700
                                                        ========       ========

         Fair value of unreleased shares                $576,242       $554,264
                                                        ========       ========

17.  STOCK OPTION PLAN

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

     On January 20, 1998, qualified stock options were granted for the purchase of 65,061 shares exercisable at the market price of $18.75 per share at a rate of one fourth per year beginning January 20, 1998. All options expire ten years from the date of grant. At June 30, 2001, the initial stock options granted remain outstanding with none being exercised.

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

     Had compensation expense for the stock option plan been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, " Accounting for Stock-based Compensation," net income applicable to common stock, basic and dilutive net income per common share, for the years ended June 30 would have been as follows:

                                                       2001            2000
                                                    ----------     ------------
         Net Income:
              As reported                           $  969,865     $    895,760
                                                    ==========     ============

              Pro forma                             $  964,661     $    895,357
                                                    ==========     ============
         Basic Earnings Per Share:
              As reported                                1.11      $       1.01
                                                    =========      ============
              Pro forma                                  1.11      $       1.01
                                                    =========      ============
         Diluted Earnings Per Share:
              As reported                                1.11      $       1.01
                                                    =========      ============
              Pro forma                                  1.10      $       1.01
                                                    =========      ============


     The following table presents share data related to the stock option plans:

                                                       2001            2000
                                                     --------        ---------

         Outstanding, beginning                        65,061           65,061

              Granted                                       -                -
              Exercised                                     -                -
              Forfeited                                     -                -
                                                     --------        ---------

         Outstanding, ending (at $18.75 per share)     65,061           65,061
                                                     ========        =========

     The fair value of the option grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 2001 and 2000, respectively: expected dividend yield of 3.02% and 4.0%; expected volatility of 8.0% and 6.7%; risk-free interest rate of 3.91% and 6.13%; and expected lives of 6 and 7 years.

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

     Compensation expense resulting from Dividend Equivalent Rights was $26,024 and $26,024 for the years ended June 30, 2001 and 2000.

18.  PREFERRED SHARE PURCHASE RIGHTS PLAN

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

19.  COMMITMENTS AND CONTINGENT LIABILITIES

     Lease Commitments
     -----------------
     The future lease commitments as of June 30, 2001 for all noncancellable equipment and land leases follows:

                         Fiscal Year
                       Ending June 30,             Amount
                       ---------------             ------

                             2002              $     70,600
                             2003                    72,600
                             2004                    72,600
                             2005                    72,600
                             2006                    76,560
                      2007 and thereafter         1,658,770
                                                -----------

                                                $ 2,023,730
                                                ===========

     Litigation
     ----------

     The Company is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

20.  OTHER COMPREHENSIVE INCOME

     Other Comprehensive income in the Consolidated Statement of Stockholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change in net unrealized (loss) gain on securities available for sale securities includes reclassification adjustments to reclassify losses, net of tax for sales of the related securities of $18,400 and $0 for the years ended June 30, 2001 and 2000.



21.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The estimated carrying amounts and fair values are as follows:

                                                               2001                                  2000
                                                --------------------------------    ----------------------------
                                                                   Estimated                       Estimated
                                                    Carrying         Fair           Carrying         Fair
                                                    Amount           Value          Amount           Value
                                                --------------   ---------------   -------------   -------------
         Financial assets:
              Cash and cash equivalents          $   8,553,178     $   8,553,178     $  5,751,624  $   5,751,624
              Investment securities
                    Held to maturity                   749,934           742,057        1,249,672      1,187,625
                    Available-for-sale              11,147,919        11,147,919        8,234,637      8,234,637
              Mortgage-backed securities:
                   Held to maturity                  1,595,349         1,601,960        2,089,010      2,027,016
                   Available for sale                8,383,075         8,383,075        1,556,172      1,556,172
              Loans receivable                     130,035,491       131,710,542      119,721,308    119,150,000
              Federal Home Loan Bank Stock           1,075,000         1,075,000          800,000        800,000
              Accrued interest receivable            1,017,024         1,017,024          870,955        870,955
                                               ---------------    --------------   --------------  -------------
                  Total                          $ 162,556,970     $ 164,230,755     $140,273,378   $139,578,029
                                                 =============     =============     ============   ============


                                                              2001                              2000
                                                --------------------------------    ----------------------------
                                                                  Estimated                         Estimated
                                                    Carrying         Fair           Carrying          Fair
                                                    Amount           Value          Amount            Value
                                                --------------   ---------------   -------------   -------------
         Financial liabilities:
              Deposits                           $ 130,499,131     $ 131,393,000     $118,930,939  $ 118,299,000
              Advances from Federal
               Home Loan Bank                       20,000,000        20,565,000       10,500,000     10,418,000
              Advance payment by borrowers
               for taxes and insurance                 146,095           146,095          203,320        203,320
              Accrued interest payable                  75,488            75,488          189,508        189,508
                                                 -------------     -------------     ------------   ------------
                  Total                          $ 150,720,714     $ 152,179,583     $129,823,767   $129,109,828
                                                 =============     =============     ============   ============

33

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

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

     Cash and Cash Equivalents,  Federal Home Loan Bank Stock,  Accrued Interest
     ---------------------------------------------------------  ----------------
     Receivable,  Accrued Interest Payable, and Advance Payment by Borrowers for
     ---------------------------------------------------------  ----------------
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

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 6.

22.  CAPITAL REQUIREMENTS

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

     As of June 30, 2001, the most recent notification from the Company's and Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

     The following table reconciles the Company's and Bank's capital under generally accepted accounting principles to regulatory capital:

                                                       Company                             Bank
                                             ----------------------------      -----------------------------
                                                       June 30,                           June 30,
                                               2001              2000             2001              2000
                                             -----------      -----------       -----------      -----------
         Total equity                        $16,342,717      $15,068,274       $15,587,143      $14,241,112
         Unrealized gain (loss) - securities      61,742         (301,080)           61,742         (284,163)
                                             -----------      ------------       ----------      ------------

         Tier I, core, and tangible capital   16,280,975       15,369,354        15,525,401       14,525,275

         Allowance for loan losses               779,170          682,103           779,170          682,103
                                             -----------      -----------       -----------      -----------

         Risk-based capital                  $17,060,145      $16,051,457       $16,304,571      $15,207,378
                                             ===========      ===========       ===========      ===========

     The actual capital amounts and ratios were as follows:

                                                                             Company at June 30,
                                                        --------------------------------------------------------
                                                                      2001                        2000
                                                        -----------------------------   ------------------------
                                                             Amount           Ratio         Amount         Ratio
                                                        ---------------     ---------   -------------    -------
     Total Capital to Risk-Weighted Assets
     -------------------------------------

         Actual                                           $  17,060,145       15.34%      $16,051,457     16.06%
         For Capital Adequacy Purposes                        8,898,599        8.00         7,994,160      8.00
         To be "Well Capitalized"                            11,123,249       10.00         9,992,700     10.00

     Tier I Capital to Risk-Weighted Assets
     --------------------------------------

         Actual                                           $  16,280,975       14.64%      $15,369,354     15.38%
         For Capital Adequacy Purposes                        4,449,300        4.00         3,997,080      4.00
         To be "Well Capitalized"                             6,673,950        6.00         5,995,620      6.00

     Core Capital to Adjusted Assets
     -------------------------------

         Actual                                           $  16,280,975        9.72%      $15,369,354     10.56%
         For Capital Adequacy Purposes                        6,697,013        4.00         5,822,620      4.00
         To be "Well Capitalized"                             8,371,266        5.00         7,278,280      5.00

     Tangible Capital to Adjusted Assets
     -----------------------------------

         Actual                                           $  16,280,975        9.72%      $15,369,354     10.56%
         For Capital Adequacy Purposes                        2,511,380        1.50         2,183,480      1.50
         To be "Well Capitalized"                             N/A               N/A           N/A           N/A

                                                                                Bank at June 30,
                                                        --------------------------------------------------------
                                                                       2001                          2000
                                                        -----------------------------   ------------------------
                                                             Amount           Ratio         Amount         Ratio
                                                        ---------------     ---------   -------------    -------
     Total Capital to Risk-Weighted Assets
     -------------------------------------

         Actual                                             $16,304,571        14.71%    $15,207,378      15.23%
         For Capital Adequacy Purposes                        8,868,743         8.00       7,987,760       8.00
         To be "Well Capitalized"                            11,085,929        10.00       9,984,700      10.00

     Tier I Capital to Risk-Weighted Assets
     --------------------------------------

         Actual                                             $15,525,401        14.00%    $14,525,275      14.55%
         For Capital Adequacy Purposes                        4,434,372         4.00       3,993,880       4.00
         To be "Well Capitalized"                             6,651,558         6.00       5,990,820       6.00

     Core Capital to Adjusted Assets
     -------------------------------

         Actual                                             $15,525,401         9.20%    $14,525,275       9.94%
         For Capital Adequacy Purposes                        6,746,730         4.00       5,846,400       4.00
         To be "Well Capitalized"                             8,433,412         5.00       7,308,000       5.00

     Tangible Capital to Adjusted Assets
     -----------------------------------

         Actual                                             $15,525,401         9.20%    $14,525,275       9.94%
         For Capital Adequacy Purposes                        2,530,024         1.50       2,192,400       1.50
         To be "Well Capitalized"                                   N/A          N/A         N/A            N/A

36