Form 10KSB, Exhibit 13
period 2002-06-30
ADVANCE FINANCIAL BANCORP
filed 2002-09-24
CIK 1023398

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

                                                                    Dividends
                                                                    ---------
         Date                           High ($)    Low ($)         Declared ($)
         ----                           --------    -------         ------------

July 1, 2000 to September 30, 2000        11.44      9.75              .10
October 1, 2000 to December 31, 2000      12.13      9.13              .10
January 1, 2001 to March 31, 2001         11.25     10.25              .10
April 1, 2001 to June 30, 2001            13.25     10.71              .10
July 1, 2001 to September 30, 2001        14.00     11.80              .10
October 1, 2001 to December 31, 2001      13.95     12.80              .12
January 1, 2002 to March 31, 2002         16.60     13.50              .12
April 1, 2002 to June 30, 2002            18.00     15.96              .12


     The number of stockholders of record of common stock as of the record date of September 3, 2002, was approximately 427. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 3, 2002, there were 932,285 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the OTS.

Selected Financial Ratios and Other Data

                                                       For  the Years Ended
                                                             June 30
                                                    --------------------------
                                                     2002 %            2001 %
                                                    --------------------------
Return on average assets
     (net income divided by average total assets)       .86               .62
Return on average equity
     (net income divided by average equity)            9.69              6.16
Average equity to average assets ratio
     (average equity divided by average assets)        8.85             10.06
Equity to assets at period end                         8.50              9.76
Net interest spread                                    3.07              2.95
Dividend payout ratio                                 21.68             35.50
Net yield on average interest-earning assets           3.45              3.46
Non-performing loans to total assets                    .94               .72
Non-performing loans to total loans                    1.17               .92
Allowance for loan losses to non-performing assets    36.23             49.60

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

OVERVIEW

Effective March 8, 2002, the Company was granted permission to establish a de novo branch at 125 Dunbar Avenue in the Hollywood Shopping Plaza in Steubenville, Ohio. The Company anticipates the completion of the de novo branch in the first quarter of the 2003 fiscal year. The anticipated cost of the facility including the building, equipment and furniture is expected to be approximately $800,000, which will primarily be capitalized. The Company will use excess cash liquidity to pay all costs associated with constructing and equipping the new branch facility.

On September 7, 2001, the Company's growth was bolstered by the completion of the acquisition of Ohio State Financial Services, Inc ("OSFS") and its wholly owned subsidiary Bridgeport Savings and Loan Association. The acquisition was accounted for under the purchase method of accounting in a cash transaction. As a result of the completion of the acquisition, the Company paid $7.8 million to the shareholders of OSFS. The transaction was funded with a $3.8 million short-term FHLB advance and $4 million dollars from the Company's overnight funds. The FHLB advance was repaid with proceeds from matured and called investment securities and redeemed FHLB stock after the date of the merger and prior to September 30, 2001. With the completion of the acquisition, the Company added two additional branches located in Bridgeport and Shadyside, Ohio bringing the total branch locations of the Company to five. The results of operations from September 8, 2001 include the operations of OSFS.

On July 30, 2002 the President signed into law the Sarbanes-Oxley Act of 2002 (the Act), following an investigative order proposed by the SEC on chief financial officers and chief executive officers of 947 large public companies on June 27, 2002. Additional regulations are expected to be promulgated by the SEC. As a result of the accounting restatements by large public companies, the passage of the Act and regulations expected to be implemented by the SEC, publicly-registered companies, such as the Company, will be subject to additional and more cumbersome reporting regulations and disclosure. These new regulations, which are intended to curtail corporate fraud, will require certain officers to personally certify certain SEC filings and financial statements and will require additional measures to be taken by our outside auditors, officers and directors. The new laws and regulations could increase our non-interest expenses.


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

Based upon the Office of Thrift Supervision assumptions, the following table presents the Company's NPV at June 30, 2002.


   Changes in rates              NPV Ratio (1)              Change(2)
   ----------------              -------------              ---------
       +300 bp                       8.12 %                  (249) bp
       +200 bp                       9.37                    (125) bp
       +100 bp                      10.20                    ( 42) bp
          0 bp                      10.62
       -100 bp                      10.42                     (20) bp
       -200 bp                       9.82                    ( 80) bp
       -300 bp                       9.18                    (143) bp

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


                                                               Year Ended June 30,                             Month Ended June 30,
                                     ---------------------------------------------------------------------   -----------------------
                                                   2002                               2001                            2002
                                     ----------------------------------  ---------------------------------   -----------------------
                                        Average               Average      Average               Average       Average     Average
                                        Balance  Interest    Yield/Cost    Balance  Interest    Yield/Cost     Balance    Yield/Cost
                                     ----------- --------   -----------  ---------- --------   -----------   ----------   ----------
Interest-earning assets:
  Loans receivable (1)                 $157,557  $12,209         7.75%    $124,726  $10,611         8.51%     $170,805         7.32%
  Investment securities (2)              20,165      832         4.12%      18,060    1,114         6.17%       24,384         3.41%
  Mortgage-backed securities              9,490      582         6.14%       6,595      439         6.66%        9,280         5.79%
                                     ----------- --------   -----------  ---------- --------   -----------   ----------   ----------
     Total interest-earning assets      187,212   13,623         7.28%     149,381   12,164         8.15%      204,469         6.79%
                                                 --------   -----------             --------   -----------                ----------
Non-interest-earning assets               7,789                              7,094                               8,256
                                     -----------                         ----------                          ----------
     Total assets                      $195,001                           $156,475                            $212,725
                                     ===========                         ==========                          ==========

Interest-bearing liabilities:
  Interest-bearing demand deposits      $25,010      608         2.43%     $19,534     $637         3.26%      $29,364         2.43%
  Certificates of deposit                95,157    4,577         4.81%      81,172    4,874         6.00%      100,600         4.03%
  Savings deposits                       29,966      812         2.71%      17,499      488         2.79%       36,098         2.73%
  FHLB borrowings                        20,000    1,164         5.82%      16,563    1,003         6.06%       20,000         5.73%
                                     ----------- --------   -----------  ---------- --------   -----------   ----------   ----------
     Total interest-bearing
       liabilities                      170,133    7,161         4.21%     134,768    7,002         5.20%      186,062         3.71%
                                                 --------   -----------             --------   -----------                ----------
Non-interest bearing liabilities          7,608                              5,960                               8,575
                                     -----------                         ----------                          ----------
     Total liabilities                  177,741                            140,728                             194,637
Stockholders' equity                     17,260                             15,747                              18,088
                                     -----------                         ----------                          ----------
     Total liabilities and
       stockholders' equity            $195,001                           $156,475                            $212,725
                                     ===========                         ==========                          ==========

Net interest income                              $ 6,462                            $ 5,162
                                                 ========                           ========
Interest rate spread (3)                                         3.07%                              2.95%                      3.08%
                                                            ===========
                                                                                               ===========                ==========
Net Yield on interest-
  earning assets (4)                                             3.45%                              3.46%                      3.42%
                                                            ===========                        ===========                ==========
Ratio of average interest-
  earning assets  to
  average interest-
  bearing liabilities                                          110.04%                            110.84%                    109.89%
                                                            ===========                        ===========                ==========


--------------------------------------------------------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                  Year Ended June 30,
                                        ----------------------------------------
                                                     2002 vs 2001
                                        ----------------------------------------
                                                  Increase (Decrease)
                                                        Due to
                                        ----------------------------------------
                                         Volume              Rate           Net
                                        ----------------------------------------
                                                (Dollars in Thousands)
Interest Income:
  Loans receivable                      $ 2,748           $(1,151)        $1,597
  Investment securities                     122              (404)         (282)
  Mortgage-backed securities                189               (46)           143
                                        ----------------------------------------
     Total interest-earning assets        3,059            (1,601)         1,458
                                        ----------------------------------------

Interest Expense:
  Interest-bearing demand
   deposits                                 176              (205)          (29)
  Certificates of Deposit                   839            (1,136)         (297)
  Savings Deposits                          349               (25)           324
  FHLB borrowings                           207               (46)           161
                                        ----------------------------------------
     Total interest-bearing liabilities   1,571            (1,412)           159
                                        ----------------------------------------

Net change in interest income            $1,488             $(189)        $1,299
                                        ========================================


Comparison of Financial Condition

     The Company's total assets increased approximately $46,818,000, or 27.95%, to $214,305,000 at June 30, 2002, from $167,487,000 at June 30, 2001 primarily as a result of the acquisition of OSFS which increased assets $24,935,000. The Company's total liabilities increased approximately $44,937,000, or 29.73%, to $196,082,000 at June 30, 2002, from $151,144,000 at June 30, 2001. The increase in liabilities is primarily comprised of an increase in deposits of $44,560,000. The increase in deposits is primarily in core accounts which have increased $28,052,000 of which $12,630,000 was acquired in the OSFS merger. The remaining deposit increase of $16,508,000 is comprised of time deposits in which $11,630,000 was acquired in the OSFS merger

     Total cash and cash equivalents increased by $3,217,000 to $11,770,000 at June 30, 2002 from $8,553,000 at June 30, 2001. This increase is due principally to the called, matured and repaid investments that have not yet been reinvested. This additional liquidity enables the Company's management to help manage interest rate risk in the current interest rate environment by being less dependent on outside funding to meet future loan demand and investment opportunities.

     Investment securities, including mortgage-backed securities, increased $311,000 to $22,187,000 at June 30, 2002 from $21,876,000 at June 30, 2001. The acquisition of OSFS contributed $3,265,000 to the investment portfolio and the change in market value of available for sale securities increased $281,000 to $375,000 at June 30, 2002 from $94,000 at June 30, 2001. Net of the OSFS contribution and the change in market value of available for sale securities, investment securities decreased $3,200,000. This decrease is the result of Company choosing not to reinvest proceeds from called, matured and repaid investment securities due to the current low-yielding interest rate environment. The funds are currently in the Company's overnight deposit account invested at the current federal funds rate as part of the Company's interest rate risk management strategy and as a hedge for more profitable investment in bonds or loans as the future interest rate environment dictates.

     Net loans receivable increased $42,550,000 to $172,146,000 at June 30, 2002 from $129,596,000 at June 30, 2001. The acquisition of OSFS contributed $26,763,000 to loans receivable, net, consisting primarily of $24,025,000 in 1-4 family mortgages, $1,275,000 in 1-4 family construction loans and $700,000 in automobile loans. Net of the OSFS contribution, the increase in net loans as of June 30, 2002 totaled $15,787,000. Of such increases, loans secured by 1-4 family residences increased $1,667,000 due primarily to the Company's additional market area created as part of the merger and due to the Company's popular ARM products. Non-residential real estate loans and commercial loans increased by $8,190,000 and $2,173,000, respectively, due to the strong demand for the Company's competitively priced ARM products, demand from existing customers and demand from our expanded customer base developed as part of the OSFS merger. Automobile loans increased $4,176,000 of which $2,940,000 were "dealer loans" written by automobile dealership customers of the Company. The funding for the loan growth was provided primarily by an increase in deposits.

     Deposits increased by $44,560,000 to $175,059,000 at June 30, 2002 from $130,499,000 at June 30, 2001. The acquisition of OSFS contributed approximately $24,349,000 to deposits, consisting primarily of $12,630,000 in core savings and NOW accounts and $11,719,000 in certificates of deposit. Net of the OSFS contribution, deposits increased $20,211,000 as a result of operations. Of such increase, core savings, demand products, and certificates of deposit have increased $7,738,000, $7,684,000, and $4,788,000, respectively. The increase in core deposit products is reflective of customer preferences toward short-term liquid insured deposits due to the current low interest rate environment and other significant events over the past fiscal year ended June 30, 2002. For the year ended June 30, 2002, the weighted average cost of deposit funds decreased 108 basis points to 3.99% from 5.07% for the year ended June 30, 2001. Management of the Company believes that the current trend of customer preference for short-term liquid deposits is temporary in nature and will shift as the economy and treasury yield curve improves for higher returns on alternative investments.

     Stockholders equity increased $1,881,000 to $18,224,000 at June 30, 2002 from $16,343,000 at June 30, 2001. The increase was the result of net income of $1,874,000 for the year ended, of which $201,000 relates to an extraordinary gain as a result of the merger with OSFS, as well as, the recognition of shares in the Employee Stock Ownership Plan and the Restricted Stock Plan of $228,000, and an increase in the net unrealized gain on securities available for sale of $185,000. These increases were offset by the payment of cash dividends of $406,000.

Comparison  of the Results of  Operations  for the Years Ended June 30, 2002 and
2001

      Net Income. For the year ended June 30, 2002, net income totaled $1,874,000 compared to $970,000 for the same 2001 period. The increase in net income for the current year is primarily the result of the OSFS acquisition. Additionally, the increase in net income also reflects a $201,000 extraordinary gain from the acquisition of OSFS. This non-recurring gain was due to the fact that the Company purchased the net assets of OSFS at a discount of their fair market value. See "Note 3 - Extraordinary item" in the Consolidated Financial Statements.

     Net Interest Income. The Company's net interest income increased $1,300,000, or 25.18%, to $6,462,000 for the year ended June 30, 2002 from
$5,162,000 for the same period ended 2001. The increase in net interest income resulted primarily from an increase in the average volume of the underlying principle balances in interest earning assets and liabilities. The net interest spread increased to 3.07% for the period ended June 30, 2002 from 2.95% for the same period ended 2001. The average yield on interest earning assets decreased 87 basis points to 7.28% at June 30, 2002 from 8.15% for the comparable period ended 2001. The average cost of funds decreased 99 basis points to 4.21% for the year ended June 30, 2002 from 5.20% for the comparable period ended 2001. See Average Balance Sheet Table included herein for additional detail.

     Interest and Dividend Income. Total interest and dividend income increased $1,459,000, or 11.99%, to $13,623,000 for the year ended June 30, 2002 from
$12,164,000 for the comparable 2001 period. The increase was primarily due to an increase in earnings on loans of $1,597,000 as the average principle balance increased $32,831,000 to $157,557,000 at June 30, 2002 from $124,726,000 for the comparable 2001 period. Interest and dividend income on investments, mortgaged-backed securities, and interest bearing deposits with other financial institutions decreased approximately $138,000 as a result of average yields decreasing 153 basis points. However, average principle balances increased $5,000,000 to $29,655,000 at June 30, 2002 from $24,655,000 for the comparable
2001 period. See Average Balance Sheet Table included herein for additional detail.

     Interest Expense. Total interest expense increased $159,000 or 2.27% to $7,161,000 for the year ended June 30, 2002 compared to $7,002,000 for the same period ended 2001. The increase was primarily due to an increase in interest paid on Advances from the FHLB of $161,000 as the average principle balance increased $3,437,000 to $20,000,000 at June 30, 2002 from $16,563,000 for the comparable 2001 period. This increase was offset by a decrease in interest paid on deposits of $2,000 as the average balance of deposits increased $31,927,000 to $150,133,000 at June 30, 2002 from $118,206,000 for the comparable 2001 period. See Average Balance Sheet included herein for additional detail.

     Provision for Loan Losses. For the year ended June 30, 2002, the provision for loan losses was $245,000 as compared to $191,000 for the comparable 2001 period. The increase in the provision for loan losses for the year ended June 30, 2002 was precipitated by higher net charge-offs. In the year ended June 30, 2002, net charge-offs increased approximately $131,000 to $225,000 from $94,000 for the comparable 2001 period. Such net charge-offs were primarily related to consumer and commercial loans.

     In determining the adequacy of the allowance for loan losses, management reviews and evaluates on a quarterly basis the potential risk in the loan portfolio. This evaluation process is documented by management and approved by the Company's Board of Directors. The evaluation is performed by senior members of management with years of lending and review experience. Management evaluates homogenous consumer-oriented loans, such as 1-4 family mortgage loans and retail consumer loans, based upon all or a combination of delinquencies, loan concentrations and charge-off experience. Management supplements this analysis by reviewing the local economy, political trends effecting local industry and business development and other known factors which may impact future credit losses. Nonhomogenous loans, generally defined as commercial business and real estate loans, are selected by management to be reviewed on a quarterly bases upon the combination of delinquencies, concentrations and other known factors that may effect the local economy and more specifically the individual businesses. During this evaluation, the individual loans are evaluated quarterly by senior members of management for impairment as prescribed under SFAS No. 114, "Accounting by Creditors for Impairment of a loan". Impairment losses are assumed when, based upon current information, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment is measured by a loan's observable market value, fair value of the collateral or the present value of future cash flows discounted at the loan's effective interest rate. This data on impairment is combined with the other data used for homogenous loans and is used by the classified asset committee in determining the adequacy of the allowance for loan losses.

     The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for loan losses will be adequate to cover losses which may be realized in the future and that additional provision for loan losses will not be required.

     Noninterest Income. Noninterest income increased $433,000, or 51.87%, to $1,268,000 for the year ended June 30, 2002 compared to $835,000 for the same period ended 2001. For the year ended June 30, 2002, gains on sales of fixed rate mortgages and income from mortgage loan servicing increased $150,000 and $193,000, respectively due to the current fixed rate mortgage loan environment in comparison to the period ended 2001. The gains on the sale of loans and the income from servicing sold loans for the year ended June 30, 2002, are not necessary indicative of anticipated trends for future periods. Fees on deposit accounts, Consumer Card income and ATM fee income increased by $52,000, $15,000 and $21,000, respectively due to an increase in core customers and related consumer activity

     Noninterest Expense. Noninterest expense increased $717,000, or 16.82%, to $4,980,000 for the year ended June 30, 2002 from $4,263,000 for the same period ended 2001. Compensation and benefits increased $293,000 for the period ended June 30, 2002 primarily as the result of the hiring of thirteen (13) additional employees to operate the two branches created by the merger with OSFS and an additional cost of living increase for other full time employees. Occupancy and equipment, professional fees, marketing and data processing expenses have increased by $185,000 primarily due to the operation of the two new branches created by the merger with OSFS. Other expenses have increased $239,000 for the year ended June 30, 2002 also as a result of the OSFS acquisition.


     Liquidity and Capital Resources. The Company's primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. The Company's borrowing limit with the FHLB is approximately $100 million with $20 million currently outstanding. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions, and competition. The Company uses its resources primarily to fund existing and future loan commitments, maturing certificates of deposit and demand deposit withdraws, investments in other interest-bearing assets, maintenance of necessary liquidity, and to meet operating expenses.

     Net cash provided by operating activities increased to $1,688,000 to $2,513,000 for the year ended June 30, 2002 compared to $825,000 for the same period ended 2001. This increase was primarily the result of an increase in fixed rate mortgage loans sold of $494,000 and net income of $904,000.

     Net cash used for investing activities for the year ended June 30, 2002 decreased $5,389,000 to $13,301,000 from $18,690,000 for the year ended June 30,
2001. This decrease is primarily the result of a net decease in loans originated due to the volume of fixed rate loans originated and sold to FHLMC.

     Net cash provided by financing activities for the year ended June 30, 2002 decreased $6,662,000 to $14,005,000 from $20,667,000 for the same period ended 2001. The decrease was primarily a result of a net decrease in FHLB advance activity of $9,500,000, and net funds used to purchase the stock of OSFS of $6,041,000. These decreases in financing funds were offset by an increase in net deposits of $8,732,000 for the year ended June 30, 2002

     Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Management monitors projected liquidity needs and determines the level desirable based in part on the Company's commitments to make loans and management's assessment of the Bank's ability to generate funds.

SNODGRASS
Certified Public Accountants and Consultants
[LOGO]


                         Report of Independent Auditors


Board of Directors and Stockholders
Advance Financial Bancorp

We have audited the accompanying consolidated balance sheet of Advance Financial Bancorp and subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Bancorp and subsidiary as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




S.R. Snodgrass, A.C.

Steubenville, Ohio
July 31, 2002

                            ADVANCE FINANCIAL BANCORP
                           CONSOLIDATED BALANCE SHEET

                                                                                    June 30,
                                                                               2002             2001
                                                                          -------------    -------------
ASSETS Cash and cash equivalents:
     Cash and amounts due from banks                                      $   1,775,051    $   1,177,728
     Interest-bearing deposits with other institutions                        9,995,389        7,375,450
                                                                          -------------    -------------
              Total cash and cash equivalents                                11,770,440        8,553,178
                                                                          -------------    -------------

Investment securities:
     Securities held to maturity (fair value of $0
      and $742,057)                                                                  --          749,934
     Securities available for sale                                           12,999,362       11,147,919
                                                                          -------------    -------------
              Total investment securities                                    12,999,362       11,897,853
                                                                          -------------    -------------

Mortgage-backed securities:
     Securities held to maturity (fair value of $1,449,641
      and $1,601,960)                                                         1,396,306        1,595,349
     Securities available for sale                                            7,791,566        8,383,075
                                                                          -------------    -------------
              Total mortgage-backed securities                                9,187,872        9,978,424
                                                                          -------------    -------------

Loans held for sale                                                             578,647          439,949
Loans receivable (net of allowance for loan losses of
 $969,088 and $779,170)                                                     172,145,867      129,595,542
Premises and equipment, net                                                   3,901,592        3,828,367
Federal Home Loan Bank stock, at cost                                         1,058,100        1,075,000
Accrued interest receivable                                                   1,160,312        1,017,024
Other assets                                                                  1,502,749        1,101,725
                                                                          -------------    -------------

              TOTAL ASSETS                                                $ 214,304,941    $ 167,487,062
                                                                          =============    =============

LIABILITIES
Deposits                                                                  $ 175,058,743    $ 130,499,131
Advances from Federal Home Loan Bank                                         20,000,000       20,000,000
Advance payments by borrowers for taxes and insurance                           404,220          146,095
Accrued interest payable and other liabilities                                  618,232          499,119
                                                                          -------------    -------------
              TOTAL LIABILITIES                                             196,081,195      151,144,345
                                                                          -------------    -------------

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 500,000 shares; none issued              --               --
Common stock, $.10 par value, 2,000,000 shares authorized;
 1,084,450 shares issued at June 30, 2002 and 2001                              108,445          108,445
Additional paid in capital                                                   10,380,430       10,339,790
Retained earnings - substantially restricted                                 10,274,004        8,806,639
Unallocated shares held by Employee Stock Ownership Plan (ESOP)                (337,394)        (424,154)
Unallocated shares held by Restricted Stock Plan (RSP)                         (215,775)        (316,480)
Treasury stock (152,165 shares at cost)                                      (2,233,265)      (2,233,265)
Accumulated other comprehensive income                                          247,301           61,742
                                                                          -------------    -------------
              TOTAL STOCKHOLDERS' EQUITY                                     18,223,746       16,342,717
                                                                          -------------    -------------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 214,304,941    $ 167,487,062
                                                                          =============    =============

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                        CONSOLIDATED STATEMENT OF INCOME

                                                                            Year Ended June 30,
                                                                            2002           2001
                                                                        ------------    ------------
INTEREST AND DIVIDEND INCOME
     Loans                                                              $ 12,208,847    $ 10,611,680
     Investment securities                                                   628,145         743,324
     Interest-bearing deposits with other institutions                       144,990         304,312
     Mortgage-backed securities                                              582,365         438,865
     Federal Home Loan Bank stock                                             58,432          66,073
                                                                        ------------    ------------
              Total interest and dividend income                          13,622,779      12,164,254
                                                                        ------------    ------------

INTEREST EXPENSE
     Deposits                                                              5,996,723       5,998,943
     Advances from Federal Home Loan Bank                                  1,163,855       1,002,988
                                                                        ------------    ------------
              Total interest expense                                       7,160,578       7,001,931
                                                                        ------------    ------------

NET INTEREST INCOME                                                        6,462,201       5,162,323

Provision for loan losses                                                    245,430         191,400
                                                                        ------------    ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        6,216,771       4,970,923
                                                                        ------------    ------------

NONINTEREST INCOME
     Service charges on deposit accounts                                     532,301         479,912
     Income from loan servicing activity                                     204,426          54,593
     Gain on sale of loans                                                   260,050          67,497
     Gain on sale of investments                                                  --          18,670
     Gain on sale of fixed assets                                              6,270              --
     Loss on sale of other real estate owned                                 (28,124)        (31,251)
     Other income                                                            292,957         245,439
                                                                        ------------    ------------
              Total noninterest income                                     1,267,880         834,860
                                                                        ------------    ------------

NONINTEREST EXPENSE
     Compensation and employee benefits                                    2,336,380       2,043,805
     Occupancy and equipment                                                 862,705         766,472
     Professional fees                                                       125,434         111,834
     Advertising                                                             126,299         110,320
     Data processing                                                         302,433         243,387
     Other operating expenses                                              1,226,093         986,741
                                                                        ------------    ------------
              Total noninterest expense                                    4,979,344       4,262,559
                                                                        ------------    ------------

Income before income taxes                                                 2,505,307       1,543,224
Income taxes                                                                 832,991         573,359
                                                                        ------------    ------------

Income before extraordinary item                                           1,672,316         969,865
Extraordinary item- Excess over cost on net assets acquired in merger        201,206              --
                                                                        ------------    ------------

NET INCOME                                                              $  1,873,522    $    969,865
                                                                        ============    ============

EARNINGS PER SHARE - INCOME BEFORE EXTRAORDINARY ITEM
     Basic                                                              $       1.89    $       1.11
     Diluted                                                            $       1.89    $       1.11

EARNINGS PER SHARE - NET INCOME
     Basic                                                              $       2.12    $       1.11
     Diluted                                                            $       2.12    $       1.11

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                        Retained                                          Accumulated    Total
                                          Additional    Earnings    Unallocated  Unallocated                Other        Stock-
                                Common     Pain In    Substantially Shares Held  Shares Held   Treasury  Comprehensive   holders'
                                Stock      Capital     Restricted     by ESOP       By RSP      Stock    Income (Loss)   Equity
                               --------  -----------  -----------    ---------    ---------  -----------   ---------   -----------

Balance, June 30, 2000         $108,445  $10,329,885  $ 8,181,053    $(510,915)   $(505,849) $(2,233,265)  $(301,080)  $15,068,274
Comprehensive income:
   Net income                                             969,865                                                          969,865
   Net unrealized gain on
    securities, net of tax
    of $186,908                                                                                              362,822       362,822
                                                                                                                         ---------
Comprehensive income                                                                                                     1,332,687
Accrued compensation expense
  for RSP                                                                           207,079                                207,079
RSP forfeited shares                                                                (17,710)                               (17,710)
Release of earned ESOP shares                  9,905                    86,761                                              96,666
Cash dividends declared
   ($.40 per share)                                      (344,279)                                                        (344,279)
                               --------  -----------  -----------    ---------    ---------  -----------   ---------   -----------

Balance, June 30, 2001          108,445   10,339,790    8,806,639     (424,154)    (316,480)  (2,233,265)     61,742    16,342,717

Comprehensive income:
   Net income                                           1,873,522                                                        1,873,522
   Net unrealized gain on
    securities, net of tax
    of $95,592                                                                                               185,559       185,559
                                                                                                                       -----------
Comprehensive income                                                                                                     2,059,081
Accrued compensation expense
  for RSP                                                                           124,298                                124,298
RSP forfeited shares                                                                (23,593)                               (23,593)
Release of earned ESOP shares                 40,640                    86,760                                             127,400
Cash dividends declared
   ($.46 per share)                                      (406,157)                                                        (406,157)
                               --------  -----------  -----------    ---------    ---------  -----------   ---------   -----------
Balance, June 30, 2002         $108,445  $10,380,430  $10,274,004    $(337,394)   $(215,775) $(2,233,265)  $ 247,301   $18,223,746
                               ========  ===========  ===========    =========    =========  ===========   =========   ===========

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                            Year Ended June 30,
                                                                            2002           2001
                                                                       ------------    ------------
OPERATING ACTIVITIES
     Net income                                                        $  1,873,522    $    969,865
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, amortization and accretion, net                      526,615         616,801
         Provision for loan losses                                          245,430         191,400
         Gain on sale of investments                                           --           (18,670)
         Loss on sale of other real estate owned                             28,124          31,251
         Gain on sale of fixed assets                                        (6,270)             --
         Extraordinary gain on net assets acquired in merger               (201,206)             --
         Gain on sale of loans                                             (260,050)        (67,497)
         Origination of loans held for sale                             (22,263,762)     (5,568,905)
         Proceeds from the sale of loans                                 22,385,116       5,196,453
         Increase in accrued interest receivable                           (143,288)       (146,069)
         Increase (decrease) in accrued interest payable                     11,093        (113,019)
         Other, net                                                         317,937        (266,683)
                                                                       ------------    ------------

              Net cash provided by operating activities                   2,513,261         824,927
                                                                       ------------    ------------

INVESTING ACTIVITIES
     Investment securities held to maturity:
         Purchases                                                               --              --
         Maturities and repayments                                          750,000         500,000
     Investment securities available for sale:
         Purchases                                                       (3,268,931)     (8,609,371)
         Maturities and repayments                                        4,507,061       6,000,322
         Proceeds from sale                                                      --         135,905
     Mortgage-backed securities held to maturity:
         Purchases                                                               --              --
         Maturities and repayments                                          525,399         491,414
     Mortgage-backed securities available for sale:
         Purchases                                                       (2,512,706)     (7,745,213)
         Maturities and repayments                                        3,216,138       1,042,705
     Purchases of Federal Home Loan Bank Stock                             (173,100)       (275,000)
     Sale of Federal Home Loan Bank Stock                                   635,900              --
     Net increase in loans                                              (16,481,398)    (10,065,634)
     Purchases of premises and equipment                                   (499,789)       (165,189)
                                                                       ------------    ------------

              Net cash used for investing activities                    (13,301,426)    (18,690,061)
                                                                       ------------    ------------

FINANCING ACTIVITIES
     Net increase in deposits                                            20,300,060      11,568,192
     Proceeds of advances from Federal Home Loan Bank                            --      15,000,000
     Repayment of advances from Federal Home Loan Bank                           --      (3,000,000)
     Net decrease in short term advances from Federal Home Loan Bank             --      (2,500,000)
     Net change in advances for taxes and insurance                         152,531         (57,225)
     Net cash purchase of OSFS stock                                     (6,041,007)             --
     Cash dividends paid                                                   (406,157)       (344,279)
                                                                       ------------    ------------

         Net cash provided by financing activities                       14,005,427      20,666,688
                                                                       ------------    ------------

         Increase in cash and cash equivalents                            3,217,262       2,801,554

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            8,553,178       5,751,624
                                                                       ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                               $ 11,770,440    $  8,553,178
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

     Investment Securities Including Mortgage-Backed Securities
     ----------------------------------------------------------

     Debt and Equity securities consist of mortgage-backed securities, U.S. Government and federal agency obligations, obligations of state and local governments, money funds and common stock. Securities are classified, at the time of purchase based upon management's intention and ability, as available for sale or held to maturity. The company does not hold any securities as trading. Securities classified as held to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Securities classified as available for sale are carried at estimated fair value with unrealized holding gains and losses reflected as a separate component of shareholders' equity. Realized gains and losses on the sale of debt and equity securities are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution, which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying balance sheet.

     Loans Held for Sale
     -------------------

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. The company had $578,647 and $439,949 in loans held for sale at June 30, 2002 and 2001, respectively.

     Mortgage Servicing Rights
     -------------------------

     Mortgage Servicing rights ("MSR") are the rights to service mortgage loans for others and are acquired primarily through loan sales. Capitalized MSR are reported in intangible assets. After the serviced residential mortgage portfolio is stratified by interest rate, the fair value of the MSR is determined using the present value of the estimated future cash flows, assuming a market discount and certain forecasted prepayment rates based upon industry experience. MSR are amortized in proportion to, and over the period of, the estimated net servicing income of the underlying financial assets. The assessment of the impairment on MSR is based on the current fair value of those rights. Such impairment is recognized through a valuation allowance established through a charge against gains on loan sales. Total income from servicing was $292,957 and $54,593 for the periods ended June 30, 2002 and 2001, respectively.

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

     Loans considered to be nonperforming include nonaccrual loans, accruing loans delinquent more than 90 days and restructured loans. A loan, including an impaired loan, is classified as nonaccrual when collectability is in doubt. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Loans are returned to accrual status when, in management's judgment, the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original terms).


     Allowance for Loan Losses
     -------------------------

     The Company maintains an allowance for loan losses adequate to absorb estimated probable losses inherent in the loan portfolio. The allowance for loan losses consists of specific reserves for individual credits and general reserves for types and portfolios of loans based upon historical loan loss experience, adjusted for concentrations and the current economic environment. All outstanding loans, letters of credit and binding commitments to provide financing are considered in evaluating the adequacy of the allowance for loan losses. Increases to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

     -------------------------------------

     In determining the adequacy of the allowance for loan losses, management reviews and evaluates on a quarterly basis the potential risk in the loan portfolio. This evaluation process is documented by management and approved by the Company's Board of Directors. It is performed by senior members of management with years of lending and review experience. Management evaluates homogenous consumer-oriented loans, such as 1-4 family mortgage loans and retail consumer loans, based upon all or a combination of delinquencies, loan concentrations and charge-off experience. Management supplements this analysis by reviewing the local economy, political trends effecting local industry and business development and other known factors which may impact future credit losses. Nonhomogenous loans, generally defined as commercial business and real estate loans, are selected by management to be reviewed on a quarterly bases upon the combination of delinquencies, concentrations and other known factors that may effect the local economy and more specifically the individual businesses. During this evaluation, the individual loans are evaluated quarterly by senior members of management for impairment as prescribed under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". Impairment losses are assumed when, based upon current information, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment is measured by a loan's observable market value, fair value of the collateral or the present value of future cash flows discounted at the loan's effective interest rate.

     This data on impairment is combined with the other data used for homogenous loans and is used by the classified asset committee in determining the adequacy of the allowance for loan losses. Although management believes it uses the best information available to determine the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determination.

     Real Estate Acquired in Settlement of Loans
     -------------------------------------------

     Real estate acquired in settlement of loans are reported at the lower of cost or fair value at the acquisition date, and subsequently at the lower of its new cost or fair value minus estimated selling costs. Costs represents the unpaid loan balance at the acquisition date plus expenses, when appropriate, incurred to bring the property to a salable condition. REO assets are reviewed periodically by management and any subsequent decrease in the estimated market value of the asset is taken as a loss on the income statement in the current period. Operating expenses of such properties, net of related income and losses on their disposition, are expenses as incurred and included in the "other expense" line item on the income statement in the current period.

     Premises and Equipment
     ----------------------

     Land is carried at cost; buildings and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed primarily by the straight-line method based upon the estimated useful lives of the assets in the following ranges:

              Buildings                                          40 Years
              Building Improvements and Fixtures              10-20 Years
              Office Equipment and Furniture                   3-10 Years

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

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

     Cash payments for interest for the fiscal years ended June 30, 2002 and 2001 were $7,156,302 and $7,114,950, respectively. Cash payments for income taxes for the fiscal years ended June 30, 2002 and 2001 were $985,537 and $748,332, respectively.

     Stock Options
     -------------

     The Company maintains a stock option plan for the directors, officers, and employees. The stock options typically have expiration terms of ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been effected based on the fair value of the stock options granted under this plan.

     Recent Accounting Pronouncements
     --------------------------------

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interest method. The adoption of Statement No. 141 did have a material effect on the Company's financial position or results of operations.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective for any goodwill arising as a result of business combinations initiated after June 30, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. The adoption of Statement No. 142 did have a material effect on the Company's results of operations for the year ended June 30, 2002, please refer to Note 2 - "Business Combination".

     In October 2001, the FASB decided to undertake a limited-scope project to reconsider part of the guidance in SFAS 72, " Accounting for Certain Acquisitions of Banking and Thrift Institutions." In particular, the board decided to reconsider whether the acquisition of a branch is a business combination and if goodwill recorded in connection with a branch acquisition should continue to be amortized. Currently, Statement 72 Goodwill is excluded from the scope of SFAS 142. The results of this FASB project is not expected to have a material effect on the Consolidated Financial Statements of the Company.

     --------------------------------------------

     In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value for subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

     In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations - Reporting the effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for the fiscal years beginning after December 15, 2001 and , generally its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

     Reclassification of Comparative Amounts
     ---------------------------------------

     Certain comparative account balances for the prior period have been reclassified to conform to the current period classifications. Such reclassifications did not affect net income.

2.   BUSINESS COMBINATIONS

     As of the close of business September 7, 2001, the Company acquired all of the outstanding stock of Ohio State Financial Services "OSFS". The total cost of the acquisition by the Company was $7,861,147. The acquisition was a cash purchase of all outstanding stock of OSFS and was accounted for under the purchase method of accounting. The Consolidated Statement of Income for the year ended June 30, 2002, includes the results of operations of the acquired institution from September 8, 2001.

     OSFS was a bank holding company for the Bridgeport Savings and Loan, which had branch offices in Bridgeport and Shadyside, Ohio. The merger was entered into to enhance the Company's return on equity by geographical diversification, more profitable deployment of excess capital and market area expansion.

     The following Condensed Balance Sheet reflects the amounts assigned to the major asset and liability captions at the acquisition date:

      ASSETS
      ------
      Cash on hand and in banks                                     $  1,681,646
      Investment securities                                            2,602,442
      Mortgage-backed securities                                         355,526
      Federal Home Loan Bank stock                                       445,900
      Loans receivable, net of allowance for losses of $170,759       26,763,108
      Other                                                              695,754
                                                                    ------------
           Total Assets                                              $32,544,376
                                                                     ===========

      LIABILITIES
      -----------
      Deposits                                                       $24,348,551
      Other                                                              334,678
                                                                    ------------
           Total Liabilities                                          24,683,229

      SHAREHOLDERS' EQUITY                                             7,861,147
      --------------------                                          ------------

           Total Liabilities and Shareholders' equity               $ 32,544,376
                                                                    ============

     The following are proforma Statements of Income for the years ended June 30, 2002 and 2001. The proforma Statements of Income are intended to present the business combination's effect on earnings per share for the comparable periods had both entities been combined at the start of each period.

                                                              2002          2001
                                                           -----------   -----------
Total interest income                                      $14,042,261   $14,503,791
Total interest expense                                       7,340,062     7,998,252
                                                           -----------   -----------
  Net interest income                                        6,702,199     6,505,539
Provision for loan losses                                      276,345       191,400
                                                           -----------   -----------
     Net interest income after provision for loan losses     6,425,854     6,314,139
Noninterest income                                           1,273,640       868,244
Noninterest expense                                          5,179,951     5,425,931
                                                           -----------   -----------
     Income before income taxes                              2,519,543     1,756,452
Income taxes                                                   833,381       646,434
                                                           -----------   -----------
     Net Income                                            $ 1,686,162   $ 1,110,018
                                                           ===========   ===========


Earnings per share:
Basic                                                      $      1.91   $      1.27
Diluted                                                    $      1.91   $      1.27

3.       EXTRAORDINARY ITEM

     As a result of the merger with OSFS, the fair market value of the net assets acquired by the Company from OSFS exceeded the amount paid by approximately $2,697,000. In accordance with SFAS 141, all non-current and non-financial asset balances were reduced until the excess fair value was eliminated. The total non-current and non-financial assets created as a result of the merger was $2,496,000, therefore, since this total was less than the total excess fair value acquired, these asset balances were reduced to zero in accordance with SFAS 141. After eliminating these balances, approximately $201,000 ($2,697,000 less $2,496,000) in excess fair value remained that could not be reduced. In accordance with APB Opinion No. 30, any excess that remains after reducing to zero the amounts that otherwise would have been assigned to those assets, the remaining excess shall be recognized as an extraordinary gain. The extraordinary gain shall be recognized in the period in which the business combination is completed. The remaining portion of the excess, $201,206, was recognized as an extraordinary gain for the period ended June 30, 2002.

4.   EARNINGS PER SHARE

     There were no convertible securities, which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                                                  2002          2001
                                                               ----------    ----------

Weighted-average common shares outstanding                      1,084,450     1,084,450
Average treasury stock shares                                    (152,165)     (152,165)
Average unearned ESOP and RSP shares                              (47,873)      (55,118)
                                                               ----------    ----------

Weighted-average common shares and
    common stock equivalents used to calculate basic EPS          884,412       877,167

Additional common stock equivalents (65,061 options granted,
  none exercised) used to calculate diluted EPS                        --            --
                                                               ----------    ----------
Weighted-average common shares and
    common stock equivalents used to calculate
     diluted EPS                                                  884,412       877,167
                                                               ==========    ==========

5.   INVESTMENT SECURITIES

     The amortized cost and estimated market value of investments are as follows:

                                                                     2002
                                             -----------------------------------------------------
                                                              Gross        Gross
                                              Amortized     Unrealized   Unrealized       Fair
                                                 Cost          Gains       Losses         Value
                                             -----------    -----------  -----------  ------------
Held-to-maturity
    U.S. Government and Agency Obligations   $        --   $        --   $        --    $        --
                                             -----------   -----------   -----------    -----------
Available-for-sale
    U.S. Government and Agency Obligations     4,800,000        67,954            --      4,867,954
    Municipal Bond Obligations                 5,757,115       167,267            --      5,924,382
    Corporate Bond Obligations                 1,989,035        25,981       (55,326)     1,959,690
    Time Deposits                                230,141            --            --        230,141
    Money Fund Securities                         17,595            --          (400)        17,195
                                             -----------   -----------   -----------    -----------
         Total available for sale             12,793,886       261,202       (55,726)    12,999,362
                                             -----------   -----------   -----------    -----------

         Total Investment Securities         $12,793,886   $   261,202   $   (55,726)   $12,999,362
                                             ===========   ===========   ===========    ===========

                                                                     2001
                                             ------------------------------------------------------
                                                              Gross         Gross
                                              Amortized     Unrealized    Unrealized       Fair
                                                 Cost          Gains        Losses         Value
                                             -----------   -----------   -----------    -----------
Held-to-maturity
    U.S. Government and Agency Obligations   $   749,934   $     1,287   $    (9,164)   $   742,057
                                             -----------   -----------   -----------    -----------
Available-for-sale
    U.S. Government and Agency Obligations     2,970,000         2,397       (39,685)     2,932,712
    Municipal Bond Obligations                 5,755,422        72,751        (8,882)     5,819,291
    Corporate Bond Obligations                 1,983,634        19,254            --      2,002,888
    Common stocks                                373,200            --            --        373,200
    Money Fund Securities                         20,141            --          (313)        19,828
                                             -----------   -----------   -----------    -----------
         Total available for sale             11,102,397        94,402       (48,880)    11,147,919
                                             -----------   -----------   -----------    -----------

         Total Investment Securities         $11,852,331   $    95,689   $   (58,044)   $11,889,976
                                             ===========   ===========   ===========    ===========

     The weighted average interest rate on investment securities was 5.36% and 5.82% at June 30, 2002 and 2001, respectively.

     The amortized cost and estimated fair value of debt securities at June 30, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                    Amortized         Fair
                                                       Cost           Value
                                                    -----------    -----------

         One year or less                           $   730,141    $   730,465
         After one through five years                 4,506,630      4,512,545
         After five through ten years                   500,000        515,335
         After ten years                              7,057,115      7,241,017
                                                    -----------    -----------
              Total                                 $12,793,886    $12,999,362
                                                    ===========    ===========

     Proceeds received on securities as a result of sales and calls prior to maturity were $4,507,061 and $6,136,227 for the years ended June 30, 2002 and 2001, respectively. Gains on sales were $0 and $20,375 for the years ended June 30, 2002 and 2001, respectively. Losses on sales were $0 and $1,705 for the years ended June 30, 2002 and 2001, respectively.

     The Company has pledged $0 and $750,000 of U.S. Government and Agency Obligations to secure public deposits as of June 30, 2002 and 2001, respectively.

6.   MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market value of mortgage-backed securities are as follows:

                                                                                   2002
                                                          ------------------------------------------------------
                                                                           Gross         Gross
                                                          Amortized      Unrealized    Unrealized         Fair
                                                              Cost          Gains        Losses           Value
                                                          -----------    ----------    ----------    -----------
     Held-to-maturity
         Government National Mortgage Association         $   299,120    $   16,564  $         -     $   315,684
         Federal Home Loan Mortgage Corporation               160,369        12,707            -         173,076
         Federal National Mortgage Association                936,817        24,064            -         960,881
                                                           ----------   -----------   ----------      ----------
              Total held to maturity                        1,396,306        53,335            -       1,449,641
                                                           ----------     ---------   ----------      ----------

     Available-for-sale
         Government National Mortgage Association           5,634,980       136,007            -       5,770,987
         Federal Home Loan Mortgage Corporation               654,598        20,815            -         675,413
         Federal National Mortgage Association              1,332,119        13,047            -       1,345,166
                                                          -----------   -----------   ----------      ----------
              Total available for sale                      7,621,697       169,869            -       7,791,566
                                                           ----------   -----------  -----------      ----------

              Total mortgage backed securities             $9,018,003      $223,204   $        -      $9,241,207
                                                           ==========      ========   ==========      ==========


                                                                                   2001
                                                          ------------------------------------------------------
                                                                           Gross         Gross
                                                          Amortized      Unrealized    Unrealized         Fair
                                                              Cost          Gains        Losses           Value
                                                           ----------      --------    ---------      ----------
     Held-to-maturity
         Government National Mortgage Association         $   326,273    $    9,628  $         -     $   335,901
         Federal Home Loan Mortgage Corporation                59,192         4,735            -          63,927
         Federal National Mortgage Association              1,209,884         1,554       (9,306)      1,202,132
                                                           ----------      --------    ---------      ----------
              Total held to maturity                        1,595,349        15,917       (9,306)      1,601,960
                                                           ----------      --------    ---------      ----------

     Available-for-sale
         Government National Mortgage Association           5,738,895        82,969      (13,131)      5,808,733
         Federal Home Loan Mortgage Corporation               748,125           938            -         749,063
         Federal National Mortgage Association              1,848,028             -      (22,749)      1,825,279
                                                           ----------      --------    ---------      ----------
              Total available for sale                      8,335,048        83,907      (35,880)      8,383,075
                                                           ----------      --------    ---------      ----------

              Total mortgage backed securities             $9,930,397      $ 99,824    $ (45,186)     $9,985,035
                                                           ==========      ========    ==========     ==========

     Mortgage-backed securities provide for periodic, generally monthly, payments of principal and interest and have contractual maturities ranging from four to thirty years at June 30, 2002. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter. As of June 30, 2002, mortgage-backed securities with a book value of $3,011,266 and a fair value of $3,036,060 are one year adjustable types currently paying a weighted average 4.736%. The remaining instruments are all fixed rate types with a weighted average yield of 6.79%. Certain instruments have been classified as available for sale based upon management's evaluation of liquidity needs while optimizing return at the time of purchase.

     There were no sales of mortgage-backed securities for either period ended June 30, 2002 or 2001.

7.   LOANS RECEIVABLE

     Loans receivable are comprised of the following at June 30:

                                              2002           2001
                                         ------------   ------------

        Mortgage loans:
             1 - 4 family                $ 91,663,132   $ 64,696,315
             Multi-family                   6,864,328      6,002,553
             Non-residential               36,146,829     27,956,885
             Construction                   4,338,936      2,455,751
                                         ------------   ------------
                  Total mortgage loans    139,013,225    101,111,504
                                         ------------   ------------

        Consumer loans:
             Home improvement                 943,384      1,208,279
             Automobile                    17,176,464     13,000,468
             Share loans                    1,589,842      1,594,755
             Other                          2,613,243      2,778,630
                                         ------------   ------------
                  Total consumer loans     22,322,933     18,582,132
                                         ------------   ------------

        Commercial loans                   14,824,483     12,651,451
                                         ------------   ------------

        Less:
             Loans in process               2,966,039      1,861,360
             Net deferred loan fees            79,647        109,015
             Allowance for loan losses        969,088        779,170
                                         ------------   ------------
                                            4,014,774      2,749,545
                                         ------------   ------------

                 Total loans             $172,145,867   $129,595,542
                                         ============   ============

     Single family mortgage loans serviced for Freddie Mac, which are not included in the Consolidated Balance Sheet, totaled $35,009,670 and $20,594,042 at June 30, 2002 and 2001, respectively.

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

     The following represents financial instruments whose contract amounts represent credit risk at June 30:

                                             2002          2001
                                          -----------   -----------

         Commitments to originate loans
              Fixed rate                  $ 1,149,575   $ 1,606,710
              Variable rate               $   943,700   $ 1,180,076
         Loans in process                 $ 2,966,039   $ 1,861,360
         Unused lines of credit           $10,506,511   $ 6,970,392
         Letters of credit                $    94,305   $    95,802


     The range of interest rates on fixed rate loan commitments was 6.25% to 8.125% at June 30, 2002.

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

     In the normal course of business, loans are extended to directors, executive officers and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 2002 is as follows:

           Balance                              Amount          Balance
             2001           Additions          Collected          2002
           ----------       ----------         ---------      ----------

           $1,482,774        $411,674           $321,244      $1,573,204

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

8.   ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses for the years ended June 30 is summarized as follows:

                                                      2002         2001
                                                  ----------   ----------

     Balance, beginning of period                 $  779,170   $  682,103
     Add:
          Provisions charged to operations           245,430      191,400
          Acquired through business combination      170,759           --
          Loan recoveries                             15,529        3,339
                                                  ----------   ----------
              Total                                1,210,888      876,842
     Less: loans charged off                         241,800       97,672
                                                  ----------   ----------

     Balance, end of period                       $  969,088   $  779,170
                                                  ==========   ==========

Nonperforming loans totaled $2,012,560 and $1,203,011 at June 30, 2002 and 2001 respectively. Impaired loans totaled $890,178 and $0 at June 30, 2002 and 2001, respectively. Such amounts have been subject to specific allowances for loan losses of $48,202 and $0 at June 30, 2002 and 2001, respectively. The average investment in impaired loans for the year ended June 30, 2002 was $911,821. The interest income potential based upon the original terms of the contracts of these impaired loans was $86,688 for the year ended June 30, 2002. The entire interest income potential has been recognized for the year ended June 30, 2002.

9.   PREMISES AND EQUIPMENT, NET

     Premises and equipment are summarized by major classification as follows:

                                               2002         2001
                                            ----------   ----------

       Land                                 $  303,857   $  303,857
       Buildings and improvements            3,656,304    3,421,642
       Furniture, fixtures, and equipment    2,601,056    2,349,384
                                            ----------   ----------
            Total                            6,561,217    6,074,883
       Less accumulated depreciation         2,659,625    2,246,516
                                            ----------   ----------

            Premises and equipment, net     $3,901,592   $3,828,367
                                            ==========   ==========

     Depreciation charged to operations amounted to $426,492 and $407,117 for the years ended June 30, 2002 and 2001, respectively.

10.  FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than the greater of 1% of its outstanding home loans or 5% of its outstanding borrowings to the Federal Home Loan Bank of Pittsburgh as calculated at December 31 of each year.

11.  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:

                                            2002         2001
                                        ----------   ----------

           Investment securities        $  144,336   $  167,585
           Mortgage-backed securities       45,885       53,736
           Loans receivable                970,091      795,703
                                        ----------   ----------
                Total                   $1,160,312   $1,017,024
                                        ==========   ==========

12.  DEPOSITS

     Deposit accounts are summarized as follows:

                                                                 2002                             2001
                                                   ------------------------------    ----------------------------
                                                                       Percent of                      Percent of
                                                       Amount          Portfolio         Amount        Portfolio
                                                    --------------    ----------     --------------    ----------

         Non-interest-bearing                       $    7,299,438         4.2%      $    6,591,651        5.1%
                                                      ------------       -----         ------------      -----

         Savings accounts                               36,030,981        20.6           18,299,257       14.0
         NOW accounts                                   10,829,261         6.2            8,361,345        6.4
         Money market accounts                          19,049,726        10.9           11,904,733        9.1
                                                      ------------       -----         ------------      -----
                                                        65,909,968        37.7           38,565,335       29.5
                                                      ------------       -----         ------------      -----

         Time certificates of deposit:
              2.00 -  4.00%                             59,590,853        34.0            3,175,532        2.4
              4.01 -  6.00%                             31,149,561        17.8           39,263,156       30.1
              6.01 -  8.00%                             11,108,923         6.3           42,903,457       32.9
                                                      ------------       -----         ------------      -----
                                                       101,849,337        58.1           85,342,145       65.4
                                                      ------------       -----         ------------      -----

                  Total                               $175,058,743       100.0%        $130,499,131      100.0%
                                                      ============       =====         ============      =====

28

     The scheduled maturities of time certificates of deposit at June 30, 2002 are as follows:

                                                               Amount
                                                            ------------

         Within one year                                    $ 69,063,291
         Beyond one year but within two years                 18,562,745
         Beyond two years but within three years               4,170,352
         Beyond three years but within five years              4,733,082
         Beyond five years                                     5,319,867
                                                            ------------

              Total                                         $101,849,337
                                                            ============

     The Company had time certificates with a minimum denomination of $100,000 in the amount of approximately $15,475,283 and $12,711,277 at June 30, 2002 and 2001, respectively. Deposits in excess of $100,000 are not federally insured. The Company does not have any brokered deposits.

     Interest expense by deposit category for the years ended June 30 is as follows:

                                                          2002           2001
                                                       ----------    -----------

         Passbooks                                     $  811,947     $  467,965
         NOW and Money Market Deposit accounts            625,139        636,793
         Time certificates                              4,559,637      4,894,185
                                                       ----------     ----------
                                                       $5,996,723     $5,998,943
                                                       ==========     ==========

13.  ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consists of the following:

                                Principal       Interest       Interest
                                    Due           Due            Rate                2002                 2001
                               -----------      --------       --------         ------------       -------------

         Advance               06-30-2005       Monthly          6.36%          $  5,000,000        $  5,000,000
         Advance               11-03-2010       Monthly          6.05%             5,000,000           5,000,000
         Advance               12-20-2010       Monthly          5.54%             5,000,000           5,000,000
         Advance               02-28-2011       Monthly          4.96%             5,000,000           5,000,000
                                                                                 -----------        ------------
                                                                                 $20,000,000         $20,000,000
                                                                                 ===========         ===========

     These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank. All advances, at June 30, 2002, have fixed rates with putable options. The putable options are as follows:

                                Principal       Putable        Interest
                                    Due            Date          Rate                Renewable Terms
                                 ------        ----------      --------             --------------------

         Advance               06-30-2005       9-30-2002       6.36%               3 month Libor +.15
         Advance               11-03-2010      11-03-2003       6.05%               3 month Libor +.20
         Advance               12-20-2010      12-20-2004       5.54%               3 month Libor +.20
         Advance               02-28-2011       8-27-2002       4.96%               3 month Libor +.20

     In addition, the Bank entered into a "RepoPlus" Advance credit arrangement, which is renewable annually and incurs no service charges. As of June 30, 2002, the Bank has a borrowing limit of approximately $100 million with a variable rate of interest, based upon the FHLB's cost of funds. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances.

14.  INCOME TAXES

     The components of income tax expense for the years ended June 30 are summarized as follows:

                                                    2002                 2001
                                                 ----------           --------
         Currently payable:
              Federal                            $  853,590           $508,338
              State                                 192,909            113,760
                                                 ----------           --------
                                                  1,046,499            622,098
              Deferred                             (213,507)           (48,739)
                                                 -----------         ----------

                  Total                          $  832,992           $573,359
                                                 ==========           ========

     The following temporary differences gave rise to deferred tax asset and liabilities:

                                                    2002               2001
                                                 ----------         ----------
         Deferred tax assets
              Allowance for loan losses          $  329,490         $  264,918
              Loan origination fees, net              7,256             11,237
              Other, net                              7,692              9,701
                                                 ----------        -----------
                  Deferred tax assets               344,438            285,856
                                                 ----------        -----------

         Deferred tax liabilities
              Premise and equipment depreciation    111,102            248,622
              Tax reserve for loan losses            36,610             45,901
              Net unrealized gain on securities     127,398             31,806
              Other, net                            102,217             55,716
                                                 ----------        ------------
                  Deferred tax liabilities          377,327            382,045
                                                 ----------        -----------
                  Net deferred tax liability     $  (32,889)       $   (96,189)
                                                 ===========       ===========

     On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The recapture tax will be paid in six equal installments beginning with the 1998 tax year. At December 31, 1995, the Bank had $386,250 in bad debt reserves in excess of the base year (includes $62,244 from the merger with Bridgeport Savings and Loan). Subject to prevailing corporate tax rates, the Bank owes $36,610 in federal income taxes, which is reflected as a deferred tax liability.

     The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30 is as follows:

                                                              2002                     2001
                                                     ---------------------   ----------------------
                                                        Amount    Percent       Amount    Percent
                                                        ------    -------       ------    -------

         Provision at statutory rate                   $851,804     34.0%      $524,696     34.0%
         State income tax expense, net of federal
          tax benefit                                   127,320      5.0         76,784      5.0
         Tax exempt interest                           (103,017)    (3.1)       (66,234)    (4.3)
         Other, net                                     (43,115)    (1.7)        38,113      2.5
                                                       --------    ------     ---------    -----
              Actual expense and effective rate        $832,992     34.2%      $573,359     37.2%
                                                       ========     ====       ========     ====

15.  RETIREMENT PLAN

     The Company has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 10% of their annual compensation. The Company will match 50% of the employees' voluntary contributions up to 3% of the employee's compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The Company's contributions for the benefit of covered employees amounted to $42,711 and $38,243 for the years ended June 30, 2002 and 2001, respectively.

16.  RESTRICTED STOCK PLAN (RSP)

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

     On February 23, 1998, the Trust purchased with funds contributed by the Bank, 43,378 shares of the common stock of the Company. At June 30, 2002, 15,180 shares have been issued to non-employee directors, 26,244 shares have been issued to officers, and 1,954 shares remained unissued. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned. Shares are vested over a four-year period from their grant date. A total of 40,824 shares were vested as of June 30, 2002. Total operating expense attributed to the RSP amounted to $124,298 and $207,079 for the years ended June 30, 2002 and 2001.

17.  EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

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

     The Bank makes quarterly contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are released from collateral, the Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction in retained earnings. Dividends paid on unallocated shares were used to reduce the company's contribution to the ESOP plan for the years ended June 30, 2002 and 2001. Compensation expense for the ESOP was $127,402 and $96,665 for the years ended June 30, 2002 and 2001, respectively.

     The following table represents the components of the ESOP shares:

                                                         2002          2001
                                                       --------      --------

         Allocated shares                                47,604        38,928

              Shares released for allocation              4,338         4,338

         Shares distributed                              (1,056)       (1,056)

         Unreleased shares                               34,814         43,490
                                                       --------       --------

         Total ESOP share                                85,700         85,700
                                                       ========       ========

         Fair value of unreleased shares               $616,208       $576,242
                                                       ========       ========
                                                                              31

18.  STOCK OPTION PLAN

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

     On January 20, 1998, qualified stock options were granted for the purchase of 65,061 shares exercisable at the market price of $18.75 per share at a rate of one fourth per year beginning January 20, 1998. All options expire ten years from the date of grant. At June 30, 2002, the initial stock options granted remain outstanding with none being exercised.

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

     Had compensation expense for the stock option plan been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, " Accounting for Stock-based Compensation," net income applicable to common stock, basic and dilutive net income per common share, for the years ended June 30 would have been as follows:

                                                     2002                2001
                                                  ------------      ------------

         Net Income:
              As reported                          $1,873,522         $  969,865
                                                   ==========         ==========

              Pro forma                            $1,857,257         $  964,661
                                                   ==========         ==========

         Basic Earnings Per Share:
              As reported                          $    2.12          $     1.11
                                                   =========          ==========
              Pro forma                            $    2.12          $     1.11
                                                   =========          ==========

         Diluted Earnings Per Share:
              As reported                          $    2.12          $     1.11
                                                   =========          ==========
              Pro forma                            $    2.11          $     1.10
                                                   =========          ==========

     The following table presents share data related to the stock option plans:

                                                              2002      2001
                                                             -------   -------

         Outstanding, beginning                               65,061    65,061

              Granted                                              -         -
              Exercised                                            -         -
              Forfeited                                            -         -
                                                             -------   -------

         Outstanding, ending (at $18.75 per share)            65,061    65,061
                                                             =======   =======

     The fair value of the option grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 2002 and 2001, respectively: expected dividend yield of 2.71% and 3.02%; expected volatility of 6.0% and 8.0%; risk-free interest rate of 1.68% and 3.91%; and expected lives of 5 and 6 years.

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

     Compensation expense resulting from Dividend Equivalent Rights was $29,928 and $26,024 for the years ended June 30, 2002 and 2001.

19.  PREFERRED SHARE PURCHASE RIGHTS PLAN

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

20.  COMMITMENTS AND CONTINGENT LIABILITIES

     Lease Commitments
     -----------------

     The future lease commitments as of June 30, 2002 for all noncancellable equipment and land leases follows:

                      Fiscal Year
                     Ending June 30,                          Amount
                     ---------------                          ------

                          2002                            $    105,600
                          2003                                 108,600
                          2004                                 108,600
                          2005                                 112,560
                          2006                                 101,560
                   2007 and thereafter                       2,272,010
                                                           -----------

                                                           $ 2,808,930
                                                           ===========

     Litigation
     ----------

     The Company is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

     Branch Expansion
     ----------------

     Effective March 8, 2002, the Company was granted permission to establish a de novo branch at 125 Dunbar Avenue in the Hollywood Shopping Center in Steubenville, Ohio. The Company anticipates the completion of the de novo branch in the first quarter of the 2003 fiscal year. The anticipated cost of the facility including the building, equipment and furnishings is expected to be approximately $800,000, which will primarily be capitalized. The Company will use excess cash liquidity to pay all costs associated with the constructing and equipping of the new branch facility.

21.  OTHER COMPREHENSIVE INCOME

     Other comprehensive income in the Consolidated Statement of Stockholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change in net unrealized (loss) gain on securities available for sale securities includes reclassification adjustments to reclassify losses, net of tax for sales of the related securities of $0 and $18,400 for the years ended June 30, 2002 and 2001.

22.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The estimated carrying amounts and fair values are as follows:

                                                              2002                             2001
                                                --------------------------------    ----------------------------
                                                                   Estimated                        Estimated
                                                    Carrying         Fair           Carrying          Fair
                                                    Amount           Value          Amount            Value
                                                --------------   ---------------   -------------   -------------
         Financial assets:
              Cash and cash equivalents          $  11,770,440     $  11,770,440     $  8,553,178  $   8,553,178
              Investment securities
                    Held to maturity                         -                 -          749,934        742,057
                    Available for sale               9,187,872         9,187,872       11,147,919     11,147,919
              Mortgage-backed securities:
                   Held to maturity                  1,396,306         1,449,641        1,595,349      1,601,960
                   Available for sale                7,791,566         7,791,566        8,383,075      8,383,075
              Loans receivable                     172,145,867       176,106,943      130,035,491    131,710,542
              Federal Home Loan Bank Stock           1,058,100         1,058,100        1,075,000      1,075,000
              Accrued interest receivable            1,160,312         1,160,312        1,017,024      1,017,024
                                                 -------------     -------------     ------------   ------------
                  Total                          $ 204,510,463     $ 208,524,874     $162,556,970   $164,230,755
                                                 =============     =============     ============   ============

                                                             2002                               2001
                                                --------------------------------    ----------------------------
                                                                  Estimated                         Estimated
                                                    Carrying         Fair           Carrying          Fair
                                                    Amount           Value          Amount            Value
                                                --------------   ---------------   -------------   -------------
         Financial liabilities:
              Deposits                           $ 175,058,743     $ 176,154,743     $130,499,131  $ 131,393,000
              Advances from Federal
               Home Loan Bank                       20,000,000        21,539,000       20,000,000     20,565,000
              Advance payment by borrowers
               for taxes and insurance                 404,220           404,220          146,095        146,095
              Accrued interest payable                  86,583            86,583           75,488         75,488
                                                 -------------     -------------     ------------   ------------
                  Total                          $ 195,549,546     $ 198,184,546     $150,720,714   $152,179,583
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

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 7.

23.  CAPITAL REQUIREMENTS

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

     Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of tangible and core capital (as defined in the regulations) to adjusted assets (as defined). Management believes that as of June 30, 2002 the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of June 30, 2002, the most recent notification from the Company's and Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

     The following table reconciles the Company's and Bank's capital under generally accepted accounting principles to regulatory capital:

                                                          Company                                 Bank
                                            -------------------------------      -------------------------------
                                                        June 30,                             June 30,
                                                 2002              2001                 2002             2001
                                            --------------    -------------        ------------     ------------

         Total equity                          $18,223,746      $16,342,717         $16,642,895      $15,587,143
         Intangibles                               445,160                -             445,160                -
         Unrealized gain (loss) - securities       247,301           61,742             247,301           61,742
                                               -----------      -----------         -----------      -----------

         Tier I, core, and tangible capital     17,531,285       16,280,975          15,950,434       15,525,401

         Allowance for loan losses                 969,088          779,170             969,088          779,170
                                               -----------      -----------         -----------      -----------

         Risk-based capital                    $18,500,373      $17,060,145         $16,919,522      $16,304,571
                                               ===========      ===========         ===========      ===========

     The actual capital amounts and ratios were as follows:

                                                                              Company at June 30,
                                                        --------------------------------------------------------
                                                                      2002                            2001
                                                        -----------------------------   ------------------------
                                                           Amount            Ratio         Amount         Ratio
                                                        ---------------     --------    -------------    -------
     Total Capital to Risk-Weighted Assets
     -------------------------------------

         Actual                                           $  18,500,373     13.04%        $17,060,145     15.34%
         For Capital Adequacy Purposes                       11,346,550      8.00           8,898,599      8.00
         To be "Well Capitalized"                            14,183,188     10.00          11,123,249     10.00

     Tier I Capital to Risk-Weighted Assets
     --------------------------------------

         Actual                                           $  17,531,285     12.36%        $16,280,975     14.64%
         For Capital Adequacy Purposes                        5,673,275      4.00           4,449,300      4.00
         To be "Well Capitalized"                             8,509,913      6.00           6,673,950      6.00

     Core Capital to Adjusted Assets
     -------------------------------

         Actual                                           $  17,531,285      8.21%        $16,280,975      9.72%
         For Capital Adequacy Purposes                        8,539,403      4.00           6,697,013      4.00
         To be "Well Capitalized"                            10,674,254      5.00           8,371,266      5.00

     Tangible Capital to Adjusted Assets
     -----------------------------------

         Actual                                           $  17,531,285      8.21%        $16,280,975      9.72%
         For Capital Adequacy Purposes                        3,202,276      1.50           2,511,380      1.50
         To be "Well Capitalized"                             N/A              N/A            N/A           N/A


                                                                                   Bank at June 30,
                                                        --------------------------------------------------------
                                                                      2002                            2001
                                                        -----------------------------   ------------------------
                                                           Amount            Ratio         Amount         Ratio
                                                        ---------------     --------    -------------    -------
     Total Capital to Risk-Weighted Assets
     -------------------------------------

         Actual                                           $  16,919,522     11.94%     $  16,304,571      14.71%
         For Capital Adequacy Purposes                       11,340,560      8.00          8,868,743       8.00
         To be "Well Capitalized"                            14,175,700     10.00         11,085,929      10.00

     Tier I Capital to Risk-Weighted Assets
     --------------------------------------

         Actual                                           $  15,950,434     11.25%     $  15,525,401      14.00%
         For Capital Adequacy Purposes                        5,670,280      4.00          4,434,372       4.00
         To be "Well Capitalized"                             8,505,420      6.00          6,651,558       6.00

     Core Capital to Adjusted Assets
     -------------------------------

         Actual                                           $  15,950,434      7.48%     $  15,525,401       9.20%
         For Capital Adequacy Purposes                        8,524,507      4.00          6,746,730       4.00
         To be "Well Capitalized"                            10,655,634      5.00          8,433,412       5.00

     Tangible Capital to Adjusted Assets
     -----------------------------------

         Actual                                           $  15,950,434      7.48%     $  15,525,401       9.20%
         For Capital Adequacy Purposes                        3,196,690      1.50          2,530,024       1.50
         To be "Well Capitalized"                                   N/A       N/A                N/A        N/A
