Form 10KSB, Exhibit 13
period 2003-06-30
ADVANCE FINANCIAL BANCORP
filed 2003-09-23
CIK 1023398

To Our Shareholders and Friends......


On behalf of the Board of Directors and Officers of the Corporation, I am pleased to report that for 2003 we continued to Advance our Company to a higher level. Managing in these difficult economic times, to say the least, was extremely challenging. Deposit rates were the lowest we have seen in the last fifty years of banking. Despite these difficult rate structures, we managed to grow our deposit base by 55.85%. Deposits increased to $272.8 million at June 30, 2003 from $175.1 million at June 30, 2002. This increase includes deposits of $88.7 million acquired in a branch purchase and assumption of deposits of two Jefferson County branches of the Second National Bank of Warren, Ohio. We also continued to show our strength in the communities we serve. Loan growth was not only a record for fiscal year 2003, it was phenomenal. Our banking subsidiary, Advance Financial Savings Bank, originated a total of 4,141 loans for $180.7 million. This resulted in a net growth of $57.1 million or 33.17%. Total loans were $229.2 million at June 30, 2003 as compared to $172.1 million at June 30, 2002. At June 30, 2003 total assets increased $107.6 million, or 50.21%, to $321.9 million from $214.3 million at June 30, 2002.

Company earnings continued to remain strong. For 2003, earnings per share remained relatively the same at $2.11. This compares with earnings per share of $2.12 for 2002. This was accomplished despite the increase in expenses related to a de novo branch and the deposit assumption. Return on equity increased to 9.86% at June 30, 2003 from 9.69% at June 30, 2002 and book value per share increased 10.2% to $21.55 per share at June 30, 2003 from $19.55 per share at June 30, 2002. Our stock price increased 31.88% for fiscal year 2003.

The completion in February 2003 of the branch purchase and assumption of deposits of the Jefferson County, Ohio branches of Second National Bank of Warren, Ohio was a very positive addition to Advance. The assets acquired included two branch locations in

Steubenville, Ohio. One was a leased facility in downtown Steubenville that was closed on June 30, 2003 and the deposits transferred to our new de novo facility in Hollywood Shopping Center that was completed in September 2002 and located just 1.1 miles away on Dunbar Ave. The other full service branch located in the west end of Steubenville will remain open. With the addition of these two new branch locations we have significantly expanded our presence in the communities we serve. We now operate seven full service branch offices in West Virginia and Ohio. To complement and deliver the quality service our customers expect, we added twenty-four new employees to our staff in fiscal year 2003.

To enhance our presence in our primary market area and also expand our access throughout the communities we serve, we added "internet banking" to our long line of products and services. Our customers now have the ability to access their account information and balances at anytime or anywhere. They can also pay their bills or transfer funds between accounts. We also now provide loan services and cash management via the internet. Our commitment to quality service and products remains a high priority.

In summary, 2003 has proven to be a successful year for the Company and its shareholders. We not only completed a successful branch purchase and assumption of deposits, we added a de novo branch, internet banking, twenty-four employees and also increased dividends by 25% in the fourth quarter of 2003. This all adds up to our continuous effort in providing quality community banking services and enhancing shareholder values.

I acknowledge the continued support and direction of the Board of Directors, the focus and dedication of our Senior Management team and the officers and staff who continue to support the vision of ADVANCE through quality service to our customers and shareholders.

The challenges of the current economy and interest rate environment will be met with our continuous commitment to achieve a new level of excellence. We remain committed to provide the best in community banking services and enhancing shareholder value.


/s/Stephen M. Gagliardi

Stephen M. Gagliardi
President & CEO

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

     The Bank chartered in 1935 under the name Advance Federal Savings and Loan Association of West Virginia, is a federally chartered stock savings bank headquartered in Wellsburg, West Virginia. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision.. The Bank is a member of and owns stock in the Federal Home Loan Bank ("FHLB") of Pittsburgh, which is one of the 12 regional banks in the FHLB System.

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

                                                                    Dividends
               Date                             High ($)   Low ($)  Declared ($)
               ----                             --------   -------  ------------

      July 1, 2001 to September 30, 2001          14.00    11.80       .10
      October 1, 2001 to December 31, 2001        13.95    12.80       .12
      January 1, 2002 to March 31, 2002           16.60    13.50       .12
      April 1, 2002 to June 30, 2002              18.00    15.96       .12
      July 1, 2002 to September 30, 2002          18.70    16.70       .12
      October 1, 2002 to December 31, 2002        18.89    17.51       .12
      January 1, 2003 to March 31, 2003           21.32    19.04       .12
      April 1, 2003 to June 30, 2003              23.90    21.25       .15

     The number of stockholders of record of common stock as of the record date of September 3, 2003, was approximately 427. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 3, 2003, there were 932,285 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the OTS.

Selected Financial Ratios and Other Data

                                                            For  the Years Ended
                                                                   June 30
                                                              -----------------
                                                               2003 %    2002 %
                                                              -----------------
        Return on average assets
             (net income divided by average total assets)       .72        .86
        Return on average equity
             (net income divided by average equity)            9.86       9.69
        Average equity to average assets ratio
             (average equity divided by average assets)        7.30       8.85
        Equity to assets at period end                         6.24       8.50
        Net interest spread                                    2.93       3.07
        Dividend payout ratio                                 24.05      21.68
        Net yield on average interest-earning assets           3.14       3.45
        Non-performing loans to total assets                    .96        .94
        Non-performing loans to total loans                    1.30       1.14
        Allowance for loan losses to non-performing assets    28.02      36.23

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

FISCAL 2003 HIGHLIGHTS

On September 18, 2002, the Bank began operations in its newly constructed de novo branch located in the Hollywood Plaza in Steubenville, Ohio. This full service branch is staffed by nine full time employees. The cost of the facility totaled approximately $850,000 and was paid for with cash from current operations.

At the close of business, February 7, 2003, the Company completed a branch purchase and deposit assumption of the two Steubenville, Ohio branches of The Second National Bank of Warren, Ohio. The assumption included approximately $88 million in deposits, $85,000 in loans and real and personal property with a value of approximately $370,000. The Company paid a premium on the deposits of approximately $5.9 million. One of the two branch offices acquired was closed on June 30, 2003 due to the acquired branch's close proximity (approximately 1.1. miles) to the de novo branch opened in Steubenville in September 2002. Following the closure, the Bank operates seven full service facilities.


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

Based upon the Office of Thrift Supervision assumptions, the following table presents the Company's NPV at June 30, 2003.


                 Changes in rates        NPV Ratio (1)         Change(2)
                 ----------------        -------------         ---------
                     +300 bp                 6.21 %             (199) bp
                     +200 bp                 7.30               ( 90) bp
                     +100 bp                 8.00               ( 20) bp
                        0 bp                 8.20
                     -100 bp                 7.70               ( 50) bp
                     -200 bp                 7.14               (106) bp
                     -300 bp                 6.92               (128) bp

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

                                                                Year Ended June 30,                          Month Ended June 30,
                                          ----------------------------------------------------------------  ----------------------
                                                     2003                             2002                           2003
                                          ------------------------------   -------------------------------  ----------------------
                                           Average             Average      Average               Average   Average       Average
                                           Balance  Interest  Yield/Cost    Balance Interest    Yield/Cost  Balance     Yield/Cost
                                           -------  --------  ----------   -------- --------    ----------  -------     ----------
Interest-earning assets:
  Loans receivable (1)                    $193,733   $13,347     6.89%    $157,557  $12,209         7.75%  $229,311         6.57%
  Investment securities (2)                 40,863     1,084     2.65%      20,165      832         4.12%    48,108         2.59%
  Mortgage-backed securities                14,817       666     4.50%       9,490      582         6.14%    27,116         3.65%
                                          --------   -------   ------     --------  -------       ------   --------       ------
     Total interest-earning assets         249,413    15,097     6.05%     187,212   13,623         7.28%   304,535         5.68%
                                                      ------   ------               -------       ------                  ------
Non-interest-earning assets                 12,464                           7,789                           18,086
                                          --------                        --------                         --------
     Total assets                         $261,877                        $195,001                         $322,621
                                          ========                        ========                         ========

Interest-bearing liabilities:
  Interest-bearing demand deposits         $39,465       627     1.59%     $25,010     $608         2.43%   $55,257         1.17%
  Certificates of deposit                  127,871     4,606     3.60%      95,157    4,577         4.81%   157,728         3.19%
  Savings deposits                          41,066       685     1.67%      29,966      812         2.71%    49,147         1.35%
  FHLB borrowings                           20,291     1,163     5.73%      20,000    1,164         5.82%    20,000         5.73%
  Other borrowings                           3,900       178     4.56%           -        -            -      7,200         4.80%
                                          --------   -------   ------     --------  -------       ------   --------       ------
     Total interest-bearing liabilities    232,593     7,259     3.12%     170,133    7,161         4.21%   289,332         2.71%
                                                      ------   ------               -------       ------                  ------
Non-interest bearing liabilities            10,170                           7,608                           13,352
                                          --------                        --------                         --------
     Total liabilities                     242,763                         177,741                          302,684
Stockholders' equity                        19,114                          17,260                           19,937
                                          --------                        --------                         --------
     Total liabilities and stockholders'
       equity                             $261,877                        $195,001                         $322,621
                                          ========                        ========                         ========

Net interest income                                  $ 7,838                        $ 6,462
                                                     =======                        =======
Interest rate spread (3)                                         2.93%                              3.07%                   2.97%
                                                               ======                             ======                  ======
Net Yield on interest-earning assets (4)                         3.14%                              3.45%                   3.10%
                                                               ======                             ======                  ======
Ratio of average interest-earning assets  to
  Average interest-bearing liabilities                         107.23%                            110.04%                 105.25%
                                                               ======                             ======                  ======


-------------------------------------------------------------
(1)  Average balances are net of deferred loan fees.
(2) Includes interest-bearing deposits , taxable and nontaxable investments and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                             Year Ended June 30,
                                                        ----------------------------
                                                                2003 vs 2002
                                                        ----------------------------
                                                              Increase (Decrease)
                                                                   Due to
                                                        ----------------------------
                                                         Volume     Rate        Net
                                                        ----------------------------
                                                            (Dollars in Thousands)
              Interest Income:
                Loans receivable (1)                    $ 2,812   $(1,674)   $ 1,138
                Investment securities (2)                   835      (583)       252
                Mortgage-backed securities                  394      (310)        84
                                                        -------   -------    -------
                   Total interest-earning assets          4,041    (2,567)     1,474
                                                        -------   -------    -------
              Interest Expense:
                Interest-bearing demand
                 Deposits                                   331      (322)         9
                Certificates of Deposit                   1,570    (1,537)        33
                Savings Deposits                            299      (420)      (121)
                FHLB borrowings                              66       (67)        (1)
                Other borrowings                            178         -        178
                                                        -------   -------    -------
                   Total interest-bearing liabilities     2,444    (2,346)        98
                                                        -------   -------    -------

              Net change in interest income             $ 1,597   $  (221)   $ 1,376
                                                        =======   =======    =======

(1) Average balances are net of deferred loan fees and include non-accrual loans.

(2) Includes interest-bearing deposits , taxable and nontaxable investments and FHLB stock.

Comparison of Financial Condition

The Company's total assets increased by approximately $107,596,000 to $321,900,591 at June 30, 2003, from $214,304,941 at June 30, 2002. The increase is primarily due to the February 7, 2003, deposit assumption and branch purchase of the Steubenville, Ohio branch offices of The Second National Bank of Warren, Ohio ("the Assumption and Purchase"). The deposit assumption totaled $88,260,000, which was comprised of $37,312,000 in core savings and checking products and $50,948,000 in certificates of deposit. Net loans, investment securities and mortgage-backed securities increased $57,094,000, $13,482,000 and $18,435,000,, respectively from June 30, 2002 to June 2003. The net increases in loans, investment securities, and mortgage-backed securities were funded by the increase in deposits, primarily as a result of the Assumption and Purchase, and by the issuance of $7,200,000 of Capital Trust Securities by Advance Statutory Trust I, a wholly owned subsidiary of the Company.

Investment securities increased $13,482,000 to $26,481,176 at June 30, 2003 from $12,999,362 at June 30, 2002. The increase is due in part to the purchase of five municipal securities totaling $3,100,000 with a weighted average tax equivalent yield of 6.43% and an average maturity of 15 years with call provisions ranging from 7 to 10 years. The increase is also due in part to an increase in callable agency securities of $10,500,000. During the year ended June 30, 2003, the Company had all of their agency securities ($10.5 million) called. These investments were replaced by similar agency securities in terms of amounts and maturities. The weighted average yield on the securities called was 3.61% while the average yield on the investments replacing these securities was 2.76%. The decrease in yield is due to the decreasing interest rate environment prevalent during the fiscal period.

Mortgage-backed securities increased $18,435,000 to $27,622,430 at June 30, 2003 from $9,187,872 at June 30, 2002. The increase is due to the purchase of securities totaling $24,400,000. These securities have an average yield of 4.78% and average lives ranging from 2.0 to 5.25 years. The purchase of these securities was offset by accelerated prepayments of higher yielding securities of $5,965,000 due to the decreasing interest rate environment prevalent during fiscal 2003.

Loans held for sale increased $5,109,000 to $5,687,708 at June 30, 2003 from $578,647 at June 30, 2002. The increase is primarily due to the increase in mortgage production as a result of mortgage refinancing in response to the decreasing interest rate environment prevalent during the fiscal period. The increase at June 30, 2003 is due to management's change in strategy used during much of the fiscal year to retain interest-earning assets as a result of the Assumption and Purchase. At June 30, 2003, management has indicated that they have made near 100% utilization of the funds received in the Assumption and Purchase, as a result, the Company, at this point in time, intends to resume selling all new fixed rate long-term 1-4 family mortgages in order to mitigate the effects of interest rate risk.

Loans receivable, net increased $57,094,000 to $229,239,547 at June 30, 2003 from $172,145,867 at June 30, 2002. The increase in net loans consists primarily of 1-4 family mortgages, construction loans, land development loans, indirect automobile loans and automobile dealer floor plan loans which increased $34,444,000, $5,736,000, $1,135,000, $12,342,000 and 1,181,000, respectively.
The increase in 1-4 family mortgages was concentrated in the period following the agreement for the Assumption and Purchase. A total of 96% of the increase, or $33,236,000, came during the period October 2002 to May 2003. The increase over this period is due to a change in management strategy to increase the Company's interest-earning assets as a result of the Assumption and Purchase. The majority of these 1-4 family mortgage loans would have been sold in periods prior to this change in strategy. As indicated above in the discussion of Loans held for sale, the Company has currently reverted its strategy back to selling all 1-4 family fixed rate mortgage loans.

The increase in indirect automobile loans includes approximately $8,600,000 for the three-month period April 2003 to June 2003. The increase over this period is due primarily to the Company's development of an Indirect Lending department to market our existing automobile floor plan customers, as well as, other potential customers in our new market areas. Office properties and equipment, net increased $1,167,000 to $5,069,073 at June 30, 2003 from $3,901,592 at June 30,
2002. The increase is primarily the result of two projects. The first is the construction and furnishing of the Bank's de novo branch facility at the Hollywood Plaza in Steubenville, Ohio which opened for business on September 18, 2002 with a total cost of approximately $850,000. The second is the market value assessment for $370,000 for the purchased fixed assets from the Assumption and Purchase.

Goodwill and Other Intangibles, net increased $4.7 million and $1.7 million, respectively at June 30, 2003 from $0 at June 30, 2002. The increases are the result of the calculated premium paid to as a result of the Assumption and Purchase. The other intangibles, net represents the Core Deposit Intangible from the business combination. The value was derived from an independent core study performed after the acquisition. This intangible is being amortized over an estimated ten (10) calendar years.

Other assets  increased  $691,000 to $2,193,526 at June 30, 2003 from $1,502,749 at June 30, 2002. The increase is due to increases in an intangible asset created from the origination costs of the Capital Trust Securities issued by Advance Statutory Trust I, the increase in prepaid dealer reserves paid for indirect loans, the increase in mortgage loan servicing rights and the increase in OREO assets of $201,000, $278,000, 69,000 and $157,000, respectively. Each of these increases are the result of operations dictated by the current interest rate environment and local economic conditions, therefore, any change in future business activity could increase or decrease these balances accordingly.

Deposits   increased   $97,770,000  to   $272,828,932  at  June  30,  2003  from
$175,058,743 at June 30, 2002. The increase includes $88,260,000 from the Assumption and Purchase as discussed above. Net of these assumed deposits, regular deposits have increased $9,510,000 for the year ended June 30, 2003. This increase in regular deposits of $9,510,000 is net of a loss of $6,493,000 in deposits from the Assumption and Purchase. This decrease in assumed deposits is comprised primarily of high cost money market accounts and high cost certificate specials of $4,025,000 and $3,161,000, respectively.

The gross change in deposits, after considering the decrease of assumed deposits, is estimated at $16,003,000 ($9,510,000+$6,493,000). This change includes an increase of approximately $7,885,000 in core savings and NOW accounts and $7,769,000 in certificates of deposit. The increase in core savings and NOW accounts is consistent with the Company's deposit growth strategy over the fiscal year by developing account relationships with existing customers as opposed to offering certificate specials to create growth from noncustomers. The certificate of deposit growth is primarily in long term (5 and 7 year) IRA accounts. Due to volatility in the equity markets, the Company has seen a tremendous growth in IRA accounts with retirement-age customers seeking the safety and stability of the longer- term bank deposit products over equity accounts.

On December 19, 2002, the Company participated in a pooled trust preferred offering for $7,200,000. The rate on the Capital Trust Securities is at 3-month LIBOR plus 3.25% adjusted quarterly, the beginning rate was 4.66%. On March 26, 2003, the effective rate of the securities was lowered to 4.54% and on June 26, 2003, the effective rate was lowered to 4.26% until September 26, 2003. The securities are written with a 30 year maturity and a five year call provision.

Stockholders' equity increased approximately $1,864,000 to $20,087,953 at June 30, 2003 from $18,223,746 at June 30, 2002. This increase was the result of net income of $1,884,000 for the period, the recognition of shares in the Employee Stock Ownership Plan and Restricted Stock Plan of $183,000 and an increase in the net unrealized gain on securities of $250,000. These increases were offset by the payment of cash dividends of $453,000.

Comparison  of the Results of  Operations  for the Years Ended June 30, 2003 and
2002

     Net Interest Income. The Company's net interest income increased $1,375,000, or 21.28%, to $7,837,000 for the year ended June 30, 2003 from
$6,462,000 for 2002. The increase in net interest income resulted primarily from an increase in the average volume of the underlying principle balances in interest earning assets and liabilities. The net interest spread decreased to 2.93% for the period ended June 30, 2003 from 3.07% for 2002. The average yield on interest earning assets decreased 123 basis points to 6.05% for fiscal 2003 from 7.28% for 2002. The average cost of funds decreased 109 basis points to 3.12% for the year ended June 30, 2003 from 4.21% for 2002. See Average Balance Sheet Table included herein for additional detail.

     Interest and Dividend Income. Total interest and dividend income increased $1,474,000, or 10.82%, to $15,097,000 for the year ended June 30, 2003 from
$13,623,000 for 2002. The increase was primarily due to an increase in earnings on loans of $1,138,000 as the average principle balance increased $36,176,000 to $193,733,000 for fiscal 2003 from $157,557,000 for fiscal 2002. Interest and dividend income on investments, mortgaged-backed securities, and interest bearing deposits with other financial institutions increase approximately $336,000 as the average principle balances increased $26,025,000 to $55,680,000 for fiscal 2003 from $29,655,000 for fiscal 2002 . See Average Balance Sheet Table included herein for additional detail.

     Interest Expense. Total interest expense increased $99,000 or 1.38% to $7,259,000 for the year ended June 30, 2003 compared to $7,160,000 for the same period ended 2002. The increase was primarily due to an increase in interest paid on Other Borrowings of $178,000 due to the Company's issuance of the pooled trust preferred securities on December 19, 2002. This increase was offset by a decrease in interest paid on deposits of $78,000 as the average cost of deposits decreased 115 basis points to 2.84% for the year ended June 30, 2003 from 3.99% for 2002 as the average balance of deposits increased $58,269,000 for 2003 as compared to 2002. See Average Balance Sheet included herein for additional detail.

     Provision for Loan Losses. For the year ended June 30, 2003, the provision for loan losses was $399,000 as compared to $245,000 for 2002 . The increase in the provision for loan losses for the year ended June 30, 2003 was precipitated by higher net charge-offs, as well as, higher concentrations of risk enhanced loan products.

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

Noninterest Income. Noninterest income increased $282,000, or 22.27%, to $1,550,000 for the year ended June 30, 2003 compared to $1,268,000 for 2002. For the year ended June 30, 2003, gains on sales of fixed rate mortgages increased $117,000 due the Bank's customer demand for fixed rate 1-4 family mortgages. This increase in gains was offset by a decrease in income from loan servicing of $43,000 due to the refinancing nature of the fixed rate 1-4 family mortgage market prevalent during fiscal 2003. The gains on the sale of loans and the income from servicing sold loans for the year ended June 30, 2003, are not necessary indicative of anticipated trends for future periods. Fees on deposit accounts, consumer card income and ATM fee income increased by $133,000, $14,000 and $25,000, respectively due to an increase in core customers and related consumer activity. Rent from property owned increased $15,000 due to the increased OREO activity in comparison to the period ended June 30, 2002.

     Noninterest Expense. Noninterest expense increased $1,116,000 or 22.41%, to $6,095,000 for the year ended June 30, 2003 from $4,979,000 for 2002.
Compensation and benefits increased $421,000 for the period ended June 30, 2003 primarily as the result of the hiring of twenty-four additional employees as a result of adding the branches created by the Assumption and Purchase and the de novo opening of the Steubenville, Ohio branch, in addition to a cost of living increase for other full-time employees. Occupancy and equipment, professional fees, and advertising expenses have increased by $285,000 primarily due to the operation of the new branches discussed above. Data processing expenses have increased $135,000 due to the increased customer activity related to the new branches discussed above, and costs associated with offering internet banking. Other expenses have increased $275,000 for the year ended June 30, 2003 primarily as a result of the operating the new branches, as well as, an increase of $75,000 in amortization expense of the Core Deposit Intangible and an increase of $39,000 in expenses associated with repossessed property.

     Liquidity and Capital Resources. Liquidity represents our ability to meet normal cash flow requirements of our customers for funding of loans and repayment of deposits. Both short term and long term liquidity needs are generally derived from the repayments and maturities of loans and investment securities, and the receipt of deposits. Management monitors liquidity daily, and on a quarterly basis incorporates liquidity management into its asset/liability program. The assets defined as liquid are: cash and cash equivalents and available for sale securities. The Company also has a borrowing limit with the FHLB of approximately $145,000,000 of which $20,000,000 is currently outstanding. The availability of these funds is also incorporated into the Company's liquidity management.

     Net cash used in operating activities increased $5,154,000 to $2,640,554 for the year ended June 30, 2003 compared to $2,513,261 cash provided by operations for 2002. This increase was primarily the result of an increase in fixed rate mortgage loans held for sale but not yet sold of $5,109,000. These loans were subsequently sold in July 2003.

     Net cash used for investing activities for the year ended June 30, 2003 decreased $3,882,000 to $9,419,322 from $13,301,426 for 2002. This decrease is primarily the net result of the funds provided by the Assumption and Purchase and subsequent funding of loans and investment purchases over the period following the business combination.

     Net cash provided by financing activities for the year ended June 30, 2003 increased $2,354,000 to $16,359,757 from $14,005,427 for 2002. The increase is primarily a result of the issuance of $7,200,000 in Capital Trust Securities. This increase is primarily offset by the decrease in new deposits of $10,790,000.

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

                         Report of Independent Auditors


Board of Directors and Stockholders
Advance Financial Bancorp

We have audited the accompanying consolidated balance sheet of Advance Financial Bancorp and subsidiary as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Bancorp and subsidiary as of June 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/S.R. Snodgrass, A.C.

Steubenville, Ohio
August 18, 2003

                            ADVANCE FINANCIAL BANCORP
                           CONSOLIDATED BALANCE SHEET


                                                                                                       June 30,
                                                                                              2003                  2002
                                                                                         ---------------       ---------------
ASSETS
Cash and cash equivalents:
     Cash and amounts due from banks                                                      $    2,906,568       $     1,775,051
     Interest-bearing deposits with other institutions                                        13,163,753             9,995,389
                                                                                          --------------       ---------------
              Total cash and cash equivalents                                                 16,070,321            11,770,440
                                                                                          --------------       ---------------

Investment securities:
     Securities held to maturity (fair value of $15,298,606
      and $0)                                                                                 15,086,475                     -
     Securities available for sale                                                            11,394,701            12,999,362
                                                                                          --------------       ---------------
              Total investment securities                                                     26,481,176            12,999,362
                                                                                          --------------       ---------------

Mortgage-backed securities:
     Securities held to maturity (fair value of $18,751,018
      and $1,449,641)                                                                         18,642,532             1,396,306
     Securities available for sale                                                             8,979,898             7,791,566
                                                                                          --------------       ---------------
              Total mortgage-backed securities                                                27,622,430             9,187,872
                                                                                          --------------       ---------------

Loans held for sale                                                                            5,687,708               578,647
Loans receivable (net of allowance for loan losses of
 $1,095,822 and $969,088)                                                                    229,239,547           172,145,867
Premises and equipment, net                                                                    5,069,073             3,901,592
Federal Home Loan Bank stock, at cost                                                          1,679,400             1,058,100
Accrued interest receivable                                                                    1,447,525             1,160,312
Goodwill                                                                                       4,700,472                     -
Other intangibles, net                                                                         1,709,413                     -
Other assets                                                                                   2,193,526             1,502,749
                                                                                          --------------        --------------

              TOTAL ASSETS                                                                  $321,900,591          $214,304,941
                                                                                            ============          ============

LIABILITIES
Deposits                                                                                    $272,828,932          $175,058,743
Advances from Federal Home Loan Bank                                                          20,000,000            20,000,000
Other Borrowings                                                                               7,200,000                     -
Advance payments by borrowers for taxes and insurance                                            507,049               404,220
Accrued interest payable and other liabilities                                                 1,276,657               618,232
                                                                                          --------------       ---------------
              TOTAL LIABILITIES                                                              301,812,638           196,081,195
                                                                                            ------------         -------------

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 500,000 shares; none issued                                -                     -
Common stock, $.10 par value, 2,000,000 shares authorized;
 1,084,450 shares issued at June 30, 2003 and 2002                                               108,445               108,445
Additional paid in capital                                                                    10,467,559            10,380,430
Retained earnings - substantially restricted                                                  11,705,306            10,274,004
Unallocated shares held by Employee Stock Ownership Plan (ESOP)                                 (250,634)             (337,394)
Unallocated shares held by Restricted Stock Plan (RSP)                                          (206,756)             (215,775)
Treasury stock (152,165 shares at cost)                                                       (2,233,265)           (2,233,265)
Accumulated other comprehensive income                                                           497,298               247,301
                                                                                         ---------------      ----------------
              TOTAL STOCKHOLDERS' EQUITY                                                      20,087,953            18,223,746
                                                                                           -------------        --------------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $321,900,591          $214,304,941
                                                                                            ============          ============


See accompanying notes to the consolidated financial statements.


                            ADVANCE FINANCIAL BANCORP
                        CONSOLIDATED STATEMENT OF INCOME

                                                                            Year Ended June 30,
                                                                            2003          2002
                                                                        -----------   -----------
INTEREST AND DIVIDEND INCOME
     Loans                                                              $13,346,912   $12,208,847
     Investment securities- taxable                                         387,804       320,195
     Investment securities- non-taxable                                     385,505       307,950
     Interest-bearing deposits with other institutions                      269,692       144,990
     Mortgage-backed securities                                             666,336       582,365
     Federal Home Loan Bank stock                                            40,886        58,432
                                                                        -----------   -----------
              Total interest and dividend income                         15,097,135    13,622,779
                                                                        -----------   -----------
INTEREST EXPENSE
     Deposits                                                             5,918,577     5,996,723
     Advances from Federal Home Loan Bank                                 1,162,662     1,163,855
     Other Borrowings                                                       178,196             -
                                                                        -----------   -----------
              Total interest expense                                      7,259,435     7,160,578
                                                                        -----------   -----------
NET INTEREST INCOME                                                       7,837,700     6,462,201

Provision for loan losses                                                   398,700       245,430
                                                                        -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       7,439,000     6,216,771
                                                                        -----------   -----------
NONINTEREST INCOME
     Service charges on deposit accounts                                    665,055       532,301
     Income from loan servicing activity                                    161,765       204,426
     Gain on sale of loans                                                  376,989       260,050
     Other income                                                           346,411       271,103
                                                                        -----------   -----------
              Total noninterest income                                    1,550,220     1,267,880
                                                                        -----------   -----------
NONINTEREST EXPENSE
     Compensation and employee benefits                                   2,757,312     2,336,380
     Occupancy and equipment                                              1,093,434       862,705
     Professional fees                                                      143,430       125,434
     Advertising                                                            162,457       126,299
     Data processing                                                        437,884       302,433
     Amortization of intangible asset                                        74,322             -
     Other operating expenses                                             1,426,721     1,226,093
                                                                        -----------   -----------
              Total noninterest expense                                   6,095,560     4,979,344
                                                                        -----------   -----------
Income before income taxes                                                2,893,660     2,505,307
Income taxes                                                              1,009,197       832,991
                                                                        -----------   -----------
Income before extraordinary item                                          1,884,463     1,672,316
Extraordinary item- Excess over cost on net assets acquired in merger             -       201,206
                                                                        -----------   -----------
NET INCOME                                                              $ 1,884,463   $ 1,873,522
                                                                        ===========   ===========

EARNINGS PER SHARE - INCOME BEFORE EXTRAORDINARY ITEM
     Basic                                                               $     2.11   $      1.89
     Diluted                                                             $     2.10   $      1.89

EARNINGS PER SHARE - NET INCOME
     Basic                                                               $     2.11   $      2.12
     Diluted                                                             $     2.10   $      2.12

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                        Retained                                         Accumulated
                                         Additional     Earnings    Unallocated Unallocated                 Other       Total
                               Common     Paid In     Substantially Shares Held Shares Held  Treasury   Comprehensive Stockholders'
                               Stock      Capital      Restricted      By ESOP   By RSP        Stock        Income     Equity
                              --------  -----------   -----------    ---------  ---------   -----------   ---------  -----------
Balance, June 30, 2001        $108,445  $10,339,790   $ 8,806,639    $(424,154) $(316,480)  $(2,233,265)  $  61,742  $16,342,717

Comprehensive income:
   Net income                                           1,873,522                                                      1,873,522
   Net unrealized gain on
    securities, net of tax
    of $95,592                                                                                              185,559      185,559
                                                                                                                      ----------
Comprehensive income                                                                                                   2,059,081
Accrued compensation expense
  for RSP                                                                         124,298                                124,298
RSP forfeited shares                                                              (23,593)                               (23,593)
Release of earned ESOP shares                40,640                     86,760                                           127,400
Cash dividends declared
   ($.46 per share)                                      (406,157)                                                      (406,157)
                              --------  -----------   -----------    ---------  ---------   -----------   ---------  -----------

Balance, June 30, 2002         108,445   10,380,430    10,274,004     (337,394)  (215,775)   (2,233,265)    247,301   18,223,746
Comprehensive income:
   Net income                                           1,884,463                                                      1,884,463
   Net unrealized gain on
    securities, net of tax
    of $128,886                                                                                             249,997      249,997
                                                                                                                     -----------
Comprehensive income                                                                                                   2,134,460
Accrued compensation expense
  for RSP                                                                          12,102                                 12,102
RSP forfeited shares                                                               (3,083)                                (3,083)
Release of earned ESOP shares                87,129                     86,760                                           173,889
Cash dividends declared
   ($.51 per share)                                      (453,161)                                                      (453,161)
                              --------  -----------   -----------    ---------  ---------   -----------   ---------  -----------

Balance, June 30, 2003        $108,445  $10,467,559   $11,705,306    $(250,634) $(206,756)  $(2,233,265)  $ 497,298  $20,087,953
                              ========  ===========   ===========    =========  =========   ===========   =========  ===========

See accompanying notes to the consolidated financial statements.

                            ADVANCE FINANCIAL BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                         Year Ended June 30,
                                                                         2003            2002
                                                                    ------------    ------------
OPERATING ACTIVITIES
     Net income                                                     $  1,884,463    $  1,873,522
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, amortization and accretion, net                   484,611         526,615
         Provision for loan losses                                       398,700         245,430
         Extraordinary gain on net assets acquired in merger                   -        (201,206)
         Gain on sale of loans                                          (376,989)       (260,050)
         Origination of loans held for sale                          (33,279,462)    (22,263,762)
         Proceeds from the sale of loans                              28,547,390      22,385,116
         Increase in accrued interest receivable                        (287,213)       (143,288)
         (Decrease) increase in accrued interest payable                    (622)         11,093
         Other, net                                                      (11,432)        339,791
                                                                    ------------    ------------

              Net cash (used in) provided by operating activities     (2,640,554)      2,513,261
                                                                    ------------    ------------

INVESTING ACTIVITIES
     Investment securities held to maturity:
         Purchases                                                   (18,587,601)              -
         Maturities and repayments                                     3,500,000         750,000
     Investment securities available for sale:
         Purchases                                                    (5,507,886)     (3,268,931)
         Maturities and repayments                                     7,536,997       4,507,061
     Mortgage-backed securities held to maturity:
         Purchases                                                   (19,142,043)              -
         Maturities and repayments                                     1,856,087         525,399
     Mortgage-backed securities available for sale:
         Purchases                                                    (5,756,301)     (2,512,706)
         Maturities and repayments                                     4,494,423       3,216,138
     Purchases of Federal Home Loan Bank Stock                          (621,300)       (173,100)
     Redemption of Federal Home Loan Bank Stock                             --           635,900
     Net increase in loans                                           (57,565,028)    (16,481,398)
     Purchases of premises and equipment                              (1,322,534)       (499,789)
     Branch Acquisition:
         Loans purchased                                                 (85,347)              -
         Purchase of premises and equipment                             (440,592)              -
         Premium paid on deposits                                     (5,853,373)              -
         Deposits assumed                                             88,260,100               -
         Other, net                                                     (184,924)              -
                                                                    ------------    ------------

              Net cash used in investing activities                   (9,419,322)    (13,301,426)
                                                                    ------------    ------------

FINANCING ACTIVITIES
     Net increase in deposits                                          9,510,089      20,300,060
     Increase in long term borrowings                                  7,200,000               -
     Net change in advances for taxes and insurance                      102,829         152,531
     Net cash purchase of OSFS stock                                           -      (6,041,007)
     Cash dividends paid                                                (453,161)       (406,157)
                                                                    ------------    ------------

         Net cash provided by financing activities                    16,359,757      14,005,427
                                                                    ------------    ------------

         Increase in cash and cash equivalents                         4,299,881       3,217,262

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        11,770,440       8,553,178
                                                                    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $ 16,070,321    $ 11,770,440
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

     Investment Securities Including Mortgage-Backed Securities
     ----------------------------------------------------------

     Debt and Equity securities consist of mortgage-backed securities, U.S. Government and federal agency obligations, obligations of state and local governments and, money funds. Securities are classified, at the time of purchase based upon management's intention and ability, as available for sale or held to maturity. The company does not hold any securities as trading. Securities classified as held to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Securities classified as available for sale are carried at estimated fair value with unrealized holding gains and losses reflected as a separate component of shareholders' equity. Realized gains and losses on the sale of debt and equity securities are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution, which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying balance sheet.

     Loans Held for Sale
     -------------------

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. The company had $5,687,708 and $578,647 in loans held for sale at June 30, 2003 and 2002, respectively.

     Mortgage Servicing Rights
     -------------------------

     Mortgage Servicing rights ("MSR") are the rights to service mortgage loans for others and are acquired primarily through loan sales. Capitalized MSR are reported in other assets. After the serviced residential mortgage portfolio is stratified by interest rate, the fair value of the MSR is determined using the present value of the estimated future cash flows, assuming a market discount and certain forecasted prepayment rates based upon industry experience. MSR are amortized in proportion to, and over the period of, the estimated net servicing income of the underlying financial assets. The assessment of the impairment on MSR is based on the current fair value of those rights. Such impairment is recognized through a valuation allowance established through a charge against gains on loan sales. Total income from servicing was $161,765 and $204,426 for the periods ended June 30, 2003 and 2002, respectively.

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

     Other Intangibles, net
     ----------------------

     Other intangibles, net include core deposit intangibles. The core deposit intangibles are being amortized over a ten year life. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

     Goodwill
     --------

     Goodwill is the excess cost over the fair value of assets acquired in connection with a business acquisition. On July 1, 2001, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill from an amortization method to an impairment-only approach. This statement calls for a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company's reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company performed its impairment analysis of goodwill and determined that the estimated fair value exceeded the carrying amount.


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

     Comprehensive Income
     --------------------

     The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

     Cash Flow Information
     ---------------------

     The Company has defined cash and cash equivalents as cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank and the Federal Reserve Bank.

     Cash payments for interest for the fiscal years ended June 30, 2003 and 2002 were $7,258,813 and $7,156,302, respectively. Cash payments for income taxes for the fiscal years ended June 30, 2003 and 2002 were $1,038,195 and $985,537, respectively.

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

     -------------------------

     The following table represents the effect on net income and earnings per share had the stock-based employee compensation expense been recognized:

                                                             Year Ended
                                                               June 30
                                                        2003            2002
                                                  -------------   -------------
Net Income, as reported:                          $   1,884,463   $   1,873,522
Less pro forma expense related to stock options               -         (16,265)
                                                  -------------   -------------
Pro forma net income                              $   1,884,463   $   1,857,257
                                                  =============   =============


Basic net income per common share:
    As reported                                   $        2.11   $        2.12
    Pro forma                                     $        2.11   $        2.10

Diluted net income per common share:
    As reported                                   $        2.10   $        2.12
    Pro forma                                     $        2.10   $        2.10


     For the purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2002: (1) expected dividend yield of 2.71%, (2) risk-free interest rate of 1.68%, (3) expected volatility of 6% and (4) expected life of 5 years. The Company issued no stock options that were exercisable during 2003.


     Recent Accounting Pronouncements
     --------------------------------

     In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which was effective January 1, 2003, did not have a material effect on the Company's financial position or results of operations.

     In April 2002, the FASB issued FAS No. 145, Recission of FASB Statement No.4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FAS No. 145 rescinds FAS No.4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. This statement also amends FASB FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practice. FAS No. 145 is effective for transactions occurring after May 15, 2002. The adoption of FAS No. 145 did not have a material effect on the Company's financial position or results of operations.

     In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which did not have a material effect on the Company's financial position or results of operations.

     --------------------------------  -----------

     On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies--regardless of the accounting method used--by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.


     In April, 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No.
     133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of this statement has not and is not expected to have a material effect on the Company's reported equity.


     In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has not and is not expected to have a material effect on the Company's reported equity.

--------------------------------  -----------

     In November, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this standard did not have a material effect on the Company's financial statements.

     In January, 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of Interpretation 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Interpretation 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of this statement has not and is not expected to have a material effect on the Company's financial position or results of operations.


     Reclassification of Comparative Amounts
     ---------------------------------------

     Certain comparative account balances for the prior period have been reclassified to conform to the current period classifications. Such reclassifications did not affect net income.

2.   BUSINESS COMBINATIONS

     Purchase of outstanding stock of Ohio State Financial Services
     --------------------------------------------------------------

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

     The following Condensed Balance Sheet reflects the amounts assigned to the major asset and liability captions at the acquisition date:


              ASSETS
              ------
              Cash on hand and in banks                                                     $  1,681,646
              Investment securities                                                            2,602,442
              Mortgage-backed securities                                                         355,526
              Federal Home Loan Bank stock                                                       445,900
              Loans receivable, net of allowance for losses of $170,759                       26,763,108
              Other                                                                              695,754
                                                                                             -----------
                   Total Assets                                                              $32,544,376
                                                                                             ===========

              LIABILITIES
              -----------
              Deposits                                                                       $24,348,551
              Other                                                                              334,678
                                                                                             -----------
                   Total Liabilities                                                          24,683,229

              SHAREHOLDERS' EQUITY                                                             7,861,147
              --------------------                                                           -----------
                   Total Liabilities and Shareholders' equity                                $32,544,376
                                                                                             ===========

     Branch acquisition from The Second National Bank of Warren
     ----------------------------------------------------------

     At the close of business, February 7, 2003, the Company completed a branch purchase and deposit assumption of The Second National Bank of Warren, Ohio's two Steubenville, Ohio branches. The assumption and purchase had the following net classifications on the Company's Balance Sheet as of the close of business February 7, 2003:

              ASSETS
              ------
              Cash on hand and in banks                                                      $   403,482
              Interest-bearing deposits with other institutions                               81,569,300
              Loans, net                                                                          85,347
              Office Properties and Equipment, net                                               368,650
              Goodwill                                                                         4,700,472
              Core Deposit Intangible                                                          1,783,735
                                                                                             -----------
                  Total Assets                                                               $88,910,986
                                                                                             ===========

              Liabilities
              -----------

              Deposits                                                                       $88,665,696
              Accrued interest payable                                                           182,189
              Accounts payable and other liabilities                                              63,101
                                                                                            ------------
                  Total Liabilities                                                          $88,910,986
                                                                                             ===========

     The "Core Deposit Intangible" noted above is included on the Balance Sheet in the line item "Other Intangibles, net". The total amount of the intangible amortized for the year ended June 30, 2003 was $74,322. The estimated life of the Core Deposit Intangible is 120 months.

     On March 31, 2003, the Bank notified the Office of Thrift Supervision and the customers of the Market Street branch of the Company's intent to close that branch effective June 30, 2003. The Market Street location was one of the two branches acquired from the Second National Bank of Warren as of February 7, 2003. The closure was due to this branch's close proximity (approximately 1.1 miles) to the de novo branch built on Dunbar Avenue in Steubenville, Ohio and opened in September 2002.

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

4.   EARNINGS PER SHARE

     There were no convertible securities, which would affect the denominator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                                                              2003             2002
                                                                          -----------       ---------
         Weighted-average common shares outstanding                        1,084,450        1,084,450
         Average treasury stock shares                                      (152,165)        (152,165)
         Average unearned ESOP and RSP shares                                (40,233)         (47,873)
                                                                          -----------      -----------
         Weighted-average common shares and
             common stock equivalents used to calculate basic EPS            892,052          884,412

         Additional common stock equivalents (65,061 options granted,
           none exercised) used to calculate diluted EPS                       4,188                -
                                                                           -----------   ------------
         Weighted-average common shares and
             common stock equivalents used to calculate
              diluted EPS                                                    896,240          884,412
                                                                           =========        =========

5.   INVESTMENT SECURITIES

     The amortized cost and estimated market value of investments are as follows:

                                                                     2003
                                             ------------------------------------------------------
                                                              Gross         Gross
                                              Amortized     Unrealized    Unrealized       Fair
                                                 Cost         Gains        Losses         Value
                                             -----------   -----------   -----------    -----------
Held-to-maturity
    U.S. Government and Agency Obligations   $11,998,214    $   90,088   $         -    $12,088,302
    Municipal Bond Obligations                 3,088,261       122,043             -      3,210,304
                                             -----------   -----------   -----------    -----------
         Total held to maturity               15,086,475       212,131             -     15,298,606
                                             -----------   -----------   -----------    -----------

Available-for-sale
    U.S. Government and Agency Obligations     3,000,000        31,508             -      3,031,508
    Municipal Bond Obligations                 5,759,116       545,736             -      6,304,852
    Corporate Bond Obligations                 1,995,418        47,878             -      2,043,296
    Money Fund Securities                         15,392             -          (347)        15,045
                                             -----------   -----------   -----------    -----------
         Total available for sale             10,769,926       625,122          (347)    11,394,701
                                             -----------   -----------   -----------    -----------

         Total Investment Securities         $25,856,401   $   837,253   $      (347)   $26,693,307
                                             ===========   ===========   ===========    ===========

                                                                     2002
                                             ------------------------------------------------------
                                                              Gross         Gross
                                              Amortized     Unrealized    Unrealized       Fair
                                                 Cost         Gains        Losses         Value
                                             -----------   -----------   -----------    -----------
Held-to-maturity
  U.S. Government and Agency Obligations     $         -   $         -   $         -    $         -
                                             -----------   -----------   -----------    -----------
Available-for-sale
    U.S. Government and Agency Obligations     4,800,000        67,954             -      4,867,954
    Municipal Bond Obligations                 5,757,115       167,267             -      5,924,382
    Corporate Bond Obligations                 1,989,035        25,981       (55,326)     1,959,690
    Time Deposits                                230,141             -             -        230,141
    Money Fund Securities                         17,595             -          (400)        17,195
                                             -----------   -----------   -----------    -----------
         Total available for sale             12,793,886       261,202       (55,726)    12,999,362
                                             -----------   -----------   -----------    -----------

         Total Investment Securities         $12,793,886   $   261,202   $   (55,726)   $12,999,362
                                             ===========   ===========   ===========    ===========

     The weighted average interest rate on investment securities was 3.85% and 5.36% at June 30, 2003 and 2002, respectively.

     The amortized cost and estimated fair value of debt securities at June 30, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                  Amortized         Fair
                                                    Cost           Value
                                                ------------   ------------

         One year or less                        $ 1,995,418    $ 2,043,296
         After one through five years             14,015,392     14,127,803
         After five through ten years                998,214      1,007,052
         After ten years                           8,847,377      9,515,156
                                                ------------   ------------
              Total                              $25,856,401    $26,693,307
                                                 ===========    ===========

     Proceeds received on securities as a result of maturities and calls prior to maturity were $11,036,997 and $4,507,061 for the years ended June 30, 2003 and 2002, respectively. There were no gains or losses on sales for the years ended June 30, 2003 and 2002, respectively.

6.   MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market value of mortgage-backed securities are as follows:

                                                                                2003
                                                         ------------------------------------------------------
                                                                          Gross         Gross
                                                          Amortized     Unrealized    Unrealized       Fair
                                                             Cost         Gains        Losses         Value
                                                         -----------   -----------   -----------    -----------
     Held-to-maturity
         Government National Mortgage Association         $ 5,193,798    $   44,823    $       -     $ 5,238,621
         Federal Home Loan Mortgage Corporation             9,669,740        28,705            -       9,698,445
         Federal National Mortgage Association              3,778,994        34,958            -       3,813,952
                                                           ----------   -----------    ---------     -----------
              Total held to maturity                       18,642,532       108,486            -      18,751,018
                                                           ----------     ---------    ---------      ----------
     Available-for-sale
         Government National Mortgage Association           5,835,216       113,113      (18,299)      5,930,030
         Federal Home Loan Mortgage Corporation               259,153        12,665            -         271,818
         Federal National Mortgage Association              2,754,986        23,064            -       2,778,050
                                                         ------------     ---------    ---------     -----------
              Total available for sale                      8,849,355       148,842      (18,299)      8,979,898
                                                         ------------     ---------    ---------     -----------

              Total mortgage backed securities            $27,491,887      $257,328    $ (18,299)    $27,730,916
                                                          ===========      ========    =========     ===========

                                       23

                                                                                   2002
                                                           ------------------------------------------------------
                                                                            Gross         Gross
                                                            Amortized     Unrealized    Unrealized       Fair
                                                               Cost         Gains        Losses         Value
                                                          -----------   -----------   -----------    -----------
     Held-to-maturity
         Government National Mortgage Association          $  299,120      $ 16,564   $        -     $   315,684
         Federal Home Loan Mortgage Corporation               160,369        12,707            -         173,076
         Federal National Mortgage Association                936,817        24,064            -         960,881
                                                           ----------      --------   ----------      ----------
              Total held to maturity                        1,396,306        53,335            -       1,449,641
                                                           ----------     ---------   ----------      ----------
     Available-for-sale
         Government National Mortgage Association           5,634,980       136,007            -       5,770,987
         Federal Home Loan Mortgage Corporation               654,598        20,815            -         675,413
         Federal National Mortgage Association              1,332,119        13,047            -       1,345,166
                                                           ----------      --------   ----------      ----------
              Total available for sale                      7,621,697       169,869            -       7,791,566
                                                           ----------      --------   ----------      ----------

              Total mortgage backed securities             $9,018,003      $223,204   $        -      $9,241,207
                                                           ==========      ========   ==========      ==========

     Mortgage-backed securities provide for periodic, generally monthly, payments of principal and interest and have contractual maturities ranging from three to thirty years at June 30, 2003. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter. As of June 30, 2003, mortgage-backed securities with a book value of $2,570,995 and a fair value of $2,629,418 are one-year adjustable types currently paying a weighted average 3.759%. The remaining instruments are all fixed rate types with a weighted average yield of 5.00%. Certain instruments have been classified as available for sale based on management's evaluation of liquidity needs while optimizing return at the time of purchase.

     There were no sales of mortgage-backed securities for either period ended June 30, 2003 or 2002.

7.   LOANS RECEIVABLE

     Loans receivable are comprised of the following at June 30:

                                                2003           2002
                                            ------------   ------------

           Mortgage loans:
                1 - 4 family                $126,106,815   $ 91,663,132
                Multi-family                   8,227,328      6,864,328
                Non-residential               39,099,195     36,146,829
                Construction                  10,074,633      4,338,936
                                            ------------   ------------
                     Total mortgage loans    183,507,971    139,013,225
                                            ------------   ------------
           Consumer loans:
                Home improvement                 900,060        943,384
                Automobile - Direct            8,761,516      7,377,763
                Automobile - Indirect         22,140,818      9,798,701
                Share loans                    1,914,628      1,589,842
                Other                          2,687,302      2,613,243
                                            ------------   ------------
                     Total consumer loans     36,404,324     22,322,933
                                            ------------   ------------

           Commercial loans                   17,383,993     14,824,483
                                            ------------   ------------
           Less:
                Loans in process               6,844,741      2,966,039
                Net deferred loan fees           116,178         79,647
                Allowance for loan losses      1,095,822        969,088
                                            ------------   ------------
                                               8,056,741      4,014,774
                                            ------------   ------------

                    Total loans             $229,239,547   $172,145,867
                                            ============   ============

     Single family mortgage loans serviced for Freddie Mac, which are not included in the Consolidated Balance Sheet, totaled $42,152,677 and $35,009,670 at June 30, 2003 and 2002, respectively.

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

     The following represents financial instruments whose contract amounts represent credit risk at June 30:

                                               2003          2002
                                           -----------   -----------

          Commitments to originate loans
               Fixed rate                  $ 7,340,000   $ 1,149,575
               Variable rate               $ 1,921,900   $   943,700
          Loans in process                 $ 6,844,741   $ 2,966,039
          Unused lines of credit           $15,013,399   $10,506,511
          Letters of credit                $   126,305   $    94,305

     The range of interest rates on fixed rate loan commitments was 4.75% to 6.75% at June 30, 2003.

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

     In the normal course of business, loans are extended to directors, executive officers and their associates. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 2003 is as follows:

            Balance                              Amount          Balance
              2002           Additions          Collected          2003
           -----------       ----------         ---------      -----------
            $1,573,204       $1,413,130         $1,511,381      $1,474,953

     The Company's primary business activity is with customers located within its local trade area. Residential, consumer, and commercial loans are granted. The Company also selectively funds loans originated outside of its trade area provided such loans meet its credit policy guidelines. Although the Company has a diversified loan portfolio, at June 30, 2003 and 2002, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

8.   ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses for the years ended June 30 is summarized as follows:

                                                 2003         2002
                                             ----------   ----------

Balance, beginning of period                 $  969,088   $  779,170
Add:
     Provisions charged to operations           398,700      245,430
     Acquired through business combination            -      170,759
     Loan recoveries                             38,343       15,529
                                             ----------   ----------
         Total                                1,406,131    1,210,888
Less: loans charged off                         310,309      241,800
                                             ----------   ----------

Balance, end of period                       $1,095,822   $  969,088
                                             ==========   ==========

     Nonperforming loans totaled $3,080,446 and $2,012,560 at June 30, 2003 and 2002, respectively. Impaired loans totaled $589,659 and $890,178 at June 30, 2003 and 2002, respectively. Such amounts have been subject to specific allowances for loan losses of $80,104 and $48,202 at June 30, 2003 and 2002, respectively. The average investment in impaired loans for the year ended June 30, 2003 was $848,693. The interest income potential based upon the original terms of the contracts of these impaired loans was $83,192 for the year ended June 30, 2003, of this amount, $50,087 has been recognized as income for the period ended June 30, 2003.

9.   PREMISES AND EQUIPMENT, NET

     Premises and equipment are summarized by major classification as follows:

                                                   2003         2002
                                                ----------   ----------

           Land                                 $  416,857   $  303,857
           Buildings and improvements            4,639,219    3,656,304
           Furniture, fixtures, and equipment    3,195,790    2,601,056
                                                ----------   ----------
                Total                            8,251,866    6,561,217
           Less accumulated depreciation         3,182,793    2,659,625
                                                ----------   ----------

                Premises and equipment, net     $5,069,073   $3,901,592
                                                ==========   ==========

     Depreciation charged to operations amounted to $526,906 and $426,492 for the years ended June 30, 2003 and 2002, respectively.

10.  GOODWILL

     As of June 30, 2003 , Goodwill had a gross carrying amount of $4,700,472. The gross carrying amount of goodwill is tested for impairment in the fourth quarter of the fiscal period, after the annual forecasting process. Due to an expected retention of assumed deposits associated with the premium paid creating the goodwill, no goodwill impairment loss was recognized in the current year.

11.  OTHER INTANGIBLES, NET

     As of June 30, 2003 , Other intangibles, net had a gross carrying amount of $1,783,735 and accumulated amortization of $74,322 for a net amount of $1,709,314. The estimated amortization of the intangible asset for the years ending June 30, 2004 through 2012 is expected to be $178,374 for each year.

12.  FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost. Currently, the required investment is determined to be 5% of outstanding borrowings to the Federal Home Loan Bank of Pittsburgh plus .75% of the Bank's unused borrowing capacity. The amount may vary between 4.5% -6% of outstanding borrowings plus 0%-1.5% of unused borrowing capacity as determined by the Federal Home Loan Bank of Pittsburgh's Board of Directors routinely throughout the calendar year.

13.  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:

                                            2003         2002
                                      ----------   ----------

         Investment securities        $  240,342   $  144,336
         Mortgage-backed securities      110,314       45,885
         Loans receivable              1,096,869      970,091
                                      ----------   ----------
              Total                   $1,447,525   $1,160,312
                                      ==========   ==========

14.  DEPOSITS

     Deposit accounts are summarized as follows:

                                                                 2003                              2002
                                                    ----------------------------     ------------------------------
                                                                       Percent of                        Percent of
                                                        Amount          Portfolio         Amount         Portfolio
                                                    --------------    -----------      -----------     ------------

         Non-interest-bearing                       $   11,502,265        4.2%       $    7,299,438        4.2%
                                                    --------------    -------        --------------    -------
         Savings accounts                               49,058,886        18.0           36,030,981       20.6
         NOW accounts                                   12,813,920         4.7           10,829,261        6.2
         Money market accounts                          42,048,231        15.4           19,049,726       10.9
                                                     -------------     --------       -------------     ------
                                                       103,921,037        38.1           65,909,968       37.7
                                                     -------------     -------        -------------     ------

         Time certificates of deposit:
              0.00 -  2.00%                             41,540,868        15.2                    -        -
              2.01 -  4.00%                             69,369,394        25.4           59,590,853       34.0
              4.01 -  6.00%                             42,750,722        15.7           31,149,561       17.8
              6.01 -  8.00%                              3,744,646         1.4           11,108,923        6.3
                                                     -------------     -------        -------------     ------
                                                       157,405,630        57.7          101,849,337       58.1
                                                      ------------     -------        -------------     ------

                  Total                               $272,828,932       100.0%        $175,058,743      100.0%
                                                      ============       =====         ============      =====



     The scheduled maturities of time certificates of deposit at June 30, 2003 are as follows:

                                                  Amount

Within one year                                            $ 77,594,330
Beyond one year but within two years                         36,357,768
Beyond two years but within three years                      17,555,939
Beyond three years but within five years                     12,519,245
Beyond five years                                            13,378,348
                                                           ------------

     Total                                                 $157,405,630
                                                           ============

     The Company had time certificates with a minimum denomination of $100,000 in the amount of approximately $20,798,171 and $15,475,283 at June 30, 2003 and 2002 respectively. Deposits in excess of $100,000 are not federally insured. The Company does not have any brokered deposits.

     Interest expense by deposit category for the years ended June 30 is as follows:

                                                    2003               2002
                                              -----------        -----------

Passbooks                                     $   685,340        $   811,947
NOW and Money Market Deposit accounts             634,213            625,139
Time certificates                               4,599,024          4,559,637
                                               ----------         ----------
                                               $5,918,577         $5,996,723
                                               ==========         ==========

15.  ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consists of the following:

                                Principal       Interest       Interest
                                    Due           Due            Rate                2003                 2002
                               -----------      --------       --------         -------------      -------------
         Advance               06-30-2005       Monthly          6.36%          $  5,000,000        $  5,000,000
         Advance               11-03-2010       Monthly          6.05%              5,000,000          5,000,000
         Advance               12-20-2010       Monthly          5.54%              5,000,000          5,000,000
         Advance               02-28-2011       Monthly          4.96%              5,000,000          5,000,000
                                                                                 ------------       ------------
                                                                                  $20,000,000        $20,000,000
                                                                                  ===========        ===========


     These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank. All advances, at June 30, 2003 have fixed rates with putable options. In the event the advances are called, the Company has the right to payoff the advance without penalty. The putable options are as follows:

                        Principal      Putable     Interest
                           Due          Date        Rate      Renewable Terms
                        ----------   ---------     ------    ------------------
Advance                 06-30-2005    9-30-2003    6.36%    3 month Libor +.15
Advance                 11-03-2010   11-03-2003    6.05%    3 month Libor +.20
Advance                 12-20-2010   12-20-2004    5.54%    3 month Libor +.20
Advance                 02-28-2011    8-27-2003    4.96%    3 month Libor +.20

     In addition, the Bank entered into a "RepoPlus" Advance credit arrangement, which is renewable annually and incurs no service charges. As of June 30, 2003 the Bank has a borrowing limit of approximately $145 million with a variable rate of interest, based upon the FHLB's cost of funds. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances.

16.  OTHER BORROWINGS

     Other borrowings at June 30, 2003 consisted of $7.2 million of floating rate trust capital securities. In December 2002, the Company formed Advance Statutory Trust I (the "Trust"). On December 19, 2002, the Trust issued and sold $7.2 million of floating rate capital securities in a pooled trust offering. The interest rate resets every quarter to 3-month LIBOR plus 3.25% with an initial rate of 4.66%. The current rate in effect until September 26, 2003 is 4.26%. The capital securities mature in 2032, and the Company has the right to redeem the securities prior to the maturity date but no sooner than five years after the issuance.

17.  INCOME TAXES

     The components of income tax expense for the years ended June 30 are summarized as follows:

                                                  2003              2002
                                              -----------        -----------
         Currently payable:
              Federal                         $   848,056        $   853,590
              State                               201,423            192,909
                                              -----------        -----------
                                                1,049,479          1,046,499
              Deferred                            (40,282)          (213,507)
                                             -------------        -----------

                  Total                        $1,009,197         $  832,992
                                               ==========         ==========

     The following temporary differences gave rise to deferred tax asset and liabilities:

                                                         2003         2002
                                                    ---------    ---------
          Deferred tax assets
               Allowance for loan losses            $ 372,579    $ 329,490
               Loan origination fees, net               6,338        7,256
               Other, net                              30,468        7,692
                                                    ---------    ---------
                   Deferred tax assets                409,385      344,438
                                                    ---------    ---------

          Deferred tax liabilities
               Premise and equipment depreciation     136,743      111,102
               Tax reserve for loan losses             12,203       36,610
               Net unrealized gain on securities      256,184      127,398
               Other, net                             125,648      102,217
                                                    ---------    ---------
                   Deferred tax liabilities           530,778      377,327
                                                    ---------    ---------
                   Net deferred tax liability       $(121,393)   $ (32,889)
                                                    =========    =========

     On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The recapture tax will be paid in six equal installments beginning with the 1998 tax year. Subject to prevailing corporate tax rates, the Bank owes $12,203 in federal income taxes, which is reflected as a deferred tax liability.

     The reconciliation between the actual provision for income taxes and the amount of income taxes, which would have been provided at statutory rates for the years ended June 30, is as follows:


                                                                             2003                2002
                                                                 ---------------------   ----------------------
                                                                  Amount      Percent     Amount        Percent
         Provision at statutory rate                             $  983,844     34.0%      $851,804       34.0%
         State income tax expense, net of federal
          tax benefit                                               132,939      4.6        127,320        5.0
         Tax exempt interest                                       (108,465)    (3.8)      (103,017)      (4.1)
         Other, net                                                     879      -.1        (43,115)      (1.7)
                                                                 -----------   -----       ---------      ----
              Actual expense and effective rate                  $1,009,197     34.9%      $832,992       33.2%
                                                                 ==========     ====       ========       ====


18.  RETIREMENT PLAN

     The Company has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 10% of their annual compensation. The Company will match 50% of the employees' voluntary contributions up to 3% of the employee's compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The Company's contributions for the benefit of covered employees amounted to $51,360 and $42,711 for the years ended June 30, 2003 and 2002, respectively.

19.  RESTRICTED STOCK PLAN (RSP)

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

     On February 23, 1998, the Trust purchased with funds contributed by the Bank, 43,378 shares of the common stock of the Company. At June 30, 2003, 15,180 shares have been issued to non-employee directors, 26,244 shares have been issued to officers, and 1,954 shares remained unissued. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned. Shares are vested over a four-year period from their grant date. A total of 41,424 shares were vested as of June 30, 2003. Total operating expense attributed to the RSP amounted to $12,102 and $124,298 for the years ended June 30, 2003 and 2002.

20. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

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

     The Bank makes quarterly contributions to the trust to allow the trust to make the required loan payments to the Company. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are released from collateral, the Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction in retained earnings. Dividends paid on unallocated shares were used to reduce the company's contribution to the ESOP plan for the years ended June 30, 2003 and 2002. Compensation expense for the ESOP was $173,889 and $127,402 for the years ended June 30, 2003 and 2002, respectively.

     The following table represents the components of the ESOP shares:

                                                       2003            2002
                                                    ---------      ---------

         Allocated shares                              56,280         47,604
              Shares released for allocation            4,338          4,338
         Shares distributed                            (1,056)        (1,056)
         Unreleased shares                             26,138         34,814
                                                    ---------      ---------
         Total ESOP share                              85,700         85,700
                                                    =========      =========
         Fair value of unreleased shares             $594,640       $616,208
                                                     ========       ========

21.  STOCK OPTION PLAN

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

     On January 20, 1998, qualified stock options were granted for the purchase of 65,061 shares exercisable at the market price of $18.75 per share at a rate of one fourth per year beginning January 20, 1998. All options expire ten years from the date of grant. At June 30, 2003 the initial stock options granted remain outstanding with none being exercised.

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

     Compensation expense resulting from Dividend Equivalent Rights was $33,181 and $29,928 for the years ended June 30, 2003 and 2002.

22.  PREFERRED SHARE PURCHASE RIGHTS PLAN

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

23.  COMMITMENTS AND CONTINGENT LIABILITIES

     Lease  Commitments
     ------------------
     The future lease commitments as of June 30, 2003 for all noncancellable equipment and land leases follows:

                   Fiscal Year
                 Ending June 30,                            Amount
                 ---------------                            ------

                       2004                            $    108,600
                       2005                                 108,600
                       2006                                 112,560
                       2007                                 112,160
                       2008                                  83,160
                2009 and thereafter                       2,187,450
                                                        -----------
                                                        $ 2,702,530
                                                        ===========
     Litigation
     ----------

     The Company is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

24   FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The estimated carrying amounts and fair values at June 30 are as follows:


                                                               2003                                  2002
                                                --------------------------------    ----------------------------
                                                                   Estimated                        Estimated
                                                    Carrying         Fair           Carrying          Fair
                                                    Amount           Value          Amount            Value
                                                --------------   ---------------   -------------   -------------
         Financial assets:
              Cash and cash equivalents          $  16,070,321     $  16,070,321     $ 11,770,440  $  11,770,440
              Investment securities
                    Held to maturity                15,086,475        15,298,606                -              -
                    Available for sale              11,394,701        11,394,701       12,999,362     12,999,362
              Mortgage-backed securities:
                   Held to maturity                 18,642,532        18,751,018        1,396,306      1,449,641
                   Available for sale                8,979,898         8,979,898        7,791,566      7,791,566
              Loans held for sale                    5,687,708         5,772,410          578,647        636,512
              Loans receivable                     229,239,547       235,999,547      172,145,867    176,106,943
              Federal Home Loan Bank Stock           1,679,400         1,679,400        1,058,100      1,058,100
              Accrued interest receivable            1,447,525         1,447,225        1,160,312      1,160,312
                                               ---------------    --------------   --------------  -------------
                  Total                          $ 308,228,107     $ 315,393,126     $208,900,600   $212,972,876
                                                 =============     =============     ============   ============

                                                               2003                                  2002
                                                --------------------------------    ----------------------------
                                                                   Estimated                         Estimated
                                                    Carrying         Fair             Carrying        Fair
                                                    Amount           Value             Amount         Value
                                                --------------   ---------------   --------------   -------------
         Financial liabilities:
              Deposits                           $ 272,828,932     $ 276,541,932     $175,058,743  $ 176,154,743
              Advances from FHLB                    20,000,000        22,989,000       20,000,000     21,539,000
              Other borrowings                       7,200,000         8,192,160                -              -
              Advance payment by borrowers
               for taxes and insurance                 507,049           507,049          404,220        404,220
              Accrued interest payable                  85,963            85,963           86,583         86,583
                                              ----------------  ----------------   --------------   ------------
                  Total                          $ 300,621,944     $ 308,316,104     $195,549,546   $198,184,546
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

     Loans, Deposits, Advances from Federal Home Loan Bank, and Other Borrowings
     ---------------------------------------------------------------------------

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

25.  CAPITAL REQUIREMENTS

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

     Quantitative measures established by the regulation to ensure capital adequacy require the Company to maintain a minimum amount and ratio of Total capital, and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of tangible and core capital (as defined in the regulations) to adjusted assets (as defined). Management believes that as of June 30, 2003 the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of June 30, 2003, the most recent notification from the Bank's primary regulatory authorities have categorized the entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Bank's category.

     The following table reconciles the Company's and Bank's capital under generally accepted accounting principles to regulatory capital:


                                                          Company                                 Bank
                                            -------------------------------      -------------------------------
                                                       June 30,                             June 30,
                                                    2003           2002                  2003            2002
                                               -----------    -------------         -----------     ------------
         Total equity                          $20,087,953      $18,223,746         $25,995,905      $16,642,895
         Intangibles                             6,336,047          445,160           6,336,047          445,160
         Unrealized gain (loss) - securities       497,298          247,301             497,298          247,301
                                             -------------   --------------       -------------   --------------

         Tier I, core, and tangible capital     13,254,608       17,531,285          19,162,560       15,950,434

         Allowance for loan losses               1,095,822          969,088           1,095,822          969,088
                                             -------------    -------------       -------------    -------------

         Risk-based capital                    $14,350,430      $18,500,373         $20,258,382      $16,919,522
                                               ===========      ===========         ===========      ===========

                                       33

     The actual capital amounts and ratios were as follows:

                                                                            Company at June 30,
                                                           ----------------------------------------------------
                                                                    2003                            2002
                                                           -----------------------         --------------------
                                                               Amount       Ratio           Amount        Ratio
                                                               ------       -----           ------        -----

     Tangible Capital to Adjusted Assets
     -----------------------------------
         Actual                                           $  13,254,608      4.12%        $17,531,285      8.21%
         For Capital Adequacy Purposes                        4,825,706      1.50           3,202,276      1.50
         To be "Well Capitalized"                                   N/A       N/A                 N/A       N/A



                                                                                Bank at June 30,
                                                           ----------------------------------------------------
                                                                    2003                            2002
                                                           -----------------------         --------------------
                                                               Amount       Ratio           Amount        Ratio
                                                               ------       -----           ------        -----
     Total Capital to Risk-Weighted Assets
     -------------------------------------
         Actual                                           $  20,258,382     10.24%     $  16,919,522      11.94%
         For Capital Adequacy Purposes                       15,820,836      8.00         11,340,560       8.00
         To be "Well Capitalized"                            19,776,045     10.00         14,175,700      10.00

     Tier I Capital to Risk-Weighted Assets
     --------------------------------------
         Actual                                           $  19,162,560      9.69%     $  15,950,434      11.25%
         For Capital Adequacy Purposes                        7,910,241      4.00          5,670,280       4.00
         To be "Well Capitalized"                            11,865,362      6.00          8,505,420       6.00

     Core Capital to Adjusted Assets
     -------------------------------
         Actual                                           $  19,162,560      6.09%     $  15,950,434       7.48%
         For Capital Adequacy Purposes                       12,576,597      4.00          8,524,507       4.00
         To be "Well Capitalized"                            15,720,746      5.00         10,655,634       5.00

     Tangible Capital to Adjusted Assets
     -----------------------------------
         Actual                                           $  19,162,560      5.96%     $  15,950,434       7.48%
         For Capital Adequacy Purposes                        4,822,567      1.50          3,196,690       1.50
         To be "Well Capitalized"                                   N/A       N/A                N/A        N/A




                                       34